UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

RiskMetrics Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

April 27, 2010

Dear RiskMetrics Group, Inc. Stockholder:

You are cordially invited to attend our upcoming special meeting of stockholders of RiskMetrics to be held on May 27, 2010 at 10:00 a.m., local time, at One Chase Manhattan Plaza, 44th Floor, New York, NY 10005. As we announced on March 1, 2010, RiskMetrics and MSCI Inc. entered into an agreement and plan of merger, dated February 28, 2010, which provides for a merger in which RiskMetrics will become a wholly owned subsidiary of MSCI. The RiskMetrics board of directors has unanimously determined that the merger and the merger agreement are advisable and in the best interests of RiskMetrics and its stockholders and has approved the merger agreement and the merger.

If the merger is completed, each outstanding share of RiskMetrics common stock will be converted into the right to receive a combination of $16.35 in cash, without interest, and 0.1802 of a share of MSCI Class A common stock. Immediately after completion of the merger, it is expected that former RiskMetrics stockholders will own approximately 13.4% of the outstanding MSCI Class A common stock, based on the number of shares of RiskMetrics and MSCI Class A common stock outstanding, on a fully diluted basis, as of April 26, 2010 and assuming that all RiskMetrics options and restricted stock awards outstanding as of such date are converted into MSCI options and restricted stock awards at an exchange ratio calculated as though such date were the closing date of the merger.

The common stock of RiskMetrics and Class A common stock of MSCI are traded on the New York Stock Exchange under the symbols “RISK” and “MXB”, respectively.

We are holding the special meeting of stockholders to obtain your vote to adopt the merger agreement. Your vote is important. The merger cannot be completed unless the holders of a majority of the outstanding shares of RiskMetrics common stock vote for the adoption of the merger agreement at the special meeting. As described in the accompanying proxy statement/prospectus, several RiskMetrics principal stockholders, including Ethan Berman, have entered into a voting agreement under which these principal stockholders have agreed, absent certain specified events, to vote shares representing approximately 50.2% of the outstanding shares of RiskMetrics common stock as of the record date for the special meeting in favor of the adoption of the merger agreement.

The RiskMetrics board of directors unanimously recommends that RiskMetrics stockholders vote “FOR” the adoption of the merger agreement.

On behalf of the RiskMetrics board of directors, we invite you to attend the special meeting. Whether or not you expect to attend the RiskMetrics special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus. In addition, we urge you to read carefully the accompanying proxy statement/prospectus (and the documents incorporated by reference into the accompanying proxy statement/prospectus), which includes important information about the merger agreement, the proposed merger, RiskMetrics, MSCI and the special meeting. Please pay particular attention to the section titled “Risk Factors” beginning on page 43 of the accompanying proxy statement/prospectus.

On behalf of the RiskMetrics board of directors, thank you for your continued support.

Sincerely,

Stephen Thieke, Chairman of the Board of Directors	Ethan Berman, Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated April 27, 2010 and is first being mailed to the stockholders of RiskMetrics on or about April 28, 2010.

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of RiskMetrics Group, Inc. for its special meeting of stockholders and the prospectus of MSCI Inc. for the shares of MSCI Class A common stock to be issued as consideration for the merger. The accompanying proxy statement/prospectus incorporates important business and financial information about MSCI Inc. and RiskMetrics Group, Inc. from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the accompanying proxy statement/prospectus by requesting them in writing or by telephone from MSCI Inc. or RiskMetrics Group, Inc. at the following addresses and telephone numbers:

MSCI Inc.	RiskMetrics Group, Inc.
88 Pine Street, 2nd Floor	One Chase Manhattan Plaza, 44th Floor
New York, NY 10005	New York, NY 10005
Attn: Investor Relations	Attention: Investor Relations
Telephone: 1-866-447-7874	Telephone: 1-866-884-3450
investor.relations@mscibarra.com

In addition, if you have questions about the merger or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact RiskMetrics Investor Relations at 1-866-884-3450. You will not be charged for any of these documents that you request.

If you would like to request documents, please do so by May 20, 2010 in order to receive them before the special meeting.

See “Where You Can Find More Information” beginning on page 155 of the accompanying proxy statement/prospectus for further information.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of RiskMetrics Group, Inc.:

Notice is hereby given that a special meeting of stockholders of RiskMetrics Group, Inc., which is referred to as RiskMetrics, a Delaware corporation, will be held on May 27, 2010 at 10:00 a.m., local time, at One Chase Manhattan Plaza, 44th Floor, New York, NY 10005, solely for the following purposes:

•

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 28, 2010 (as it may be amended from time to time), among MSCI Inc., which is referred to as MSCI, Crossway Inc., a wholly owned subsidiary of MSCI, and RiskMetrics, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice; and

•

To approve the adjournment of the RiskMetrics special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

These items of business, including the merger agreement and the proposed merger, are described in detail in the accompanying proxy statement/prospectus. The RiskMetrics board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of RiskMetrics and its stockholders and recommends that RiskMetrics stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment of the RiskMetrics special meeting if necessary to solicit additional proxies in favor of such adoption.

Only stockholders of record as of the close of business on April 26, 2010 are entitled to notice of the RiskMetrics special meeting and to vote at the RiskMetrics special meeting or at any adjournment thereof. A list of stockholders entitled to vote at the special meeting will be available in our offices located at 1 Chase Manhattan Plaza, 44th Floor, New York, NY 10005, during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting.

Adoption of the merger agreement by the RiskMetrics stockholders is a condition to the merger and requires the affirmative vote of holders of a majority of the shares of RiskMetrics common stock outstanding and entitled to vote thereon. Therefore, your vote is very important. Your failure to vote your shares will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

By order of the board of directors,

Steven Friedman

Corporate Secretary

New York, New York

April 27, 2010

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE RISKMETRICS SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the RiskMetrics special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by such record holder.

We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of RiskMetrics common stock, please contact RiskMetrics Investor Relations:

RiskMetrics Group, Inc.

One Chase Manhattan Plaza, 44th Floor

New York, NY 10005

Attention: Investor Relations

Telephone: 1-866-884-3450

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of RiskMetrics, may have regarding the merger and the special meeting, and brief answers to those questions. You are urged to read carefully this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all of the information that is important to you with respect to the merger and the special meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus.

Q:	Why am I receiving this document?

A:	MSCI and RiskMetrics have agreed to a merger, pursuant to which RiskMetrics will become a wholly owned subsidiary of MSCI and will cease to be a publicly held corporation. In order to complete the merger, RiskMetrics stockholders must vote to adopt the merger agreement, and RiskMetrics is holding a special meeting of stockholders solely to obtain such stockholder approval. In the merger, in addition to the payment of cash, MSCI will issue shares of MSCI Class A common stock as part of the consideration to be paid to holders of RiskMetrics common stock.

This document is being delivered to you as both a proxy statement of RiskMetrics and a prospectus of MSCI in connection with the merger. It is the proxy statement by which the RiskMetrics board of directors is soliciting proxies from you to vote on the adoption of the merger agreement at the special meeting or at any adjournment or postponement of the special meeting. It is also the prospectus by which MSCI will issue MSCI Class A common stock to you in the merger.

Q:	What will happen in the merger?

A:	In the merger, Crossway Inc., a wholly owned subsidiary of MSCI, will be merged with and into RiskMetrics. RiskMetrics will be the surviving corporation in the merger and will be a wholly owned subsidiary of MSCI following completion of the merger.

Q:	What will I receive in the merger?

A:	If the merger is completed, each of your shares of RiskMetrics common stock will be cancelled and converted automatically into the right to receive a combination of $16.35 in cash, without interest, and 0.1802 of a share of MSCI Class A common stock. RiskMetrics stockholders will receive cash for any fractional shares of MSCI Class A common stock that they would otherwise receive in the merger.

Based on the closing price of MSCI Class A common stock on the New York Stock Exchange on February 26, 2010, the last trading day before the public announcement of the merger agreement, the merger consideration represented approximately $21.75 in value for each share of RiskMetrics common stock. Based on the closing price of MSCI Class A common stock on the New York Stock Exchange on April 26, 2010, the most recent practicable trading day prior to the date of this proxy statement/prospectus, the merger consideration represented approximately $23.01 in value for each share of RiskMetrics common stock. Because MSCI will issue a fixed number of shares of MSCI Class A common stock in exchange for each share of RiskMetrics common stock, the value of the stock portion of the merger consideration that RiskMetrics stockholders will receive in the merger will depend on the price per share of MSCI Class A common stock at the time the merger is completed. That price will not be known at the time of the meeting and may be less than the current price or the price at the time of the special meeting.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by RiskMetrics stockholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of RiskMetrics common stock in connection with the merger. Instead, RiskMetrics will remain an independent public company and its common stock will continue to be listed and traded on the New York Stock Exchange. If the merger agreement is terminated under specified circumstances, RiskMetrics may be required to pay MSCI a termination fee of $50 million (and up to $10 million in expense reimbursement) and if the merger is terminated under certain other circumstances, MSCI may be required to pay RiskMetrics a termination fee of $100 million as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 120 of this proxy statement/prospectus.

Q:	What am I being asked to vote on?

A:	RiskMetrics’ stockholders are being asked to vote on the following proposals:

•	to adopt the merger agreement between MSCI and RiskMetrics, a copy of which is attached as Annex A to this proxy statement/prospectus; and

•	to approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

The approval of the proposal to adopt the merger agreement by RiskMetrics stockholders is a condition to the obligations of RiskMetrics and MSCI to complete the merger.

Q:	Does RiskMetrics’ board of directors recommend that stockholders adopt the merger agreement?

A:	Yes. The RiskMetrics board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and determined that these transactions and the merger agreement are advisable and in the best interests of the RiskMetrics stockholders. Therefore, the RiskMetrics board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement at the special meeting. See “The Merger—RiskMetrics Reasons for the Merger; Recommendation of the RiskMetrics Board of Directors” beginning on page 71 of this proxy statement/prospectus.

Q:	What stockholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the proposals:

•

Adoption of the Merger Agreement: The affirmative vote of holders of a majority of the shares of RiskMetrics common stock outstanding and entitled to vote on the proposal. Accordingly, abstentions, broker non-votes and the failure to vote will have the same effect as votes “AGAINST” adoption.

•

Adjournment (if necessary): The affirmative vote of holders of a majority of the votes cast at the special meeting and entitled to vote on the proposal if a quorum is present or, if a quorum is not present, the affirmative vote of a majority of the outstanding RiskMetrics voting interests present at the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	A majority of the outstanding shares of RiskMetrics common stock entitled to vote being present in person or represented by proxy constitutes a quorum for the special meeting.

Q:	When is this proxy statement/prospectus being mailed?

A:	This proxy statement/prospectus and the proxy card are first being sent to RiskMetrics stockholders on or near April 28, 2010.

Q:	Who is entitled to vote at the special meeting?

A:

All holders of RiskMetrics common stock who held shares at the close of business on the record date for the special meeting (April 26, 2010) are entitled to receive notice of and to vote at the special meeting provided that such shares remain outstanding on the date of the special meeting. As of the close of business on the record date, there were 69,104,540 shares of RiskMetrics common stock outstanding and entitled to vote at the special meeting. Each share of RiskMetrics common stock is entitled to one vote.

Q:	Are any RiskMetrics stockholders already committed to vote in favor of the merger?

A:	Yes. Pursuant to a voting agreement entered into concurrently with the merger agreement, as amended by amendment no. 1 to the voting agreement, various RiskMetrics stockholders, including Ethan Berman, the chief executive officer of RiskMetrics, have agreed to vote (subject to certain limited exceptions for shares held in trust) all shares of RiskMetrics common stock held by them in favor of the adoption of the merger agreement. As of the record date (April 26, 2010), 34,664,426 shares of RiskMetrics common stock are subject to the voting agreement, or approximately 50.2% of the outstanding shares of RiskMetrics common stock as of April 26, 2010. However, if the RiskMetrics board of directors changes its recommendation with respect to the merger, only 13,770,525 of the shares covered by the voting agreement, or approximately 19.9% of the outstanding shares of RiskMetrics common stock as of April 26, 2010, will be required to be voted in favor of the adoption of the merger agreement. The voting agreement will terminate automatically upon termination of the merger agreement, unless terminated earlier, including as a result of the RiskMetrics board of directors accepting an unsolicited superior acquisition proposal. Accordingly, as long as the voting agreement remains in effect and the RiskMetrics board of directors does not change its recommendation, the adoption of the merger agreement by RiskMetrics’ stockholders is assured. See “The Voting Agreement” beginning on page 124 of this proxy statement/prospectus.

Q:	When and where is the special meeting?

A:	The special meeting will be held at One Chase Manhattan Plaza, 44th Floor, New York, NY 10005 on May 27, 2010 at 10:00 a.m., local time.

Q:	How do I vote my shares at the special meeting?

A:	By Internet or Telephone

If you hold RiskMetrics shares in street name through a broker or other nominee, you may vote electronically via the Internet at www.proxyvote.com. If you wish to vote by telephone you will need to request paper copies of the materials from your broker or other nominee in order to obtain a Voting Instruction Form which contains a specific telephone number for your broker or other nominee. Votes submitted telephonically or via the Internet must be received by 11:59 p.m. (eastern time) on May 26, 2010.

If you hold RiskMetrics shares directly in your name as a stockholder of record, you may vote electronically via the Internet at www.envisionreports.com/RISK, or telephonically by calling 1-800-652-Vote (8683). Votes submitted telephonically or via the Internet must be received by 11:59 p.m. (eastern time) on May 26, 2010.

In Person

If you hold RiskMetrics shares in street name through a broker or other nominee, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the special meeting. To request a legal proxy please follow the instructions at www.proxyvote.com.

If you hold RiskMetrics shares directly in your name as a stockholder of record, you may vote in person at the special meeting. Stockholders of record also may be represented by another person at the special meeting by executing a proper proxy designating that person.

By Mail

If you hold RiskMetrics shares in street name through a broker or other nominee, to vote by mail you must request paper copies of the proxy materials from your broker or other nominee. Once you receive your paper copies, you will need to mark, sign and date the Voting Instruction Form and return it in the prepaid return envelope provided. RiskMetrics’ proxy distributor, Broadridge Financial Solutions, Inc. must receive your Voting Instruction Form no later than close of business on May 26, 2010.

If you hold RiskMetrics shares directly in your name as a stockholder of record, you will need to mark, sign and date your proxy card and return it using the prepaid return envelope provided or return it to Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-5067. Computershare must receive your proxy card no later than close of business on May 26, 2010.

Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured that your shares may be voted in accordance with your wishes even if you later decide not to attend the special meeting.

We encourage you to register your vote via the Internet or by telephone. If you attend the meeting, you may also submit your vote in person and any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that you cast at the meeting. To vote at the special meeting, beneficial owners will need to contact the broker or other nominee that holds their shares to obtain a “legal proxy” to bring to the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this proxy statement or as otherwise specified by you. Again, you may vote via the Internet or by telephone until 11:59 p.m., eastern time, on May 26, 2010, or RiskMetrics’ agent must receive your paper proxy card by mail on or before the close of business on May 26, 2010.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. If your shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker can register your shares as being present at the special meeting for purposes of determining a quorum, but will not be able to vote on those matters for which specific authorization is required. Under the current rules of the New York Stock Exchange, brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement. A broker non-vote will have the same effect as a vote “AGAINST” adoption of the merger agreement. A broker non-vote will have no effect on a proposal to adjourn the special meeting if a quorum is present, but will have the same effect as a vote “AGAINST” the adjournment where a quorum is not present.

Q:	How will my shares be represented at the special meeting?

A:	If you submit your proxy by telephone, the Internet web site or by signing and returning your proxy card, the officers named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the RiskMetrics board of directors recommends, which is:

•	“FOR” the adoption of the merger agreement; and

•

“FOR” the approval of the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	Who may attend the special meeting?

A:	RiskMetrics stockholders as of the record date (or their authorized representatives) may attend the special meeting. Verification of stock ownership will be required at the meeting. If you own your shares in your name or hold them through a broker or other nominee (and can provide documentation showing ownership such as a letter from your broker or other nominee or a recent account statement at the close of business on the record date), you will be permitted to attend the meeting. Stockholders may contact RiskMetrics Investor Relations at 1-866-884-3450 to obtain directions to the location of the special meeting.

Q:	Is my vote important?

A:	Yes, your vote is very important. An abstention or your failure to submit a proxy or to vote in person will have the same effect as a vote against the adoption of the merger agreement. If you hold your shares through a broker or other nominee, your broker or other nominee will not be able to cast a vote on the adoption of the merger agreement without instructions from you. The RiskMetrics board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Q.	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy and/or change your vote at any time before your shares are voted at the special meeting. If you are a stockholder of record, you can do this by:

•

sending a written notice stating that you revoke your proxy to RiskMetrics at 1 Chase Manhattan Plaza, 44th Floor, New York, NY 10005 Attn: Corporate Secretary that bears a date later than the date of the proxy and is received prior to the special meeting;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares through a broker or other nominee, you must contact your brokerage firm or bank to change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the meeting.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your RiskMetrics shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by RiskMetrics’ stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus, proxy cards and/or voting instruction forms. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, each should be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, record holders of RiskMetrics common stock who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the procedures for exercising appraisal rights under Delaware law will be entitled to seek appraisal rights in connection with the merger, and if the merger is completed, obtain payment in cash of the fair value of their shares of common stock as determined by the Delaware Chancery Court, instead of merger consideration. To exercise your appraisal rights, you must strictly follow the procedures described by Delaware law. These procedures are summarized in this proxy statement/prospectus. See “The Merger—Appraisal Rights” beginning on page 93 of this proxy statement/prospectus. In addition, the text of the applicable provisions of Delaware law is included as Annex D to this proxy statement/prospectus. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Q:	Is completion of the merger subject to any conditions?

A:	Yes. MSCI and RiskMetrics are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include the adoption of the merger agreement by RiskMetrics’ stockholders and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In addition, MSCI is not required to complete the merger if the proceeds of the financing for the merger are not available to MSCI in full. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 106 of this proxy statement/prospectus.

Q:	When do you expect to complete the merger?

A:	RiskMetrics and MSCI are working towards completing the merger promptly. RiskMetrics and MSCI currently expect to complete the merger in MSCI’s third fiscal quarter of 2010 (which is the quarterly period ending August 31, 2010), subject to receipt of RiskMetrics’ stockholder approval, governmental and regulatory approvals and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur.

Q:	Is the transaction expected to be taxable to RiskMetrics’ stockholders?

A:	RiskMetrics and MSCI have structured the merger as a taxable transaction for U.S. federal income tax purposes. Accordingly, U.S. holders of RiskMetrics common stock will generally be subject to U.S. federal income tax as a result of the exchange of their RiskMetrics common stock for MSCI Class A common stock and cash (including cash received in lieu of a fractional share of MSCI Class A common stock) in the merger. See “The Merger—Material U.S. Federal Income and Estate Tax Consequences—Tax Consequences for U.S. Holders” beginning on page 97 of this proxy statement/prospectus.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Then, please vote your shares of RiskMetrics common stock, which you may do by:

•	completing, dating, signing and returning the enclosed proxy card in the accompanying postage-paid envelope;

•	submitting your proxy by telephone or via the Internet by following the instructions included on your proxy card; or

•	attending the special meeting and voting by ballot in person.

If you hold shares through a broker or other nominee, please instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials.

Q:	Should I send in my stock certificates now?

A:	No. RiskMetrics’ stockholders should not send in their stock certificates at this time. After completion of the merger, MSCI’s exchange agent will send you a letter of transmittal and instructions for exchanging your shares of RiskMetrics common stock for the merger consideration. Unless otherwise required by law, the shares of MSCI Class A common stock you receive in the merger will be issued in book-entry form.

Q:	Whom should I call with questions?

A:	RiskMetrics’ stockholders should call RiskMetrics Investor Relations at 1-866-884-3450 with any questions about the merger or the special meeting, or to obtain additional copies of this proxy statement/prospectus, proxy cards or voting instruction forms.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read carefully the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in order to fully understand the merger agreement and the proposed merger. See “Where You Can Find More Information” beginning on page 155 of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about MSCI, RiskMetrics and Crossway Inc. (See Page 52)

MSCI Inc.

MSCI Inc., which is referred to in this proxy statement/prospectus as MSCI, was incorporated in the State of Delaware in 1998 and became a public company in November 2007. MSCI is a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics for use by institutions in managing equity, fixed income and multi-asset class portfolios. MSCI’s principal products are global equity indices marketed under the MSCI brand and equity portfolio analytics marketed under the Barra brand. MSCI’s products are used in many areas of the investment process, including portfolio construction and optimization, performance benchmarking and attribution, risk management and analysis, index-linked investment product creation, asset allocation, investment manager selection and investment research. MSCI operates 21 offices in 15 countries and has over 3,100 clients across 67 countries, to which it primarily licenses annual, recurring subscriptions for the use of its products.

The principal trading market for MSCI’s common stock (NYSE: MXB) is the New York Stock Exchange. The principal executive offices of MSCI are located at 88 Pine Street, New York, NY 10005; its telephone number is (212) 804-3900; and its website is www.mscibarra.com.

RiskMetrics Group, Inc.

RiskMetrics Group, Inc., which is referred to in this proxy statement/prospectus as RiskMetrics, was incorporated in the State of Delaware in 1998 and became a public company in January 2008. RiskMetrics is a leading provider of risk management and corporate governance products and services to participants in the global financial markets. RiskMetrics products enable clients to better understand and manage the risks associated with their financial holdings, to provide greater transparency to their internal and external constituencies, to satisfy regulatory and reporting requirements and to make more informed investment decisions. RiskMetrics consists of two industry leading businesses: risk management and corporate governance. The risk management segment provides multi-asset, position based risk and wealth management products and services to clients in the global financial markets through comprehensive, interactive products and services that allow clients to measure and quantify portfolio risk across security types, geographies and markets. The corporate governance business is represented by Institutional Shareholder Services, which is referred to as ISS in this proxy statement/prospectus, which provides corporate governance and specialized financial research and analysis services to institutional investors and corporations around the world to assist them with their proxy voting responsibilities. RiskMetrics serves a global client base through a network of 20 offices in 12 countries and has approximately 3,500 clients located in 53 countries, to which it sells its products primarily on an annual subscription basis, generally receiving upfront subscription payments.

The principal trading market for RiskMetrics’ common stock (NYSE: RISK) is the New York Stock Exchange. The principal executive offices of RiskMetrics are located at 1 Chase Manhattan Plaza, 44th Floor, New York, NY 10005; its telephone number is (212) 981-7475; and its website is www.riskmetrics.com.

Crossway Inc.

Crossway Inc., which is referred to in this proxy statement/prospectus as Merger Sub, is a Delaware corporation and a wholly owned subsidiary of MSCI. Merger Sub was formed solely for the purpose of consummating a merger with RiskMetrics. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

The principal executive offices of Merger Sub are located at 88 Pine Street, New York, NY 10005 and its telephone number is (212) 804-3900.

The Merger (See Page 59).

MSCI, Merger Sub and RiskMetrics have entered into the Agreement and Plan of Merger, dated as of February 28, 2010, which, as it may be amended from time to time, is referred to in this proxy statement/prospectus as the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Merger Sub will be merged with and into RiskMetrics, with RiskMetrics continuing as the surviving corporation. Upon completion of this transaction, which is referred to in this proxy statement/prospectus as the merger, RiskMetrics will be a wholly owned subsidiary of MSCI, and RiskMetrics common stock will no longer be outstanding or publicly traded.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.

Special Meeting of RiskMetrics’ Stockholders (See Page 53).

Meeting. The special meeting will be held at One Chase Manhattan Plaza, 44th Floor, New York, NY 10005 on May 27, 2010 at 10:00 a.m., local time. At the special meeting, RiskMetrics stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement; and

•	to approve the adjournment of the special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Record Date. Only RiskMetrics stockholders of record at the close of business on April 26, 2010 will be entitled to receive notice of and to vote at the special meeting or any adjournment of the special meeting. As of the close of business on the record date of April 26, 2010, there were 69,104,540 shares of RiskMetrics common stock outstanding and entitled to vote at the special meeting. Each holder of RiskMetrics common stock is entitled to one vote for each share of RiskMetrics common stock owned as of the record date.

Required Vote. To adopt the merger agreement, holders of a majority of the shares of RiskMetrics common stock outstanding and entitled to vote on the proposal must vote in favor of adoption of the merger agreement. RiskMetrics cannot complete the merger unless its stockholders adopt the merger agreement. Because approval is based on the affirmative vote of a majority of the outstanding shares of RiskMetrics common stock entitled to vote thereon, a RiskMetrics stockholder’s failure to vote, an abstention from voting or the failure of a RiskMetrics stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee will have the same effect as a vote “AGAINST” adoption of the merger agreement.

To approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting, the affirmative vote of holders of a majority of the votes cast at the special meeting is required, if a quorum is present. If a quorum is not present, a majority of the outstanding RiskMetrics voting interests present at the special meeting may adjourn the meeting until a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the vote to adjourn the special meeting if a quorum is present and will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting if a quorum is not present. Shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

See “—Voting Agreement” below for information regarding RiskMetrics stockholders who have committed to vote shares of RiskMetrics common stock in favor of the two proposals described above.

Stock Ownership of and Voting by RiskMetrics’ Directors and Executive Officers. At the close of business on the record date for the special meeting, RiskMetrics’ directors and executive officers and their affiliates beneficially owned and had the right to vote 28,438,956 shares of RiskMetrics common stock at the special meeting, which represents approximately 41.2% of the shares of RiskMetrics common stock entitled to vote at the special meeting.

It is expected that RiskMetrics’ directors and executive officers will vote their shares “FOR” the adoption of the merger agreement, although, except for Ethan Berman, the chief executive officer of RiskMetrics, none of them has entered into any agreement requiring them to do so.

What RiskMetrics’ Stockholders Will Receive in the Merger (See Page 103).

If the merger is completed, RiskMetrics’ stockholders will be entitled to receive in the merger, for each share of RiskMetrics common stock that they own, a combination of $16.35 in cash, without interest, and 0.1802 of a share of MSCI Class A common stock, which together with cash payable in lieu of any fractional shares as described below are collectively referred to in this proxy statement/prospectus as the merger consideration.

MSCI will not issue any fractional shares of its Class A common stock in the merger. Instead, the total number of shares of MSCI Class A common stock that each RiskMetrics stockholder will receive in the merger will be rounded down to the nearest whole number, and each RiskMetrics stockholder will receive cash, without interest, for any fractional shares of MSCI Class A common stock that he or she would otherwise receive in the merger. The amount of cash for fractional shares will be calculated by multiplying the fraction of a share of MSCI Class A common stock that the RiskMetrics stockholder would otherwise be entitled to receive in the merger by the average of the closing prices for a share of MSCI Class A common stock on the New York Stock Exchange for the 20 trading days ending on the third trading day immediately preceding the completion of the merger.

Example: If you currently own 100 shares of RiskMetrics common stock, you will be entitled to receive $1,635.00 in cash, without interest, and 18 shares of MSCI Class A common stock. In addition, you will be entitled to receive cash for the market value of 0.02 shares of MSCI Class A common stock at the average of the closing prices for a share of MSCI Class A common stock on the New York Stock Exchange for the 20 trading days ending on the third trading day immediately preceding the completion of the merger.

The ratio of 0.1802 of a share of MSCI Class A common stock for each share of RiskMetrics common stock (which is referred to in this proxy statement/prospectus as the exchange ratio) is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either MSCI or RiskMetrics common stock changes. Therefore, the value of the stock portion of the merger consideration will depend on the market price of MSCI Class A common stock at the time RiskMetrics’ stockholders receive MSCI Class A common stock in the merger. The market price of MSCI Class A common stock will fluctuate prior to the merger, and the market price of MSCI Class A common stock when received by RiskMetrics’ stockholders after the merger is completed could be greater, less than or the same as the current market price of MSCI Class A common stock or the market price at the time of the special meeting.

Treatment of Equity Awards (See Page 104).

Upon completion of the merger, RiskMetrics options will be converted into options to purchase MSCI Class A common stock. MSCI and RiskMetrics agreed that, subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, which is referred to in this proxy statement/prospectus as the Code, the following mechanism will be used to convert each RiskMetrics option outstanding immediately prior to the completion of the merger into an adjusted option to acquire shares of MSCI Class A common stock, on the same terms and conditions as were applicable under the RiskMetrics option immediately prior to the completion of the merger. The number of shares of MSCI Class A common stock subject to the adjusted option will be equal to the product of (i) the number of shares of RiskMetrics common stock subject to the RiskMetrics option immediately prior to the completion of the merger multiplied by (ii) the option exchange ratio (as described below), rounded down to the nearest whole share. The exercise price per share of MSCI Class A common stock subject to an adjusted option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of RiskMetrics common stock subject to the RiskMetrics option immediately prior to the completion of the merger divided by (B) the option exchange ratio. The option exchange ratio will be equal to or less than the quotient of (a) the value of the merger consideration based on the closing price of a share of MSCI Class A common stock on the New York Stock Exchange on February 24, 2010 divided by (b) the closing price of a share of MSCI Class A common stock on February 24, 2010. If the closing price of a share of MSCI Class A common stock on the trading date immediately prior to the completion of the merger is $29.96 (the closing price of a share of MSCI Class A common stock on the New York Stock Exchange on February 24, 2010) or lower, the option exchange ratio will be 0.7260. In order to comply with Section 409A of the Code, if the closing price of a share of MSCI Class A common stock on the trading date immediately prior to the completion of the merger is greater than $29.96, the option exchange ratio will be lower than 0.7260, and will be equal to the quotient of (a) the closing price of a share of RiskMetrics common stock on the trading date immediately prior to the completion of the merger divided by (b) the closing price of a share of MSCI Class A common stock on the trading date immediately prior to the completion of the merger.

At the completion of the merger, each restricted stock award (which represents a share of RiskMetrics common stock subject to vesting and forfeiture restrictions) outstanding at the completion of the merger, will be converted into a restricted stock award relating to a number of shares of MSCI Class A common stock equal to the product of (i) the number of shares of RiskMetrics common stock subject to the RiskMetrics restricted stock award immediately prior to the completion of the merger multiplied by (ii) 0.7260, rounded to the nearest whole share (with 0.50 being rounded upward). Each converted restricted stock award will remain subject to the same vesting and forfeiture terms as were applicable to the RiskMetrics restricted stock award prior to the completion of the merger.

Recommendation of the RiskMetrics Board of Directors (See Page 71).

RiskMetrics’ board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are advisable, in the best interests of RiskMetrics and its stockholders and unanimously approved the merger agreement and the transactions contemplated thereby. The RiskMetrics board of directors unanimously recommends that RiskMetrics’ stockholders vote “FOR” adoption of the merger agreement. For the factors considered by the RiskMetrics board of directors in reaching its decision to approve the merger agreement, see “The Merger—RiskMetrics’ Reasons for the Merger; Recommendation of RiskMetrics’ Board of Directors” beginning on page 71 of this proxy statement/prospectus.

In addition, the RiskMetrics board of directors recommends that RiskMetrics’ stockholders vote “FOR” the RiskMetrics proposal to adjourn the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Opinion of RiskMetrics’ Financial Advisor (See Page 78).

The RiskMetrics board of directors received an opinion, dated February 28, 2010, from Evercore Group L.L.C., referred to in this proxy statement/prospectus as Evercore, that, as of that date and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth therein, the merger consideration was fair, from a financial point of view, to the holders of the shares of RiskMetrics common stock entitled to receive such consideration. The full text of Evercore’s written opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken by Evercore in rendering its opinion is attached as Annex C to this proxy statement/prospectus. The opinion was directed to the RiskMetrics board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to the holders of shares of RiskMetrics common stock entitled to receive such consideration. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to the RiskMetrics board of directors or to any other persons in respect of the proposed merger, including as to how any holder of shares of RiskMetrics common stock should vote or act in respect of the proposed merger.

Ownership of MSCI After the Merger (See Page 59).

Based on the number of shares of RiskMetrics common stock (including RiskMetrics restricted stock awards) outstanding as of April 26, 2010, MSCI expects to issue approximately 12,573,706 shares of its Class A common stock (including approximately 161,039 restricted shares) to RiskMetrics’ stockholders pursuant to the merger and reserve for issuance approximately 4,288,187 additional shares of MSCI Class A common stock in connection with the conversion of RiskMetrics’ outstanding options assuming all RiskMetrics options and restricted stock awards outstanding as of such date are converted into MSCI options and restricted stock awards at an exchange ratio calculated as though such date were the closing date of the merger. The actual number of shares of MSCI Class A common stock to be issued and reserved for issuance pursuant to the merger will be determined at the completion of the merger based on the exchange ratio of 0.1802, the applicable option exchange ratio and the number of shares of RiskMetrics common stock (including RiskMetrics restricted stock awards) and RiskMetrics options outstanding at such time. Immediately after completion of the merger, it is expected that former RiskMetrics’ stockholders will own approximately 13.4% of the outstanding MSCI Class A common stock, based on the number of shares of RiskMetrics and MSCI Class A common stock outstanding, on a fully diluted basis, as of April 26, 2010 and the assumptions described above.

MSCI Stockholder Approval Is Not Required.

MSCI stockholders are not required to adopt the merger agreement or approve the merger or the issuance of the shares of MSCI Class A common stock in connection with the merger.

Interests of Certain Persons in the Merger (See Page 130).

In considering the recommendation of the RiskMetrics board of directors with respect to the merger agreement, stockholders should be aware that RiskMetrics’ directors and executive officers have interests in the merger that may be different from, or in addition to, RiskMetrics’ stockholders generally. The RiskMetrics board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and in recommending to the stockholders that the merger agreement be approved.

These interests and arrangements include:

•

executive officers of RiskMetrics continuing as officers or employees of the surviving company following the merger, until such time as they terminate their service with the surviving company or are replaced by MSCI;

•	RiskMetrics executive officers’ eligibility to receive certain severance and other benefits upon a qualifying termination of their employment following the completion of the merger;

•	Mr. Kjaer, the president of RiskMetrics, will receive certain benefits upon completion of the merger under his existing employment letter agreement;

•

for a period of one year after the merger, MSCI has agreed to maintain for RiskMetrics employees (including the executive officers) who continue as employees of RiskMetrics following the completion of merger compensation and benefits (other than equity-based compensation) that are in the aggregate substantially comparable to the compensation and benefits provided to such employees prior to the completion of the merger;

•

for non-employee directors of RiskMetrics, if the non-employee directors resign concurrent with the completion of the merger, accelerated vesting of options to purchase RiskMetrics common stock and accelerated vesting of restricted shares of RiskMetrics common stock and the right to exchange such securities (and/or shares issuable upon exercise of such securities) for the merger consideration;

•

for executive officers of RiskMetrics, conversion of all stock options to purchase RiskMetrics common stock into an adjusted number of stock options to purchase MSCI Class A common stock and conversion of all restricted shares of RiskMetrics common stock into an adjusted number of restricted shares of MSCI Class A common stock, all of which will become vested in full if an executive officer is terminated without cause following the completion of the merger;

•

for employees (including the executive officers) of RiskMetrics, MSCI has agreed to administer RiskMetrics’ annual incentive bonus plans so that following the merger any employee of RiskMetrics (including the current executive officers of RiskMetrics) who is eligible to receive an annual bonus under the RiskMetrics’ annual incentive bonus plan for the current year will receive such bonus in accordance with the terms of such plan and based on achieving the applicable performance goals as reasonably determined in good faith by RiskMetrics and MSCI;

•

the non-competition and non-solicitation agreement and the voting agreement entered into by Mr. Berman, and the relief granted by MSCI under voting agreement to permit Mr. Berman to make a charitable donation of 1,400,000 shares of his RiskMetrics common stock in exchange for Mr. Berman agreeing to exercise in full all of his exercisable and vested stock options prior to the earlier of (i) April 30, 2010 and (ii) no later than two business days prior to the record date of the special meeting; and

•	rights to continuing indemnification and directors’ and officers’ liability insurance.

Listing of MSCI Stock and Delisting and Deregistration of RiskMetrics Stock (See Page 105).

MSCI will apply to have the shares of its Class A common stock to be issued in the merger approved for listing on the New York Stock Exchange, where MSCI Class A common stock is currently traded. If the merger is completed, RiskMetrics shares will no longer be listed on the New York Stock Exchange, and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement/prospectus as the Exchange Act.

Appraisal Rights Available (See Page 93).

Under Delaware law, if the merger is completed, record holders of RiskMetrics common stock who do not vote in favor of the adoption of the merger agreement and who otherwise properly assert their appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of RiskMetrics common stock, in lieu of receiving the merger consideration. This value could be more than, the same as, or less than the value of the merger consideration. The relevant provisions of the General

Corporation Law of the State of Delaware are included as Annex D to this proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, RiskMetrics’ stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Completion of the Merger Is Subject to Certain Conditions (See Page 106).

The obligation of each of MSCI, RiskMetrics and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including the following:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of RiskMetrics common stock;

•

absence of (i) any applicable law being in effect that prohibits completion of the merger and (ii) any instituted or pending action or proceeding by any governmental authority challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the completion of the merger;

•

(i) expiration or termination of any applicable waiting period (or extensions thereof) relating to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, which is referred to in this proxy statement/prospectus as the HSR Act, and (ii) the expiration or termination of the applicable waiting period (or extension thereof), or the receipt of approval, under each foreign antitrust law that relates to the merger;

•	the effectiveness of, and the absence of any stop order with respect to, the registration statement on Form S-4 of which this proxy statement/prospectus forms a part;

•	approval for the listing on the New York Stock Exchange of the shares of MSCI Class A common stock to be issued in the merger;

•

other than actions described in the third bullet above, all actions by or in respect of, or material filings with, any governmental authority, required to permit the completion of the merger, having been taken, made or obtained;

•	accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality thresholds; and

•	performance in all material respects by the other party of the obligations required to be performed by it at or prior to the completion of the merger.

In addition, the obligations of MSCI and Merger Sub to complete the merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•

absence of any instituted or pending action or proceeding by any governmental authority that (i) seeks to obtain material damages, (ii) seeks to restrain or prohibit MSCI’s ability effectively to exercise full rights of ownership of RiskMetrics’ common stock or ownership or operation of all or any material portion of the business or assets of either RiskMetrics or MSCI and its subsidiaries, taken as a whole, (iii) seeks to compel MSCI or any of its subsidiaries to dispose of or hold separate any material businesses, assets or properties of MSCI or RiskMetrics or any of their respective material subsidiaries or (iv) would reasonably be expected to have, individually or in the aggregate, a material adverse effect on RiskMetrics or MSCI;

•

absence of any action taken, or any applicable law enacted, enforced, promulgated, issued or deemed applicable by any governmental authority (other than antitrust or other competition laws), that would reasonably be likely to result in any of the consequences referred to in the preceding bullet point;

•	availability in full of the proceeds of the financing for the merger to MSCI pursuant to the debt commitment letter (or definitive financing agreements); or

•

since the date of the merger agreement, the absence of a material adverse effect on RiskMetrics (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page 108 of this proxy statement/prospectus for a definition of material adverse effect).

MSCI and RiskMetrics cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

The Merger May Not Be Completed Without All Required Regulatory Approvals (See Page 91).

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of the applicable waiting period relating to the merger under the HSR Act and the expiration or termination of the applicable waiting period, or receipt of approval, under each foreign antitrust law that relates to the merger. MSCI and RiskMetrics each filed its required HSR notification and report form with respect to the merger on March 16, 2010. On April 12, 2010, MSCI voluntarily withdrew its notification and report form and refiled it on April 14, 2010 in order to allow more time for the staff of the Antitrust Division of the Department of Justice to review the proposed merger. As a result of the refiling, the waiting period under the HSR Act will expire on May 14, 2010 unless it is extended by a request for additional information or terminated earlier. MSCI and RiskMetrics have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger. However, in using their reasonable best efforts to obtain these required regulatory approvals, under the terms of the merger agreement, neither MSCI nor RiskMetrics is required to take certain actions (such as divesting or holding separate assets or entering into settlements or consent decrees with governmental authorities) with respect to any of the material businesses, assets or properties of MSCI or RiskMetrics or any of their respective material subsidiaries (except that, if requested by MSCI, RiskMetrics will use reasonable best efforts to take any such action reasonably necessary to obtain regulatory clearance, but only to the extent that such action is conditioned on the completion of the merger and does not reduce the amount or delay the payment of the merger consideration). A business of MSCI or RiskMetrics or any of their respective subsidiaries generating revenues in calendar year 2009 that are in excess of 5% of the aggregate revenues generated by MSCI and its subsidiaries, taken as a whole, in calendar year 2009, is considered a “material business” for these purposes.

Financing (See Page 127).

On February 28, 2010, MSCI entered into a debt commitment letter with Morgan Stanley Senior Funding, Inc., referred to in this proxy statement/prospectus as MSSF, pursuant to which MSSF has committed to provide senior secured credit facilities in an aggregate amount of $1,375 million to finance the merger, replace MSCI’s and RiskMetrics’ existing credit facilities and provide ongoing working capital and liquidity to MSCI. On March 23, 2010, MSCI and MSSF entered into supplemental commitment letters with each of Credit Suisse AG, Cayman Islands Branch and Bank of America, N.A., referred to in this proxy statement/prospectus as CS and BofA, respectively, pursuant to which (i) CS and BofA each committed to provide $137.5 million of the senior secured credit facilities (subject to pro rata reduction if the aggregate commitments in respect of the term loan facility portion of the senior secured credit facilities are reduced pursuant to the terms of the debt commitment letter), and (ii) the commitments of MSSF were reduced by the aggregate commitments provided by CS and BofA. For a more complete description of MSCI’s debt financing for the merger, see the section entitled “Description of Debt Financing” beginning on page 127 of the proxy statement/prospectus.

The Merger Is Expected to Occur in MSCI’s Third Fiscal Quarter of 2010 (See Page 103).

The merger will occur within five business days after the conditions to its completion have been satisfied or, to the extent permissible, waived, unless otherwise mutually agreed upon by the parties. As of the date of this proxy statement/prospectus, the merger is expected to occur in MSCI’s third fiscal quarter of 2010 (which is the quarterly period ending August 31, 2010). However, there can be no assurance as to when, or if, the merger will occur.

No Solicitation by RiskMetrics (See Page 111).

Neither RiskMetrics nor any of its subsidiaries will, nor will RiskMetrics or any of its subsidiaries authorize or permit any of its or their officers, directors, employees or representatives to, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any competing acquisition proposal from any third party relating to an acquisition of RiskMetrics, (ii) enter into or participate in any discussions or negotiations regarding any such proposal or furnish any nonpublic information relating to RiskMetrics or its subsidiaries to such third party, (iii) fail to make, withdraw or modify in a manner adverse to MSCI the recommendation of the RiskMetrics board of directors in favor of the adoption of the merger agreement, (iv) grant any waiver or release under any standstill or similar agreement or (v) enter into an agreement relating to a competing acquisition proposal. Notwithstanding these restrictions, however, the merger agreement provides that, under specified circumstances at any time prior to the adoption of the merger agreement by RiskMetrics’ stockholders:

•

RiskMetrics may, in response to an unsolicited competing acquisition proposal from a third party that the RiskMetrics board of directors reasonably believes will lead to a superior acquisition proposal (as defined under “The Merger Agreement—No Solicitation by RiskMetrics” beginning on page 111 of this proxy statement/prospectus), directly or indirectly engage or participate in negotiations or discussions with such party and furnish nonpublic information to such third party pursuant to a customary confidentiality agreement (provided that all such information is or has been provided or made available to MSCI).

•

The RiskMetrics board of directors may fail to make, withdraw or modify in a manner adverse to MSCI its recommendation in favor of the adoption of the merger agreement either (a) following receipt of an unsolicited competing acquisition proposal made after the date of the merger agreement that RiskMetrics’ board of directors determines constitutes a superior acquisition proposal or (b) in response to a material event, development or change in circumstances not related to a competing acquisition proposal that was not known to RiskMetrics’ board of directors on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood as of that date). However, the RiskMetrics board of directors may not change its recommendation (or terminate the merger agreement to enter into a superior acquisition proposal) unless RiskMetrics notifies MSCI of its intention to do so at least three business days prior to taking such action and MSCI does not, within three business days of receipt of such notice, make an offer that is at least as favorable to RiskMetrics’ stockholders as the competing acquisition proposal (if the intended recommendation change relates to a competing acquisition proposal) or that results in RiskMetrics’ board of directors determining that such action is no longer required by its fiduciary duties (if the intended recommendation change relates to any other event).

Unless the action is required by applicable law or court order, the actions described in the preceding two bullets may be taken only if the RiskMetrics board of directors determines in good faith that such action is required by its fiduciary duties to RiskMetrics’ stockholders under Delaware law.

MSCI has the right to terminate the merger agreement if, prior to the special meeting, the RiskMetrics board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to MSCI. In addition, the board of directors of RiskMetrics may, in response to a competing acquisition proposal and after complying with the notice and other conditions specified in the merger agreement, terminate the merger agreement to enter into a definitive agreement with respect to the superior acquisition proposal and upon such termination, RiskMetrics’ obligation to call and hold a stockholders’ meeting to vote on the merger would cease. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 119 of this proxy statement/prospectus. RiskMetrics, however, does not have the right to terminate the merger agreement if the RiskMetrics board of directors changes its recommendation in response to any event other than a superior acquisition proposal; in such case, unless MSCI terminates the merger agreement, RiskMetrics would remain obligated to call and hold a special meeting of its stockholders for purposes of voting on a proposal to adopt the merger agreement.

The Voting Agreement (See Page 124).

To induce MSCI to enter into the merger agreement, various RiskMetrics’ stockholders, including Ethan Berman, the chief executive officer of RiskMetrics, entered into a voting and irrevocable proxy agreement with MSCI concurrently with the merger agreement, which, as amended by amendment no. 1 to the voting agreement, is referred to in this proxy statement/prospectus as the voting agreement. As of the record date (April 26, 2010), 34,664,426 shares of RiskMetrics common stock are subject to the voting agreement, or approximately 50.2% of the outstanding shares of RiskMetrics common stock as of April 26, 2010. Except as described in the following sentence, these stockholders have agreed to vote all of their shares of RiskMetrics common stock in favor of, among other things, the adoption of the merger agreement and any adjournment of the special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting, and against, among other things, any alternative business combination involving RiskMetrics. The voting agreement, however, provides that if the RiskMetrics board of directors changes its recommendation with respect to the merger, only a total of 13,770,525 shares, or approximately 19.9% of the outstanding shares of RiskMetrics common stock as of April 26, 2010 will be required to be voted in the manner described above in favor of the merger, with each stockholder’s remaining shares voted in a manner deemed appropriate by such stockholder in its or his sole discretion. In addition, if the RiskMetrics board of directors changes its recommendation in response to a superior acquisition proposal, the RiskMetrics board of directors may terminate the merger agreement (after complying with the notice and other conditions specified in the merger agreement), which would result in the concurrent termination of the voting agreement as described below.

The voting agreement will terminate on the earliest of (i) the adoption of the merger agreement by RiskMetrics’ stockholders at the special meeting called for purposes of voting on the merger agreement, (ii) provided that the special meeting has concluded, the failure of RiskMetrics’ stockholders to approve the merger agreement at that meeting, (iii) November 28, 2010 and (iv) the termination of the merger agreement in accordance with its terms or any amendment to the merger agreement that reduces the per share merger consideration, that changes the kind or form of, or cash/equity per share allocation of, the consideration to be received (other than by adding cash consideration) or that amends the termination provisions of the merger agreement.

Accordingly, as long as the voting agreement remains in effect and the RiskMetrics board of directors does not change its recommendation, the adoption of the merger agreement by RiskMetrics’ stockholders is assured.

Termination of the Merger Agreement (See Page 119).

The merger agreement may be terminated at any time before the completion of the merger by mutual written consent of MSCI and RiskMetrics.

The merger agreement may also be terminated by either MSCI or RiskMetrics prior to the completion of the merger if:

•	the merger has not been completed on or before September 1, 2010;

•	there is a permanent legal prohibition to completing the merger;

•	RiskMetrics’ stockholders fail to adopt the merger agreement at the RiskMetrics’ stockholders’ meeting called for that purpose (or at any adjournment or postponement thereof); or

•

there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of the other party to satisfy the applicable condition to the closing related to accuracy of representations and warranties or performance of covenants, and which breach has not been timely cured.

The merger agreement may also be terminated by MSCI prior to the completion of the merger if:

•

the RiskMetrics board of directors changes its recommendation with respect to the merger (see “The Merger Agreement—No Solicitation by RiskMetrics” beginning on page 111 of this proxy statement/prospectus);

•

the RiskMetrics board of directors fails at any time after the receipt or public announcement of a competitive acquisition proposal to reaffirm its recommendation in favor of the adoption of the merger agreement within 10 business days after receipt of a written request to do so from MSCI;

•	RiskMetrics willfully, intentionally and materially breaches its obligation not to solicit competing acquisition proposals or its obligations to call and hold a special meeting of its stockholders; or

•

MSCI had terminated the merger agreement between March 29, 2010 and April 2, 2010 because MSCI was unable, prior to March 29, 2010, to agree with MSSF on the terms and conditions of the covenants to be offered to the market in connection with the financing for the merger after good faith negotiations (see “The Merger Agreement—Financing—Agreed Marketing Terms” beginning on page 116 of this proxy statement/prospectus). MSCI did not exercise this termination right on or prior to April 2, 2010, and accordingly, MSCI’s right to terminate the merger agreement under this provision is no longer available.

The merger agreement may also be terminated prior to the completion of the merger by RiskMetrics if the RiskMetrics board of directors authorizes RiskMetrics, in response to a competing acquisition proposal and after complying with the notice and other conditions specified in the merger agreement, to enter into a definitive agreement with respect to the superior acquisition proposal.

Termination Fees (See Page 120).

RiskMetrics has agreed to pay a fee of $50 million to MSCI if the merger agreement is terminated under any of the following circumstances:

•

the RiskMetrics board of directors changes its recommendation with respect to the merger or fails at any time after the receipt or public announcement of an acquisition proposal to reaffirm its recommendation in favor of the merger after receipt of a written request to do so from MSCI;

•	RiskMetrics willfully, intentionally and materially breaches its obligation not to solicit competing acquisition proposals or its obligations to call and hold a special meeting of its stockholders; or

•

the failure of the merger to be completed prior to September 1, 2010 or the failure of RiskMetrics’ stockholders to adopt the merger agreement at a stockholders’ meeting called for that purpose, and, in either case, (i) a competing acquisition proposal has previously been publicly disclosed and (ii) within 18 months after such termination, RiskMetrics enters into a definitive agreement relating to, recommends or completes a competing acquisition proposal.

MSCI has agreed to pay a fee of $100 million to RiskMetrics if the merger agreement is terminated under any of the following circumstances:

•

the failure of the merger to be completed prior to September 1, 2010 and at the date of such termination all conditions to MSCI’s obligations to close have been satisfied or waived, other than (i) the condition relating to the receipt in full of the proceeds of the financing for the merger, (ii) the condition relating to New York Stock Exchange approval of the listing of the shares to be issued in the merger and (iii) those other conditions that, by their nature, cannot be satisfied until the date on which the merger is completed, but, which conditions would be satisfied if such date were the date of termination; or

•

MSCI terminated the merger agreement between March 29, 2010 and April 2, 2010 because MSCI was unable, prior to March 29, 2010, to agree with MSSF on the terms and conditions of the covenants to be offered to the market in connection with the financing for the merger after good faith negotiations. Because MSCI did not exercise this termination right on or prior to April 2, 2010, this provision is no longer applicable.

MSCI has no obligation to pay the termination fee pursuant to the first bullet above if the failure of the condition to be satisfied is caused by RiskMetrics’ willful and intentional material breach of its obligations to cooperate with MSCI’s efforts to obtain the financing for the merger.

Subject to certain limited exceptions, if RiskMetrics or any of its subsidiaries, affiliates and representatives brings any suit or legal action (whether in law or in equity) against MSCI or any of its subsidiaries, affiliates and representatives (including financing sources) relating to the transactions contemplated by the merger agreement, RiskMetrics will cease to have the right to receive the termination fee from MSCI. See “The Merger Agreement—Specific Performance; Remedies—Termination of RiskMetrics’ Right to Receive MSCI Termination Fee Under Certain Circumstances” beginning on page 122 of this proxy statement/prospectus.

If either party pays the termination fee as described above, the termination fee will constitute the other party’s sole and exclusive remedy against the paying party.

RiskMetrics has also agreed to reimburse MSCI, in certain circumstances, for 100% of MSCI’s reasonable out-of-pocket fees and expenses up to $10 million, including if the merger agreement is terminated because RiskMetrics’ stockholders fail to adopt the merger agreement at the RiskMetrics’ stockholders’ meeting called for that purpose.

Specific Performance; Remedies (See Page 122).

Under the merger agreement, each of MSCI and RiskMetrics is entitled to seek an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which that party may be entitled to at law or in equity. However, under the merger agreement, no party or any of its subsidiaries, affiliates and representatives (including financing sources) will have any liability for monetary damages relating to the transactions contemplated by the merger agreement, except to the extent resulting from such party’s willful and intentional material breach.

Material U.S. Federal Income and Estate Tax Consequences (See Page 96).

In general, U.S. Holders (as defined under “The Merger—Material U.S. Federal Income and Estate Tax Consequences—Tax Consequences for U.S. Holders”) will recognize capital gain or loss for U.S. federal income tax purposes on the exchange of their RiskMetrics common stock for shares of MSCI Class A common stock and cash in an amount equal to the difference, if any, between (i) the sum of the fair market value of the MSCI Class A common stock on the date of the exchange and cash received (including cash received in lieu of a fractional share of MSCI Class A common stock) and (ii) the U.S. Holder’s adjusted tax basis in the RiskMetrics common stock surrendered in the exchange.

The U.S. federal income tax consequences described above may not apply to all holders of RiskMetrics common stock, including certain holders specifically referred to on pages 96 and 97 of this proxy statement/prospectus. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

Accounting Treatment (See Page 99).

In accordance with accounting principles generally accepted in the United States, MSCI will account for the merger as an acquisition of a business.

Rights of RiskMetrics’ Stockholders Will Change as a Result of the Merger (See Page 141).

RiskMetrics’ stockholders will have different rights once they become MSCI stockholders due to differences between the organizational documents of MSCI and RiskMetrics. These differences are described in more detail under “Comparison of Stockholder Rights” beginning on page 141 of this proxy statement/prospectus.

Litigation Relating to the Merger (See Page 100).

On March 4, 2010, a putative stockholder class action complaint was filed against RiskMetrics, MSCI and the individual members of the RiskMetrics board of directors in the Court of Chancery of the State of Delaware challenging the proposed merger and seeking monetary damages, as well as declaratory, injunctive and other equitable relief. The complaint generally alleges, among other things, that the members of the RiskMetrics board of directors breached their fiduciary duties by approving the proposed merger; that RiskMetrics and MSCI aided and abetted such breaches of fiduciary duties; and that the consideration to be paid to the public stockholders of RiskMetrics pursuant to the merger agreement is inadequate. In addition, the complaint alleges that certain of the members of the RiskMetrics board of directors breached their fiduciary duties by agreeing to the voting agreement. The complaint seeks, among other things, damages and injunctive relief prohibiting the defendants from consummating the merger. On April 14, 2010, plaintiff filed an amended putative class action complaint against defendants, adding Merger Sub as a defendant. In addition to the claims asserted in the original complaint, the amended complaint generally alleges, among other things, that the disclosures contained in the preliminary proxy statement/prospectus filed on April 2, 2010 with the Securities and Exchange Commission were materially false, misleading and omissive. For example, the amended complaint challenges the disclosures concerning the methodologies used by Evercore in rendering its fairness opinion, RiskMetrics’s January 2010 financial forecasts, MSCI’s post-2010 financial forecasts, the negotiation of the voting agreement, RiskMetrics’ December 2009 strategic plan and certain strategic alternatives considered by the RiskMetrics board of directors.

On April 23, 2010, the parties to the action reached an agreement in principle to resolve and settle the action. The settlement is subject to documentation and customary conditions, including consummation of the merger, completion of certain confirmatory discovery, class certification and final approval by the Court of Chancery of the State of Delaware following notice to the stockholders of RiskMetrics. A hearing will be scheduled at which the Court of Chancery will consider the fairness, reasonableness and adequacy of the settlement. The settlement will not affect the form or amount of the consideration to be received by RiskMetrics stockholders in the merger. See “The Merger—Litigation Relating to the Merger” beginning on page 100 of this proxy statement/prospectus for more information about the settlement of the stockholder litigation challenging the merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MSCI

The following table presents selected historical consolidated financial data of MSCI. The selected financial data of MSCI for each of the years ended November 30, 2009, 2008 and 2007 and as of November 30, 2009 and 2008 are derived from MSCI’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended November 30, 2009, which is incorporated by reference into this proxy statement/prospectus. The selected financial data of MSCI for each of the years ended November 30, 2006 and 2005 and as of November 30, 2007, 2006 and 2005 have been derived from MSCI’s audited consolidated financial statements for such years, which have not been incorporated into this proxy statement/prospectus by reference. The selected financial condition data of MSCI as of February 28, 2010 and the selected income statement data of MSCI for the three months ended February 28, 2010 and 2009 are derived from MSCI’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2010, which is incorporated by reference into this proxy statement/prospectus. The selected financial condition data of MSCI as of February 28, 2009 is derived from MSCI’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2009, which has not been incorporated into this proxy statement/prospectus by reference. MSCI’s management believes that the company’s interim unaudited financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

The information in the following table is only a summary and is not indicative of the results of future operations of MSCI. You should read the following information together with MSCI’s Annual Report on Form 10-K for the year ended November 30, 2009, MSCI’s Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2010 and the other information that MSCI has filed with the Securities and Exchange Commission, which is referred to in this proxy statement/prospectus as the SEC, and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 155 of this proxy statement/prospectus.

	For the three months ended February 28,		For the fiscal years ended November 30,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)
Operating revenues	$121,680	$105,915	$442,948	$430,961	$369,886	$310,698	$278,474
Total operating expenses	74,423	73,131	291,956	295,171	239,927	227,649	205,567

Operating income	47,257	32,784	150,992	135,790	129,959	83,049	72,907
Other expense (income), net	3,420	6,399	19,721	26,147	(3,333)	(16,420)	(7,990)
Provision for income taxes	16,319	9,661	49,920	41,375	52,181	36,097	30,449

Income before discontinued operations and cumulative effect of change in accounting principle	27,518	16,724	81,801	68,268	81,111	63,372	50,448
Income from discontinued operations	—	—	—	—	—	8,073	3,793
Cumulative effect of change in accounting principle	—	—	—	—	—	—	313

Net income	$27,518	$16,724	$81,801	$68,268	$81,111	$71,445	$54,554

Earnings per basic common share:
Continuing operations	$0.26	$0.16	$0.81	$0.68	$0.96	$0.76	$0.60

	For the three months ended February 28,		For the fiscal years ended November 30,
	2010	2009	2009	2008	2007	2006	2005
Discontinued operations	—	—	—	—	—	0.10	0.05
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—

Earnings per basic common share	$0.26	$0.16	$0.81	$0.68	$0.96	$0.85	$0.65

Earnings per diluted common share:
Continuing operations	$0.26	$0.16	$0.80	$0.67	$0.96	$0.76	$0.60
Discontinued operations	—	—	—	—	—	0.10	0.05
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—

Earnings per diluted common share	$0.26	$0.16	$0.80	$0.67	$0.96	$0.85	$0.65

Weighted average shares outstanding used in computing earnings per share
Basic	105,235	100,286	100,607	100,037	84,608	83,900	83,900

Diluted	105,844	100,286	102,475	101,194	84,624	83,900	93,900

Operating margin	38.8%	31.0%	34.1%	31.5%	35.1%	26.7%	26.2%

	As of February 28,		As of November 30,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)
Cash and cash equivalents	$84,349	$276,881	$176,024	$268,077	$33,818	$24,362	$23,411
Short-term investments	$358,145	$—	$295,304	$—	$—	$—	$—
Cash deposited with related parties	$—	$—	$—	$—	$137,625	$330,231	$252,882
Trade receivables (net of allowances)	$113,901	$99,476	$77,180	$85,723	$77,748	$62,337	$74,765
Goodwill and intangible assets, net of accumulated amortization	$557,534	$581,100	$561,812	$587,530	$616,030	$642,383	$668,539
Deferred revenue	$168,311	$176,805	$152,944	$144,711	$125,230	$102,368	$87,952
Current maturities of long-term debt	$42,088	$27,086	$42,088	$22,086	$22,250	$—	$—
Long-term debt, net of current maturities	$327,099	$369,188	$337,622	$379,709	$402,750	$—	$—
Total shareholders’ equity	$545,661	$313,178	$507,056	$286,382	$200,021	$825,712	$757,217
Total assets	$1,195,874	$1,030,058	$1,200,269	$1,015,048	$904,679	$1,112,775	$1,047,519

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RISKMETRICS

The following table presents selected historical consolidated financial data of RiskMetrics. The selected financial data of RiskMetrics for each of the three months ended December 31, 2009 and 2008 are derived from unaudited data contained in its Annual Report on Form 10-K for the year ended December 31, 2009. The selected financial data of RiskMetrics for the years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008 are derived from RiskMetrics’ audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this proxy statement/prospectus. The selected financial data of RiskMetrics for each of the years ended December 31, 2006 and 2005 and as of December 31, 2007, 2006 and 2005 have been derived from RiskMetrics’ audited consolidated financial statements for such years, which have not been incorporated into this proxy statement/prospectus by reference.

The information in the following table is only a summary and is not indicative of the results of future operations of RiskMetrics. You should read the following information together with RiskMetrics’ Annual Report on Form 10-K for the year ended December 31, 2009 and the other information that RiskMetrics has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 155 of this proxy statement/prospectus.

Consolidated Statements of Operations Data

	Three Months Ended December 31,	Three Months Ended December 31,	Year Ended December 31,
	2009	2008	2009(1)	2008	2007(2)	2006	2005
	(unaudited)	(unaudited)
	(Amounts in thousands, except share and per share data)
Revenues(3)	$76,472	$75,493	$303,361	$296,393	$240,301	$101,236	$93,637

Operating costs and expenses:
Cost of revenues	23,067	24,000	91,326	93,387	77,317	25,618	23,704
Research and development	10,846	9,479	43,456	41,593	31,142	21,202	16,099
Selling and marketing	7,466	5,671	29,521	33,202	35,420	14,977	12,257
General and administrative	9,989	9,720	39,603	37,422	29,654	12,852	11,492
Depreciation and amortization of property and equipment	2,096	2,346	8,349	8,779	7,419	4,081	3,551
Amortization of intangible assets(4)(5)	6,090	5,448	23,441	21,758	19,145	770	2,713
Impairment of goodwill and intangible asset(6)	—	160,069	—	160,069	—	—	361
Loss on disposal of property and equipment(7)(8)	419	39	724	122	734	15	1,577

Total operating costs and expenses(9)	59,973	216,772	236,420	396,332	200,831	79,515	71,754

Income (loss) from operations	16,499	(141,279)	66,941	(99,939)	39,470	21,721	21,883

Interest, dividend and investment income (expense), net:
Interest, dividend and investment income	109	640	570	2,567	1,564	2,549	1,438
Interest expense	(5,112)	(5,583)	(20,825)	(26,234)	(36,922)	(49)	—
Other expenses	—	—	—	(2,613)	—	—	—

Interest, dividend and investment income (expense), net	(5,003)	(4,943)	(20,255)	(26,280)	(35,358)	2,500	1,438

Income (loss) before provision for income taxes	11,496	(146,222)	46,686	(126,219)	4,112	24,221	23,321
Provision for income taxes(10)	3,891	2,872	15,560	10,700	1,711	8,200	7,640

Net income (loss)	$7,605	$(149,094)	$31,126	$(136,919)	$2,401	$16,021	$15,681

Net income (loss) per share:
Basic	$0.12	$(2.43)	$0.50	$(2.28)	$0.05	$0.38	$0.36
Diluted	$0.11	$(2.43)	$0.46	$(2.28)	$0.04	$0.33	$0.32
Weighted average shares outstanding:
Basic	62,837,819	61,392,215	62,020,616	59,970,438	46,380,175	42,655,069	43,496,221
Diluted	68,227,959	61,392,215	67,943,069	59,970,438	54,364,746	47,963,666	48,412,751

Consolidated Balance Sheet Data

	As of December 31,
	2009(1)	2008	2007(2)	2006	2005
	(Amounts in thousands)
Cash and cash equivalents	$226,612	$170,799	$27,455	$37,313	$10,966
Short-term investments	$—	$—	$—	$68,071	$69,296
Goodwill and intangibles, net	$461,606	$456,953	$635,105	$—	$770
Total assets	$762,140	$705,013	$743,183	$136,947	$115,293
Deferred revenue, including long-term portion	$116,778	$110,889	$101,279	$58,842	$53,744
Total debt, including current portion	$288,396	$290,619	$422,750	$—	$—
Stockholders’ equity	$261,653	$203,167	$136,092	$56,498	$44,270

(1)	On March 2, 2009 RiskMetrics acquired Innovest Strategic Advisors, or Innovest, for approximately $14.8 million in cash and on October 30, 2009 RiskMetrics acquired KLD Research and Analytics, Inc., or KLD, for approximately $9.9 million in cash.
(2)	On January 11, 2007, RiskMetrics acquired ISS for $542.8 million and incurred indebtedness of $425.0 million to complete the acquisition. In addition, on August 1, 2007, RiskMetrics acquired the Center for Financial Research and Analysis, or CFRA, for $63.0 million. As of December 31, 2009, $288.4 million of indebtedness remains outstanding.
(3)	In March 2003, RiskMetrics acquired JPMorgan Advisory, Inc., an entity which primarily provided wealth management products and services to JPMorgan. In connection with the acquisition, RiskMetrics entered into a three year online services agreement under which RiskMetrics agreed to provide to JPMorgan a customer-specific set of Wealth Management products and services which were unrelated to RiskMetrics’ WealthBench product. This agreement was terminated as of April 30, 2006. RiskMetrics’ results of operations reflect the revenues from the JPMorgan online services agreement through April 30, 2006. For the years ended December 31, 2006 and 2005 RiskMetrics derived $4.3 million and $12.7 million of revenue, respectively, from the JPMorgan online services agreement.
(4)	In 2005, RiskMetrics reduced the estimated useful lives of RiskMetrics’ technology intangible assets, which resulted in additional amortization expense of $1.8 million.
(5)	In 2007, RiskMetrics acquired intangible assets from its acquisitions of ISS and CFRA. In 2009, RiskMetrics acquired intangible assets from its acquisitions of Innovest and KLD.
(6)	In 2008, RiskMetrics recorded a non-cash impairment charge for goodwill and intangible assets totaling $160.1 million as a result of RiskMetrics’ annual goodwill and intangible asset impairment review. The impairment charge includes a $154.2 million write-down to ISS goodwill as a result of significant declines in market valuations and earnings multiples. In addition, the impairment charge includes a $5.9 million write-down to an ISS product tradename as a result of an integration plan for the tradename which reduced its expected life.
(7)	During 2005, leases for two of RiskMetrics’ offices were terminated and RiskMetrics relocated into new space. As a result, RiskMetrics wrote off the remaining value of leasehold improvements on that vacated space and RiskMetrics disposed of other furniture and equipment, which resulted in a loss of $1.6 million.
(8)	In 2007, RiskMetrics abandoned a software project and wrote off certain assets in its London office which resulted in a loss on disposal of property and equipment of approximately $0.7 million. In 2009, RiskMetrics wrote off certain assets in the amount of $0.7 million, of which $0.4 million was from the abandonment of a software project due to a new product launch.
(9)	For the three months ended December 31, 2009 and 2008 and the years ended December 31, 2009, 2008, 2007 and 2006, RiskMetrics recorded stock-based compensation of $2.6 million and $2.3 million, $9.0 million, $9.9 million, $6.0 million and $3.6 million, respectively.
(10)	In 2005, RiskMetrics recognized a benefit of $1.1 million for remaining net operating loss tax carry forwards.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth selected historical and unaudited pro forma combined per share information of MSCI and RiskMetrics.

Pro Forma Combined Per Share Information of the Combined Company. The unaudited pro forma combined per share information of the combined company set forth below gives effect to the merger under the acquisition method of accounting, as if the merger had been effective on December 1, 2008, the first day of MSCI’s fiscal year ended November 30, 2009, in the case of income from continuing operations and cash dividends data and, at November 30, 2009, in the case of book value per share data, and assuming that each outstanding share of RiskMetrics common stock had been converted into shares of MSCI Class A common stock based on the exchange ratio (0.1802 shares of MSCI Class A common stock for each share of RiskMetrics common stock). The exchange ratio does not include the $16.35 cash portion of the merger consideration.

The pro forma per share balance sheet information combines MSCI’s February 28, 2010 unaudited condensed consolidated statement of financial condition with RiskMetrics’ December 31, 2009 consolidated balance sheet. The pro forma per share income statement information for the fiscal year ended November 30, 2009 combines MSCI’s audited consolidated statement of income for the fiscal year ended November 30, 2009 with RiskMetrics’ consolidated statement of operations for the fiscal year ended December 31, 2009. The pro forma per share income statement information for the three months ended February 28, 2010 combines MSCI’s unaudited condensed consolidated statement of income for the three months ended February 28, 2010 with RiskMetrics’ unaudited quarterly financial data for the three months ended December 31, 2009.

The acquisition method of accounting is based on Accounting Standards Codification (ASC) Subtopic 805-10, Business Combinations, and uses the fair value concepts defined in ASC Subtopic 820-10, Fair Value Measurements and Disclosures, which MSCI has adopted as required. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The acquisition accounting is dependent upon certain valuations of RiskMetrics’ assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of RiskMetrics at their preliminary estimated fair values. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

The unaudited pro forma combined per share information of the combined company does not purport to represent the actual results of operations that MSCI would have achieved had the companies been combined during these periods or to project the future results of operations that MSCI may achieve after the merger.

Historical Per Share Information of MSCI and RiskMetrics. The historical per share information of MSCI below is derived from MSCI’s audited consolidated financial statements as of, and for the year ended, November 30, 2009 and MSCI’s unaudited condensed consolidated financial statements as of, and for the three months ended, February 28, 2010. The historical per share information of RiskMetrics below is derived from RiskMetrics’ audited consolidated financial statements as of, and for the year ended, December 31, 2009 and RiskMetrics’ unaudited condensed consolidated financial data as of, and for the quarter ended, December 31, 2009, the last quarter of RiskMetrics’ fiscal year ended December 31, 2009.

Equivalent Pro Forma Combined Per Share Information. The unaudited equivalent pro forma combined per share amounts below are calculated by multiplying the unaudited pro forma combined per share amounts of MSCI by the exchange ratio of 0.1802.

Generally. You should read the below information in conjunction with the selected historical consolidated financial information, included elsewhere in this proxy statement/prospectus, and the historical consolidated financial statements of MSCI and RiskMetrics and related notes that have been filed with the SEC, certain of which are incorporated into this proxy statement/prospectus by reference. See “Selected Historical Consolidated

Financial Data of MSCI”, “Selected Historical Consolidated Financial Data of RiskMetrics” and “Where You Can Find More Information” beginning on pages 21, 23 and 155, respectively, of this proxy statement/ prospectus. The unaudited MSCI pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this proxy statement/prospectus. See “MSCI and RiskMetrics Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 29 of this proxy statement/prospectus.

	As of / for the Quarter Ended February 28, 2010	As of / for the Year Ended November 30, 2009
MSCI Historical Data
Per common share data:
Income from continuing operations—basic	$0.26	$0.81
Income from continuing operations—diluted	$0.26	$0.80
Cash dividends	$—	$—
Book value(1)	$5.16	$4.84

	As of / for the Quarter Ended December 31, 2009	As of / for the Year Ended December 31, 2009
RiskMetrics Historical Data
Per common share data:
Income from continuing operations—basic	$0.12	$0.50
Income from continuing operations—diluted	$0.11	$0.46
Cash dividends	$—	$—
Book value(1)	$4.15	$4.15

	As of / for the Quarter Ended February 28, 2010	As of / for the Year Ended November 30, 2009
Unaudited MSCI Pro Forma Combined Data
Per common share data:
Income from continuing operations—basic	$0.24	$0.69
Income from continuing operations—diluted	$0.23	$0.66
Cash dividends(2)	$ N/A	N/A
Book value(1)	$9.41	$ N/A

	As of / for the Quarter Ended February 28, 2010	As of / for the Year Ended November 30, 2009
Unaudited Pro Forma Combined Equivalent Data
Per common share data:
Income from continuing operations—basic(3)	$0.04	$0.12
Income from continuing operations—diluted(3)	$0.04	$0.12
Cash dividends(2)	$ N/A	N/A
Book value(1)(3)	$1.70	$ N/A

(1)	Amount is calculated by dividing stockholders’ equity by shares of common stock outstanding at the end of the period. Pro forma book value per share as of November 30, 2009 is not meaningful as acquisition accounting adjustments were calculated as of February 28, 2010.
(2)	The dividend policy of MSCI will be determined by the MSCI board of directors following the closing of the merger. In addition, it is expected that the definitive financing agreements to be entered into in connection with the financing for the merger will contain restrictions on the payment of dividends. See “Comparative Per Share Market Price and Dividend Information—Dividends” beginning on page 28 of this proxy statement/prospectus.
(3)	Amounts are calculated by multiplying the MSCI pro forma combined per share amounts by the exchange ratio of 0.1802.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The following table sets forth, for the calendar periods indicated, the intra-day high and low sales prices per share for MSCI Class A common stock and RiskMetrics common stock as reported on the New York Stock Exchange, which is the principal trading market for both MSCI Class A common stock and RiskMetrics common stock.

MSCI Class A common stock has traded on the New York Stock Exchange since November 15, 2007. Prior to that time, there was no public market for MSCI Class A common stock. RiskMetrics common stock has traded on the New York Stock Exchange since January 25, 2008. Prior to that time, there was no public market for RiskMetrics common stock.

	MSCI Class A Common Stock		RiskMetrics Common Stock
	High	Low	High	Low
2007:
Fourth Calendar Quarter	$38.40	$21.03	N/A	N/A

2008:
First Calendar Quarter	$37.95	$23.29	$24.45	$10.76
Second Calendar Quarter	38.05	24.65	22.07	16.00
Third Calendar Quarter	35.58	19.75	26.43	15.86
Fourth Calendar Quarter	23.80	11.06	20.31	10.06

2009:
First Calendar Quarter	$18.81	$12.61	$15.49	$10.11
Second Calendar Quarter	25.64	16.28	18.61	13.75
Third Calendar Quarter	30.62	23.79	18.79	13.86
Fourth Calendar Quarter	34.50	25.43	16.04	13.69

2010:
First Calendar Quarter	$36.62	$27.87	$22.61	$14.95
Second Calendar Quarter (through April 26, 2010)	38.61	35.54	23.16	22.50

The following table sets forth the closing sale price per share of MSCI and RiskMetrics common stock as reported on the New York Stock Exchange as of February 26, 2010, the last trading day before the public announcement of the merger agreement, and as of April 26, 2010, the most recent practicable trading day prior to the date of this proxy statement/prospectus. The table also shows the implied value of the merger consideration proposed for each share of RiskMetrics common stock as of the same two dates. This implied value was calculated by multiplying the closing sale price of MSCI Class A common stock on the relevant date by the exchange ratio of 0.1802 and adding the cash portion of the merger consideration, or $16.35.

	MSCI Common Stock	RiskMetrics Common Stock	Implied Per Share Value of Merger Consideration
February 26, 2010	$29.98	$18.63	$21.75
April 26, 2010	$36.96	$22.80	$23.01

The market prices of MSCI and RiskMetrics common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market prices of MSCI or RiskMetrics common stock before the completion of the merger or MSCI Class A common stock after the completion of the merger. Because the exchange ratio is fixed in the merger agreement, the market value of the MSCI Class A common stock that RiskMetrics’ stockholders will receive in connection with the merger may vary significantly from the prices shown in the table above. Accordingly, RiskMetrics’ stockholders are advised to obtain current market quotations for MSCI and RiskMetrics common stock in deciding whether to vote for adoption of the merger agreement.

Dividends

MSCI has not paid dividends on its common stock since its initial public offering in November 2007, and MSCI does not currently intend to pay dividends on its common stock for the foreseeable future. MSCI currently intends to invest its future earnings, if any, to fund its growth, including growth through acquisitions. The payment of any future dividends will be determined by the MSCI board of directors in light of conditions then existing, including MSCI’s earnings, financial condition and capital requirements, business conditions, corporate law requirements and other factors. Under the terms of the merger agreement, during the period before the closing of the merger, MSCI is prohibited from declaring, setting aside or paying any dividend or other distribution on its common stock. In addition, it is expected that the definitive financing agreements to be entered into in connection with the financing for the merger will contain restrictions on the payment of dividends. See “Description of Debt Financing” beginning on page 127 of this proxy statement/prospectus.

RiskMetrics did not pay or declare any cash dividends on its common stock since its initial public offering on January 25, 2008. Under the terms of the merger agreement, during the period before the closing of the merger, RiskMetrics is prohibited from declaring, setting aside or paying any dividend or other distribution on its common stock.

Any former RiskMetrics stockholder who holds MSCI Class A common stock into which RiskMetrics common stock has been converted in connection with the merger will receive whatever dividends are declared and paid on MSCI Class A common stock after the completion of the merger. However, no dividend or other distribution having a record date after the completion of the merger will actually be paid with respect to any shares of MSCI Class A common stock exchangeable in connection with the merger until the certificates, if any, formerly representing shares of RiskMetrics common stock have been surrendered, at which time any accrued dividends and other distributions on such shares of MSCI Class A common stock will be paid without interest.

MSCI AND RISKMETRICS UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statement of income, and the unaudited pro forma condensed combined statement of financial condition, are based upon the historical consolidated financial statements of MSCI and RiskMetrics after giving effect to the merger, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial data.

MSCI and RiskMetrics have different fiscal year ends. For ease of reference, all pro forma statements use MSCI’s period end date and no adjustments were made to RiskMetrics’ reported information for its different period end dates. Accordingly, the unaudited pro forma condensed combined statement of income for the year ended November 30, 2009 combines MSCI’s audited consolidated statement of income for the fiscal year ended November 30, 2009 with RiskMetrics’ consolidated statement of operations for the fiscal year ended December 31, 2009, and is presented as if the merger had occurred on December 1, 2008, the first day of MSCI’s fiscal year ended November 30, 2009. The unaudited pro forma condensed combined statement of income for the three months ended February 28, 2010 combines MSCI’s unaudited condensed consolidated statement of income for the three months ended February 28, 2010 with RiskMetrics’ unaudited quarterly financial data for the three months ended December 31, 2009, and is presented as if the merger had occurred on December 1, 2008, the first day of MSCI’s fiscal year ended November 30, 2009. The unaudited pro forma condensed combined statement of financial condition as of February 28, 2010, combines MSCI’s February 28, 2010 unaudited condensed consolidated statement of financial condition with RiskMetrics’ December 31, 2009 consolidated balance sheet, and is presented as if the merger had occurred on February 28, 2010.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•

separate historical financial statements of MSCI as of and for the year ended November 30, 2009 and the related notes included in MSCI’s Annual Report on Form 10-K for the year ended November 30, 2009, which is incorporated by reference into this proxy statement/prospectus,

•

separate historical financial statements of MSCI as of and for the three months ended February 28, 2010 and the related notes included in MSCI’s Quarterly Report on Form 10-Q for the three months ended February 28, 2010, which is incorporated by reference into this proxy statement/prospectus, and

•

separate historical financial statements of RiskMetrics as of and for the year ended December 31, 2009 and the related notes included in RiskMetrics’ Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between MSCI and RiskMetrics during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, which is referred to in this proxy statement/prospectus as GAAP, which are subject to change and interpretation. MSCI has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to integrate the operations of MSCI and RiskMetrics or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined

Statement of Income

For the Year Ended November 30, 2009

(in thousands, except per share data)

	MSCI	RiskMetrics	Pro Forma Adjustments		Pro Forma Combined
Operating revenues	$442,948	$303,361	$—		$746,309
Cost of services	118,665	91,326	—		209,991
Selling, general and administrative	135,780	114,611	—		250,391
Amortization of intangible assets	25,554	23,441	26,550	(b)	75,545
Depreciation and amortization of property, equipment and leasehold improvements	11,957	8,349	—		20,306

Total operating expenses	291,956	237,727	26,550		556,233

Operating income	150,992	65,634	(26,550)		190,076
Interest income	(1,053)	(570)	1,576	(c)	(47)
Interest expense	19,683	20,825	28,607	(d)	69,115
Other expense (income)	641	(1,307)	—		(666)

Other expense (income), net	19,271	18,948	30,183		68,402

Income before provision for income taxes	131,721	46,686	(56,733)		121,674
Provision for income taxes	49,920	15,560	(21,675	)(e)	43,805

Net income	$81,801	$31,126	$(35,058)		$77,869

Earnings per basic common share	$0.81	$0.50			$0.69

Earnings per diluted common share	$0.80	$0.46			$0.66

Weighted average shares outstanding used in computing earnings per share
Basic	100,607	62,021	(50,292)		112,336

Diluted	102,475	67,943	(52,566)		117,852

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined

Statement of Income

For the Three Months Ended February 28, 2010

(in thousands, except per share data)

	MSCI	RiskMetrics	Pro Forma Adjustments			Pro Forma Combined
Operating revenues	$121,680	$76,472	$—			$198,152
Cost of services	29,291	23,067	—			52,358
Selling, general and administrative	37,461	28,154	(2,250)	(a	)	63,365
Amortization of intangible assets	4,278	6,090	6,408	(b	)	16,776
Depreciation and amortization of property, equipment and leasehold improvements	3,393	2,096	—			5,489

Total operating expenses	74,423	59,407	4,158			137,988

Operating income	47,257	17,065	(4,158)			60,164
Interest income	(408)	(109)	506	(c	)	(11)
Interest expense	4,436	5,112	7,731	(d	)	17,279
Other expense (income)	(608)	566	—			(42)

Other expense (income), net	3,420	5,569	8,237			17,226

Income before provision for income taxes	43,837	11,496	(12,395)			42,938
Provision for income taxes	16,319	3,891	(5,303)	(e	)	14,907

Net income	$27,518	$7,605	$(7,092)			$28,031

Earnings per basic common share	$0.26	$0.12				$0.24

Earnings per diluted common share	$0.26	$0.11				$0.23

Weighted average shares outstanding used in computing earnings per share
Basic	105,235	62,838	(51,109)			116,964

Diluted	105,844	68,228	(53,179)			120,893

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined

Statement of Financial Condition

As of February 28, 2010

(in thousands)

	MSCI	RiskMetrics	Pro Forma Adjustments			Pro Forma Combined
ASSETS
Cash and cash equivalents	$84,349	$226,612	$(171,187)	(g	)	$139,774
Short-term investments	358,145	—	(358,145)	(g	)	—
Accounts receivable, net of allowance for doubtful accounts	113,901	38,534	—			152,435
Deferred tax assets	23,877	839	(1,638)	(f	)	23,078
Prepaid and other assets	21,576	14,283	3,933	(h	)(k)	39,792

Total current assets	601,848	280,268	(527,037)			355,079
Property, plant and equipment, net of accumulated depreciation	27,256	14,042	—			41,298
Goodwill	441,623	326,247	1,104,679	(i	)	1,872,549
Intangible assets, net of accumulated amortization	115,911	135,359	498,368	(j	)	749,638
Other non-current assets	9,236	6,224	16,299	(h	)(k)	31,759

Total assets	$1,195,874	$762,140	$1,092,309			$3,050,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$406	$3,337	$—			$3,743
Accrued compensation and related benefits	21,517	31,543	—			53,060
Other accrued liabilities	30,088	11,921	(4,191)	(l	)	37,818
Current maturities of long-term debt	42,088	2,966	(34,429)	(g	)(h)	10,625
Deferred revenue	168,311	115,761	—			284,072

Total current liabilities	262,410	165,528	(38,620)			389,318
Long-term debt, net of current maturities	327,099	285,430	639,096	(g	)(h)(m)	1,251,625
Deferred taxes	38,443	29,891	209,494	(f	)	277,828
Other non-current liabilities	22,261	19,638	(14,946)	(n	)	26,953

Total liabilities	650,213	500,487	795,024			1,945,724

Preferred stock	—	—	—			—
Common stock	1,057	633	(516)	(o	)	1,174
Treasury stock	(21,614)	(579)	579	(p	)	(21,614)
Additional paid-in capital	461,035	451,110	135,584	(q	)	1,047,729
Retained earnings (accumulated deficit)	111,531	(180,271)	149,845	(g	)(h)(r)	81,105
Accumulated other comprehensive income/(expense)	(6,348)	(9,240)	11,793	(s	)	(3,795)

Total stockholders’ equity	545,661	261,653	297,285			1,104,599

Total liabilities and stockholders’ equity	$1,195,874	$762,140	$1,092,309			$3,050,323

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

On February 28, 2010, MSCI, Merger Sub and RiskMetrics entered into the merger agreement, pursuant to which, subject to the terms and conditions set forth in the merger agreement, Merger Sub will merge with and into RiskMetrics, with RiskMetrics continuing as the surviving corporation and a wholly owned subsidiary of MSCI. At the completion of the merger, RiskMetrics’ stockholders will be entitled to receive in the merger, for each share of RiskMetrics common stock that they own, a combination of $16.35 in cash, without interest, and 0.1802 of a share of MSCI Class A common stock.

Subject to the requirements of Section 409A of the Code, at the completion of the merger, the following mechanism will be used to convert each RiskMetrics option outstanding immediately prior to the completion of the merger into an adjusted option to acquire shares of MSCI Class A common stock, on the same terms and conditions as were applicable under the RiskMetrics option immediately prior to the completion of the merger. The number of shares of MSCI Class A common stock subject to the adjusted option will be equal to the product of (i) the number of shares of RiskMetrics common stock subject to the RiskMetrics option immediately prior to the completion of the merger multiplied by (ii) the option exchange ratio (as described below), rounded down to the nearest whole share. The exercise price per share of MSCI Class A common stock subject to an adjusted option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of RiskMetrics common stock subject to the RiskMetrics option immediately prior to the completion of the merger divided by (B) the option exchange ratio. The option exchange ratio will be equal to or less than 0.7260, which is the quotient of (a) the value of the merger consideration based on the closing price of a share of MSCI Class A common stock on the New York Stock Exchange on February 24, 2010 divided by (b) the closing price of a share of MSCI Class A common stock on February 24, 2010. If the closing price of a share of MSCI Class A common stock on the trading date immediately prior to the completion of the merger is $29.96 (the closing price of a share of MSCI Class A common stock on the New York Stock Exchange on February 24, 2010) or lower, the option exchange ratio will be 0.7260. In order to comply with Section 409A of the Code, if the closing price of a share of MSCI Class A common stock on the trading date immediately prior to the completion of the merger is greater than $29.96, the option exchange ratio will be lower than 0.7260, and will be equal to the quotient of (a) the closing price of a share of RiskMetrics common stock on the trading date immediately prior to the completion of the merger divided by (b) the closing price of a share of MSCI Class A common stock on the trading date immediately prior to the completion of the merger. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that the option exchange ratio is 0.6159, based on the closing price on April 12, 2010 for a share of each of MSCI Class A common stock and RiskMetrics common stock.

Also, at the completion of the merger, each restricted stock award (which represents a share of RiskMetrics common stock subject to vesting and forfeiture restrictions) outstanding at the completion of the merger, will be converted into a restricted stock award relating to a number of shares of MSCI Class A common stock equal to the product of (i) the number of shares of RiskMetrics common stock subject to the RiskMetrics restricted stock award immediately prior to the completion of the merger multiplied by (ii) 0.7260, rounded to the nearest whole share (with 0.50 being rounded upward). Each converted restricted stock award will remain subject to the same vesting and forfeiture terms as were applicable to the RiskMetrics restricted stock award prior to the completion of the merger.

The merger is subject to approval by holders of a majority of the outstanding shares of RiskMetrics common stock as of the record date for the special meeting, governmental and regulatory approvals, receipt in full of the debt financing for the merger, effectiveness of the registration statement of which this proxy statement/ prospectus is a part and certain other customary closing conditions. The merger is expected to occur in MSCI’s third fiscal quarter of 2010 (which is the quarterly period ending August 31, 2010).

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical consolidated financial statements of MSCI and RiskMetrics. Certain reclassifications have been made to the historical consolidated financial statements of RiskMetrics to conform with MSCI’s presentation, primarily related to the presentation of research and development, selling and marketing, general and administrative, loss on disposal of property and equipment, other expenses, income taxes receivable, other receivables and prepaid expenses, deferred financing costs, accrued expenses, other current liabilities and deferred revenue. All pro forma statements use MSCI’s period end date and no adjustments were made to RiskMetrics’ reported information for its different period end dates.

The acquisition method of accounting is based on Accounting Standards Codification (ASC) Subtopic 805-10, Business Combinations, and uses the fair value concepts defined in ASC Subtopic 820-10, Fair Value Measurements and Disclosures, which MSCI has adopted as required. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under GAAP, which is subject to change and interpretation.

ASC Subtopic 805-10 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC Subtopic 805-10 establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC Subtopic 820-10 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC Subtopic 820-10 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, MSCI may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect MSCI’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the merger, at their respective fair values and added to those of MSCI. Financial statements and reported results of operations of MSCI issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of RiskMetrics.

Under ASC Subtopic 805-10, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by MSCI are estimated to be approximately $23.0 million, $2.2 million of which MSCI estimates had been incurred in the three months ended February 28, 2010, and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings. The unaudited pro forma condensed combined financial statements do not reflect any acquisition-related restructuring charges incurred in connection with the merger but these costs will be expensed as incurred. No adjustment has been made for anticipated acquisition-related transaction costs to be incurred by RiskMetrics, which are estimated to be approximately $12.8 million.

3. Accounting Policies

Upon consummation of the merger, MSCI will perform a detailed review of RiskMetrics’ accounting policies. As a result of that review, it may become necessary to conform the combined company’s financial statements to be consistent with those accounting policies that are determined to be more appropriate for the combined company. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of RiskMetrics:

	Conversion Calculation	Estimated Fair Value	Form of Consideration
	(in thousands, except exchange ratio and per share amounts)
Number of shares of RiskMetrics common stock outstanding as of March 9, 2010(a)	65,007
Number of RiskMetrics restricted stock awards expected to convert to common shares prior to completion of the merger	80

Total shares of RiskMetrics common stock outstanding	65,087
Multiplied by MSCI’s stock price as of April 12, 2010 multiplied by the exchange ratio of 0.1802 ($37.10*0.1802)	$6.69	$435,134	MSCI Class A common stock

Estimated merger consideration for unvested MSCI restricted stock awards and vested and unvested MSCI stock options exchanged for outstanding unvested RiskMetrics restricted stock awards and vested and unvested RiskMetrics stock options(b)		$151,677	MSCI restricted stock awards and MSCI stock options
Number of shares of RiskMetrics common stock outstanding as of March 9, 2010(a)	65,007
Number of RiskMetrics restricted stock awards expected to convert to common shares prior to completion of the merger	80

Total shares of RiskMetrics common stock outstanding	65,087
Multiplied by the cash portion of merger consideration per common share outstanding	$16.35	$1,064,172	Cash

Estimate of consideration expected to be transferred(c)		$1,650,983

(a)	In this calculation, the RiskMetrics’ share count is as of the close of business on March 9, 2010. This is consistent with the date being utilized for valuing the unvested and vested RiskMetrics stock options and unvested restricted stock awards to be assumed in exchange for an MSCI equivalent option or award.
(b)	The estimated merger consideration is based on an analysis of vested and unvested RiskMetrics stock options and unvested restricted stock awards analyzed as of March 9, 2010 with service measured through an assumed closing date of June 15, 2010. The estimated merger consideration is based on the percentage of service met for each unvested RiskMetrics stock option or restricted stock award given the estimated value per share of RiskMetrics share immediately prior to closing. Actual merger consideration is to be calculated at the completion of the merger.
(c)

The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated. In accordance with ASC Subtopic 805-10, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a different outstanding RiskMetrics common share count and a per share equity component different from the $6.69 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. For example, if the price of MSCI Class A common stock on the closing date of the merger, increased or decreased by 10% from the price assumed in these unaudited pro forma condensed combined financial statements, the consideration transferred would increase or decrease by about $43.5 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

5. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by MSCI in the merger, reconciled to the estimate of consideration expected to be transferred:

(in thousands)
Book value of net assets acquired at February 28, 2010	$261,653
Adjusted for:
Elimination of existing goodwill and intangible assets	(461,606)
Elimination of existing deferred taxes on goodwill, intangible assets and interest rate swap	38,231
Elimination of existing deferred financing fees	(4,188)

Adjusted book value of net assets acquired	$(165,910)
Adjustments to:
Identifiable intangible assets(a)	633,727
Debt(b)	—
Non-contractual contingencies(c)	(35)
Taxes(d)	(247,725)
Goodwill(e)	1,430,926

Estimate of consideration expected to be transferred	$1,650,983

(a)	As of the completion of the merger, identifiable intangible assets are required to be measured at fair value consistent with ASC Subtopic 820-10. The fair value measurements were performed after considering the highest and best use of the acquired intangible assets by market participants.

The fair value of the identifiable intangible assets was determined using either the income or cost approach. The income approach, which relies on future estimates of cash flows, was used to estimate the fair value of acquired customer relationships, technology, proprietary processes, trade names and non-compete agreements. Under the HSR Act and other relevant laws and regulations, there are significant limitations regarding what MSCI can learn about the specifics of the RiskMetrics intangible assets and any such process will take several months to complete.

At this time, MSCI does not have sufficient information as to the amount, timing and risk of cash flows of all of these intangible assets, particularly those assets still in the research and development phase. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.

However, MSCI believes that the information gathered during the due diligence process prior to entering into the merger agreement and from RiskMetrics’ public disclosures were adequate to perform preliminary fair value measurements of the primary intangible assets. For purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical product revenues, RiskMetrics’ cost structure, and certain other high-level assumptions, the fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

	Estimated Fair Value	Estimated Useful Life
	(in thousands)
Customer relationships—finite-lived	$429,600	13 to 15 years
Developed technology—finite-lived	55,900	4 to 7 years
Proprietary processes—finite-lived	5,400	6 years
Trade names—finite-lived	137,100	10 to 20 years
Internally developed software—finite-lived	787	3 years
Non-competes—finite-lived	4,940	2 years

Total	$633,727

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. In the future, if it were determined that intangible assets or goodwill are impaired, an impairment charge would be recorded at that time.

(b)	As of the completion of the merger, debt is required to be measured at fair value. The fair value of long-term debt is disclosed in RiskMetrics’ Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this proxy statement/prospectus, and this disclosure is the basis for the adjustment. However, since it is contemplated that the RiskMetrics outstanding debt will be retired substantially concurrently with the completion of the merger, the face value of the long-term debt should approximate the fair value to MSCI and, thus, no adjustment has been recognized.
(c)	Accounting guidance requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. As disclosed in RiskMetrics’ Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this proxy statement/prospectus, RiskMetrics has certain contingent payment obligations from its acquisition of Applied4 Technology Ltd, or Applied4. Based on discussions with RiskMetrics, a probability of a payout was established given the recent financial performance of the Applied4 business and this payout value was calculated. There is no guarantee that this specific amount will be paid out or that this estimated contingent liability will be the same at closing.
(d)	As of the completion of the merger, MSCI will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for net acquired intangibles and the elimination of deferred tax assets on RiskMetrics’ interest rate swaps, which will be terminated at closing (see Note 6. Pro Forma Adjustments).
(e)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

6. Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction, Note 2 Basis of Presentation, Note 4. Estimate of Consideration Expected to be Transferred and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To eliminate advisory, legal and regulatory costs incurred by MSCI in the three months ended February 28, 2010, which are directly attributable to the pending merger but which are not expected to have a continuing impact on the combined entity’s results.
(b)	To record an estimate of intangible asset amortization:

	Year Ended November 30, 2009	Three Months Ended February 28, 2010
	(in thousands)
Eliminate RiskMetrics’ amortization of intangible assets	$(23,441)	$(6,090)
Estimated amortization of acquired intangible assets	49,991	12,498

Total	$26,550	$6,408

(c)	To record the estimate of forgone interest, dividend and investment income on the combined company’s cash and cash equivalents and short-term investments used to effect the merger. MSCI estimated the forgone interest income of the combined company as follows:

•

the loss of RiskMetrics’ entire interest income of $0.6 million in 2009 and $0.1 million in the first three months of 2010 has been assumed, under the assumption that all of RiskMetrics’ cash would be used to partially fund the merger; and

•

the loss of approximately $1.0 million in 2009 and $0.4 million in the first three months of 2010 of MSCI’s interest income on cash and short-term investments has been assumed, under the assumption that a portion of the cash and all investments will be used to partially fund the merger. MSCI’s estimate is based on a weighted-average annual interest rate realized in 2009 of 0.03%.

(d)	To record the estimated incremental interest expense on the new debt to finance the merger.

	Year Ended November 30, 2009	Three Months Ended February 28, 2010
	(in thousands)
Eliminate RiskMetrics’ interest expense	$(20,825)	$(5,112)
Eliminate MSCI’s interest expense	(19,683)	(4,436)
Estimated interest expense on new debt	63,750	15,938
Estimated amortization of deferred financing fees	5,365	1,341

Total	$28,607	$7,731

MSCI estimates interest expense of $63.8 million in 2009 and $15.9 million in the first three months of 2010 based upon the $1,275.0 million of assumed borrowings under the term loan. The calculation of the interest expense on the term loan was estimated using an interest rate of 5.00%. If interest rates were to increase or decrease by 0.5% from the rate that was assumed in estimating the pro forma adjustment to interest expense, pro forma interest expense could increase or decrease by approximately $6.4 million in 2009 and $1.6 million in the first three months of 2010.

In addition, MSCI incurred, or expects to incur, fees of $32.2 million associated with the new debt. For purposes of the unaudited pro forma condensed combined statement of income, $5.4 million and $1.3 million of these fees were included as adjustments to pro forma interest expense in 2009 and in the first three months of 2010, respectively.

The fees that MSCI will ultimately pay under the new debt could vary significantly from what is assumed in these unaudited pro forma condensed combined financial statements, and will depend on the actual timing and amount of borrowings and repayments under the new debt, and MSCI’s credit rating and leverage, among other factors.

(e)	To record an estimate of the tax impacts of the acquisition on the statement of income, primarily related to the additional interest expense associated with the incremental debt to finance the merger and the additional amortization expense associated with the adjusted fair value of intangible assets resulting from the merger. MSCI has generally assumed a 38% tax rate in 2009 and a 43% tax rate in the first three months of 2010 when estimating the tax aspects of the acquisition, representing a weighted-average estimate of the statutory tax rates in the various jurisdictions where these adjustments are reasonably expected to occur. Although not reflected in these unaudited pro forma condensed combined financial statements, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs, and the geographical mix of income.
(f)	To record an estimate of the current and long-term deferred tax impacts of the acquisition on the statement of financial condition. MSCI has generally assumed a 39% tax rate when estimating the deferred tax aspects of the acquisition. The adjustments are as follows:

(in thousands)
Eliminate MSCI’s deferred tax asset related to its interest rate swap	$(1,638)

Total current deferred tax adjustment	$(1,638)

Eliminate RiskMetrics’ deferred tax asset related to its interest rate swap	$5,892
Eliminate RiskMetrics’ deferred tax liability related to its intangible assets	(39,826)
Eliminate RiskMetrics’ deferred tax asset related to its goodwill	(4,297)
Estimated deferred tax liability related to acquired intangible assets	247,725

Total long-term deferred tax adjustment	$209,494

(g)	To record the cash portion of the merger consideration estimated to be $1,064.2 million based on the number of shares of RiskMetrics common stock outstanding as of March 9, 2010 and expected restricted stock awards to convert prior to completion of the merger and to record estimated payments of $369.9 million and $288.4 million to retire the MSCI and RiskMetrics term facilities, respectively, which are assumed to be paid on or before the acquisition, $4.2 million and $15.0 million to retire the MSCI and RiskMetrics interest rate swaps, respectively, which are assumed to be paid on or before the acquisition, $32.2 million for deferred financing fees related to the new term loan facility, $3.0 million of which had been estimated as paid, and $23.0 million for acquisition-related transaction costs, $2.2 million of which had been estimated as paid. The cash is expected to be sourced from a combination of bank financing of $1,262.3 million, available cash and cash equivalents of $311.0 million and the sale or redemption of short-term investments of $358.1 million.
(h)	To record the elimination of $1.4 million and $3.3 million related to MSCI deferred financing fees included in “Prepaid and other current assets” and “Other non-current assets,” respectively, and the elimination of the MSCI debt discount of $0.2 million and $0.6 million included in “Current maturities of long-term debt” and “Long-term debt, net of current maturities, respectively.”
(i)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

(in thousands)
Eliminate RiskMetrics’ historical goodwill	$(326,247)
Estimated transaction goodwill	1,430,926

Total	$1,104,679

(j)	To adjust intangible assets to an estimate of fair value, as follows:

(in thousands)
Eliminate RiskMetrics’ historical intangible assets	$(135,359)
Estimated fair value of intangible assets acquired	633,727

Total	$498,368

(k)	Includes the elimination of $4.2 million of RiskMetrics’ deferred financing fees from “Other non-current assets” and the recording of $5.4 million in “Prepaid and other assets” and $23.8 million in “Other non-current assets” reflecting the estimated deferred financing fees associated with the new debt remaining to be incurred to complete the acquisition.
(l)	To retire the $4.2 million carrying value related to the MSCI interest rate swap.
(m)	To record the estimated amount of liabilities under a new term loan facility that will be incurred to finance a portion of the consideration expected to be transferred by MSCI in the merger. In connection with the merger, MSCI has entered into a debt commitment letter with MSSF and supplemental commitment letters with CS and BofA pursuant to which MSSF, CS and BofA have committed to provide senior secured credit facilities in an aggregate amount of $1,375.0 million comprised of (i) $1,275.0 million under a six-year term loan facility and (ii) $100.0 million under a five-year revolving credit facility (the revolving credit facility and the term loan which are collectively referred to in this proxy statement/prospectus as the credit facilities). A discount of 1.00% on the issuance of the term loan facility is assumed.

At the option of MSCI, borrowings under the credit facilities are expected to bear interest at a rate equal to the greater of London Interbank Offered Rate (referred to in this proxy statement/prospectus as LIBOR) or 1.50% plus an estimated margin of 3.50%, and, in the case of the revolving credit facility, which margin, beginning a specified period after the merger, will be subject to adjustment based on MSCI’s leverage ratio.

A copy of the debt commitment letter is filed as an exhibit to the Current Report on Form 8-K filed by MSCI on March 1, 2010, which is incorporated by reference in this proxy statement/prospectus, and copies of the supplemental commitment letters are filed as exhibits to the Current Report on Form 8-K filed by MSCI on March 26, 2010, which is incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 155 of this proxy statement/prospectus.

(n)	To record the estimated fair value of the contingent liability related to RiskMetrics’ Applied4 acquisition and to retire the $15.0 million carrying value related to the RiskMetrics interest rate swap.
(o)	To record the stock portion of the merger consideration, at par, and to eliminate RiskMetrics’ common stock, at par, as follows:

(in thousands)
Eliminate RiskMetrics common stock	$(633)
Issuance of MSCI Class A common stock	117

Total	$(516)

(p)	To eliminate RiskMetrics’ treasury stock.
(q)	To record the stock portion of the merger consideration, at fair value less par, and to eliminate RiskMetrics’ additional paid-in-capital, as follows:

(in thousands)
Eliminate RiskMetrics’ additional paid-in capital	$(451,110)
Issuance of MSCI Class A common stock	586,694

Total	$135,584

(r)	To eliminate RiskMetrics’ accumulated deficit, and to record estimated non-recurring costs of MSCI for acquisition-related transaction costs and certain other costs, as follows:

(in thousands)
Eliminate RiskMetrics’ accumulated deficit	$180,271
Estimated remaining acquisition-related transaction costs assumed to be non-recurring	(20,710)
Estimated cost related to the retirement of MSCI Debt	(5,518)
Estimated costs related to the retirement of the MSCI interest rate swaps	(4,198)

Total	$149,845

No adjustment has been made for anticipated acquisition-related transaction costs to be incurred by RiskMetrics, which are estimated to be approximately $12.8 million.

(s)	To eliminate RiskMetrics’ accumulated other comprehensive expense and the accumulated other comprehensive expense component of the MSCI interest rate swap, as follows:

(in thousands)
Eliminate RiskMetrics’ accumulated other comprehensive expense	$9,240
Eliminate accumulated other comprehensive expense component of the MSCI interest rate swap	$2,553

Total	$11,793

The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount. The dividend policy of MSCI following the merger will be determined by the MSCI board of directors following the merger. In addition, it is expected that the definitive financing agreements to be entered into in connection with the financing for the merger will contain restrictions on the payment of dividends. See “Comparative Per Share Market Price and Dividend Information—Dividends” beginning on page 28 of this proxy statement/prospectus.

The unaudited pro forma combined basic and diluted earnings per share for the period presented are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of RiskMetrics were assumed to be replaced by the shares and equivalents expected to be issued by MSCI to effect the merger.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 50 of this proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to vote for the adoption of the merger agreement. You should also read and consider the risk factors associated with each of the businesses of MSCI and RiskMetrics because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item IA, “Risk Factors” in each company’s Annual Report on Form 10-K for, in the case of MSCI, the year ended November 30, 2009, and, in the case of RiskMetrics, the year ended December 31, 2009, each of which is on file with the SEC and all of which are incorporated by reference into this proxy statement/prospectus.

Because the exchange ratio is fixed and the market price of MSCI Class A common stock will fluctuate, you cannot be sure of the value of the merger consideration you will receive.

Upon the completion of the merger, each share of RiskMetrics common stock outstanding immediately prior to the merger (other than those held by RiskMetrics as treasury stock, by MSCI or by any subsidiary of RiskMetrics or MSCI or with respect to which appraisal rights have been properly exercised and perfected under Delaware law) will be converted into the right to receive a combination of $16.35 in cash, without interest, and 0.1802 of a share of MSCI Class A common stock. Because the exchange ratio of 0.1802 of a share of MSCI Class A common stock is fixed, the value of the stock portion of the merger consideration will depend on the market price of MSCI Class A common stock at the time the merger is completed. The value of the stock portion of the merger consideration will vary from the date of the announcement of the merger agreement, the date that this proxy statement/prospectus was mailed to RiskMetrics’ stockholders, the date of the RiskMetrics special meeting and the date the merger is completed and thereafter. Accordingly, at the time of the RiskMetrics special meeting, RiskMetrics’ stockholders will not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger. Neither company is permitted to terminate the merger agreement or resolicit the vote of RiskMetrics’ stockholders solely because of changes in the market prices of either company’s stock. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in MSCI’s and RiskMetrics’ respective businesses, operations and prospects, market assessments of the likelihood that the merger will be completed, the timing of the merger and regulatory considerations. Many of these factors are beyond MSCI’s and RiskMetrics’ control. You are urged to obtain current market quotations for MSCI Class A common stock in deciding whether to vote for the adoption of the merger agreement.

The market price of MSCI Class A common stock after the merger may be affected by factors different from those affecting shares of RiskMetrics stock currently.

Upon completion of the merger, holders of RiskMetrics common stock will become holders of MSCI Class A common stock. The businesses of MSCI differ from those of RiskMetrics in important respects and, accordingly, the results of operations of MSCI after the merger, as well as the market price of its Class A common stock, may be affected by factors different from those currently affecting the independent results of operations of RiskMetrics. For further information on the businesses of MSCI and RiskMetrics and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 155 of this proxy statement/prospectus.

After completion of the merger, MSCI may fail to realize the anticipated benefits and cost savings of the merger, which could adversely affect the value of MSCI Class A common stock.

The success of the merger will depend, in part, on MSCI’s ability to realize the anticipated benefits and cost savings from combining the businesses of MSCI and RiskMetrics. The ability of MSCI to realize these anticipated benefits and cost savings is subject to certain risks including:

•	MSCI’s ability to successfully combine the businesses of MSCI and RiskMetrics;

•	whether the combined businesses will perform as expected;

•	the possibility that MSCI paid more than the value it will derive from the acquisition;

•

the reduction of MSCI’s cash available for operations and other uses, the increase in amortization expense related to identifiable assets acquired and the incurrence of indebtedness to finance the acquisition; and

•	the assumption of certain known and unknown liabilities of RiskMetrics.

If MSCI is not able to successfully combine the businesses of MSCI and RiskMetrics within the anticipated time frame, or at all, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected, the combined businesses may not perform as expected and the value of the MSCI Class A common stock (including the stock portion of the merger consideration) may be adversely affected.

MSCI and RiskMetrics have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key MSCI and RiskMetrics employees, the disruption of each company’s ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-closing integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in integrating the operations of RiskMetrics into MSCI’s operations in order to realize the anticipated benefits of the merger so the combined business performs as expected, include, among other things:

•	combining the companies’ sales, marketing, data, operations and research and development functions;

•	integrating the companies’ technologies, products and services;

•	identifying and eliminating redundant and underperforming operations and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ corporate, administrative and information technology infrastructure;

•	coordinating sales, distribution and marketing efforts;

•	managing the movement of certain positions to different locations, including certain of MSCI’s offices outside the U.S.;

•	maintaining existing agreements with customers and suppliers and avoiding delays in entering into new agreements with prospective customers and suppliers;

•	coordinating geographically dispersed organizations; and

•	consolidating offices of RiskMetrics and MSCI that are currently in the same location.

In addition, at times, the attention of certain members of each company’s management and resources may be focused on the completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.

MSCI’s future results may suffer if MSCI does not effectively manage RiskMetrics’ risk management platform and RiskMetrics’ other operations following the merger.

Following the merger, MSCI plans to combine RiskMetrics’ risk management platform with MSCI’s expertise in portfolio equity models and analytics to provide clients with the capability to understand risk across their entire investment processes. MSCI’s future success depends, in part, upon the ability to manage this combination as well as its other businesses, including RiskMetrics’ corporate governance operation, which will pose challenges for management, including challenges relating to the management and monitoring of new operations and the coordination of activities across a larger organization. MSCI cannot assure you that it will be successful or that MSCI will realize expected operational efficiencies, cost savings, revenue enhancement and other benefits currently anticipated from the merger.

MSCI and RiskMetrics may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger.

Uncertainty about the effect of the merger on MSCI and RiskMetrics employees may have an adverse effect on MSCI and RiskMetrics and consequently the combined business. This uncertainty may impair MSCI’s and RiskMetrics’ ability to attract, retain and motivate key personnel until the merger is completed. Employee retention may be particularly challenging during the pendency of the merger, as employees of MSCI and RiskMetrics may experience uncertainty about their future roles with the combined business. Additionally, RiskMetrics’ officers and employees may own shares of RiskMetrics’ common stock and/or have vested stock option grants and, if the merger is completed (and in the case of vested options, if such vested options are exercised prior to completion of the merger), may therefore be entitled to the merger consideration, the payment of which could provide sufficient financial incentive for certain officers and employees to no longer pursue employment with the combined business. If key employees of MSCI or RiskMetrics depart because of issues relating to the uncertainty and difficulty of integration, financial incentives or a desire not to become employees of the combined business, MSCI may have to incur significant costs in identifying, hiring and retaining replacements for departing employees, which could reduce MSCI’s ability to realize the anticipated benefits of the merger.

In order to complete the merger, MSCI and RiskMetrics must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions that become applicable to the parties, the completion of the merger may be jeopardized or the anticipated benefits of the merger could be reduced.

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of the applicable waiting period relating to the merger under the HSR Act and the expiration or termination of the applicable waiting period, or receipt of approval, under each foreign antitrust law that relates to the merger. Although MSCI and RiskMetrics have agreed in the merger agreement to use their reasonable best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained. In addition, the governmental authorities from which these approvals are required have broad discretion in administering the governing regulations. As a condition to approval of the merger, these governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of MSCI’s business after the completion of the merger. Under the terms of the merger agreement, neither MSCI nor RiskMetrics is required to take certain actions (such as divesting or holding separate assets or entering into settlements or consent decrees with governmental authorities) with respect to any of the material businesses, assets or properties of MSCI or RiskMetrics or any of their respective material subsidiaries (except that, if requested by MSCI, RiskMetrics will use reasonable best efforts to take any such action reasonably necessary to obtain regulatory clearance, but only to the extent that such action is conditioned on the completion of the merger and does not reduce the amount or delay the payment of the merger consideration). A business of MSCI or RiskMetrics or any of their respective subsidiaries generating revenues in calendar year 2009 that are in excess of 5% of the aggregate revenues generated by MSCI and its subsidiaries, taken as a whole, in calendar year 2009, is considered a “material business” for these purposes. However, if, notwithstanding the provisions of the merger agreement, either MSCI or RiskMetrics becomes subject to any term, condition, obligation or restriction (whether because such term, condition, obligation or restriction does not rise to the specified level of materiality or MSCI otherwise consents to its imposition), the imposition of such term, condition, obligation or restriction could adversely affect the ability to integrate RiskMetrics’ operations into MSCI’s operations, reduce the anticipated benefits of the merger or otherwise adversely affect MSCI’s business and results of operations after the completion of the merger. See “The Merger Agreement—Conditions to the Completion of the Merger” and “The Merger—Regulatory Approvals Required for the Merger” beginning on pages 106 and 91, respectively, of this proxy statement/prospectus.

MSCI’s and RiskMetrics’ business relationships, including client relationships, may be subject to disruption due to uncertainty associated with the merger.

Parties with which MSCI and RiskMetrics do business, including clients and suppliers, may experience uncertainty associated with the transaction, including with respect to current or future business relationships with MSCI, RiskMetrics or the combined business. MSCI’s and RiskMetrics’ business relationships may be subject to disruption as clients, suppliers and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than MSCI, RiskMetrics or the combined business. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of the combined business. The adverse effect of such disruptions could be exacerbated by a delay in the completion of the merger or termination of the merger agreement.

Certain of RiskMetrics’ executive officers and directors have interests in the merger that may be different from your interests as a stockholder of RiskMetrics.

When considering the recommendation of RiskMetrics’ board of directors that RiskMetrics’ stockholders vote in favor of the adoption of the merger agreement, you should be aware that certain of the executive officers and directors of RiskMetrics have interests in the merger that may be different from, or in addition to, your interests as a stockholder of RiskMetrics. In particular, RiskMetrics’ non-employee directors are entitled to receive certain benefits upon completion of the merger, including accelerated vesting of stock options and other outstanding equity-based awards assuming that such director resigns concurrent with the completion of the merger and such vested stock options are exercised and exchanged for the merger consideration. In addition, assuming a qualifying termination of employment, RiskMetrics’ executive officers would be entitled to receive accelerated vesting of stock options and other outstanding equity-based awards, as well as severance payments and benefits, on the same basis as other RiskMetrics employees (except for Mr. Kjaer, the president of RiskMetrics who would receive severance in accordance with the terms of his employment letter agreement and Mr. Berman, chief executive officer of RiskMetrics, who has agreed that he will not be entitled to severance following termination of his employment). Under the merger agreement, the officers and directors of RiskMetrics have been granted rights to continued indemnification and insurance coverage after the completion of the merger. See “Interests of Certain Persons in the Merger” beginning on page 130 of this proxy statement/prospectus for a further description of these interests. RiskMetrics’ board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in recommending that RiskMetrics’ stockholders adopt the merger agreement.

The merger agreement limits RiskMetrics’ ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for RiskMetrics to sell its business to a party other than MSCI. These provisions include a general prohibition on RiskMetrics soliciting any acquisition proposal or offer for a competing transaction. Further, there are only limited exceptions to RiskMetrics’ agreement that RiskMetrics’ board of directors will not withdraw or modify in a manner adverse to MSCI the recommendation of the RiskMetrics board of directors in favor of the adoption of the merger agreement, and MSCI generally has a right to match any competing acquisition proposals that may be made. Although the RiskMetrics board of directors is permitted to take these actions and, in certain circumstances, terminate the merger agreement if it determines in good faith that such action is required by its fiduciary duties to RiskMetrics’ stockholders under Delaware law, doing so in specified situations could entitle MSCI to a termination fee of $50 million and reimbursement of expenses of up to $10 million. See “The Merger Agreement—No Solicitation by RiskMetrics”, “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees and Expenses” beginning on pages 111, 119 and 120, respectively, of this proxy statement/prospectus.

While RiskMetrics believes these provisions are reasonable and not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of RiskMetrics from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquirer proposing to pay a lower per-share price to acquire RiskMetrics than it might otherwise have proposed to pay because of the added expense of the $50 million termination fee and the up to $10 million expense reimbursement that may become payable in certain circumstances.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of MSCI and RiskMetrics.

If the merger is not completed, the ongoing businesses of MSCI and RiskMetrics may be adversely affected and, without realizing any of the benefits of having completed the merger, MSCI and RiskMetrics would be subject to a number of risks, including the following:

•	MSCI and RiskMetrics may experience negative reactions from the financial markets and from their respective customers and employees;

•

RiskMetrics may be required to pay MSCI a termination fee of $50 million (and up to $10 million in expense reimbursement) if the merger is terminated under certain circumstances and MSCI may be required to pay RiskMetrics a termination fee of $100 million if the merger is terminated under certain other circumstances (see “The Merger Agreement—Termination Fees and Expenses” beginning on page 120 of this proxy statement/prospectus);

•	MSCI and RiskMetrics will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•

the merger agreement places certain restrictions on the conduct of RiskMetrics’ business prior to the completion of the merger or the termination of the merger agreement. Such restrictions, the waiver of which is subject to the consent of MSCI, may prevent RiskMetrics from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger (see “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 109 of this proxy statement/prospectus for a description of the restrictive covenants applicable to RiskMetrics); and

•

matters relating to the merger (including integration planning) will require substantial commitments of time and resources by MSCI and RiskMetrics management, which would otherwise have been devoted to day-to-day operations, and other opportunities that may have been beneficial to either MSCI or RiskMetrics as an independent company.

There can be no assurance that the risks described above will not materialize, and if any of them do, they may adversely affect MSCI’s and RiskMetrics’ businesses, financial results and stock price.

In addition, MSCI and RiskMetrics could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against MSCI or RiskMetrics to perform their respective obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect MSCI’s and RiskMetrics’ business, financial results and stock price.

The shares of MSCI Class A common stock to be received by RiskMetrics’ stockholders upon the completion of the merger will have different rights from shares of RiskMetrics common stock.

Upon completion of the merger, RiskMetrics’ stockholders will no longer be stockholders of RiskMetrics but will instead become stockholders of MSCI, and their rights as stockholders will be governed by MSCI’s amended and restated certificate of incorporation and amended and restated bylaws. The terms of MSCI’s amended and restated certificate of incorporation and amended and restated bylaws are in some respects materially different than the terms of RiskMetrics’ second amended and restated certificate of incorporation and second amended and restated bylaws, which currently govern the rights of RiskMetrics’ stockholders. Please see “Comparison of Stockholder Rights” beginning on page 141 of this proxy statement/prospectus for a discussion of the different rights associated with MSCI Class A common stock.

RiskMetrics’ stockholders will have a significantly reduced ownership and voting interest after the merger and will exercise less influence over management.

Immediately after the completion of the merger, it is expected that former RiskMetrics’ stockholders, who collectively own 100% of RiskMetrics, will own approximately 13.4% of MSCI, based on the number of shares of RiskMetrics and MSCI Class A common stock outstanding, on a fully diluted basis, as of April 26, 2010 and assuming that all RiskMetrics options and restricted stock awards outstanding as of such date are converted into MSCI options and restricted stock awards at an exchange ratio calculated as though such date were the closing date of the merger. Consequently, RiskMetrics’ stockholders will have less influence over the management and policies of MSCI than they currently have over the management and policies of RiskMetrics.

A lawsuit has been filed and other lawsuits may be filed against RiskMetrics and MSCI challenging the merger, and an adverse ruling in any such lawsuit may prevent the merger from being completed.

RiskMetrics, members of the RiskMetrics board of directors and MSCI have been named as defendants in Kwait v. Berman, C.A. No. 5306-CC, a purported class action brought by RiskMetrics’ stockholders challenging the merger, seeking, among other things, to enjoin MSCI, RiskMetrics and Merger Sub from completing the merger on the agreed terms. On April 23, 2010, RiskMetrics, members of the RiskMetrics board of directors, MSCI, and Merger Sub reached an agreement in principle with the plaintiff in this action to settle the action. See “The Merger—Litigation Relating to the Merger” beginning on page 100 of this proxy statement/prospectus for more information about the lawsuit related to the merger that has been filed.

One of the conditions to the closing of the merger is that no law, order, injunction, judgment, decree, ruling or other similar requirement shall be in effect that prohibits the completion of the merger. Accordingly, if the proposed settlement does not proceed, and, thereafter, if a plaintiff is successful in obtaining an injunction prohibiting the completion of the merger, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

The indebtedness of MSCI following the completion of the merger will be substantially greater than MSCI’s indebtedness on a stand-alone basis and greater than the combined indebtedness of MSCI and RiskMetrics existing prior to the transaction. This increased level of indebtedness could adversely affect MSCI, including by decreasing MSCI’s business flexibility and increasing its borrowing costs.

Upon completion of the merger, MSCI will have incurred acquisition debt financing of up to $1,375.0 million, which will replace the existing senior secured credit facilities of RiskMetrics and MSCI. As of April 26, 2010, the outstanding principal balances under RiskMetrics’ and MSCI’s senior secured credit facilities were $206.7 million and $72.9 million, respectively, after giving effect to the normal, periodic payment of $0.7 million and the prepayment of $81.0 million by RiskMetrics of its existing senior secured credit facilities on March 31, 2010 and April 16, 2010, respectively, and the prepayments by MSCI of $147.0 million and $150.0 million of its existing senior secured credit facilities on April 1, 2010 and April 16, 2010, respectively. Covenants to which MSCI has agreed or may agree in connection with the acquisition debt financing, and MSCI’s substantial increased indebtedness and higher debt-to-equity ratio following completion of the merger in comparison to that of MSCI on a recent historical basis, will have the effect, among other things, of reducing MSCI’s flexibility to respond to changing business and economic conditions and will increase borrowing costs. In addition, the amount of cash required to service MSCI’s increased indebtedness levels and thus the demands on MSCI’s cash resources will be significantly greater than the percentages of cash flows required to service the indebtedness of MSCI or RiskMetrics individually prior to the transaction. The increased levels of indebtedness could also reduce funds available for MSCI’s investment in product development as well as capital expenditures and other activities, and may create competitive disadvantages for MSCI relative to other companies with lower debt levels.

MSCI will incur significant transaction and merger-related costs in connection with the merger.

MSCI expects to incur a number of non-recurring costs associated with combining the operations of the two companies. The substantial majority of non-recurring expenses resulting from the merger will be comprised of transaction costs related to the merger, facilities and systems consolidation costs and employment-related costs. MSCI will also incur transaction fees and costs related to formulating and implementing integration plans. MSCI continues to assess the magnitude of these costs and additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although MSCI expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow MSCI to offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The merger may not be accretive, and may be dilutive, to MSCI’s earnings per share, which may negatively affect the market price of MSCI Class A common stock.

MSCI currently anticipates that the merger will be accretive to earnings per share during the first full calendar year after the merger. This expectation is based on preliminary estimates that may materially change. In addition, future events and conditions could decrease or delay the accretion that is currently expected or could result in dilution, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize all of the benefits anticipated in the merger. Any dilution of, or decrease or delay of any accretion to, MSCI’s earnings per share could cause the price of MSCI’s common stock to decline.

MSCI’s inability to obtain the financing necessary to complete the merger could delay or prevent the completion of the merger.

Under the terms of the merger agreement, if the proceeds of the financing for the merger contemplated by the debt commitment letter, as adjusted by certain agreed terms, or the definitive documentation relating to the financing, are not available in full and MSCI is unable to secure alternative financing on acceptable terms, in a timely manner or at all, the merger may not be completed. Under the merger agreement, either MSCI or RiskMetrics may terminate the merger agreement under certain circumstances if the required financing is not available to MSCI by September 1, 2010. Under certain circumstances, MSCI may be required to pay RiskMetrics a termination fee of $100 million if the merger agreement is terminated because the merger has not occurred by September 1, 2010 by reason of the fact that the proceeds of the financing are not available to MSCI and all other conditions to MSCI’s obligation to close have been fulfilled as described above. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees and Expenses” beginning on pages 119 and 120 of this proxy statement/prospectus, respectively.

The opinion obtained by RiskMetrics’ board of directors from its financial advisor does not and will not reflect changes in circumstances subsequent to the date of the merger agreement.

On February 28, 2010, Evercore delivered its opinion to the RiskMetrics board of directors that, as of that date and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth therein, the merger consideration was fair, from a financial point of view, as of such date, to the holders of the shares of RiskMetrics common stock entitled to receive such consideration. RiskMetrics has not obtained, and will not obtain, an updated opinion from Evercore. The opinion rendered by Evercore does not speak to the time when the merger will be completed or to any other date other than the date of such opinion. As a result, the opinion rendered by Evercore does not and will not address the fairness, from a financial point of view, of the merger consideration payable pursuant to the merger agreement to the holders of the shares of RiskMetrics common stock at the time the merger is completed or at any time other than February 28, 2010. For a more complete description of the opinion rendered by Evercore, see “The Merger—Opinion of RiskMetrics’ Financial Advisor” beginning on page 78 of this proxy statement/prospectus and the full text of the opinion contained in Annex C to this proxy statement/prospectus.

Risks relating to MSCI and RiskMetrics.

MSCI and RiskMetrics are, and following completion of the merger, MSCI and RiskMetrics will continue to be, subject to the risks described in (i) Part I, Item 1A in MSCI’s Annual Report on Form 10-K for the year ended November 30, 2009 and filed with the SEC on January 29, 2010 and (ii) Part I, Item 1A in RiskMetrics’ Annual Report on Form 10-K for the year ended December 31, 2009 and filed with the SEC on February 24, 2010, in each case, incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 155 of this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

MSCI and RiskMetrics have included in this proxy statement/prospectus and from time to time may make in their public filings, press releases or other public statements, certain statements that constitute “forward-looking statements” (as that term is defined under Section 21E of the Exchange Act and/or the United States Private Securities Litigation Reform Act of 1995). In addition, the management of MSCI or RiskMetrics may make forward-looking statements to analysts, investors, representatives of the media and others. In some cases these forward-looking statements can be identified by forward-looking words such as “may,” “might,” “should,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “potential,” “continue,” “believes” and similar expressions, although some forward-looking statements are expressed differently. Forward looking statements include, but are not limited to, statements concerning MSCI’s or RiskMetrics’ financial position; business strategy; plans or objectives for future operations; expectations with respect to the synergies, costs and charges, capitalization and anticipated financial impacts of the merger and related transactions; approval of the merger and related transactions by RiskMetrics’ stockholders; the satisfaction of the closing conditions to the merger; the timing of the completion of the merger and other statements contained in this proxy statement/prospectus or public documents of MSCI and RiskMetrics that are not historical facts.

Forward-looking statements are not guarantees of performance. These statements are based upon the current reasonable expectations and assessments of the respective managements of MSCI and RiskMetrics and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of MSCI and RiskMetrics. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from the results discussed in forward-looking statements. In addition to the risks described under “Risk Factors” beginning on page 43 of this proxy statement/prospectus and those risks described in documents that are incorporated by reference into this proxy statement/prospectus, the following factors, among others, could cause such differences:

•

the possibility that the merger does not close, including due to the failure to secure debt financing or obtain required stockholder or regulatory approvals, or the failure of other closing conditions;

•	the possibility that regulatory approvals required for the merger may not be obtained on the proposed terms, on the anticipated schedule, or at all;

•	the possibility that the merger may be more expensive to complete than anticipated;

•	the possibility that the estimated synergies and cost savings will not be realized, or will not be realized within the expected time period;

•

the possibility that the businesses of MSCI and RiskMetrics may not be combined successfully, or such combination, including the integration of technologies, products, service systems, controls and procedures of the companies, may take longer or be more difficult, time-consuming or costly to accomplish than anticipated;

•	the possibility that the merger will have unanticipated adverse results relating to MSCI’s or RiskMetrics’ existing businesses;

•	the possibility that management time may be diverted on matters relating to the merger;

•	general economic conditions;

•	actions taken or conditions imposed by the United States and foreign governments;

•	adverse outcomes of pending or threatened litigation or government investigations;

•	adverse effects on relationships with employees may be greater than expected; and

•	the ability to attract and retain qualified management and other personnel.

The forward-looking statements in this proxy statement/prospectus speak only as of the time they are made and do not necessarily reflect the outlook of MSCI or RiskMetrics or their respective managements at any other point in time. MSCI and RiskMetrics expressly disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or for any other reason. However, readers should carefully review the risk factors set forth in other reports or documents filed by MSCI or RiskMetrics from time to time with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning MSCI, RiskMetrics, the merger, the related transactions or other matters attributable to MSCI or RiskMetrics or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

THE COMPANIES

MSCI

MSCI was incorporated in the State of Delaware in 1998 and became a public company in November 2007. MSCI is a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics for use by institutions in managing equity, fixed income and multi-asset class portfolios. MSCI’s principal products are global equity indices marketed under the MSCI brand and equity portfolio analytics marketed under the Barra brand. MSCI’s products are used in many areas of the investment process, including portfolio construction and optimization, performance benchmarking and attribution, risk management and analysis, index-linked investment product creation, asset allocation, investment manager selection and investment research. MSCI operates 21 offices in 15 countries and has over 3,100 clients across 67 countries, to which it primarily licenses annual, recurring subscriptions for the use of its products.

The principal trading market for MSCI’s common stock (NYSE: MXB) is the New York Stock Exchange. The principal executive offices of MSCI are located at 88 Pine Street, New York, NY 10005; its telephone number is (212) 804-3900; and its website is www.mscibarra.com.

This proxy statement/prospectus incorporates important business and financial information about MSCI from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 155 of this proxy statement/prospectus.

RiskMetrics

RiskMetrics was incorporated in the State of Delaware in 1998 and became a public company in January 2008. RiskMetrics is a leading provider of risk management and corporate governance products and services to participants in the global financial markets. RiskMetrics products enable clients to better understand and manage the risks associated with their financial holdings, to provide greater transparency to their internal and external constituencies, to satisfy regulatory and reporting requirements and to make more informed investment decisions. RiskMetrics consists of two industry leading businesses: risk management and corporate governance. The risk management segment provides multi-asset, position based risk and wealth management products and services to clients in the global financial markets through comprehensive, interactive products and services that allow clients to measure and quantify portfolio risk across security types, geographies and markets. The corporate governance business is represented by ISS, which provides corporate governance and specialized financial research and analysis services to institutional investors and corporations around the world to assist them with their proxy voting responsibilities. RiskMetrics serves a global client base through a network of 20 offices in 12 countries and has approximately 3,500 clients located in 53 countries, to which it sells its products primarily on an annual subscription basis, generally receiving upfront subscription payments.

The principal trading market for RiskMetrics’ common stock (NYSE: RISK) is the New York Stock Exchange. The principal executive offices of RiskMetrics are located at 1 Chase Manhattan Plaza, 44th Floor, New York, NY 10005; its telephone number is (212) 981-7475; and its website is www.riskmetrics.com.

This proxy statement/prospectus incorporates important business and financial information about RiskMetrics from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 155 of this proxy statement/prospectus.

Merger Sub

Merger Sub is a Delaware corporation and a direct wholly owned subsidiary of MSCI. Merger Sub was formed solely for the purpose of consummating a merger with RiskMetrics. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

The principal executive offices of Merger Sub are located at 88 Pine Street, New York, NY 10005 and its telephone number is (212) 804-3900.

SPECIAL MEETING OF STOCKHOLDERS OF RISKMETRICS

RiskMetrics is providing this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the special meeting of stockholders that RiskMetrics has called for the purpose of holding a vote upon a proposal to adopt the merger agreement with MSCI and at any adjournment or postponement thereof. This proxy statement/prospectus constitutes a prospectus for MSCI in connection with the issuance by MSCI of its common stock in connection with the merger. This proxy statement/prospectus is first being mailed to RiskMetrics’ stockholders on or about April 28, 2010 and provides RiskMetrics stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of RiskMetrics stockholders.

Date, Time and Place

The special meeting will be held at One Chase Manhattan Plaza, 44th Floor, New York, NY 10005 on May 27, 2010 at 10:00 a.m., local time.

Purpose

At the special meeting, RiskMetrics stockholders will be asked to vote solely on the following proposals:

•	to adopt the merger agreement; and

•	to approve the adjournment of the special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

RiskMetrics Board Recommendation

The RiskMetrics board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of RiskMetrics and its stockholders and unanimously recommends that you vote “FOR” the adoption of the agreement and “FOR” the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting. See “The Merger—RiskMetrics Reasons for the Merger; Recommendation of the RiskMetrics Board of Directors” beginning on page 71 of this proxy statement/prospectus.

RiskMetrics stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In addition, RiskMetrics stockholders are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

RiskMetrics Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the RiskMetrics special meeting is April 26, 2010. Only RiskMetrics stockholders of record at the close of business on April 26, 2010 will be entitled to receive notice of and to vote at the special meeting or any adjournment of the special meeting. Shares of RiskMetrics common stock held by RiskMetrics as treasury shares and by RiskMetrics’ subsidiaries will not be entitled to vote.

As of the close of business on the record date of April 26, 2010, there were 69,104,540 shares of RiskMetrics common stock outstanding and entitled to vote at the special meeting. Each holder of RiskMetrics common stock is entitled to one vote for each share of RiskMetrics common stock owned as of the record date.

A complete list of RiskMetrics stockholders entitled to vote at the RiskMetrics special meeting will be available for inspection at the principal place of business of RiskMetrics during regular business hours for a period of no less than ten days before the special meeting and at the place of the RiskMetrics special meeting during the meeting.

Quorum

A quorum of stockholders is required for RiskMetrics’ stockholders to adopt the merger agreement at the special meeting, but not to approve any adjournment of the meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of RiskMetrics common stock entitled to vote on the record date will constitute a quorum. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. With respect to broker non-votes (as defined below), the adoption of the merger agreement is not considered a routine matter. Therefore, your broker will not be permitted to vote on the adoption of the merger agreement without instruction from you as the beneficial owner of the shares of RiskMetrics common stock. Broker non-votes will, however, be counted for purposes of determining whether a quorum is present at the special meeting. Pursuant to the voting agreement, various RiskMetrics stockholders, including Ethan Berman, the chief executive officer of RiskMetrics, have agreed to take all steps necessary to cause 34,664,426 shares of RiskMetrics common stock, or approximately 50.2% of the outstanding shares of RiskMetrics common stock as of the record date, to be counted as present at the special meeting for the purpose of establishing a quorum. Accordingly, as long as the voting agreement remains in effect, the establishment of quorum at the special meeting is assured. See “The Voting Agreement” beginning on page 124 of this proxy statement/prospectus for additional information.

Required Vote

To adopt the merger agreement, holders of a majority of the shares of RiskMetrics common stock outstanding and entitled to vote on the proposal must vote in favor of adoption of the merger agreement. Because approval is based on the affirmative vote of a majority of the outstanding shares of RiskMetrics common stock, a RiskMetrics stockholder’s failure to submit a proxy card or to vote in person at the special meeting or an abstention from voting, or the failure of a RiskMetrics stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” adoption of the merger agreement.

To approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting, the affirmative vote of holders of a majority of the votes cast at the special meeting is required, if a quorum is present. If a quorum is not present, a majority of the outstanding RiskMetrics voting interests present at the special meeting may adjourn the meeting until a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the vote to adjourn the special meeting if a quorum is present and will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting if a quorum is not present. Shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

The Voting Agreement

Pursuant to the voting agreement (as amended by amendment no. 1 to the voting agreement), various stockholders of RiskMetrics, including Ethan Berman, the chief executive officer of RiskMetrics, have agreed to vote (subject to certain limited exceptions for shares held in trust) all their shares of RiskMetrics common stock in favor of, among other things, the adoption of the merger agreement and any adjournment of the special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting. As of the record date of April 26, 2010, 34,664,426 shares of RiskMetrics common stock are subject to the voting agreement, or approximately 50.2% of the outstanding shares of RiskMetrics common stock as of the record date. However, if the RiskMetrics board of directors changes its recommendation with respect to the merger, only 13,770,525 of the shares covered by the voting agreement, or approximately 19.9% of the outstanding shares of RiskMetrics common stock as of the record date, will be required to be voted in the manner described above. In such case, the remaining shares of RiskMetrics common covered by the voting agreement may be voted in a manner deemed appropriate by the stockholder owning such shares in its or his sole discretion. The voting agreement will terminate automatically upon termination of the merger agreement (including upon termination of the merger agreement by RiskMetrics to enter into a definitive, written agreement concerning a superior acquisition proposal as described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 119 of this proxy statement/prospectus), unless terminated earlier. Accordingly, as long as the voting agreement remains in effect and the RiskMetrics board of directors does not change its recommendation, the adoption of the merger agreement by RiskMetrics’ stockholders is assured. See “The Voting Agreement” beginning on page 124 of this proxy statement/prospectus for additional information.

Stock Ownership of and Voting by RiskMetrics’ Directors and Executive Officers

At the close of business on the record date for the special meeting, RiskMetrics’ directors and executive officers and their affiliates beneficially owned and had the right to vote 28,438,956 shares of RiskMetrics common stock at the special meeting, which represents approximately 41.2% of the shares of RiskMetrics common stock entitled to vote at the special meeting.

It is expected that RiskMetrics’ directors and executive officers will vote their shares “FOR” the adoption of the merger agreement, although, except for Ethan Berman, the chief executive officer of RiskMetrics, none of them has entered into any agreement requiring them to do so.

Mr. Berman is a party to the voting agreement as described above under “—The Voting Agreement”. Mr. Berman entered into the voting agreement in his capacity as a stockholder of RiskMetrics and not as RiskMetrics’ chief executive officer or a director of RiskMetrics, and nothing in the voting agreement limits or affects the actions that may be taken by Mr. Berman in his capacity as an officer or director of RiskMetrics. Under the voting agreement, Mr. Berman has agreed to vote all of his shares of RiskMetrics common stock other than shares held in trust, or approximately 7.4% of the shares of RiskMetrics common stock outstanding as of the record date, in favor of, among other things, the adoption of the merger agreement. As described above under “—The Voting Agreement”, if the RiskMetrics board of directors changes its recommendation with respect to the merger, Mr. Berman will only be required to vote a total of 1,987,884 shares of RiskMetrics common stock, or approximately 2.9% of the shares of RiskMetrics common stock outstanding as of the record date, in favor of, among other things, the adoption of the merger agreement, with Mr. Berman’s remaining shares to be voted in a manner deemed appropriate by Mr. Berman in his sole discretion as a stockholder of RiskMetrics.

In addition, certain of the other RiskMetrics stockholders party to the voting agreement are affiliated with certain directors of RiskMetrics, as follows: General Atlantic Partners 78, L.P. is affiliated with Mr. Rene M. Kern; TCV V, L.P. and TCV Member Fund, L.P. are affiliated with Mr. Robert Trudeau; and Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum Investment Managers’ Fund, L.P. are affiliated with Christopher T. Mitchell. Although these stockholders have entered into the voting agreement, the directors affiliated with these stockholders have not themselves entered into the voting agreement with regard to any shares of RiskMetrics common stock owned by them, nor have such directors entered into any other agreement requiring them to vote their shares either “FOR” or “AGAINST” the merger.

Each of General Atlantic Service Company, LLC (an affiliate of General Atlantic Partners 78, L.P.), TCMI, Inc. (an affiliate of the TCV funds) and Spectrum Equity Investors IV, L.P. entered into non-disclosure agreements with MSCI in July and August 2009. The voting agreement was negotiated between MSCI’s outside counsel and outside counsel to RiskMetrics, as well as outside counsel to General Atlantic; in addition, RiskMetrics’ general counsel was in communication with representatives of the other stockholders party to the voting agreement and conveyed their comments to MSCI’s and RiskMetrics’ outside counsels in connection with the negotiation of the voting agreement. See “Interests of Certain Persons in the Merger” beginning on page 130 of this proxy statement/prospectus for a discussion of the common stock, stock options and restricted stock owned by RiskMetrics’ non-employee directors (including Messrs. Kern, Trudeau and Mitchell) and the merger consideration anticipated to be received by each of them.

Voting of Shares by Holders of Record

By Internet or Telephone

If you hold RiskMetrics shares in street name through a broker or other nominee, you may vote electronically via the Internet at www.proxyvote.com. If you wish to vote by telephone you will need to request paper copies of the materials from your broker or other nominee in order to obtain a Voting Instruction Form which contains a specific telephone number for your broker or other nominee. Votes submitted telephonically or via the Internet must be received by 11:59 p.m. (eastern time) on May 26, 2010.

If you hold RiskMetrics shares directly in your name as a stockholder of record, you may vote electronically via the Internet at www.envisionreports.com/RISK, or telephonically by calling 1-800-652-Vote (8683). Votes submitted telephonically or via the Internet must be received by 11:59 p.m. (eastern time) on May 26, 2010.

In Person

If you hold RiskMetrics shares in street name through a broker or other nominee, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the special meeting. To request a legal proxy please follow the instructions at www.proxyvote.com.

If you hold RiskMetrics shares directly in your name as a stockholder of record, you may vote in person at the special meeting. Stockholders of record also may be represented by another person at the special meeting by executing a proper proxy designating that person.

By Mail

If you hold RiskMetrics shares in street name through a broker or other nominee, to vote by mail you must request paper copies of the proxy materials from your broker or other nominee. Once you receive your paper copies, you will need to mark, sign and date the Voting Instruction Form and return it in the prepaid return envelope provided. RiskMetrics’ proxy distributor, Broadridge Financial Solutions, Inc. must receive your Voting Instruction Form no later than close of business on May 26, 2010.

If you hold RiskMetrics shares directly in your name as a stockholder of record, you will need to mark, sign and date your proxy card and return it using the prepaid return envelope provided or return it to Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-5067. Computershare must receive your proxy card no later than close of business on May 26, 2010.

When a stockholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. RiskMetrics encourages its stockholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet web site, please do not return your proxy card by mail. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that you cast at the meeting.

All shares represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If a RiskMetrics stockholder executes a proxy card without giving instructions, the shares of RiskMetrics common stock represented by that proxy card will be voted “FOR” approval of the proposal to adopt the merger agreement.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person.

Voting of Shares Held in Street Name

If your shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. In these cases, the broker or other nominee can register your shares as being present at the special meeting for purposes of determining a quorum, but will not be able to vote your shares on those matters for which specific authorization is required. Under the current rules of the New York Stock Exchange, brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement. Therefore, a broker non-vote will have the same effect as a vote “AGAINST” adoption of the merger agreement. A broker non-vote will have no effect on a proposal to adjourn the special meeting, unless a quorum is not present in which case, it will have the same effect as a vote “AGAINST” the proposal.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy and/or change your vote at any time before your shares are voted at the special meeting. If you are a stockholder of record, you can do this by:

•

sending a written notice stating that you revoke your proxy to RiskMetrics at One Chase Manhattan Plaza, 44th Floor, New York, New York 10005, Attn: Corporate Secretary that bears a date later than the date of the proxy and is received prior to the special meeting and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares through a broker or other nominee, you must contact your brokerage firm or bank to change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the meeting.

Solicitation of Proxies

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the RiskMetrics board of directors to be voted at the RiskMetrics special meeting. RiskMetrics will bear all costs and expenses in connection with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. Proxies may also be solicited by certain of RiskMetrics’ directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

Stockholders should not send stock certificates with their proxies. A letter of transmittal and instructions for the surrender of RiskMetrics common stock certificates will be mailed to RiskMetrics stockholders shortly after the completion of the merger, if approved.

Stockholders Sharing an Address

Consistent with notices sent to stockholders of record sharing a single address, RiskMetrics is sending only one copy of this proxy statement/prospectus to that address unless RiskMetrics received contrary instructions from any stockholder at that address. This “householding” practice reduces the volume of duplicate information received at your household and helps RiskMetrics reduce costs. Stockholders may request to discontinue householding, or may request a separate copy of this proxy statement/prospectus by one of the following methods:

•

stockholders of record wishing to discontinue or begin householding, or any stockholder of record residing at a household address wanting to request delivery of a copy of this proxy statement/prospectus should contact RiskMetrics Group, Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York, 10005, Investor Relations, telephone number (212) 981-7475; and

•	stockholders owning their shares through a broker or nominee who wish to either discontinue or begin householding should contact their record holder.

No Other Business

Under RiskMetrics’ amended and restated bylaws, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to RiskMetrics stockholders provided with this proxy statement/prospectus.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. If a quorum is present, adjournment may be made by a majority of the votes cast. If a quorum is not present, a majority of the votes present in person or by proxy at the time of the vote, may adjourn the meeting until a quorum is present. RiskMetrics is not required to notify stockholders of any adjournment of 30 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, RiskMetrics may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by RiskMetrics stockholders for use at the special meeting will be used at any adjournment or postponement of the meeting. References to the RiskMetrics special meeting in this proxy statement/prospectus are to such special meeting as adjourned or postponed.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact RiskMetrics Group, Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York, 10005, Attention: Investor Relations.

THE MERGER

General

This proxy statement/prospectus is being provided to holders of RiskMetrics common stock in connection with the solicitation of proxies by the board of directors of RiskMetrics to be voted at the special meeting, and at any adjournments or postponements of such meeting. At the special meeting, RiskMetrics will ask its stockholders to vote upon a proposal to adopt the merger agreement and a proposal to adjourn the RiskMetrics special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

The merger agreement provides for the merger of Merger Sub with and into RiskMetrics, with RiskMetrics continuing as the surviving corporation. The merger will not be completed unless RiskMetrics’ stockholders adopt the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For additional information about the merger, see “The Merger Agreement—Structure of the Merger” and “The Merger Agreement—Merger Consideration” beginning on pages 102 and 103, respectively, of this proxy statement/prospectus.

Upon completion of the merger, each share of RiskMetrics common stock (other than certain excluded shares) will be converted into the right to receive a combination of $16.35 in cash, without interest, and 0.1802 of a share of MSCI Class A common stock. Based on the number of shares of RiskMetrics common stock (including RiskMetrics restricted stock awards) and RiskMetrics options outstanding as of April 26, 2010, MSCI expects to issue approximately 12,573,706 shares of its Class A common stock to RiskMetrics’ stockholders pursuant to the merger and reserve for issuance approximately 4,288,187 additional shares of MSCI Class A common stock in connection with the conversion of RiskMetrics’ outstanding options and assuming that all RiskMetrics options and restricted stock awards outstanding as of such date are converted into MSCI options and restricted stock awards at an exchange ratio calculated as though such date were the closing date of the merger. The actual number of shares of MSCI Class A common stock to be issued and reserved for issuance pursuant to the merger will be determined at the completion of the merger based on the exchange ratio of 0.1802, the applicable option exchange ratio and the number of shares of RiskMetrics common stock (including restricted stock awards) and RiskMetrics options outstanding at such time. MSCI and RiskMetrics expect that, immediately after completion of the merger, former RiskMetrics’ stockholders will own approximately 13.4% of the outstanding MSCI Class A common stock, based on the number of shares of RiskMetrics and MSCI Class A common stock outstanding, on a fully diluted basis, as of April 26, 2010 and the assumptions described above.

Background of the Merger

RiskMetrics’ board of directors has periodically reviewed, together with management and various outside advisors, the strategic prospects and challenges facing RiskMetrics, both relating to RiskMetrics’ specific business issues and in the context of the evolving business and financial environment. An integral part of this process has been the assessment of opportunities to engage in strategic transactions, including potential strategic combinations, to enhance the ability of the company to maximize stockholder value. The acquisition of ISS in 2007 and a number of smaller strategic acquisitions by RiskMetrics resulted from this process.

MSCI’s senior management regularly evaluates and periodically reviews with MSCI’s board of directors potential strategic options, including strategic acquisitions that could support MSCI’s strategic priority of creating a more comprehensive and integrated risk management platform. As part of this review, MSCI has for some time identified RiskMetrics, in light of RiskMetrics’ powerful multi-asset class risk management tools, as a possible candidate for a strategic transaction.

Beginning in 2005, RiskMetrics and MSCI have discussed from time to time the potential for a strategic combination between the two companies. In 2006, prior to either company becoming publicly held, MSCI (then owned by Morgan Stanley), delivered a letter with proposed deal terms to RiskMetrics, at which time RiskMetrics retained Evercore as its financial advisor in connection with the proposed transaction. However, RiskMetrics’ board of directors determined that it did not consider the proposed deal terms and valuation to be satisfactory. Following its acquisition of ISS in January 2007, RiskMetrics focused its attention on integrating ISS and preparing for its initial public offering, while MSCI launched its own initial public offering in November 2007. Following its successful initial public offering, in early 2008, RiskMetrics continued to focus on its development and growth as a larger, now public company. As a result, during this time period, discussions of a strategic combination were not a focus of either company. Nevertheless, members of senior management of RiskMetrics and MSCI continued to have informal discussions from time to time.

In late 2008 and early 2009, discussions again took place between RiskMetrics and MSCI regarding a potential combination. In conjunction with these discussions, the parties entered into a mutual non-disclosure agreement on December 15, 2008. RiskMetrics again retained Evercore as its financial advisor. However, the discussions did not advance beyond a preliminary stage, as MSCI decided to focus on other potential transactions.

In May 2009, Morgan Stanley disposed of its remaining stake in MSCI through a registered secondary offering. The offering completed MSCI’s transition to an independent, stand-alone public company that began with its initial public offering in November 2007.

In July 2009, RiskMetrics and MSCI again commenced discussions regarding a potential strategic combination and, on July 28, 2009, MSCI and RiskMetrics entered into a new mutual non-disclosure agreement. RiskMetrics’ senior management held two meetings with MSCI’s senior management to discuss the potential strategic combination, at which Morgan Stanley (acting then and on a going forward basis as financial advisor to MSCI) and Evercore were also present. One of these meetings, which was held on August 3, 2009, also involved representatives of RiskMetrics’ principal stockholders, including certain members of RiskMetrics’ board of directors. These stockholders also signed non-disclosure agreements with MSCI.

On August 6, 2009, Henry Fernandez, MSCI’s chief executive officer, delivered a letter to Stephen Thieke, RiskMetrics’ chairman, and Ethan Berman, the chief executive officer of RiskMetrics, proposing a transaction in which each share of RiskMetrics common stock would be converted into 0.750 of a share of MSCI Class A common stock. Based on the share price of the MSCI Class A common stock on August 5, 2009, the offer was valued at $20.42 for each share of RiskMetrics common stock, or a 24% premium over the market price of RiskMetrics common stock on August 5, 2009. Mr. Fernandez’s offer letter indicated that if a transaction were consummated upon those terms, RiskMetrics stockholders would own approximately 34% of the combined company on a fully diluted basis. In addition, the offer letter indicated that the board of directors of the combined company would draw from members of both boards, including Mr. Berman and Mr. Fernandez, as well as new directors. The offer letter also contemplated the possibility of, among other things, a post-combination management group that would include individuals from both RiskMetrics and MSCI.

On August 10, 2009, the board of directors of RiskMetrics held a special meeting via teleconference, during which the proposed potential transaction with MSCI was discussed. In addition to all members of the RiskMetrics board of directors, members of RiskMetrics’ senior management and representatives from Evercore and Kramer Levin Naftalis & Frankel LLP, outside legal counsel to RiskMetrics and referred to in this proxy statement/prospectus as Kramer Levin, were also present for a portion of the meeting. Evercore made a presentation to the board of directors reviewing its preliminary financial analyses of the offer. Representatives of Kramer Levin reviewed with the board of directors certain legal matters relating to its consideration of the potential transaction with MSCI, including the directors’ fiduciary obligations. Following an extensive discussion, although the board of directors concluded that it was not interested in a sale of the company, it directed members of senior management to proceed to examine the feasibility and desirability of this proposed transaction, as it could have been a unique opportunity for RiskMetrics.

On August 13, 2009, the RiskMetrics board of directors held another special meeting in New York and via teleconference. In addition to all members of the RiskMetrics board of directors, Mr. Fernandez and Gary Retelny, MSCI’s head of strategy and business development, were also present for a portion of the meeting. During the meeting, Mr. Berman introduced Mr. Fernandez and indicated that Mr. Fernandez was meeting with the board of directors at its request. Mr. Fernandez discussed his background and the history of MSCI. He also discussed his view of the proposed combination, MSCI’s reasons for making the offer and his ideas for the management and governance of the combined company. After Mr. Fernandez left the meeting, the board of directors engaged in further discussion and indicated that RiskMetrics management should continue discussions with MSCI.

Also on August 13, 2009, MSCI’s outside legal counsel, Davis Polk & Wardwell LLP, referred to in this proxy statement/prospectus as Davis Polk, delivered a draft agreement and plan of merger and voting agreement to Mr. Berman and Kramer Levin. The parties then undertook intensive due diligence meetings with respect to each other’s businesses and prospects.

Between August 13 and August 18, 2009, the parties and their respective financial and legal advisors reviewed and exchanged drafts of the proposed transaction documents and engaged in discussions and negotiations regarding the terms of such documents.

On August 18, 2009, at a telephonic board meeting, Evercore and Kramer Levin updated the RiskMetrics’ board of directors as to the status of discussions and negotiations between the parties. In addition to all members of the RiskMetrics board of directors, members of RiskMetrics’ senior management and representatives from Evercore and Kramer Levin were present at the meeting. Mr. Berman provided an overview of his recent discussions with Mr. Fernandez, provided an update on the status of the due diligence process and relayed some concerns that the transaction structure was moving away from a potentially unique “merger of equals” in light of MSCI’s proposed approach regarding the integration and governance of the companies. The board of directors also consulted with representatives of Evercore regarding the financial aspects of the MSCI offer. After extensive discussion, the RiskMetrics board of directors authorized management to proceed with negotiating the transaction documentation, in particular to better define the governance and integration issues, and to finalize the due diligence process.

During the next few days following the RiskMetrics board meeting on August 18, 2009, RiskMetrics’ and MSCI’s legal and financial advisors had a number of discussions regarding potential deal terms and due diligence meetings progressed.

On August 21, 2009, the board of directors of RiskMetrics held a special meeting via teleconference, during which the board of directors received an update regarding the recent discussions with MSCI’s management team and discussed matters relating to the status of negotiations regarding certain legal and financial terms of the proposed transaction, as well as the strategic plan going forward as a combined company. In addition to all members of the RiskMetrics board of directors, members of RiskMetrics’ senior management and representatives from Evercore and Kramer Levin were present at the meeting. The board of directors, after discussion and input from management, made a determination that it was not convinced that the proposed transaction was in the best interests of the stockholders of RiskMetrics. The board of directors determined that the transaction structure had moved away from a potentially unique “merger of equals” and now more closely resembled a sale of RiskMetrics. RiskMetrics’ board of directors concluded that, were the company in fact for sale, the board of directors would require further analysis of the company’s standalone strategic plan as well as a market check to determine proper valuation measures before proceeding with any such sale. As a result, the board of directors terminated the negotiations with MSCI, and the RiskMetrics board of directors instructed management to prepare a detailed plan regarding the prospects of remaining independent.

Following the termination of negotiations, RiskMetrics and MSCI remained in occasional contact, essentially through informal conversations between their respective chief executive officers.

On October 28, 2009, Mr. Berman advised Mr. Fernandez of an upcoming meeting of the RiskMetrics board of directors, which would be held on December 8, 2009, at which RiskMetrics management’s strategic plan would be presented. On October 30, 2009, representatives from Evercore and Morgan Stanley, Mr. Fernandez and Mr. Berman had a meeting at Morgan Stanley’s offices, during which they discussed what type of transaction might be satisfactory to RiskMetrics, including the alternative forms of consideration that might be payable in a proposed transaction (including all cash, all stock or a mixture of cash and stock), if the board of directors decided to proceed with a sale process. Over the next few days, Mr. Berman generally apprised several board members of his discussions with Mr. Fernandez.

On December 8, 2009, the RiskMetrics board of directors held a regularly scheduled meeting, during which representatives of RiskMetrics senior management presented a three-year strategic plan to the board of directors. In addition to all members of the RiskMetrics board of directors, members of RiskMetrics’ senior management were also present, and were joined by representatives from Evercore and Kramer Levin for a portion of the meeting. The RiskMetrics board of directors discussed the strategic plan with senior management, noting (i) the intent to focus on the high growth market for risk related services following the recent financial crisis and to deliver a wider scope of risk services to key financial sector clients, (ii) the plan to provide a broad scope of integrated risk management services, including consultancy services, to financial sector clients in order to complement RiskMetrics’ existing risk measurement products, (iii) the possibility of developing certain of these complementary risk management services organically while obtaining the remaining capabilities through targeted acquisitions, (iv) the perceived demand for enhanced multidimensional risk identification and alternative model risk management tools as a result of the expectation that risk issues will become a more critical feature of corporate finance and investment decision making and planning, (v) the risk that RiskMetrics’ business could suffer if it did not expand the scope of its products and service offering to address these new demands, and (vi) the strategy to focus on increasing revenue streams from top tier clients. In this regard, the RiskMetrics board of directors discussed the various obstacles and execution risks inherent in implementing the strategic plan, including (i) managing growth into new product areas and with new client sectors, and the challenges of operating a substantially larger company, (ii) attracting additional senior management and succession planning issues, (iii) building enhanced and costly infrastructure systems to support the new, more complex products, and (iv) the availability of, ability to timely execute on, and integrate acquisition opportunities to complete the support systems that RiskMetrics would not develop internally. The RiskMetrics board of directors also reviewed various budget projections and assumptions relating to the implementation of the new integrated risk management business model.

Also during this meeting, Evercore made a general presentation to the board of directors regarding the environment for a potential sale of RiskMetrics, potential buyers of RiskMetrics and preliminary financial analyses of RiskMetrics. Representatives of Evercore expressed Evercore’s view that, if RiskMetrics initiated a process to explore a possible sale of the company, such process likely would yield indications of interest from potential buyers in the range of $20.00 to $22.00 per share of RiskMetrics common stock. As a result of its analysis of these presentations, the board of directors determined that exploring a potential sale of the company might result in an attractive risk-adjusted outcome for stockholders of RiskMetrics as compared to proceeding with the strategic plan, particularly in light of perceived challenges facing the company’s prospects. These considerations included the continuing trend towards consolidation in the risk management sector (at both the end-user and competitor levels), challenges posed by current market conditions in the financial sector following the financial crisis and issues relating to senior management succession and depth. The RiskMetrics board of directors, in consultation with Evercore, also made a determination that approaching financial sponsors was likely to yield less attractive offers than those from potential strategic acquirors and accordingly decided not to pursue that alternative at that time. Following consideration of the strategic alternatives, and consulting with its legal and financial advisors, the board of directors authorized Evercore to begin a process to solicit and assess the interest of identified strategic parties in entering into a transaction with RiskMetrics.

On December 9, 2009, Mr. Berman and Mr. Fernandez had a telephone conversation, during which Mr. Berman updated Mr. Fernandez on the discussions at the December 8, 2009 meeting of the board of directors, and conveyed the basic structure of the solicitation of interest process that would be conducted by

Evercore on behalf of RiskMetrics. During this telephone conversation, Mr. Berman also informed Mr. Fernandez that the board of directors believed that Evercore should lead the process on behalf of RiskMetrics and would deal directly with interested parties, including MSCI.

In the five weeks following the December 8, 2009 board meeting, Evercore or Mr. Berman contacted MSCI and nine additional potential strategic parties, indicating to them that if they entered into a non-disclosure agreement they would receive packages containing non-public financial and operating information regarding RiskMetrics. Evercore further indicated that it intended to confirm the parties’ respective levels of interest in a transaction shortly after receipt of the confidential information package, at which point, RiskMetrics would provide parties that remained interested with additional due diligence materials and limited access to management and that Evercore would expect a more refined verbal expression of interest by the time of a January 26, 2010 regularly scheduled RiskMetrics board meeting. With the exception of MSCI, which essentially indicated that its view of valuation had not changed since August 2009, Evercore indicated to the contacted parties that, if they wanted to be considered, they would have to make an offer for all of the outstanding common stock of RiskMetrics with a significant premium over the then-current per-share price of RiskMetrics common stock, that would result in a per-share valuation of RiskMetrics common stock of at least $20.00, and be willing and able to purchase the entire company, including RiskMetrics’ ISS division.

Commencing in mid-December 2009, Mr. Fernandez held several discussions with members of the MSCI board of directors to advise them of the recent discussions with RiskMetrics and Evercore and to discuss the terms of a preliminary indication of interest to be made by MSCI to RiskMetrics in connection with RiskMetrics’ solicitation of interest process.

On December 16, 2009, Mr. Berman and Mr. Fernandez had a telephone conversation, during which a January 8, 2010 due diligence meeting between RiskMetrics and MSCI was arranged.

From early-January 2010 through mid-January 2010, Evercore facilitated due diligence sessions with four potential interested parties, including a January 8, 2010 due diligence session with MSCI. At the January 8, 2010 due diligence session, which was attended by members of MSCI’s senior management and representatives from Morgan Stanley and Evercore, RiskMetrics senior management discussed the information contained in the information packet provided to MSCI and other interested parties who executed confidentiality agreements in December 2009, and provided an update regarding RiskMetrics’ business performance. At this time, representatives of MSCI and Morgan Stanley received indications from RiskMetrics and Evercore that an all-cash transaction or a transaction containing a substantial cash component would be viewed more favorably by RiskMetrics than an all-stock transaction of the type discussed in August of 2009. Also during this time one additional strategic party expressed unsolicited interest in a potential transaction involving RiskMetrics shortly in advance of the publication of the press report regarding the process described below. Evercore provided this strategic party with the general process description and information packet that had been provided to other solicited strategic parties as well as similar access to the management of RiskMetrics.

On January 22, 2010, a representative from Evercore sent RiskMetrics management’s revised financial forecast for RiskMetrics to the five strategic parties participating in the process, including representatives from Morgan Stanley on behalf of MSCI. Mr. Fernandez and Mr. Berman had originally scheduled a telephone conference for the afternoon of January 22, 2010 to discuss process-related matters; however, prior to the appointed time, Mr. Fernandez telephoned Mr. Berman to alert him to a telephone call that MSCI had received from a news reporter, concerning rumors that RiskMetrics was exploring a possible sale transaction. On the evening of January 22, 2010, The Wall Street Journal published online an article discussing the rumors, stating that MSCI was among several interested parties considering making a bid for RiskMetrics and that Evercore was representing RiskMetrics in this process. On this day, RiskMetrics’ stock price increased approximately 10% to close at $17.07.

On January 25, 2010, all five strategic parties participating in the process, including MSCI, expressed verbal preliminary indications of interest to Evercore on behalf of RiskMetrics. Morgan Stanley, on behalf of MSCI, expressed a verbal preliminary indication of interest to acquire all of RiskMetrics, and reaffirmed generally the valuation it had initially proposed in its August 6, 2009 letter. The verbal preliminary indications of interest expressed by the other interested parties were based on the prerequisites previously conveyed by Evercore, requiring that the per-share valuation of RiskMetrics common stock would have to be at least $20.00 and that the interested party would have to be willing and able to purchase the entire company, including RiskMetrics’ ISS division.

On the morning of January 26, 2010, the MSCI board of directors held a regularly scheduled meeting attended by members of MSCI’s senior management and representatives of Morgan Stanley and Davis Polk. At the meeting, MSCI’s management updated the MSCI board of directors on discussions with RiskMetrics and the RiskMetrics sales process and discussed with the MSCI board of directors the rationale for the transaction and the effect of integrating RiskMetrics into MSCI’s operating model. Also at the meeting, Morgan Stanley discussed the proposed transaction from strategic and financial perspectives and reviewed, among other things, the value of RiskMetrics on a stand-alone basis and combined with MSCI’s business. Following discussion regarding the merits of a proposed transaction with RiskMetrics, the MSCI board of directors concurred with management’s proposal to continue discussions with RiskMetrics regarding the proposed transaction.

Also on January 26, 2010, the RiskMetrics board of directors met. In addition to all members of the RiskMetrics board of directors, members of RiskMetrics’ senior management were also present, and were joined by representatives from Evercore and Kramer Levin for a portion of the meeting. Evercore made a presentation to the board of directors, outlining the efforts undertaken by Evercore and RiskMetrics management since the board of directors’ December 8, 2009 meeting. The presentation noted the parties contacted, whether any meetings were held with those parties and whether preliminary verbal indications of interest were received from the various parties. The presentation also noted that around the time of the January 22, 2010 publication of The Wall Street Journal article, Evercore had received a significant number of unsolicited inquires regarding the company, most from financial sponsors rather than strategic buyers. As a result of the rumors of a potential sale of RiskMetrics, Mr. Berman expressed his concern to the board of directors and Evercore that making a decision regarding a strategic transaction on an expedited basis was of increasing importance for a number of reasons, including the fact that clients of RiskMetrics were voicing concerns regarding the potential sale of the company and the identity of potential acquirers, that employees were likely to become concerned regarding their future and the potential impact on customer subscription renewals and obtaining new business associated with the uncertainty of the company’s strategic plans. Finally, Evercore presented a financial analysis with respect to the financial capacity of the potential strategic buyers to consummate the transaction contemplated and updated its preliminary financial analyses regarding RiskMetrics. Following the presentation and discussion, the board of directors directed Evercore to continue conducting the process with four of the five parties (including MSCI) that submitted preliminary verbal indications of interest to better understand the terms, conditions and extent of interest in RiskMetrics.

Following the January 26, 2010 meeting of the RiskMetrics board of directors, Mr. Berman updated Mr. Fernandez in general terms regarding the results of the RiskMetrics board meeting and the procedural steps to be taken to further the ongoing process and analysis of RiskMetrics’ alternatives.

Also, following the January 26, 2010 meeting of the RiskMetrics board of directors, and at the direction of the board of directors, two additional strategic parties that had contacted Evercore subsequent to the publication of press reports on and after January 22, 2010 regarding rumors about the process signed confidentiality agreements and started participating in the process.

Given the concerns expressed by Mr. Berman regarding the market rumors about a potential sale, and at the direction of the board of directors, on January 27, 2010, representatives from Evercore telephoned representatives from Morgan Stanley to determine whether MSCI would be interested in entering into a transaction with RiskMetrics on an accelerated basis, and outlined a potential timeframe upon which to proceed with a transaction, but noted that any offer price would need to be reflective of the preemptive nature of the opportunity. After meeting with MSCI, Morgan Stanley indicated that an accelerated timeframe was not practicable for MSCI.

On January 28, 2010, Mr. Berman and Mr. Fernandez had a telephone conversation in which Mr. Fernandez reiterated MSCI’s interest in moving forward with a transaction with RiskMetrics, despite MSCI’s inability to do so on an accelerated basis.

On January 29, 2010, the RiskMetrics board of directors held a special meeting via teleconference. With the exception of Chris Mitchell (who was subsequently updated), all members of the RiskMetrics board of directors, members of RiskMetrics’ senior management and representatives from Evercore and Kramer Levin were present at the meeting. Mr. Berman provided an update outlining developments that had occurred since the January 26, 2010 meeting of the board of directors, including MSCI’s continuing interest in completing a deal despite its inability to consummate a transaction on an expedited basis. Mr. Berman then outlined a process for continuing to move forward with those parties who remained interested in pursuing a strategic transaction with RiskMetrics, and for eliciting written indications of interest from those parties. He reiterated the importance of proceeding swiftly with the process, given the impact on the company associated with the market rumors and uncertainty surrounding its strategic plans. Evercore presented a proposed process timeline for the solicitation of written preliminary indications of interest, indicating February 12, 2010 as the targeted date for the submission of written preliminary indications of interest (although ultimately revised to be February 11, 2010), with a potential final bid date in mid-March 2010 to be determined. Following a discussion, the board of directors directed RiskMetrics’ management and Evercore to continue with the process and to attempt to elicit non-binding written preliminary indications of interest from five specified parties for the board of directors to review and consider at a meeting to be held on February 16, 2010.

On February 1, 2010, Mr. Berman and Mr. Fernandez had a telephone conversation, during which Mr. Berman provided an update on the bid process and timing. Later that evening, Evercore sent a letter outlining the preliminary bid process to each of the five parties. Those parties included four parties that had provided a preliminary verbal indication of interest and one of the two additional strategic parties invited to participate in the process subsequent to the RiskMetrics board meeting on January 26, 2010 and that had then executed a confidentiality agreement. The letter set forth process guidelines which invited each party to submit a non-binding preliminary proposal for a transaction with RiskMetrics by February 11, 2010. The process guidelines further provided that the preliminary proposals would have to, among other things, specify the potential buyer’s per share equity value associated with the transaction, important closing conditions required by the bidder and the sources of the financing, if any, required to close the transaction.

On February 4, 2010, RiskMetrics management held an initial meeting with one of the two additional strategic party entrants let into the process following the January 26, 2010 meeting of the RiskMetrics board of directors. On the same day, following the execution of a confidentiality agreement, Evercore sent an information package to the other strategic party that, at the direction of the RiskMetrics management, had been invited to participate in the process subsequent to the RiskMetrics board meeting on January 26, 2010. On February 5, 2010, Evercore sent the preliminary bid instructions letter to that additional strategic party.

Subsequent to sending the preliminary bid instructions letter and prior to the preliminary bid date of February 11, 2010, RiskMetrics management responded to due diligence information requests by all of the parties participating in the process either in written form, by conference call or face-to-face meetings.

On the morning of February 11, 2010, the MSCI board of directors convened a telephonic meeting attended by members of MSCI’s senior management and representatives of Morgan Stanley and Davis Polk. At the meeting, the MSCI board of directors received a presentation from Morgan Stanley and an update on discussions with RiskMetrics since the last meeting of the MSCI board of directors. Also at the meeting, the submission of a written preliminary indication of interest to RiskMetrics was presented. Following discussion among the directors, senior management and MSCI’s legal and financial advisors regarding of the terms of the preliminary indication of interest, the MSCI board of directors authorized management to make a proposal to RiskMetrics regarding a potential business combination transaction.

Later on February 11, 2010, Evercore received a written preliminary indication of interest from Mr. Fernandez, proposing that MSCI acquire RiskMetrics at a value of $21.00 per share. MSCI’s indication of interest outlined certain material deal terms, providing for, among other things, consideration fixed at 75% cash and 25% stock, financing from senior bank debt (with a commitment to be obtained from MSSF) and cash from MSCI’s balance sheet, confirmatory diligence, unspecified ongoing roles for key members of RiskMetrics’ current management team, the expectation that RiskMetrics’ principal stockholders would enter into a customary voting agreement to support the proposed transaction and various conditions to closing, including approval by MSCI’s board of directors. MSCI also indicated that it would be prepared to complete confirmatory diligence under exclusivity, while concurrently negotiating definitive transaction documentation within a five business day period.

On February 11, 2010, Evercore also received written preliminary indications of interest from three other interested parties. One of the interested parties proposed, among other things, a valuation of $18.00-$19.00 per share, with consideration to be in an unspecified mix of cash and the acquirer’s common stock, with significant due diligence requirements. At the next day’s meeting of the RiskMetrics’ board of directors as discussed below, the board of directors indicated to Evercore that this participant should not be included in the next stage of the process. Another interested party submitted a letter stating that although it would not be interested in pursuing the contemplated transaction, it proposed exploration of an alternative transaction involving the acquisition of the equity interests of RiskMetrics’ largest stockholders. The third remaining written preliminary indication of interest was submitted by a potential acquirer, referred to in this proxy statement prospectus as Company A, which proposed, among other things, a valuation of $20.00 to $21.00 per share, with consideration to be 100% cash and without conditioning closing on the availability of financing. Company A, however, indicated that it anticipated reaching out to select potential partners as part of any transaction process with the intent of ultimately effecting a divestiture of RiskMetrics’ ISS division. Although the divestiture would not be a condition to the transaction, potential partners of Company A would need to begin to conduct their own due diligence investigations regarding ISS.

Also on February 11, 2010, Evercore received a telephone call from representatives of another third party that had provided a verbal preliminary indication of interest, during which the representative stated that although they were authorized to make an all-cash preliminary proposal in accordance with the preliminary bid instructions letter, any such offer would fall below the $20.00 per share minimum guidance that Evercore had provided. Therefore, such third party decided not to submit a preliminary written indication of interest.

On February 11, 2010, Mr. Berman and Mr. Fernandez had a telephone conversation focusing on process-related matters.

On February 12, 2010, the board of directors of RiskMetrics held a special meeting via teleconference. In addition to all members of the RiskMetrics board of directors, members of RiskMetrics’ senior management and representatives from Evercore and Kramer Levin were present at the meeting. Evercore provided the board of directors with a summary of the various parties with whom contact had been made regarding the ongoing strategic exploration process, including an overview of the three written preliminary indications of interest in a transaction with RiskMetrics including those of MSCI and Company A. The presentation included a review of the key terms of each indication letter, key differences between the letters (such as with respect to total purchase price offered, whether there was a need to obtain financing, due diligence requirements and required approvals) and various issues raised by the letters, including the type of consideration proposed (i.e., Company A’s all cash offer as compared to MSCI’s 75% cash, 25% MSCI common stock offer), stated conditions to closing (including MSCI’s requirement for a financing condition) and deal timing expectations. It was the view of the RiskMetrics board of directors that successfully reaching an executed agreement with Company A probably would require more time and effort, and ultimately was less likely, than successfully reaching an executed agreement with MSCI, given the need for Company A to conduct extensive due diligence of RiskMetrics (much of which MSCI had already conducted in connection with its previous August 2009 proposal to acquire RiskMetrics), and the need for Company A to reach agreement with its potential partners for ISS, and the need of such potential partners to conduct their own due diligence regarding ISS. After extensive discussion, the board of directors directed Evercore to contact both MSCI and Company A through the coming weekend to solicit more information on the preliminary indications of interest and determine the likelihood that the indicated deal terms could be improved upon.

Later in the day on February 12, 2010, as authorized by the RiskMetrics board of directors, representatives from Evercore contacted representatives of Morgan Stanley and indicated that RiskMetrics would be willing to work towards finalizing a definitive agreement with MSCI on an accelerated basis at a price of $22.50 per share. On the evening of February 12, 2010 and for most of the first half of the day on February 13, 2010, MSCI’s senior management, together with its financial and legal advisors, held several discussions regarding an increase to MSCI’s February 11, 2010 proposal. Following these discussions and as authorized by MSCI, representatives of Morgan Stanley contacted representatives of Evercore in the afternoon of February 13, 2010 and indicated that MSCI would be willing to raise the per share value of its offer to $21.75, but emphasized that RiskMetrics should consider this amount to be a maximum offer. Over the course of February 13, 2010 and February 14, 2010, representatives of Evercore and Morgan Stanley engaged in extensive discussions regarding potential valuation ranges. During this time, Mr. Fernandez also discussed the matter with members of the MSCI board of directors.

In addition, from February 12 to February 14, 2010, Evercore had several conversations with Company A requesting more information concerning its proposed anticipated divesture of RiskMetrics’ ISS division, including the names of specific potential partners with whom they would want to include in the process, as well as the valuation that Company A was attributing to the ISS division.

On February 15, 2010 at the direction of the RiskMetrics management, Evercore delivered to Morgan Stanley a draft merger agreement. Also on February 15, 2010, Morgan Stanley discussed with Evercore the proposed terms of the merger including, among other things, MSCI’s proposal to condition its obligation to complete a merger on the availability to MSCI of debt financing.

On February 16, 2010, Mr. Fernandez delivered to Evercore a revised written offer from MSCI, confirming the prior verbal proposal that MSCI would be willing to acquire RiskMetrics at a value of $21.75 per share. MSCI also indicated that it would provide RiskMetrics with details describing the financing commitment from MSSF that the parties had discussed the previous day.

Also on February 16, 2010, shortly after MSCI delivered its revised offer letter, Morgan Stanley sent an email message to Evercore outlining, among other things, MSCI’s proposed conditions to the consummation of a merger between RiskMetrics and MSCI, which included, among other things, the availability in full to MSCI of the debt financing that MSCI would seek to obtain from MSSF or an alternative financing source. MSCI also proposed to pay RiskMetrics a “reverse termination fee” if the merger was not completed by a specified date because MSCI was unable to obtain the required debt financing, assuming that all other conditions to the completion of the merger were satisfied. Morgan Stanley also delivered to Evercore a draft document outlining the proposed conditions to MSSF’s financing commitment that both MSCI and Morgan MSSF were in the process of negotiating.

After the exchange of documents between RiskMetrics and Morgan Stanley, Evercore and Morgan Stanley engaged in a series of telephone conversations and email exchanges regarding the terms and conditions of MSCI’s revised offer.

Later on February 16, 2010, the board of directors of RiskMetrics held a previously scheduled special meeting via teleconference. With the exception of Lynn Paine (who was subsequently updated), all members of the RiskMetrics board of directors, members of RiskMetrics’ senior management and representatives from Evercore and Kramer Levin were present at the meeting. During the meeting, a representative from Evercore provided an update regarding the discussions between RiskMetrics and MSCI, including, among other things, the revised economic terms in MSCI’s offer letter, which was received that morning, as well as the proposed conditions to the completion of merger, including the availability in full to MSCI of debt financing. The representatives of Evercore reported to RiskMetrics’ board of directors concerning their discussions with Company A with regard to certain of Company A’s valuation assumptions for ISS and Company A’s potential partners for ISS. The board of directors directed senior management and Evercore to continue discussions with both MSCI and Company A.

Later on February 16, 2010, RiskMetrics delivered to Company A a draft merger agreement and gave both MSCI and Company A broader access to due diligence materials contained in a secure, online data room. During the evening of February 16, 2010, Morgan Stanley delivered to Evercore a revised draft of the merger agreement reflecting the revised offer letter and a draft voting agreement. The draft merger agreement included a “force the vote” provision (whereby RiskMetrics would be required to submit the MSCI transaction to RiskMetrics stockholders even in the presence of a superior bid for RiskMetrics by a third party) and fixed both the termination fee payable by RiskMetrics and the reverse termination fee payable by MSCI at $63 million.

On February 17, 2010, members of RiskMetrics senior management and representatives from Kramer Levin and Evercore held a telephone conference to discuss, among other things, the issues raised by MSCI’s revisions to the draft merger agreement, focusing in substantial part on the proposed financing condition and the “force the vote” provision. Later that afternoon, representatives from Kramer Levin and Davis Polk discussed additional open issues raised by the draft merger agreement not related to the financing condition or RiskMetrics’ ability to terminate the merger agreement in favor of a superior bid. Later that evening, Kramer Levin delivered to Davis Polk a revised draft merger agreement, addressing the issues discussed.

On February 18, 2010, Evercore and Morgan Stanley held a conference call to discuss the financing condition proposed by MSCI, and Evercore indicated to Morgan Stanley that the financing condition would represent a significant challenge to the parties reaching agreement. On the call, Evercore inquired whether MSCI could increase the equity component of MSCI’s offer to eliminate the financing condition. Morgan Stanley responded that the financing condition could only be eliminated if the cash component of the proposed merger consideration were replaced almost entirely with additional equity consideration.

After this conversation, Mr. Berman telephoned Mr. Fernandez to discuss, among other things, the proposed financing condition. Mr. Berman indicated to Mr. Fernandez that he was concerned that the RiskMetrics board of directors would find a financing condition unacceptable.

Following the telephone conversation between Mr. Berman and Mr. Fernandez, representatives from Kramer Levin and Evercore and members of RiskMetrics senior management, among other things, reviewed the prevalence of financing conditions in recent mergers between public companies, discussed the risks that certain conditions to MSSF’s financing commitment would not be satisfied and discussed whether the risks associated with a failure of the financing condition to be satisfied should be borne, in part, by RiskMetrics. Later on February 18, 2010, Morgan Stanley delivered to Evercore a draft of the debt commitment letter from MSSF. Evercore subsequently reaffirmed to Morgan Stanley that the financing condition would pose a significant challenge to the parties reaching agreement. Morgan Stanley then proposed that a telephone conference among the legal and financial advisors to both RiskMetrics and MSCI be held the following morning to permit RiskMetrics’ advisors to describe their concerns relating to the financing condition.

During the course of February 18 and 19, 2010, Company A contacted potential partners in connection with the evaluation of ISS that were approved by RiskMetrics’ management for inclusion in the process. RiskMetrics entered into confidentiality agreements with six of the approved potential partners of Company A.

In the morning of February 19, 2010, members of senior management from MSCI and RiskMetrics, and representatives from Kramer Levin, Davis Polk, Evercore and Morgan Stanley, held a telephone conference, during which representatives from Kramer Levin conveyed RiskMetrics’ concerns regarding the financing condition, including, among other things, its impact on certainty of closing.

Later on February 19, 2010, Mr. Fernandez delivered to Evercore a letter updating its revised written offer of February 16, 2010 and proposed, among other things, to increase to $100 million the amount of the reverse termination fee which would be payable in the event of a failure to close the transaction due to MSCI’s inability to consummate the financing. The letter also indicated that MSCI would be willing to reduce the proposed termination fee payable by RiskMetrics to $55 million and eliminate the “force the vote” provision (which would permit RiskMetrics, after complying with the notice and other conditions specified in the merger agreement, to terminate the merger agreement in order to accept a superior acquisition proposal).

Over the course of February 20 and 21, 2010, members of RiskMetrics senior management held discussions with Kramer Levin and Evercore regarding possible responses to MSCI’s revised offer, during which they considered various alternatives and discussed potential proposals that could enable the parties to reach an agreement, in particular with respect to the financing condition. In addition, Evercore delivered information packages to the approved potential partners of Company A that executed confidentiality agreements in connection with their evaluation of ISS and, during the following week, Evercore continued to facilitate due diligence meetings with several of the approved potential partners, as well as working sessions with Company A itself.

On February 22, 2010, Messrs. Berman and Fernandez had a telephone conversation to discuss various issues, including the general status of the negotiations, the financing condition and general deal pricing terms. Mr. Berman communicated to Mr. Fernandez that RiskMetrics was close to being satisfied with the terms of the proposed transaction and would be able to proceed on an accelerated basis if the parties were able to reach agreement on parameters relating to the financing condition. At Mr. Fernandez’s suggestion, Mr. Berman telephoned Mr. Retelny regarding the financing condition to better understand the rationale regarding MSCI’s needs for the financing condition.

On February 23, 2010, members of senior management from MSCI and RiskMetrics and representatives from Kramer Levin, Evercore, Morgan Stanley and Davis Polk held a telephone conference to discuss the proposed financing condition, the consequences of a failure to obtain financing and the remedies available to RiskMetrics in the event of such a failure. After the conference call, representatives from Kramer Levin provided an update to Mr. Berman. Mr. Berman then met with Mr. Retelny to further discuss issues related to the financing. Later that afternoon, Davis Polk sent to Kramer Levin a revised draft of the debt commitment letter.

Later on February 23, 2010, representatives from Evercore and Morgan Stanley held a telephone conference with members of MSCI senior management to discuss, among other things, certain assumptions underlying the financing and the proposed timeline to proceed towards a final agreement.

On February 24, 2010, Kramer Levin and Davis Polk exchanged revised drafts of financing-related documents. On that day, Morgan Stanley also discussed with Evercore certain financial information to be used in connection with Evercore’s evaluation of the financing condition, including a pro forma leverage calculation for the combined company.

Also on February 24, 2010, management of RiskMetrics held a product demonstration for Company A and its financial advisors, as well as multiple conference calls with potential partners of Company A with respect to evaluating ISS. An additional due diligence meeting and a conference call were held with Company A on February 25, 2010.

Early on February 25, 2010, Mr. Fernandez delivered to Evercore a letter renewing MSCI’s most recent offer proposing to acquire RiskMetrics at a value of $21.75 per share, consisting of a combination of $16.35 in cash, without interest, and 0.1802 of a share of MSCI Class A common stock. The letter noted that this was MSCI’s best and final offer, and that the MSCI offer would expire at midnight on February 25, 2010.

During the late afternoon on February 25, 2010, the board of directors of RiskMetrics held a special meeting via teleconference. All members of the RiskMetrics board of directors, members of RiskMetrics’ senior management and representatives from Evercore and Kramer Levin were present at the meeting. The board of directors conducted a review of the proposal received from MSCI and engaged in discussions relating to, among other things, the financing condition. Representatives from Kramer Levin gave a presentation regarding, among other things, certain issues related to the financing condition and related risks regarding certainty of closing. The representatives of Evercore also updated the RiskMetrics board of directors on Evercore’s continuing discussions with Company A, including that, relative to MSCI, Company A was at an earlier stage of the due diligence process, and that all of Company A’s six approved potential partners with respect to the ISS business were at a preliminary stage of the due diligence process. After further discussion, the RiskMetrics board of directors expressed its willingness to proceed with a transaction that would include a financing condition and authorized RiskMetrics senior management to respond to MSCI’s latest offer letter with an indication that RiskMetrics was prepared to move forward with the transaction as outlined in the offer letter, subject to further negotiation of the final transaction documents and final approval by the RiskMetrics board of directors.

Later that evening, representatives from Kramer Levin and Davis Polk exchanged revised drafts of the merger agreement. Also on February 25, 2010, Kramer Levin delivered to Davis Polk a revised draft of the voting agreement, which included comments from Paul, Weiss, Rifkind, Wharton & Garrison LLP, outside counsel to General Atlantic. Thereafter, Davis Polk, Kramer Levin and Paul, Weiss, Rifkind, Wharton & Garrison LLP negotiated the terms of the voting agreement, which are described under “The Voting Agreement” beginning on page 124 of this proxy statement/prospectus. As noted above, MSCI’s proposal was conditioned upon RiskMetrics’ principal stockholders entering into a voting agreement to support the proposed merger. Following a review of the voting agreement, Mr. Berman and RiskMetrics’ largest stockholders—General Atlantic Partners, Technology Crossover Ventures and Spectrum Equity Investors—determined that if the RiskMetrics board of directors approved the merger agreement with MSCI, they or certain of their affiliates would enter into the voting agreement with MSCI concurrently with the merger agreement as an inducement for MSCI to enter into the merger agreement.

In addition, on February 25, 2010, Mr. Berman telephoned Mr. Fernandez to discuss various issues, including the outcome of the board meeting, during which they agreed to proceed towards finalizing the terms of the proposed transaction over the next few days.

On February 26, 2010, Mr. Fernandez and Mr. Berman further discussed, among other things, a proposed timeline for finalizing and signing the merger agreement.

Also on February 26, 2010, RiskMetrics held a due diligence call with MSCI and counsel for MSSF.

Over the course of February 26 and February 27, 2010, Mr. Berman, Mr. Retelny, senior management from MSCI and RiskMetrics, together with representatives from Evercore, Morgan Stanley, Kramer Levin and Davis Polk held a series of telephone conferences in which the parties attempted to resolve certain open issues in the merger agreement, including, among other things, MSCI’s obligations to consummate the financing for the merger and held additional due diligence and reverse due diligence sessions regarding the parties’ businesses.

On February 27, 2010, MSCI agreed to reduce RiskMetrics’ break up fee to $50 million from $55 million. Also, the parties agreed to a provision in the merger agreement that would limit the period during which MSCI could freely negotiate financing agreement covenants and give MSCI the right to terminate the merger agreement between March 29, 2010 and April 2, 2010, upon the contemporaneous payment of the reverse termination fee to RiskMetrics, if satisfactory covenants could not be agreed following good faith negotiations with its financing source.

In the afternoon of February 27, 2010, the MSCI board of directors convened a telephonic meeting to review and consider the proposed merger. Present at the meeting were members of MSCI’s senior management and representatives of Morgan Stanley, UBS Securities LLC, a second financial advisor of MSCI recently engaged by MSCI, and Davis Polk. At the meeting, MSCI’s senior management briefed the board of directors on negotiations that occurred since their last update, reviewed the strategic rationale for the transaction and recommended in favor of the transaction on the terms presented. Representatives of Morgan Stanley and UBS Securities LLC reviewed with the board of directors certain financial aspects of the proposed merger and representatives of Davis Polk provided an overview of the proposed merger, including the material transaction terms contained in the merger agreement, voting agreement and debt commitment letter, and reviewed certain legal matters relating to the board of directors’ consideration of the proposed merger. Following consideration of the terms of the proposed merger and discussion among the directors, senior management and MSCI’s legal and financial advisors, the MSCI board of directors unanimously approved the proposed merger and authorized management to enter into the merger agreement, voting agreement and debt commitment letter on substantially the terms presented.

In the evening of February 27, 2010, Davis Polk delivered to Kramer Levin a draft non-compete agreement to be signed by Mr. Berman. On February 28, 2010, Kramer Levin and Davis Polk exchanged revised drafts of the non-compete agreement. For more information regarding the non-compete agreement, see “Interests of Certain Persons in the Merger—Ethan Berman” beginning on page 134 of this proxy statement/prospectus.

On February 28, 2010, the RiskMetrics board of directors held a special telephonic meeting to review and consider the proposed merger. All members of the RiskMetrics board of directors, members of RiskMetrics’ senior management and representatives from Evercore and Kramer Levin were present at the meeting. At the meeting, members of RiskMetrics senior management provided an update regarding the final negotiations of the proposed merger and reviewed the strategic rationale for the transaction. Representatives from Evercore provided a review of the transaction process since the December 8, 2009 meeting of the RiskMetrics board of directors and discussed its financial analyses in connection with the proposed merger. At the request of the RiskMetrics board of directors Evercore then delivered its oral opinion to the RiskMetrics board of directors that, as of February 28, 2010 and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth therein, the merger consideration was fair, from a financial point of view, to the holders of the shares of RiskMetrics common stock entitled to receive such consideration. Kramer Levin then provided an overview of several key provisions of the proposed definitive merger agreement and voting agreement and reviewed with the directors their fiduciary duties as members of the RiskMetrics board of directors. Following consideration of the terms of the proposed merger and discussion among the directors, senior management and RiskMetrics’ legal and financial advisors and other considerations, including the stage of discussions with Company A and the indicative value provided by Company A relative to MSCI’s offer, together with the uncertainty of execution given Company A’s expressed desire to seek a buyer for the ISS division, the RiskMetrics board of directors unanimously approved the proposed merger and authorized management to enter into the merger agreement.

Over the course of the evening of February 28, 2010, representatives of Kramer Levin and Davis Polk finalized the merger agreement and other related documents, and the merger agreement and the voting agreement were executed by the parties following receipt of a copy of the debt commitment letter and Evercore’s signed fairness opinion. Mr. Berman also executed the non-compete agreement.

On March 1, 2010, prior to the commencement of trading on the New York Stock Exchange, RiskMetrics and MSCI issued a joint press release announcing the transaction.

As of the date of this proxy statement/prospectus, since the public announcement of the merger agreement, none of RiskMetrics, Evercore or any of their respective representatives has received from Company A or any other person any new or revised proposal to acquire RiskMetrics or any request for nonpublic information relating to RiskMetrics or any of its subsidiaries.

RiskMetrics Reasons for the Merger; Recommendation of the RiskMetrics Board of Directors

The RiskMetrics board of directors carefully evaluated the merger agreement and the merger. The RiskMetrics board of directors unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, RiskMetrics and its stockholders. At a meeting held on February 28, 2010, the RiskMetrics board of directors unanimously approved and declared the advisability of the merger agreement and the merger, and unanimously recommended that the stockholders of RiskMetrics vote “FOR” the adoption of the merger agreement.

In the course of reaching its recommendation, the RiskMetrics board of directors consulted with RiskMetrics’ senior management and its financial advisor and outside legal counsel and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to RiskMetrics and its stockholders. The RiskMetrics board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•	Consideration; Historical Market Prices. The value of the consideration to be received by RiskMetrics’ stockholders pursuant to the merger, including that the implied merger consideration as of

February 28, 2010, of $21.75 per share, represented a significant premium over the market prices at which RiskMetrics common stock had previously traded, including a premium of approximately:

•	17% over the closing price of RiskMetrics common stock of $18.63 per share on February 26, 2010, the last trading day prior to the meeting of the board of directors;

•	40% over the closing price of RiskMetrics common stock of $15.52 per share on January 21, 2010, the last trading day before publication of media reports of a potential sale of RiskMetrics;

•	19% over the average closing price of RiskMetrics common stock for one month prior to February 28, 2010;

•	27% over the average closing price of RiskMetrics common stock for the two months prior to February 28, 2010;

•	31% over the average closing price of RiskMetrics common stock for the three months prior to February 28, 2010; and

•	39% over the average closing price of RiskMetrics common stock for the six months prior to February 28, 2010.

•

Uncertainty of Future Common Stock Market Price. The RiskMetrics board of directors considered RiskMetrics’ business, financial condition, results of operations, research and development activities, product improvement initiatives, intellectual property, management, competitive position and prospects, as well as current industry, economic and stock and credit market conditions. The RiskMetrics board of directors considered RiskMetrics’ financial and strategic plan and the initiatives and the potential execution risks associated with such plan and the effects of the recent economic downturn on RiskMetrics specifically, and the financial services industry, generally. In connection with these considerations, the RiskMetrics board of directors considered the attendant risk that, if RiskMetrics did not enter into the merger agreement with MSCI, the price that might be received by RiskMetrics’ stockholders selling shares of RiskMetrics common stock in the open market, both from a short-term and long-term perspective, could be less than the merger consideration, especially in light of recent economic trends and volatility in the stock market.

•

Significant Portion of Merger Consideration in Cash. The fact that a large portion of the merger consideration will be paid in cash, giving RiskMetrics stockholders an opportunity to immediately realize value for a significant portion of their investment and providing certainty of value. The RiskMetrics board of directors also considered the fact that RiskMetrics stockholders would be able to reinvest the cash received in the merger in MSCI Class A common stock if they desired to do so.

•

Participation in Potential Upside. The benefits to the combined company that could result from the merger, including an enhanced competitive and financial position, increased diversity and depth in its product lines, improved research and development capabilities, an enhanced geographic footprint and the potential to realize significant cost savings and revenue synergies, and the fact that, since a portion of the merger consideration will be paid in MSCI Class A common stock, RiskMetrics stockholders would have the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of MSCI Class A common stock following the merger should they decide to retain the MSCI Class A common stock payable in the merger.

•

Financial Advisor’s Opinion. The fact that the RiskMetrics board of directors received an opinion, dated February 28, 2010, from Evercore that, as of that date, and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth therein, the merger consideration was fair, from a financial point of view, to the holders of the shares of RiskMetrics common stock entitled to receive such consideration, as more fully described below under the heading “—Opinion of RiskMetrics’ Financial Advisor” beginning on page 78 of this proxy statement/prospectus. The full text of the Evercore opinion, which describes the assumptions made, matters considered and limitations on the scope of review undertaken by Evercore, is attached as Annex C to this proxy statement/prospectus.

•

Support of Certain RiskMetrics’ Stockholders. The fact that stockholders representing a majority of the shares of RiskMetrics common stock outstanding as of the date of the merger agreement expressed support for the proposed merger, as evidenced by their willingness to enter into a voting agreement.

•

Alternative to Strategic Plan. The fact that the RiskMetrics board of directors concluded that the merger would be an attractive risk-adjusted outcome for RiskMetrics stockholders as compared to proceeding with a strategic plan, particularly in light of perceived challenges facing RiskMetrics’ prospects, including the continuing trend towards consolidation in the risk management sector (at both the end-user and competitor levels) as well as challenges posed by current market conditions in the financial sector following the financial crisis and issues relating to senior management succession and depth.

•	Terms of the Merger Agreement and Voting Agreement. The terms and conditions of the merger agreement and voting agreement, including:

•	The limited closing conditions to MSCI’s obligations under the merger agreement, including the fact that the merger agreement is not subject to approval by MSCI stockholders;

•

The provisions of the merger agreement that allow, under certain circumstances more fully described under “The Merger Agreement—No Solicitation by RiskMetrics” beginning on page 111 of this proxy statement/prospectus, RiskMetrics to engage in negotiations with, and provide information to, third parties in response to an unsolicited competing acquisition proposal from a third party that the RiskMetrics board of directors reasonably believes will lead to a proposal that is superior to the merger;

•

The provisions of the merger agreement that allow, under certain circumstances more fully described under “The Merger Agreement—No Solicitation by RiskMetrics” beginning on page 111 of this proxy statement/prospectus, the RiskMetrics board of directors to change its recommendation that RiskMetrics stockholders adopt the merger agreement in response to certain competing acquisition proposals and certain intervening events, if the RiskMetrics board of directors determines in good faith that a change in its recommendation is required by its fiduciary duties to stockholders under Delaware law;

•

The provisions of the voting agreement that provide for (i) the termination of the voting agreement automatically upon termination of the merger agreement (including upon termination of the merger agreement by RiskMetrics to enter into a definitive, written agreement concerning a superior acquisition proposal as described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 119 of this proxy statement/prospectus) and (ii) a reduction of the number of shares required to be voted in favor of the adoption of the merger agreement if the RiskMetrics board of directors changes its recommendation with respect to the merger under certain circumstances (see “The Voting Agreement” beginning on page 124 of this proxy statement/prospectus);

•

The obligation of MSCI to use good faith efforts to negotiate with the parties to the debt commitment letter acceptable terms with respect to the covenants to be offered to the market in connection with the financing for the merger and to pay RiskMetrics a $100 million termination fee if MSCI had terminated the merger agreement by April 2, 2010 upon its failure to agree on those covenants as more fully described under “The Merger Agreement—Financing—Agreed Marketing Terms” beginning on page 116 of this proxy statement/prospectus;

•

The obligation of MSCI to use reasonable best efforts to consummate its financing for the merger as more fully described under “The Merger Agreement—Financing—MSCI Obligations to Obtain Financing” beginning on page 114 of this proxy statement/prospectus;

•	The obligation of MSCI to pay to RiskMetrics $100 million in liquidated damages in certain circumstances if the merger agreement is terminated following September 1, 2010 and at the time of such termination all conditions to MSCI’s obligations to close have been satisfied or waived (or are then capable of being satisfied) other than the condition relating to MSCI’s receipt in full of the proceeds of the financing for the merger as more fully described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 120 of this proxy statement/prospectus; and

•

The ability of RiskMetrics to specifically enforce the terms of the merger agreement and, if MSCI were to willfully and intentionally commit a material breach of the merger agreement, to seek monetary damages.

•

Efforts to Consummate the Transaction. The belief that the regulatory approvals and clearances necessary to complete the merger would likely be obtained and the obligation of MSCI in the merger agreement to use its reasonable best efforts to obtain those approvals and clearances as more fully described under “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 113 of this proxy statement/prospectus.

•

Absence of Competing Offers. The RiskMetrics board of directors’ belief, in consultation with its financial advisor, Evercore, was that it was unlikely that any purchaser would make a higher offer for RiskMetrics. In this regard, the RiskMetrics board of directors noted that Evercore solicited indications of interest from ten potential strategic purchasers, of which only two, including MSCI, provided written indications of interest. An additional 12 unsolicited potential strategic purchasers and 21 unsolicited potential financial sponsor purchasers contacted Evercore around the time of or following press reports regarding a possible transaction involving RiskMetrics. From the three unsolicited potential strategic purchasers that participated in the process, two additional written indications of interest were received. The RiskMetrics board of directors determined that the MSCI proposal, as reflected in the merger agreement, was superior to the other indications of interest, for a number of reasons, including valuation, speed of execution and a higher level of certainty regarding completion of satisfactory due diligence than with any other potential purchaser. The RiskMetrics board of directors noted that, in the event that any third party were to seek to make an unsolicited competing proposal after the execution of the merger agreement, RiskMetrics retained the ability to consider the proposal and to enter into an agreement with respect to the proposal under certain circumstances (concurrently with terminating the merger agreement and paying a $50 million termination fee to MSCI and thereafter promptly reimbursing MSCI for up to $10 million of its transaction-related expenses) as more fully described under “The Merger Agreement—No Solicitation by RiskMetrics” and “The Merger Agreement—Termination Fees and Expenses” beginning on pages 111 and 120 of this proxy statement/prospectus, respectively. The RiskMetrics board of directors, in consultation with RiskMetrics’ legal and financial advisors, believed that the termination fee and expense reimbursement payable by RiskMetrics in such circumstances, as a percentage of the equity value of the transaction, were at levels consistent with, or favorable to, the fees and expenses payable in customary and comparable merger transactions, and that such fees and expenses and other deal protections included as a part of the transaction would not unduly impede the ability of third parties from making a superior bid to acquire RiskMetrics if such third parties were interested in doing so.

•

Availability of Appraisal Rights. The fact that stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise properly comply with Delaware law will have the right to demand appraisal of the fair value of their shares of RiskMetrics common stock under Delaware law, and that there was no condition in the merger agreement relating to the maximum number of shares of RiskMetrics common stock for which RiskMetrics stockholders could demand appraisal.

The RiskMetrics board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following:

•	Fixed Stock Portion of Merger Consideration. The fact that because the stock portion of the merger consideration is a fixed exchange ratio of shares of MSCI Class A common stock to RiskMetrics common stock, RiskMetrics stockholders could be adversely affected by a decrease in the trading price of MSCI Class A common stock during the pendency of the merger, and the fact that the merger agreement does not provide RiskMetrics with a price-based termination right or other similar protection, such as a “collar” with respect to MSCI’s stock price. The RiskMetrics board of directors determined that this structure was appropriate and the risk acceptable in view of factors such as:

•	The RiskMetrics board of directors’ review of the relative intrinsic values and financial performance of MSCI and RiskMetrics and the relative performance of each company’s stock;

•

The opportunity RiskMetrics stockholders have as a result of the fixed exchange ratio to benefit from any increase in the trading price of MSCI Class A common stock between the announcement and completion of the merger; and

•

The fact that a substantial portion of the merger consideration will be paid in a fixed cash amount which reduces the impact of any decline in the trading price of MSCI Class A common stock on the value of the merger consideration.

•

Inclusion of Financing Condition. The fact that the merger agreement provides that MSCI will not be obligated to complete the merger if it fails to obtain the proceeds of the financing for the merger in full, despite its reasonable best efforts to do so, in which case MSCI would be obligated to pay to RiskMetrics $100 million in liquidated damages if the merger agreement is terminated following September 1, 2010 and at the time of such termination all conditions to MSCI’s obligations to close have been satisfied or waived (or are then capable of being satisfied) other than the financing condition as more fully described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 120 of this proxy statement/prospectus.

•

Ability of MSCI to Terminate if not Satisfied with Financing Covenants. MSCI had the right (until April 2, 2010) to terminate the merger agreement if it was unable to agree with the parties to the debt commitment letter on the terms of the covenants to be offered to the market in connection with the financing for the merger after good faith negotiations. MSCI did not exercise this right. The board of directors believed that (i) the short period of time within which MSCI had the right to exercise its right, (ii) the requirement that MSCI pay RiskMetrics a $100 million termination fee upon the exercise of such right and (iii) the requirement that if MSCI does not exercise such right, MSCI must thereafter accept the “agreed market terms” (as defined under “The Merger Agreement—Financing—Agreed Marketing Terms” beginning on page 116 of this proxy statement/prospectus) mitigated the risk of this financing condition.

•

Terms of MSCI’s Financing Commitments. The fact that the debt commitment letter obtained by MSCI contains closing conditions in addition to those included in the merger agreement, including (i) the accuracy of certain specified representations and warranties applicable to both MSCI and RiskMetrics, (ii) the requirement that MSCI and its lenders enter into definitive financing documentation, (iii) the solvency of MSCI; (iv) satisfaction of certain debt and leverage tests, (v) the requirement that MSCI obtain credit ratings within specified periods, and (vi) the requirement that MSCI deliver certain financial statements and a confidential information memorandum to MSCI’s financing sources;

•

Possible Failure to Achieve Synergies. The risk that the potential cost savings, revenue synergies and other benefits sought in the merger will not be realized or will not be realized within the expected time period, and the risks associated with the integration by MSCI of RiskMetrics to the extent they would impact the value of the stock portion of the merger consideration.

•

Smaller Ongoing Equity Participation in the Combined Company by RiskMetrics Stockholders. The fact that because only a limited portion of the merger consideration will be in the form of MSCI Class A common stock, RiskMetrics’ stockholders will have a smaller ongoing equity participation in the combined company (and, as a result, a smaller opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of MSCI Class A common stock following the merger) than they have in RiskMetrics. The RiskMetrics board of directors considered, however, that RiskMetrics’ stockholders would be able to reinvest the cash received in the merger in MSCI Class A common stock should they choose to do so.

•

Risk of Non-Completion. The possibility that the merger might not be completed as a result of, among other reasons, the failure of RiskMetrics’ stockholders to adopt the merger agreement (notwithstanding the obligation of the RiskMetrics stockholders party to the voting agreement to vote in favor of the adoption of the merger agreement in accordance with the terms of the voting agreement) or the failure of MSCI to obtain the proceeds of the financing contemplated by the debt commitment letter in full and MSCI’s inability to secure alternative financing on acceptable terms, in a timely manner, or at all, and the effect the resulting public announcement of termination of the merger agreement may have on:

•	the trading price of RiskMetrics common stock; and

•	RiskMetrics’ operating results, particularly in light of the costs incurred in connection with the transaction and the potential disruption to RiskMetrics’ day-to-day operations.

•

Possible Deterrence of Competing Offers. The risk that various provisions of the merger agreement, including the requirement that RiskMetrics must pay to MSCI a break-up fee of $50 million and up to $10 million in reimbursable expenses, if the merger agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, RiskMetrics from pursuing that opportunity. See “The Merger Agreement—Termination Fees and Expenses” beginning on page 120 of this proxy statement/prospectus.

•

Effect of Voting Agreement. The fact that while the approval of the adoption of the merger agreement by RiskMetrics’ stockholders is required under Delaware law, approximately 50.2% of the shares of RiskMetrics common stock entitled to vote at the special meeting have committed to vote in favor of such adoption pursuant to the voting agreement. As a result, the adoption of the merger agreement at the special meeting is assured without the vote of any other RiskMetrics stockholder other than those RiskMetrics stockholders party to the voting agreement, absent: (i) the termination of the voting agreement as a result of, among other things, RiskMetrics terminating the merger agreement in order to enter into a definitive agreement with respect to a superior acquisition proposal or (ii) the RiskMetrics board of directors changing its recommendation, in which case the percentage of shares required to be voted in favor of the adoption of the merger agreement would be reduced. See “The Merger Agreement—No Solicitation by RiskMetrics” and “The Voting Agreement” beginning on pages 111 and 124 of this proxy statement/prospectus, respectively.

•

Possible Disruption of the Business and Costs and Expenses. The possible disruption to RiskMetrics’ business that may result from the merger, the resulting distraction of the attention of RiskMetrics’ management and potential attrition of RiskMetrics’ employees, as well as the costs and expenses associated with completing the merger.

•

Restrictions on Operation of RiskMetrics’ Business. The requirement that RiskMetrics conduct its business only in the ordinary course prior to the completion of the merger and subject to specified restrictions on the conduct of RiskMetrics’ business without MSCI’s prior consent, which might delay or prevent RiskMetrics from taking advantage of certain business opportunities that might arise pending completion of the merger.

•

Limitation on Right To Seek Damages or Other Relief. The merger agreement restricts RiskMetrics’ right to seek monetary damages against MSCI or any of its representatives (including MSCI’s financing sources), except to the extent resulting from MSCI’s willful and intentional material breach of the merger agreement. In addition, if RiskMetrics were to bring an action for specific performance or to seek monetary damages, RiskMetrics would lose the right to seek the $100 million termination fee from MSCI in circumstances where RiskMetrics would otherwise be permitted to seek such fee.

Moreover, if RiskMetrics were to accept the $100 million termination fee from MSCI, it would waive its right to all other remedies under the merger agreement.

•

Merger Consideration Taxable. The fact that the merger is a taxable transaction, and the receipt of MSCI Class A common stock and cash in exchange for RiskMetrics common stock in the merger will generally be taxable to RiskMetrics stockholders. See “Material U.S. Federal Income and Estate Tax Consequences” beginning on page 96 of this proxy statement/prospectus.

•	Other Risks. The additional risks described in the section entitled “Risk Factors” beginning on page 43 of this proxy statement/prospectus.

The RiskMetrics board of directors concluded that the potentially negative factors associated with the proposed merger were outweighed by the potential benefits that it expected RiskMetrics’ stockholders would achieve as a result of the merger, including the belief of the RiskMetrics board of directors that the proposed merger would maximize the immediate value of RiskMetrics’ common stock and eliminate the risks and uncertainty affecting the future prospects of RiskMetrics, including the potential execution risks associated with its strategic plan which the board of directors viewed as greater than normal. Accordingly, the RiskMetrics board of directors unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, RiskMetrics and its stockholders.

In addition, the RiskMetrics board of directors was aware of and considered the interests that RiskMetrics’ directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of RiskMetrics generally, as described in “Interests of Certain Persons in the Merger” beginning on page 130 of this proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the RiskMetrics board of directors is not exhaustive, but RiskMetrics believes it includes all the material factors considered by the RiskMetrics board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the RiskMetrics board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the RiskMetrics board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. After considering this information, the RiskMetrics board of directors unanimously approved and declared the advisability of the merger agreement and the merger, and recommended that RiskMetrics’ stockholders adopt the merger agreement.

This explanation of RiskMetrics’ reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 50 of this proxy statement/prospectus.

MSCI Reasons for the Merger

MSCI believes that the ability to understand, measure, manage and report risk across an entire portfolio or group of portfolios is a source of significant long-term future growth opportunities for the company’s analytics business. For this reason, MSCI’s core strategy in analytics has been to develop a risk management platform that can be combined with MSCI’s expertise in portfolio equity risk models and analytics to offer clients an integrated understanding of risk across their entire investment processes. The risk management platform is part of a larger company-wide platform that leverages common data, operations and technology with the aim of reducing the cost of production and improving our ability to develop enhancements and new products more rapidly. The acquisition of RiskMetrics and the combination of its powerful multi-asset class risk management platform with MSCI’s existing capabilities supports this strategic priority and is expected to result in a number of strategic benefits, including:

•	Industry Leader. The merger will result in MSCI becoming a leading provider of widely-recognized tools for equity performance and equity portfolio management and multi-asset class risk management in a global market where demand for such products is expected to increase in response to the recent financial crisis. MSCI expects that this will enhance its growth prospects and revenues in the future.

•

Comprehensive Risk Platform. The merger will combine MSCI’s risk management tools focused on asset owners, asset managers, and broker dealers with RiskMetrics’ highly complementary risk management tools focused on multi-asset class needs of hedge funds, mutual funds and banks to create a comprehensive risk platform. In addition, the merger will accelerate MSCI’s ability to offer tools to support the integration of portfolio and risk management functions across the investment process.

•

Increased Product Development. It is anticipated that the combined revenues of the two companies will support more intensive research and development, leading to improved products for the combined company’s clients and expedited growth for stockholders.

•

Revenue Synergies. MSCI believes the merger will create revenue synergies by providing opportunities for cross-selling and up-selling of existing products to the combined client base of MSCI and RiskMetrics. Even with overlapping clients, the merger will allow MSCI to integrate MSCI’s focus on the front-office operations of those clients and RiskMetrics’ primary focus on middle-office risk management solutions. In addition, the broader client base will also enable the leveraging of expertise that has been developed in delivering investment decision support tools to each client group in order to create a more comprehensive product suite.

•

Cost Savings. The merger will create opportunities for significant expense savings, including from the combination of overlapping data centers, data networks and office space and the elimination of overlapping administrative expenses. In addition, the merger will result in compensation expense savings from the elimination of overlapping positions and support functions. MSCI currently expects that approximately $50 million of cost savings will be realized by year 2012. Although MSCI management expects that cost savings will result from the merger, there can be no assurance that any particular amount of cost savings will be achieved following the merger or the time frame in which they will be achieved. See “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors—After completion of the merger, MSCI may fail to realize the anticipated cost savings and benefits of the merger, which could adversely affect the value of MSCI’s common stock” beginning on pages 50 and 43, respectively, of this proxy statement/prospectus.

•

Increased Revenue Diversification. The merger with RiskMetrics will increase MSCI’s relative weighting of subscription revenue and add substantial weight to the multi-asset class analytics product category. Although, equity indices will continue to be MSCI’s largest product category, the increased diversity of the combined company’s revenue stream will reduce the volatility of MSCI’s revenues.

•

Single Provider of Multiple Products. MSCI believes that certain clients and prospective clients prefer to deal with a single provider of multiple products, rather than many separate suppliers. MSCI expects that combining its product offerings with those of RiskMetrics will increase MSCI’s ability to take advantage of this preference and thereby maintain or increase revenues.

•	Enhanced Geographic Footprint. The merger will increase the size of MSCI’s global footprint, including its presence in the major developed markets, and expanding RiskMetrics’ presence in Asia.

Opinion of RiskMetrics’ Financial Advisor

On February 28, 2010 at a meeting of the RiskMetrics board of directors, Evercore delivered to the RiskMetrics board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 28, 2010, that, as of that date and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth therein, the merger consideration was fair, from a financial point of view, to the holders of the shares of RiskMetrics common stock entitled to receive such merger consideration.

The full text of Evercore’s written opinion, dated February 28, 2010, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the RiskMetrics board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to the holders of the shares of RiskMetrics common stock entitled to receive such merger consideration. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to the RiskMetrics board of directors or to any other persons in respect of the proposed merger, including as to how any holder of shares of RiskMetrics common stock should vote or act in respect of the proposed merger. Evercore’s opinion does not address the relative merits of the proposed merger as compared to other business or financial strategies that might be available to RiskMetrics, nor does it address the underlying business decision of RiskMetrics to engage in the proposed merger.

In connection with rendering its opinion, Evercore, among other things:

•

reviewed certain publicly available business and financial information relating to RiskMetrics and to MSCI that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to RiskMetrics and MSCI prepared and furnished to Evercore by the respective managements of RiskMetrics and MSCI;

•

reviewed the RiskMetrics unaudited prospective financial information (see “The Merger—RiskMetrics Unaudited Prospective Financial Information” beginning on page 88 of this proxy statement/prospectus) and, with respect to MSCI’s 2010 fiscal year, the MSCI unaudited prospective financial information (see “The Merger—MSCI Unaudited Prospective Financial Information” beginning on page 90 of this proxy statement/prospectus), in each case which were approved by the management of RiskMetrics for use in connection with Evercore’s opinion and analyses;

•

reviewed the $40.0 million to $52.1 million range of the amount and timing of the integration costs and cost savings estimated by the management of RiskMetrics, following discussions with the management of MSCI, to result from the proposed merger, referred to collectively in this proxy statement/prospectus as the net transaction cost savings, which were approved by the management of RiskMetrics for use in connection with Evercore’s opinion and analysis;

•

discussed the past and current operations and current financial condition of RiskMetrics and the RiskMetrics unaudited prospective financial information with the management of RiskMetrics (including their views on the risks and uncertainties of achieving the RiskMetrics unaudited prospective financial information);

•

discussed the past and current operations and current financial condition of MSCI, the MSCI unaudited prospective financial information and the net transaction cost savings with the managements of RiskMetrics and MSCI;

•

reviewed certain non-public projected financial and operating data relating to RiskMetrics under alternative business assumptions relative to those underlying the RiskMetrics unaudited prospective financial information, which assumptions were reviewed and approved by the management of RiskMetrics for use in connection with Evercore’s opinion and analyses, and which assumptions the management of RiskMetrics informed Evercore reasonably reflect RiskMetrics management’s views on the risks and uncertainties of achieving the RiskMetrics unaudited prospective financial information (for more information on these alternative business assumptions, see the sections captioned “—Discounted Cash Flow Analysis” and “Present Value of Implied Future Stock Price Analysis” below);

•	reviewed the reported prices and the historical trading activity of the shares of RiskMetrics common stock and the shares of MSCI Class A common stock;

•	compared implied share price premiums relating to the proposed merger with those of certain other transactions that Evercore deemed relevant;

•	compared the financial performance of RiskMetrics and MSCI and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of RiskMetrics and the implied valuation multiples relating to the proposed merger with those of certain other transactions that Evercore deemed relevant;

•	performed illustrative discounted cash flow analyses relating to RiskMetrics;

•	performed illustrative analyses of the present value of the implied future prices of the shares of RiskMetrics common stock;

•	reviewed certain relative contributions of RiskMetrics and MSCI to the combined company on a pro forma basis;

•

reviewed a draft of the merger agreement, dated February 27, 2010, which Evercore assumed was in substantially final form and from which Evercore assumed the final form would not vary in any respect material to its analysis; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the RiskMetrics unaudited prospective financial information, the MSCI unaudited prospective financial information and the net transaction cost savings, Evercore assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of RiskMetrics and MSCI as to the future financial performance of RiskMetrics and MSCI reflected therein, and the net transaction cost savings. Evercore expressed no view as to the RiskMetrics unaudited prospective financial information, the MSCI unaudited prospective financial information or the net transaction cost savings or the assumptions on which they are based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the proposed merger would be satisfied without material waiver, modification or delay thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the proposed merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on RiskMetrics or MSCI or the consummation of the proposed merger or reduce the benefits to the holders of shares of RiskMetrics common stock of the proposed merger in any respect material to its opinion.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of RiskMetrics or MSCI, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of RiskMetrics or MSCI under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore has no obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of shares of RiskMetrics common stock, from a financial point of view, as of the date of its opinion, of the merger consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of RiskMetrics or MSCI, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of RiskMetrics or MSCI, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore assumed that any modification to the structure of the proposed merger would not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the proposed merger as compared to other business or financial strategies that might be available to RiskMetrics, nor did it address the underlying business decision of RiskMetrics to engage in the proposed merger. Evercore’s opinion did not constitute a recommendation to the RiskMetrics board of directors or to any other persons in respect of the proposed merger, including as to how any holder of shares of RiskMetrics common stock should vote or act in respect of the proposed merger. Evercore expressed no opinion as to the price at which shares of RiskMetrics common stock or shares of MSCI Class A common stock would trade at any time. Evercore’s opinion noted that Evercore is not a legal, regulatory, accounting or tax expert and that Evercore assumed the accuracy and completeness of assessments by RiskMetrics and its advisors with respect to legal, regulatory, accounting and tax matters.

Except as described above, the RiskMetrics board of directors imposed no other instructions or limitations on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore’s opinion was only one of many factors considered by the RiskMetrics board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the RiskMetrics board of directors or RiskMetrics management with respect to the proposed merger or the merger consideration payable in the proposed merger.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the RiskMetrics board of directors on February 28, 2010 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before February 26, 2010 (the last trading day prior to February 28, 2010, the date on which the RiskMetrics board of directors approved the proposed merger), and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

For purposes of the analyses summarized below relating to RiskMetrics, the “implied per share merger consideration” refers to the $21.75 implied per share value of the merger consideration reflecting the cash portion of the merger consideration of $16.35 and the implied value of the stock portion of the merger consideration of 0.1802 of a share of MSCI Class A common stock based on the closing price of shares of MSCI Class A common stock on February 26, 2010.

Historical Trading Analysis. Evercore considered historical data with regard to (i) the closing stock prices of RiskMetrics common stock and MSCI Class A common stock as of February 26, 2010, January 21, 2010 (the last trading day before publication of media reports of a potential sale of RiskMetrics), November 15, 2007 or January 25, 2008 (the dates of MSCI’s and RiskMetrics’ initial public offerings, respectively), as applicable, and the dates one year, six months, three months, two months, one month and one week prior to and including February 26, 2010 and (ii) the average closing stock prices of RiskMetrics common stock and MSCI Class A common stock over the period since their respective initial public offerings and over the one-year, six-month, three-month, two-month, one-month and one-week periods prior to and including February 26, 2010. The following historical RiskMetrics common stock price analysis was presented to the RiskMetrics board of directors to provide it with information and perspective with respect to the historical share price of RiskMetrics common stock relative to the implied per share merger consideration:

	Historical Closing Prices of RiskMetrics common stock	Premium Based on Implied Per Share Merger Consideration	Historical Average Closing Prices of RiskMetrics common stock	Premium Based on Implied Per Share Merger Consideration
2/26/2010 Price	$18.63	16.8%
1/21/2010 Price(1)	15.52	40.2%
One Week	18.97	14.7%	$18.72	16.2%
One Month	16.95	28.3%	18.28	19.0%
Two Month	15.50	40.3%	17.13	27.0%
Three Month	14.95	45.5%	16.57	31.3%
Six Month	15.85	37.2%	15.69	38.6%
One Year	11.43	90.3%	15.85	37.3%
IPO (1/25/2008)	17.50	24.3%	16.95	28.3%

(1)	Last trading day before publication of media reports of a potential sale of RiskMetrics.

The following MSCI share price analysis was presented to the RiskMetrics board of directors to provide it with information and perspective with respect to the historical share price of MSCI Class A common stock relative to the closing price of MSCI Class A common stock as of February 26, 2010:

	Historical Closing Prices of MSCI Class A common stock	Difference between Feb. 26, 2010 Price & Historical Closing Price	Historical Average Closing Prices of MSCI Class A common stock	Difference between Feb. 26, 2010 Price & Historical Average Closing Price
2/26/2010 Price	$29.98
1/21/2010 Price	31.07	(3.5%)
One Week	29.29	2.4%	$29.72	0.9%
One Month	29.47	1.7%	29.27	2.4%
Two Month	32.40	(7.5%)	30.68	(2.3%)
Three Month	30.80	(2.7%)	31.17	(3.8%)
Six Month	30.55	(1.9%)	30.21	(0.7%)
One Year	16.11	86.1%	26.33	13.9%
IPO (11/15/2007)	18.00	66.6%	26.30	14.0%

Analysis of Select Publicly Traded Companies. In order to assess how the public market values shares of similar publicly traded companies, Evercore reviewed and compared specific financial and operating data relating to RiskMetrics to that of a group of selected publicly traded companies that Evercore deemed to have certain characteristics that are similar to those of RiskMetrics. None of the selected publicly traded companies is identical or directly comparable to RiskMetrics. As part of its analysis, Evercore calculated and analyzed the multiple of total enterprise value, or TEV, as of February 26, 2010 (and for RiskMetrics, also (i) based on the implied per share merger consideration and (ii) as of January 21, 2010) to estimated 2009 and 2010 earnings before interest, taxes, depreciation and amortization, or EBITDA, (commonly referred to as an “EBITDA multiple”) and the multiple of stock price as of February 26, 2010 (and for RiskMetrics, also (i) based on the implied per share merger consideration and (ii) as of January 21, 2010) to estimated 2009 and 2010 earnings per share, or EPS, (commonly referred to as a “price earnings multiple”) for RiskMetrics and each member of a selected group of publicly traded companies deemed relevant for the purposes of this analysis. Evercore calculated the TEV of each company by adding the market value of its equity using its closing stock price to the sum of its outstanding debt, the book value of any preferred stock and the book value of any minority interests, less its cash and cash equivalents balance, as appropriate. In addition to MSCI, the companies that Evercore deemed to have certain characteristics similar to those of RiskMetrics were divided into three groups—Financial Information, Business Information and Diversified Information—and were as follows:

Financial Information	Business Information	Diversified Information
• FactSet Research Systems Inc. • Interactive Data Corp. • Morningstar, Inc.	• Dun & Bradstreet Corporation • Equifax Inc. • Experian plc • Fair Isaac Corporation • Moody’s Corporation	• IHS Inc. • The McGraw-Hill Companies, Inc. • Pearson plc • Reed Elsevier plc • Reed Elsevier NV • Thomson Reuters Corporation • Verisk Analytics, Inc. • Wolters Kluwer

The calculation of TEV, EBITDA and EPS for 2009 and 2010 for the selected publicly-traded companies were based on, and derived from, publicly available filings, publicly available research estimates published by independent equity research analysts associated with various Wall Street firms and financial data provided by FactSet. The calculation of TEV, EBITDA and EPS for 2009 and 2010 for RiskMetrics and MSCI were based on, and derived from, publicly available filings, the RiskMetrics unaudited prospective financial information and the MSCI unaudited prospective financial information. The range of implied multiples that Evercore calculated is summarized below:

	RiskMetrics			MSCI	Financial Information		Business Information		Diversified Information
	At Implied Merger Consid- eration	Feb 26, 2010	Jan 21, 2010	Feb 26, 2010	Mean	Med.	Mean	Med.	Mean	Med.
2009E EBITDA Multiple	16.0x	13.6x	11.4x	14.7x	10.9x	10.9x	8.1x	8.0x	10.0x	9.7x
2009E Price Earnings Multiple	31.4x	26.9x	22.4x	27.0x	23.2x	22.5x	13.9x	13.8x	15.3x	14.5x
2010E EBITDA Multiple	14.9x	12.7x	10.6x	13.1x	10.8x	10.8x	7.7x	8.0x	9.4x	9.4x
2010E Price Earnings Multiple	27.9x	23.9x	19.9x	24.6x	20.9x	21.0x	13.0x	13.4x	14.6x	13.5x

Evercore then applied ranges of selected multiples derived from the selected publicly-traded companies of 10.0x to 14.0x in the case of the 2010 EBITDA multiple, and 20.0x to 27.0x in the case of the 2010 EPS multiple, to the corresponding financial data of RiskMetrics. Evercore derived these ranges of selected multiples based on its professional judgment and experience, including its judgment that the selected publicly-traded companies in the Financial Information group, along with MSCI, generally have characteristics that are more similar to those of RiskMetrics than do the selected publicly-traded companies in the Business Information and Diversified Information groups. This analysis indicated the following implied per share equity value reference range for RiskMetrics, as compared to the implied per share merger consideration:

	Implied Per Share Equity Value Reference Range for RiskMetrics	Implied Per Share Merger Consideration
2010E EBITDA	$14.65 - $20.51	$21.75
2010E EPS	$15.58 - $21.04

Discounted Cash Flow Analysis. Evercore performed a discounted cash flow analysis of RiskMetrics in order to derive an implied per share equity value reference range for RiskMetrics based on the implied present value of future cash flow to RiskMetrics. In this analysis, Evercore calculated an implied per share equity value reference range for RiskMetrics using the RiskMetrics unaudited prospective financial information, based on the sum of the (i) implied present values, using discount rates ranging from 8.5% to 10.5% of RiskMetrics’ projected unlevered free cash flows for calendar years 2010 through 2014 and (ii) implied present values, using discount rates ranging from 8.5% to 10.5% of the terminal value of RiskMetrics future cash flows beyond calendar year 2014 calculated by applying a range of EBITDA terminal multiples of 10.0x to 12.0x to RiskMetrics calendar year 2014 projected EBITDA. The discount rates were based on Evercore’s analysis of the weighted average cost of capital for RiskMetrics based upon historical and future estimates of the weighted average cost of capital for RiskMetrics as well as the weighted average cost of capital for the companies indentified above under the caption “—Analysis of Select Publicly Traded Companies”. The residual values of RiskMetrics at the end of the forecast period, or “terminal values”, were estimated based on the trading multiples of the companies indentified above under the caption “—Analysis of Select Publicly Traded Companies.” Evercore also applied a sensitivity analysis to the RiskMetrics unaudited prospective financial information by assuming a range of annual revenue growth from 2010 to 2014 of 3.0% to 11.0% and a range of 2014 target EBITDA margin of 38.0% to 42.0%. Such alternative business assumptions relative to those underlying the RiskMetrics unaudited prospective financial information were reviewed and approved by the management of RiskMetrics for use in connection with Evercore’s opinion and analyses, and the management of RiskMetrics informed Evercore that such alternative business assumptions reasonably reflect RiskMetrics management’s views on the risks and uncertainties of achieving the RiskMetrics unaudited prospective financial information. For the sensitivity analysis, Evercore calculated the sum of the implied present values of RiskMetrics’ projected unlevered free cash flow for calendar years 2010 through 2014 and the terminal value of RiskMetrics’ future cash flows beyond calendar year 2014, by applying the midpoint of the aforementioned range of discount rates and EBITDA terminal multiples (i.e., 9.5% and 11.0x, respectively). These values were discounted to present value as of March 31, 2010. This analysis indicated the following implied per share equity value reference ranges for RiskMetrics, as compared to the implied per share merger consideration:

	Implied Per Share Equity Value Reference Ranges for RiskMetrics	Implied Per Share Merger Consideration
RiskMetrics unaudited prospective financial information	$20.74 - $25.62	$21.75
Sensitivity Analysis	$16.89 - $24.51

Although the discounted cash flow analysis is a widely used valuation methodology, it necessarily relies on numerous assumptions, including earnings growth rates, terminal values and discount rates. As a result, it is not necessarily indicative of RiskMetrics’ actual, present or future value or results, which may be significantly more or less favorable than suggested by analysis.

Present Value of Implied Future Stock Price Analysis. Evercore calculated illustrative future stock prices of RiskMetrics for December 31, 2012 by applying a multiple range of 11.0x to 13.0x, based on a review of current and historical trading multiples of RiskMetrics and companies identified above under the caption “—Analysis of Select Publicly Traded Companies,” to estimated calendar year 2012 EBITDA of RiskMetrics based on the RiskMetrics unaudited prospective financial information. These illustrative future stock prices were discounted to present value as of March 31, 2010 using a range of discount rates of 10.0% to 12.0%. The discount rates were based on Evercore’s analysis of the equity cost of capital for RiskMetrics based upon historical and future estimates of the equity cost of capital for RiskMetrics as well as the equity cost of capital for the companies indentified above under the caption “—Analysis of Select Publicly Traded Companies”. The implied future stock price of RiskMetrics at the end of the forecast period was estimated based on the trading multiples of the companies indentified above under the caption “—Analysis of Select Publicly Traded Companies.” Evercore also applied a sensitivity analysis to the RiskMetrics management projection by applying a range of annual revenue growth from 2010 to 2012 of 7.0% to 11.0% and a range of 2012 target EBITDA margin of 38.0% to 42.0%. Such alternative business assumptions relative to those underlying the RiskMetrics unaudited prospective financial information were reviewed and approved by the management of RiskMetrics for use in connection with Evercore’s opinion and analyses, and the management of RiskMetrics informed Evercore that such alternative business assumptions reasonably reflect RiskMetrics management’s views on the risks and uncertainties of achieving the RiskMetrics unaudited prospective financial information. For the sensitivity analysis, Evercore calculated illustrative future stock prices for December 31, 2012 by applying the midpoint of the aforementioned range of calendar year 2012 EBITDA multiples and discount rates (i.e. 12.0x and 11%, respectively). This analysis indicated the following implied per share equity value reference ranges for RiskMetrics, as compared to the implied per share merger consideration:

	Implied Per Share Equity Value Reference Ranges for RiskMetrics	Implied Per Share Merger Consideration
2012E EBITDA:
RiskMetrics Projections	$20.34 - $24.78	$21.75
Sensitivity Analysis	$18.97 - $22.27

Selected Precedent M&A Transactions Analysis. Evercore reviewed implied transaction data for 23 transactions involving target companies that Evercore deemed to have certain characteristics that are similar to those of RiskMetrics. However, none of the selected transactions or the selected companies that participated in the selected transactions are directly comparable to the proposed merger.

Acquiror	Target
CME Group Inc.	Joint Venture with Dow Jones & Company, Inc. (CME holds 90% stake)
Morningstar, Inc.	Logical Information Machines, Inc.
Deutsche Börse AG/Six Group Ltd.	Stoxx Ltd.(33% stake)
NICE-Systems Ltd/Actimize, Inc.	Fortent, Inc.
Apax Partners Europe Managers Ltd.	Bankrate Inc.
IHS Inc.	Global Insight, Inc.
Moody’s Corporation	Fermat International
Bloomberg Inc.	Merrill Lynch & Co., Inc.’s Stake in Bloomberg L.P. (20% stake)
Microsoft Corporation	Fast Search & Transfer ASA
Autonomy Corporation plc	Zantaz, Inc.
NICE-Systems Ltd.	Actimize, Inc.
The Thomson Corporation	Reuters Group PLC
Dow Jones & Company, Inc.	Dow Jones Reuters Business Interactive LLC (Factiva) (50% stake)
RiskMetrics Group, Inc.	Institutional Shareholder Services Holdings, Inc.
The Financial Times Group	Mergermarket Group
Fitch Group, Inc.	Algorithmics Inc.
Standard & Poor’s Financial Services LLC	Capital IQ, Inc.
The Thomson Corporation	Information Holdings Inc.
infoUSA Inc.	OneSource Information Services, Inc.
Reuters Group plc	Multex.com, Inc.
Interactive Data Corporation	S&P ComStock, Inc.
The Dun & Bradstreet Corporation	Hoover’s, Inc.
Moody’s Corporation	KMV Corporation

Evercore reviewed transaction values in the selected transactions, calculated as the purchase price paid for the target company’s equity, plus the target company’s debt, the book value of any preferred stock and minority interests, less cash and cash equivalents, as multiples, to the extent publicly available, of the target company’s latest four quarters, or LFQ, revenue and EBITDA. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. The analysis indicated the following:

	Mean	Med.
Transaction Value / LFQ Revenue	3.3x	3.4x
Transaction Value / LFQ EBITDA	23.8x	20.9x

Evercore then applied ranges of selected multiples derived from those transactions described above for the selected companies of 3.5x to 5.5x in the case of LFQ revenue as of March 31, 2010 and 14.0x to 17.0x in the case of LFQ EBITDA as of March 31, 2010 to the corresponding financial data of RiskMetrics. Evercore derived these ranges of selected multiples based on its professional judgment and experience, including its judgment as to which of the transactions described above were relatively more similar to the proposed merger based on the business characteristics of the target company, the date of the transaction and other factors. This analysis resulted in the following implied per share equity value reference ranges for RiskMetrics, as compared to the implied per share merger consideration:

	Implied Per Share Equity Value Reference Ranges for RiskMetrics	Implied Per Share Merger Consideration
LFQ Revenue	$14.23 - $22.35	$21.75
LFQ EBITDA	$18.60 - $22.50

Analysis of Historical Premiums Paid. Evercore reviewed the premiums to be paid in acquisition of U.S. companies announced since January 1, 2003 until February 19, 2010 with transaction values between $700 million and $2.2 billion, excluding acquisitions of banks, bank holding companies, REIT transactions and partial acquisitions. Using information from Securities Data Corp., a data source that monitors and publishes information on merger and acquisition transactions, premiums paid were calculated as the percentage by which the per share consideration paid in each such transaction exceeded the closing market share prices of the target companies one day, one week and 30 days prior to transaction announcements which are summarized as follows:

	January 1, 2003 – February 19, 2010
	1 Day Prior	1 Week Prior	1 Month Prior
Number of Transactions	222	222	222
Mean	27.6%	29.5%	33.3%
Median	24.2%	26.0%	30.3%

	January 1, 2008 – February 19, 2010
	1 Day Prior	1 Week Prior	1 Month Prior
Number of Transactions	42	42	42
Mean	37.8%	40.9%	49.3%
Median	32.7%	30.8%	40.2%

	January 1, 2003 – December 31, 2007
	1 Day Prior	1 Week Prior	1 Month Prior
Number of Transactions	180	180	180
Mean	25.3%	26.9%	29.6%
Median	21.8%	24.5%	28.5%

Evercore then applied a range of selected premiums derived, based on its professional judgment, from the analysis of historical premiums paid of 25.0% to 45.0% to RiskMetrics’ closing share price on January 21, 2010. This analysis indicated the following implied per share equity value reference ranges for RiskMetrics, as compared to the implied per share merger consideration:

	Implied Per Share Equity Value Reference Range for RiskMetrics	Implied Per Share Merger Consideration
25.0% to 45.0% Premium	$19.40 - $22.50	$21.75

Research Analyst Stock Price Targets. Evercore analyzed publicly available price targets for RiskMetrics common stock and MSCI Class A common stock (commonly referred to as price targets) published by independent equity research analysts associated with various Wall Street firms. These targets reflect each analyst’s estimate of the future public market trading price of RiskMetrics common stock and MSCI Class A common stock and are not discounted to reflect present values. Evercore noted that the range of undiscounted equity analyst price targets of RiskMetrics common stock as of February 26, 2010 ranged from $15.00 to $21.00 per share. In connection with this analysis, Evercore noted that the $21.75 implied per share value of the merger consideration was higher than the undiscounted equity analyst price target range of RiskMetrics. Evercore also noted that the range of undiscounted equity analyst price targets of MSCI Class A common stock ranged from $32.00 to $39.00 per share. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for RiskMetrics common stock and MSCI Class A common stock and these estimates are subject to uncertainties, including the future financial performance of RiskMetrics and MSCI and future market conditions.

General

In connection with the review of the proposed merger by the RiskMetrics board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of RiskMetrics. No company used in the above analyses as a comparison is directly comparable to RiskMetrics or MSCI, and no transaction used is directly comparable to the proposed merger. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of RiskMetrics and MSCI.

Evercore prepared these analyses for the purpose of providing an opinion to the RiskMetrics board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of RiskMetrics common stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The merger consideration to be received by the holders of shares of RiskMetrics common stock pursuant to the merger agreement was determined through arm’s-length negotiations between RiskMetrics and MSCI and was approved by the RiskMetrics board of directors. Evercore did not recommend any specific merger consideration to RiskMetrics or that any given merger consideration constituted the only appropriate merger consideration.

Under the terms of Evercore’s engagement, RiskMetrics paid Evercore $1,000,000 upon the delivery of Evercore’s opinion and has agreed to pay a cash fee equal to 0.70% of the aggregate transaction value of the merger upon completion of the merger, against which the opinion fee will be credited. The cash fee payable upon consummation of the merger will be calculated based on the aggregate value of the merger consideration payable to RiskMetrics stockholders in the merger, together with the fair market value of all consideration payable with respect to RiskMetrics options in connection with the merger. Assuming the consummation of the merger occurred on April 26, 2010, based on the closing price of the MSCI Class A common stock on April 26, 2010 and the number of shares of RiskMetrics common stock (including RiskMetrics restricted stock awards) and RiskMetrics options outstanding as of April 26, 2010, the cash fee payable upon consummation of the merger would be $10.7 million. In addition, RiskMetrics has agreed to reimburse Evercore’s reasonable expenses and to indemnify Evercore for certain liabilities arising out of its engagement. Evercore may provide financial or other services to RiskMetrics or MSCI in the future and in connection with any such services Evercore may receive compensation. During the two-year period prior to the date of the Evercore opinion, no material relationship existed between Evercore and its affiliates and RiskMetrics or MSCI pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of RiskMetrics, MSCI and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

RiskMetrics engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

RiskMetrics Unaudited Prospective Financial Information

RiskMetrics does not as a matter of course make public long-term projections as to future revenues, earnings or other results beyond the current fiscal year, and RiskMetrics is especially cautious of making financial forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the review of the merger, RiskMetrics management prepared unaudited prospective financial information on a stand-alone, pre-merger basis, which is referred to in this proxy statement/prospectus (including in “—Opinion of RiskMetrics’ Financial Advisor” beginning on page 78 of this proxy statement/prospectus) as the RiskMetrics unaudited prospective financial information. RiskMetrics has included below a subset of the RiskMetrics unaudited prospective financial information to give RiskMetrics’ stockholders access to certain non-public information that was made available to the RiskMetrics board of directors, MSCI and the respective financial advisors of MSCI and RiskMetrics in connection with the merger.

The RiskMetrics unaudited prospective financial information was, in general, prepared solely for internal use and are subjective in many respects and thus subject to interpretation. The RiskMetrics unaudited prospective financial information was not prepared with a view toward public disclosure, and the inclusion of this information should not be regarded as an indication that any of RiskMetrics, its financial advisors, MSCI or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. In the view of RiskMetrics management, the RiskMetrics unaudited prospective financial information was prepared on a reasonable basis and reflects the best information available to RiskMetrics management at the time. While presented with numeric specificity, the RiskMetrics unaudited prospective financial information reflects numerous estimates and assumptions made by the management of RiskMetrics, all of which are difficult to predict and many of which are beyond RiskMetrics’ control. Important factors that may affect actual results and cause the failure to achieve internal financial forecasts include, but are not limited to, risks and uncertainties relating to RiskMetrics’ business (including its ability to achieve strategic goals, objectives and targets over applicable periods), competition, industry performance, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 50 of this proxy statement/prospectus. The RiskMetrics unaudited prospective financial information also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the RiskMetrics unaudited prospective financial information. Accordingly, there can be no assurance that the RiskMetrics unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated.

The RiskMetrics unaudited prospective financial information was not prepared with a view toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither RiskMetrics’ independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the RiskMetrics unaudited prospective financial information, nor have they expressed any opinion or any other form of assurance on such projections or their achievability, and assume no responsibility for, and disclaim any association with, the RiskMetrics unaudited prospective financial information. Furthermore, the RiskMetrics unaudited prospective financial information does not take into account any circumstance or event occurring after the date it was prepared.

The RiskMetrics unaudited prospective financial information included estimates of revenue, adjusted EBITDA, net income and diluted earnings per share for the fiscal years ending 2010 through 2012. Since the RiskMetrics unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. These projections assumed that RiskMetrics would continue its business generally as then conducted and that RiskMetrics would not take any extraordinary actions, such as dispositions of assets or properties or refinancing of indebtedness.

A chart summarizing the RiskMetrics unaudited prospective financial information is set forth below.

RiskMetrics Unaudited Prospective Financial Information

(in thousands, except per share amounts)

	2010 Estimated	2011 Estimated	2012 Estimated
Revenue	$320,140	$352,116	$393,522
Adjusted EBITDA(1)	$119,017	$140,249	$167,626
Net Income	$39,403	$56,561	$79,139
Diluted Earnings Per Share	$0.57	$0.79	$1.10

(1)	The estimate of Adjusted EBITDA represents net income before interest expense, interest income, income tax expense, depreciation and amortization of property and equipment, amortization of intangibles, non-cash stock based compensation and non-recurring expenses.

This summary of the RiskMetrics unaudited prospective financial information is not being included in this proxy statement/prospectus to influence your decision whether to vote for the adoption of the merger agreement, but rather because the RiskMetrics unaudited prospective financial information was made available to the RiskMetrics board of directors, MSCI and the respective financial advisors of MSCI and RiskMetrics in connection with the merger. RiskMetrics stockholders and MSCI stockholders are urged to review RiskMetrics’ most recent SEC filings for a description of risk factors with respect to RiskMetrics’ business. See “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages 50 and 155, respectively, of this proxy statement/prospectus.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the summary of the RiskMetrics unaudited prospective financial information set forth above. No representation is made by RiskMetrics, MSCI or any other person to any stockholder of RiskMetrics or any stockholder of MSCI regarding the ultimate performance of RiskMetrics compared to the information included in the above unaudited prospective financial information. The inclusion of the summary of the RiskMetrics unaudited prospective financial information should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events nor construed as financial guidance, and they should not be relied on as such. RiskMetrics has made no representation to RiskMetrics’ financial advisor or MSCI, in the merger agreement or otherwise, concerning the RiskMetrics unaudited prospective financial information.

RISKMETRICS DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE RISKMETRICS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE RISKMETRICS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

MSCI Unaudited Prospective Financial Information

MSCI does not as a matter of course make public long-term projections as to future revenues, earnings or other results, and MSCI is especially cautious of making financial forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the review of the merger, MSCI management prepared unaudited prospective financial information on a stand-alone, pre-merger basis, which is referred to in this proxy statement/prospectus (including in “Opinion of RiskMetrics’ Financial Advisor” beginning on page 78 of this proxy statement/prospectus) as the MSCI unaudited prospective financial information. MSCI has included below a subset of the MSCI unaudited prospective financial information to give RiskMetrics’ stockholders access to certain non-public information that was made available to RiskMetrics board of directors and the respective financial advisors of MSCI and RiskMetrics in connection with the merger.

The MSCI unaudited prospective financial information was, in general, prepared solely for internal use and are subjective in many respects and thus subject to interpretation. The MSCI unaudited prospective financial information was not prepared with a view toward public disclosure, and the inclusion of this information should not be regarded as an indication that any of MSCI, RiskMetrics, RiskMetrics’ financial advisor or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. In the view of MSCI management, the MSCI unaudited prospective financial information was prepared on a reasonable basis and reflects the best information available to MSCI management at the time. While presented with numeric specificity, the MSCI unaudited prospective financial information reflects numerous estimates and assumptions made by the management of MSCI, all of which are difficult to predict and many of which are beyond MSCI’s control. Important factors that may affect actual results and cause the failure to achieve internal financial forecasts include, but are not limited to, risks and uncertainties relating to MSCI’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), competition, industry performance, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 50 of this proxy statement/prospectus. The MSCI unaudited prospective financial information also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the MSCI unaudited prospective financial information. Accordingly, there can be no assurance that MSCI unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated.

The MSCI unaudited prospective financial information was not prepared with a view toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither MSCI’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the MSCI unaudited prospective financial information, nor have they expressed any opinion or any other form of assurance on such projections or their achievability, and assume no responsibility for, and disclaims any association with, the MSCI unaudited prospective financial information. Furthermore, the MSCI unaudited prospective financial information does not take into account any circumstance or event occurring after the date it was prepared.

The MSCI unaudited prospective financial information included estimates of revenue, adjusted EBITDA, net income and diluted earnings per share for fiscal year 2010 . These projections assumed that MSCI would continue its business generally as then conducted and that MSCI would not take any extraordinary actions, such as dispositions of assets or properties or refinancing of indebtedness.

A chart summarizing the MSCI unaudited prospective financial information is set forth below.

MSCI Unaudited Prospective Financial Information

(in thousands, except per share amounts)

2010 Estimated
Revenue	$504,017
Adjusted EBITDA(1)	$241,665
Net Income	$115,510
Diluted Earnings Per Share	$1.08

(1)	The estimate of Adjusted EBITDA represents an estimate of net income plus provision for income taxes, other expense (income), net, amortization of intangible assets, depreciation and amortization and founders grant expenses.

This summary of the MSCI unaudited prospective financial information is not being included in this proxy statement/prospectus to influence your decision whether to vote for the adoption of the merger agreement, but rather because the MSCI unaudited prospective financial information was made available to the RiskMetrics boards of directors and the respective financial advisors of MSCI and RiskMetrics in connection with the merger. MSCI stockholders and RiskMetrics’ stockholders are urged to review MSCI’s most recent SEC filings for a description of risk factors with respect to MSCI’s business. See “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages 50 and 155, respectively, of this proxy statement/prospectus. Since the date of the MSCI management projections, MSCI has made publicly available its actual results of operations for the quarter ended February 28, 2010. You should review MSCI’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2010 for this information.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the summary of the MSCI unaudited prospective financial information set forth above. No representation is made by MSCI, RiskMetrics or any other person to any stockholder of MSCI or any stockholder of RiskMetrics regarding the ultimate performance of MSCI compared to the information included in the above prospective financial information. The inclusion of the summary of the MSCI unaudited prospective financial information should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events nor construed as financial guidance, and they should not be relied on as such. MSCI has made no representation to RiskMetrics’ financial advisor or RiskMetrics, in the merger agreement or otherwise, concerning the MSCI unaudited prospective financial information.

MSCI DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE MSCI UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE MSCI UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Regulatory Approvals Required for the Merger

General

MSCI and RiskMetrics have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the merger. These approvals include approval under, or notices pursuant to the HSR Act. However, in using their reasonable best efforts to obtain these required regulatory approvals, under the terms of the merger agreement, neither MSCI nor RiskMetrics is required to take certain actions (such as divesting or holding separate assets or entering into settlements or consent decrees with governmental authorities) with respect to any of the material businesses, assets or properties of MSCI or RiskMetrics or any of their respective material subsidiaries (except that, if requested by RiskMetrics, RiskMetrics will use reasonable best efforts to take any such action reasonably necessary to obtain regulatory clearance, but only to the extent that such action is conditioned on the completion of the merger and does not reduce the amount or delay the payment of the merger consideration). A business of MSCI or RiskMetrics or any of their respective subsidiaries generating revenues in calendar year 2009 that are in excess of 5% of the aggregate revenues generated by MSCI and its subsidiaries, taken as a whole, in calendar year 2009, is considered a “material business” for these purposes.

Each of MSCI’s, RiskMetrics’ and Merger Sub’s obligation to effect the merger is conditioned upon, among other things, the expiration or termination of the applicable waiting period under the HSR Act. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 106 of this proxy statement/prospectus.

Department of Justice, Federal Trade Commission and Other U.S. Antitrust Authorities

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission, or the FTC, and the Antitrust Division of the Department of Justice, or the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. If the DOJ or the FTC issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

MSCI and RiskMetrics each filed its required HSR notification and report form with respect to the merger on March 16, 2010, commencing the initial 30-day waiting period. On April 12, 2010, MSCI, with the concurrence of RiskMetrics, voluntarily withdrew its notification and report form and refiled it on April 14, 2010, at which time a new initial 30-day waiting period commenced. This waiting period will expire on May 14, 2010 unless it is extended by request for additional information or terminated earlier. The refiling was a procedural step to provide the staff of the Antitrust Division of the DOJ with additional time to review the information submitted by MSCI and RiskMetrics.

At any time before or after the merger is completed, either the DOJ or the FTC could take action under the antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, condition approval of the merger upon the divestiture of assets of MSCI, RiskMetrics or their subsidiaries or impose restrictions on MSCI’s post-merger operations. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

Other Governmental Approvals

Neither MSCI nor RiskMetrics is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Timing; Challenges by Governmental and Other Entities

There can be no assurance that any of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

In addition, there can be no assurance that any of the governmental or other entities described above, including the DOJ, the FTC, U.S. state attorneys general and private parties, will not challenge the merger on antitrust or competition grounds and, if such a challenge is made, there can be no assurance as to its result.

Appraisal Rights

In connection with the merger, record holders of RiskMetrics common stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is completed. Under Section 262 of the General Corporation Law of the State of Delaware (which is referred to in this proxy statement/prospectus as Section 262), as a result of completion of the merger, holders of shares of RiskMetrics common stock, with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost, are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares at the completion of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. RiskMetrics is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This proxy statement/prospectus constitutes that notice to you.

The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this proxy statement/prospectus as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions.

A stockholder who desires to exercise appraisal rights must (i) not vote in favor of the adoption of the merger agreement, (ii) deliver in the manner set forth below a written demand for appraisal of the stockholder’s shares to the Corporate Secretary of RiskMetrics before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to RiskMetrics’ stockholders, (iii) continuously hold the shares of record from the date of making the demand through the effective time of the merger because appraisal rights will be lost if the shares are transferred prior to the effective time of the merger, and (iv) otherwise comply with the requirements of Section 262.

Only a holder of record of RiskMetrics common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the adoption of the merger agreement at the special meeting. A holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of shares desiring appraisal rights with respect to such shares who held such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform RiskMetrics of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: RiskMetrics, 1 Chase Manhattan Plaza, 44th Floor, New York, New York 10005, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of his, her or its shares. The written demand must be received by RiskMetrics prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of common stock in favor of adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner for which a demand for appraisal has been properly made by the record holder, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal.

There is no present intent on the part of the surviving corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voting in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the number of holders of such shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in the previous sentence. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding shall be conducted, as to the shares of common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to, and do not address, fair value under Section 262. Neither MSCI nor RiskMetrics anticipates offering more than the applicable merger consideration to any RiskMetrics stockholder exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of RiskMetrics common stock is less than the applicable merger consideration.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting holder is responsible for his or her attorneys’ and expert witness fees although upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party, shall have the right to withdraw such stockholder’s demand for appraisal and to accept the cash and MSCI Class A common stock to which the stockholder is entitled pursuant to the merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware

Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the merger consideration as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached as Annex D to this proxy statement/prospectus.

Failure to strictly comply with all the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

Material U.S. Federal Income and Estate Tax Consequences

The following are the material U.S. federal income and, with respect to non-U.S. holders, estate tax consequences relevant to the transaction for “U.S. Holders” and “non-U.S. Holders” (as defined below) of RiskMetrics common stock whose shares are exchanged for MSCI Class A common stock and cash in the transaction. This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

This discussion addresses the consequences of only the exchange of shares of RiskMetrics common stock held as capital assets. In addition, it does not address all aspects of U.S. federal income taxation that may be important to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	a financial institution or insurance company;

•	a dealer or broker in securities;

•	a tax-exempt organization;

•	a real estate investment trust;

•	a regulated investment trust;

•	a grantor trust;

•	former citizens or former long-term residents of the United States;

•	a stockholder subject to the alternative minimum tax;

•	persons whose functional currency is not the U.S. dollar;

•

a stockholder who holds RiskMetrics common stock or MSCI Class A common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction, or other integrated investment; or

•	a stockholder who acquired RiskMetrics common stock pursuant to the exercise of compensatory options or otherwise as compensation.

If a partnership holds RiskMetrics common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding RiskMetrics common stock should consult its tax advisors.

This discussion of material U.S. federal income and estate tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger for U.S. Holders. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. Holders, including the tax consequences of the merger, and of the ownership and disposition of MSCI Class A common stock. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any foreign, state or local tax consequences of the merger, or of the ownership and disposition of MSCI Class A common stock. Accordingly, all RiskMetrics’ stockholders are strongly urged to consult their own tax advisors to determine the particular U.S. federal, state or local or foreign income or other tax consequences to them of the merger, and of owning and disposing of MSCI Class A common stock.

Tax Consequences for U.S. Holders

As used herein, a “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of RiskMetrics common stock and is:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) in general, a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (2) it has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.

Tax Consequences of the Merger

The receipt of MSCI Class A common stock and cash in exchange for RiskMetrics common stock pursuant to the transaction will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes on the exchange of RiskMetrics common stock for MSCI Class A common stock and cash in an amount equal to the difference, if any, between (i) the sum of the fair market value of the MSCI Class A common stock on the date of the exchange and cash received (including cash received in lieu of a fractional share of MSCI Class A common stock) and (ii) the U.S. Holder’s adjusted tax basis in the RiskMetrics common stock surrendered in the exchange. Gain or loss will be determined separately for each block of RiskMetrics common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for MSCI Class A common stock and cash pursuant to the transaction. Such gain or loss will be long-term capital gain or loss provided that a U.S. Holder’s holding period for such shares is more than one year on the date of the exchange. Long-term capital gains of individuals are currently generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

A U.S. Holder will have a tax basis in the MSCI Class A common stock received equal to their fair market value on the date of the exchange, and the U.S. Holder’s holding period with respect to such MSCI Class A common stock will begin on the day after the date of the exchange.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with cash payments from a disposition of RiskMetrics common stock (including cash paid in lieu of fractional shares) pursuant to the merger. Backup withholding at a rate of 28% may apply to cash paid in the transaction to a U.S. Holder, unless the stockholder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to such stockholder following the completion of the merger.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service (“IRS”). The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

Tax Consequences for Non-U.S. Holders

The following are the material U.S. federal income and estate tax consequences of the merger and of the ownership and disposition of MSCI Class A common stock, received in exchange for RiskMetrics common stock in the transaction, by a beneficial owner that is a non-U.S. Holder, other than a non-U.S. Holder that owns, or has owned, actually or constructively, more than 5% of RiskMetrics common stock or will own, actually or constructively, more than 5% of MSCI Class A common stock.

A “non-U.S. Holder” is a person or entity that, for U.S. federal income tax purposes, is:

•	a non-resident alien individual, other than certain former citizens and long-term residents of the United States subject to tax as expatriates;

•	a foreign corporation; or

•	a foreign estate or trust.

A“non-U.S. Holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

Tax Consequences of the Merger

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the exchange of RiskMetrics common stock for MSCI Class A common stock and cash in the merger unless:

•	the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, subject to an applicable treaty providing otherwise, or

•

RiskMetrics is or has been a “U.S. real property holding corporation” at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and its common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

RiskMetrics believes that it has never been, and does not anticipate becoming, a U.S. real property holding corporation.

Dividends

Dividends paid to a non-U.S. Holder of MSCI Class A common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. Holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Common Stock

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of MSCI Class A common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, subject to an applicable treaty providing otherwise, or

•

MSCI is or has been a “U.S. real property holding corporation” at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and its common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

MSCI believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments from the exchange of shares of RiskMetrics common stock pursuant to the merger, as well as in connection with the payment of dividends on MSCI Class A common stock, and may be filed in connection with payments of the proceeds from a sale or other disposition of MSCI Class A common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Recent Legislation

Recent legislation generally imposes a withholding tax of 30% on payments to certain foreign entities, after December 31, 2012, of dividends on and the gross proceeds of dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements that are different from, and in addition to, the certification requirements described above have been satisfied. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this legislation on their ownership of MSCI Class A common stock.

Federal Estate Tax

An individual non-U.S. Holder and entities the property of which is potentially includible in such individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, MSCI Class A common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Accounting Treatment

The merger will be accounted for as an acquisition of a business. MSCI will record net tangible and identifiable intangible assets acquired and liabilities assumed from RiskMetrics at their respective fair values at the date of the completion of the merger. Any excess of the purchase price, which will equal the market value, at the date of the completion of the merger, of the MSCI Class A common stock issued as consideration for the merger, over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of MSCI after completion of the merger will reflect RiskMetrics’ balances and results after completion of the transaction but will not be restated retroactively to reflect the historical financial condition or results of operations of RiskMetrics. The earnings of MSCI following the completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If in the future, MSCI determines that tangible or intangible assets (including goodwill) are impaired, MSCI would record an impairment charge at that time.

Listing of MSCI Class A Common Stock and Delisting and Deregistration of RiskMetrics Common Stock

Application will be made to have the shares of MSCI Class A common stock to be issued in the merger approved for listing on the New York Stock Exchange, where MSCI Class A common stock is currently traded. If the merger is completed, RiskMetrics common stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Exchange Act.

Litigation Relating to the Merger

On March 4, 2010, a putative stockholder class action complaint was filed against RiskMetrics, MSCI and the individual members of the RiskMetrics board of directors in the Court of Chancery of the State of Delaware challenging the proposed merger and seeking monetary damages, as well as declaratory, injunctive and other equitable relief. The complaint generally alleges, among other things, that the members of the RiskMetrics board of directors breached their fiduciary duties by approving the proposed merger; that RiskMetrics and MSCI aided and abetted such breaches of fiduciary duties; and that the consideration to be paid to the public stockholders of RiskMetrics pursuant to the merger agreement is inadequate. In addition, the complaint alleges that certain of the members of the RiskMetrics board of directors breached their fiduciary duties by agreeing to the voting agreement. The complaint seeks, among other things, damages and injunctive relief prohibiting the defendants from consummating the merger. On April 14, 2010, plaintiff filed an amended putative class action complaint against defendants, adding Merger Sub as a defendant. In addition to the claims asserted in the original complaint, the amended complaint generally alleges, among other things, that the disclosures contained in the preliminary proxy statement/prospectus filed on April 2, 2010 with the Securities and Exchange Commission were materially false, misleading and omissive. For example, the amended complaint challenges the disclosures concerning the methodologies used by Evercore in rendering its fairness opinion, RiskMetrics’s January 2010 financial forecasts, MSCI’s post-2010 financial forecasts, the negotiation of the voting agreement, RiskMetrics’ December 2009 strategic plan and certain strategic alternatives considered by the RiskMetrics board of directors.

On April 23, 2010, the parties to the action reached an agreement in principle, which is referred to in this proxy statement/prospectus as the settlement, to resolve the action. Pursuant to the settlement, and in exchange for the releases described below, defendants have taken and will take the following actions:

•

MSCI and RiskMetrics have made certain supplemental disclosures that addressed issues identified by plaintiff, which disclosures included, but were not limited to: additional information concerning RiskMetrics’ negotiations with the third party referred to as “Company A” in “The Merger—Background of the Merger” beginning on page 59 of this proxy statement/prospectus; RiskMetrics’ three-year strategic plan; the negotiation of the voting agreement; and certain of the methodologies used by Evercore in rendering its fairness opinion.

•

The parties to the voting agreement agreed to amend the voting agreement to reduce the total number of shares of RiskMetrics common stock required to be voted, among other things, in favor of the adoption of the merger agreement and against any competing acquisition proposal from 22,199,310 to 13,770,525 shares, or from approximately 32.1% to approximately 19.9% of the outstanding shares of RiskMetrics common stock as of the record date of April 26, 2010, if the RiskMetrics board of directors changes its recommendation with respect to the merger in response to any unexpected material intervening event. In addition, the parties to the voting agreement agreed to amend the voting agreement to provide that the total number of shares required to be so voted would similarly be reduced to 13,770,525 shares, or approximately 19.9% of the outstanding shares of RiskMetrics common stock as of the record date, if the RiskMetrics board of directors changes its recommendation with respect to the merger for any other reason permitted by the merger agreement. Prior to agreeing to this modification, the voting agreement provided that the number of shares required to be voted in accordance with the merger agreement would only be reduced if the RiskMetrics board of directors changed its recommendation in response to an intervening event, but not if the RiskMetrics board of directors changed its recommendation for any other reason permitted by the merger agreement (see “The Merger Agreement—No Solicitation by RiskMetrics” beginning on page 111 of this proxy statement/prospectus for a description of the circumstances under which the RiskMetrics board of directors may change its recommendation). On April 26, 2010, the parties to the voting agreement entered into amendment no. 1 to the voting agreement to effect these amendments, a copy of which is attached at the end of Annex B to this proxy statement/prospectus.

Pursuant to the settlement, the putative class action pending in the Court of Chancery of the State of Delaware will be dismissed with prejudice on the merits, and all defendants will be released from any and all claims relating to, among other things, the merger, the merger agreement, and any disclosures made in connection therewith. The settlement is subject to documentation and customary conditions, including the consummation of the merger, completion of certain confirmatory discovery, class certification, and final approval by the Court of Chancery, following notice to the stockholders of RiskMetrics. A hearing will be scheduled at which the Court of Chancery will consider the fairness, reasonableness, and adequacy of the settlement.

The settlement will not affect the form or amount of consideration to be received by RiskMetrics stockholders in the merger.

The defendants have denied and continue to deny any wrongdoing or liability with respect to all claims, events, and transactions complained of in the aforementioned litigation or that they have engaged in any wrongdoing. The defendants have entered into the settlement to eliminate the uncertainty, burden, risk, expense and distraction of further litigation.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of its terms in this proxy statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about MSCI, RiskMetrics or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the merger agreement are made by MSCI, RiskMetrics and Merger Sub only for the purposes of the merger agreement and were qualified and subject to certain limitations and exceptions agreed to by MSCI, RiskMetrics and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement/prospectus.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of MSCI, RiskMetrics or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus.

The merger is a taxable transaction, and the receipt of MSCI Class A common stock and cash in exchange for RiskMetrics common stock in the merger will generally be taxable to RiskMetrics stockholders. See “The Merger—Material U.S. Federal Income and Estate Tax Consequences” beginning on page 96 of this proxy statement/prospectus.

Structure of the Merger

The merger agreement provides for a transaction in which Merger Sub will merge with and into RiskMetrics. RiskMetrics will be the surviving corporation in the merger and will, following completion of the merger, be a wholly owned subsidiary of MSCI. After completion of the merger, the certificate of incorporation and bylaws of Merger Sub in effect as of the completion of the merger will be the certificate of incorporation and bylaws, respectively, of the surviving corporation, in each case until amended in accordance with applicable law. After completion of the merger, the directors of Merger Sub and the officers of RiskMetrics will be the directors and officers of the surviving corporation until their successors are duly elected or appointed and qualified in accordance with Merger Sub’s bylaws and applicable law.

Closing and Effectiveness of the Merger

The merger will become effective at such time as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as agreed to by RiskMetrics and MSCI and specified in the certificate of merger). Unless another date and time are agreed by MSCI and RiskMetrics, the closing will occur as soon as possible, but no later than five business days following satisfaction or, to the extent permissible, waiver, of the conditions to completion of the merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the time of closing) described under “—Conditions to the Completion of the Merger” beginning on page 106 of this proxy statement/prospectus.

As of the date of this proxy statement/prospectus, the merger is expected to be completed in MSCI’s third fiscal quarter of 2010 (which is the quarterly period ending August 31, 2010). However, completion of the merger is subject to the satisfaction (or waiver, to the extent permissible) of conditions to the merger, which are summarized below. There can be no assurances as to when, or if, the merger will occur. If the merger is not completed on or before September 1, 2010, either MSCI or RiskMetrics may terminate the merger agreement, unless, subject to certain limited exceptions described below relating to the parties’ actions in respect of MSCI obtaining the financing for the merger, the failure to comply in any material respect with any provision of the merger agreement by the party seeking to terminate the merger agreement was the direct cause of the failure of the merger to be completed by that date. See “—Conditions to the Completion of the Merger” and “—Termination of the Merger Agreement” beginning on pages 106 and 119, respectively, of this proxy statement/prospectus.

Merger Consideration

At the completion of the merger, each share of RiskMetrics common stock outstanding immediately prior to the completion of the merger (other than those held by RiskMetrics as treasury stock, by MSCI or by any subsidiary of RiskMetrics or MSCI or with respect to which appraisal rights have been properly exercised and perfected under Delaware law) will be converted into the right to receive a combination of $16.35 in cash, without interest, and 0.1802 of a share of MSCI Class A common stock (with any cash payable in lieu of any fractional shares as described under “—Fractional Shares” below).

If, between the date of the merger agreement and the completion of the merger, the outstanding shares of capital stock of RiskMetrics or MSCI are changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period), the merger consideration and, if applicable, the stock portion of the merger consideration and its determination will be appropriately adjusted.

Fractional Shares

No fractional shares of MSCI Class A common stock will be issued to any holder of RiskMetrics common stock upon completion of the merger. All fractional shares of MSCI Class A common stock that a holder of shares of RiskMetrics common stock would otherwise be entitled to receive as a result of the merger will be aggregated and if a fractional share results from that aggregation, the holder will be entitled to receive cash in an amount equal to that fraction multiplied by the average of the closing prices for a share of MSCI Class A common stock on the New York Stock Exchange for the 20 trading days ending on the third trading day immediately preceding the completion of the merger. No interest will be paid or accrued on cash payable in lieu of fractional shares of MSCI Class A common stock.

Shares Subject To Properly Exercised Appraisal Rights

The shares of RiskMetrics common stock held by RiskMetrics’ stockholders who do not vote for approval of the proposal to adopt the merger agreement and who otherwise properly exercise and perfect appraisal rights for their shares in accordance with Delaware law will not be converted into the right to receive cash and/or shares of MSCI Class A common stock to which they would otherwise be entitled pursuant to the merger agreement, but will instead be converted into the right to receive the judicially determined fair value of their shares of RiskMetrics common stock if the merger is completed. If any RiskMetrics stockholder fails to make an effective demand for payment or otherwise withdraws or loses his, her or its appraisal rights, such stockholder’s shares will be exchangeable solely for the merger consideration.

Procedures for Surrendering RiskMetrics Stock Certificates

The conversion of RiskMetrics common stock into the right to receive the merger consideration will occur automatically at the completion of the merger. Prior to completion of the merger, MSCI will appoint an exchange agent reasonably acceptable to RiskMetrics to handle the exchange of certificates or book entry shares representing shares of RiskMetrics common stock for the merger consideration. MSCI will deposit or make available as needed the cash and shares of MSCI Class A common stock comprising the merger consideration payable in respect of RiskMetrics common stock. Promptly (but not later than five business days) after the completion of the merger, MSCI will, or will cause the exchange agent to, send a letter of transmittal to each person who is a record holder of RiskMetrics common stock at the completion of the merger for use in the exchange and instructions explaining how to surrender RiskMetrics stock certificates to the exchange agent.

RiskMetrics’ stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, or other evidence of transfer requested by the exchange agent in the case of book entry shares, will receive the merger consideration into which the shares of RiskMetrics common stock were converted in the merger. The shares of MSCI Class A common stock constituting part of such merger consideration will be delivered to RiskMetrics’ stockholders in book-entry form through the Direct Registration System maintained by MSCI’s transfer agent, unless a physical certificate is otherwise required under applicable law. After the effective date of the merger, each certificate that previously represented shares of RiskMetrics common stock will only represent the right to receive the merger consideration into which those shares of RiskMetrics common stock have been converted.

Neither MSCI nor RiskMetrics will be responsible for transfer or other similar taxes and fees incurred by holders of RiskMetrics common stock in connection with the merger and thus such taxes and fees, if any, will be the sole responsibility of such holder. In addition, if there is a transfer of ownership of RiskMetrics common stock that is not registered in the records of RiskMetrics’ transfer agent, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer; and the person requesting the exchange must pay to the exchange agent any transfer or other taxes to be paid or satisfy the exchange agent that any such transfer or other taxes have been paid or that no payment of such taxes is necessary.

After the completion of the merger, MSCI will not pay dividends with a record date after the completion of the merger to any holder of any RiskMetrics stock certificates until the holder surrenders the RiskMetrics stock certificates. However, once those certificates are surrendered, MSCI will pay to the holder, without interest, any dividends that have been declared after the effective date of the merger on the shares into which those RiskMetrics shares have been converted.

Treatment of RiskMetrics Equity Awards

RiskMetrics Stock Options

In accordance with the terms of the merger agreement, RiskMetrics options will be converted into options to purchase MSCI Class A common stock. MSCI and RiskMetrics agreed that, subject to the requirements of Section 409A of the Code, at the completion of the merger, the following mechanism will be used to convert each RiskMetrics option outstanding immediately prior to the completion of the merger into an adjusted option to acquire shares of MSCI Class A common stock, on the same terms and conditions as were applicable under the RiskMetrics option immediately prior to the completion of the merger. The number of shares of MSCI Class A common stock subject to the adjusted option will be equal to the product of (i) the number of shares of RiskMetrics common stock subject to the RiskMetrics option immediately prior to the completion of the merger multiplied by (ii) the option exchange ratio (as described below), rounded down to the nearest whole share. The exercise price per share of MSCI Class A common stock subject to an adjusted option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of RiskMetrics common stock subject to the RiskMetrics option immediately prior to the completion of the merger divided by (B) the option exchange ratio. The option exchange ratio will be equal to or less than 0.7260, which is the quotient of (a) the value of the merger consideration based on the closing price of a share of MSCI Class A common stock on the New York Stock Exchange on February 24, 2010 divided by (b) the closing price of a share of MSCI Class A common stock on February 24, 2010. If the closing price of a share of MSCI Class A common stock on the trading date immediately prior to the completion of the merger is $29.96 (the closing price of a share of MSCI Class A common stock on the New York Stock Exchange on February 24, 2010) or lower, the option exchange ratio will be 0.7260. In order to comply with Section 409A of the Code, if the closing price of a share of MSCI Class A common stock on the trading date immediately prior to the completion of the merger is greater than $29.96, the option exchange ratio will be lower than 0.7260, and will be equal to the quotient of (a) the closing price of a share of RiskMetrics common stock on the trading date immediately prior to the completion of the merger divided by (b) the closing price of a share of MSCI Class A common stock on the trading date immediately prior to the completion of the merger.

RiskMetrics Restricted Stock

At the completion of the merger, each restricted stock award (which represents a share of RiskMetrics common stock subject to vesting and forfeiture restrictions) outstanding at the completion of the merger, will be converted into a restricted stock award relating to a number of shares of MSCI Class A common stock equal to the product of (i) the number of shares of RiskMetrics common stock subject to the RiskMetrics restricted stock award immediately prior to the completion of the merger multiplied by (ii) 0.7260, rounded to the nearest whole share (with 0.50 being rounded upward). Each converted restricted stock award will remain subject to the same vesting and forfeiture terms as were applicable to the RiskMetrics restricted stock award prior to the completion of the merger.

Related Amendments to Stock Incentive Plans

The merger agreement provides that RiskMetrics may amend its stock incentive plans such that the options and restricted stock awards assumed by MSCI will become vested in full if the holder of any such option or restricted stock award is terminated without cause following the completion of the merger (or in the case of options or restricted stock awards held by RiskMetrics directors, if the holder resigns concurrent with the completion of the merger and exchanges such securities (and/or shares issuable upon exercise of such securities) for the merger consideration).

Listing of MSCI Stock and Delisting and Deregistration of RiskMetrics Stock

The merger agreement obligates MSCI to cause the shares of MSCI Class A common stock to be issued as part of the merger consideration to be listed on the New York Stock Exchange, subject to official notice of issuance, prior to the completion of the merger. Approval for listing on the New York Stock Exchange of the shares of MSCI Class A common stock issuable to RiskMetrics’ stockholders in the merger, subject only to official notice of issuance, is a condition to the obligations of MSCI and RiskMetrics to complete the merger. Upon completion of the merger, RiskMetrics common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Conditions to the Completion of the Merger

Mutual Closing Conditions. The obligation of each of MSCI, RiskMetrics and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including the following:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of RiskMetrics common stock in accordance with Delaware law;

•

(i) absence of any applicable law being in effect that prohibits completion of the merger and (ii) absence of any instituted or pending action or proceeding by any governmental authority, challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the completion of the merger;

•

(i) expiration or termination of any applicable waiting period (or extensions thereof) relating to the merger under the HSR Act and (ii) the expiration or termination of the applicable waiting period (or extension thereof), or the receipt of approval, under each foreign antitrust law that relates to the merger;

•

effectiveness of the registration statement for the MSCI Class A common stock being issued in the merger (of which this proxy statement/prospectus forms a part) and the absence of any stop order suspending such effectiveness or any proceedings for such purpose pending by the SEC;

•	approval for the listing on the New York Stock Exchange of the shares of MSCI Class A common stock to be issued in the merger, subject to official notice of issuance;

•

other than actions described in the third bullet above, all actions by or in respect of, or material filings with, any governmental authority, required to permit the completion of the merger, having been taken, made or obtained;

•

the accuracy in all material respects as of the completion of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time) of certain representations and warranties made in the merger agreement by the other party regarding, among other matters, corporate existence, corporate authority relative to the merger agreement and the merger, such party’s capital structure, fees payable to financial advisors in connection with the merger and, with respect to RiskMetrics, the inapplicability of certain antitakeover laws;

•

the accuracy of all other representations and warranties made in the merger agreement by the other party (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the completion of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party;

•	performance in all material respects by the other party of the obligations required to be performed by it at or prior to the completion of the merger; and

•	receipt of a certificate executed by an executive officer of the other party as to the satisfaction of the conditions described in the preceding three bullets with respect to such other party.

Additional Closing Conditions for MSCI’s and Merger Sub’s Benefit. In addition, the obligation of MSCI and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	absence of any instituted or pending action or proceeding by any governmental authority in connection with the merger that:

•	seeks to obtain material damages;

•

seeks to restrain or prohibit MSCI’s or MSCI’s affiliates’ (i) ability to effectively exercise full rights of ownership of RiskMetrics’ common stock, including the right to vote any shares of RiskMetrics common stock acquired or owned by them following the completion of the merger on all matters properly presented to RiskMetrics’ stockholders or (ii) ownership or operation of all or any material portion of the business or assets of RiskMetrics and its subsidiaries, taken as a whole, or of MSCI and its subsidiaries, taken as a whole;

•	seeks to compel MSCI or any of its subsidiaries to dispose of or hold separate any material businesses, assets or properties of MSCI or RiskMetrics or any of their respective material subsidiaries; or

•	would reasonably be expected to have, individually or in the aggregate, a material adverse effect on RiskMetrics or MSCI;

•

absence of any action taken, or any applicable law that is enacted, enforced, promulgated, issued or deemed applicable to the merger by any governmental authority, other than the applicable waiting period provisions of the HSR Act and any applicable provisions of any foreign antitrust laws, that would reasonably be likely to result in any of the consequences referred to in the preceding four sub-bullet points;

•

availability in full of the proceeds of the financing for the merger to MSCI and Merger Sub pursuant to the debt commitment letter (as adjusted by the agreed marketing terms described below, if any) (or if the definitive documentation with respect to financing contemplated by the debt commitment letter has been entered into, pursuant to such definitive documentation); and

•

since the date of the merger agreement, the absence of the occurrence of any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on RiskMetrics.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by both MSCI and RiskMetrics that are subject in some cases to exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect”). See also “—Definition of ‘Material Adverse Effect’” beginning on page 108 of this proxy statement/prospectus. The representations and warranties in the merger agreement relate to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	due authorization, execution, delivery and validity of the merger agreement;

•	governmental and third-party consents necessary to complete the merger;

•

absence of any conflict with or violation or breach of organizational documents or any conflict with, violation or breach of agreements, laws or regulations as a result of the execution, delivery or performance of the merger agreement and completion of the merger;

•	capital structure;

•	subsidiaries;

•	SEC filings, the absence of material misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act;

•	financial statements;

•	information provided by a party for inclusion in disclosure documents to be filed with the SEC in connection with the merger;

•

absence of certain changes since December 31, 2009 (in the case of RiskMetrics) or November 30, 2009 (in the case of MSCI) through the date of the merger agreement, including changes that have had or would, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	absence of undisclosed material liabilities;

•	compliance with laws and court orders;

•	litigation;

•	tax matters; and

•	fees payable to financial advisors in connection with the merger.

RiskMetrics also makes representations and warranties relating to, among other things, compliance with the Investment Advisers Act of 1940, as amended, properties, intellectual property, employees and employee benefit matters, labor, environmental matters, material contracts, the inapplicability of anti-takeover statutes and the receipt of a fairness opinion from its financial advisor.

MSCI also makes representations and warranties relating to, among other things, the activities of Merger Sub, matters with respect to the debt commitment letter regarding the terms and conditions for the financing for the merger and absence of an MSCI registered investment advisor.

The representations and warranties in the merger agreement do not survive after the completion of the merger.

See “—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures” on page 102 of this proxy statement/prospectus.

Definition of “Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified by “material adverse effect.” In addition, there are separate standalone conditions to completion of the merger relating to the absence of any event, occurrence, development or state of circumstances or facts from the date of the merger agreement to the completion of the merger which, individually or in the aggregate, has had a material adverse effect on the other party.

For purposes of the merger agreement, “material adverse effect” means, with respect to MSCI or RiskMetrics, as the case may be, a material adverse effect on:

(i)	the financial condition, business, assets or results of operations of such party and its subsidiaries, taken as a whole, other than, in the case of any of the foregoing, any such effect to the extent resulting from:

(a)	changes in the financial or securities markets or general economic or political conditions in the United States or any other market in which such party or its subsidiary operates not having a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to other participants in the industry in which such party and its subsidiaries operate;

(b)	changes required by GAAP or changes required by the regulatory accounting requirements applicable to any industry in which such party and its subsidiaries operate;

(c)	changes (including changes of applicable law) or conditions generally affecting the industry in which such party and its subsidiaries operate and not specifically relating to or having a materially disproportionate effect on such party and its subsidiaries, taken as a whole;

(d)	any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any acts of war, sabotage or terrorism or natural disasters involving the United States occurring prior to, on or after the date of the merger agreement not having a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to other participants in the industry in which such party and its subsidiaries operate;

(e)	the entry into or announcement of the transactions contemplated by the merger agreement or the consummation of the transactions contemplated by the merger agreement (including any impact on customers or employees);

(f)	any failure by such party and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (f) will not prevent a party from asserting that any fact, change, event, occurrence, circumstance or effect that may have contributed to such failure independently constitutes or contributes to a material adverse effect);

(g)	a change in the trading prices or volume of such party’s common stock (it being understood that this clause (g) will not prevent a party from asserting that any fact, change, event, occurrence, circumstance or effect that may have contributed to such change independently constitutes or contributes to a material adverse effect); or

(h)	any action taken (or omitted to be taken) as required by the merger agreement or at the written request of the other parties to the merger agreement; or

(ii)	such person’s ability to consummate the merger.

Conduct of Business Pending the Merger

Each of MSCI and RiskMetrics has undertaken a separate covenant that places restrictions on it and its subsidiaries until either the completion of the merger or the termination of the merger agreement pursuant to its terms.

In general, except as contemplated by the merger agreement or required by applicable law or with MSCI’s written approval, RiskMetrics and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and, to the extent consistent therewith and not otherwise in violation of the merger agreement, to use their reasonable best efforts to preserve intact their present business organization, to maintain in effect all of their foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, to keep available the services of their directors, officers and key employees and to maintain (subject to the right of contract parties to exercise applicable rights) satisfactory relationships with their customers, lenders, suppliers and others having material business relationships with them. Without limiting the generality of the foregoing, RiskMetrics has also agreed to certain restrictions on RiskMetrics’ and its subsidiaries’ activities that are subject to exceptions described in the merger agreement, including restrictions on, among other things:

•	amending its organizational documents;

•

subject to certain limited exceptions relating to wholly owned subsidiaries, splitting, combining or reclassifying its capital stock, declaring, setting aside or paying any dividend or repurchasing any shares of RiskMetrics capital stock;

•

issuing or selling any shares of its capital stock (subject to certain exceptions, including the issuance of shares of RiskMetrics common stock upon the exercise of options outstanding on the date of the merger agreement, issuances of a limited number of options to acquire RiskMetrics common stock in the ordinary course to new hires and the payment of a limited amount of stock-based compensation to RiskMetrics directors who elect to receive compensation in the form of stock rather than cash);

•	incurring capital expenditures in excess of $7 million in the aggregate;

•

acquiring assets, securities, properties, interests or businesses, other than intellectual property licenses, inventory, supplies, equipment and other similar items in the ordinary course of business consistent with past practice;

•

selling, leasing, transferring, or creating a lien on, RiskMetrics’ assets, securities, properties, interests or businesses, other than the sale of equipment, products and services and the licensing of intellectual property rights in the ordinary course of business consistent with past practice;

•	making loans, advances, capital contributions or investments, other than in the ordinary course of business consistent with past practice and certain other limited exceptions;

•	creating, incurring or assuming any indebtedness for borrowed money or guarantees thereof;

•

subject to certain ordinary course of business exceptions, entering into, amending, modifying or terminating certain material contracts (as defined in the merger agreement), or waiving, releasing or assigning material rights thereunder;

•	entering into any material new line of business;

•

(i) entering into or amending any employment, deferred compensation or similar agreement or granting any new or increasing any severance or termination pay to any director, officer or employee of RiskMetrics or any of its subsidiaries whose annual total compensation is over $150,000, (ii) increasing benefits payable under any existing severance or termination pay policies, (iii) establishing, adopting or amending (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increasing compensation, bonus or other benefits payable to any director, officer or employee of RiskMetrics or any of its subsidiaries except for increases in the ordinary course of business consistent with past practice for employees with annual total compensation less than $150,000;

•	subject to certain limited exceptions, changing RiskMetrics’ methods of accounting;

•

settling, or offering or proposing to settle, (i) any material litigation, arbitration, mediation, proceeding or other claim involving RiskMetrics or its subsidiaries, (ii) any stockholder litigation or dispute against RiskMetrics or any of its officers or directors or (ii) any litigation, arbitration, proceeding or dispute relating to the transactions contemplated in the merger agreement; or

•	agreeing, resolving or committing to do any of the foregoing.

In general, except as contemplated by the merger agreement, required by applicable law or with RiskMetrics’ written approval, MSCI and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and, to the extent consistent therewith and not otherwise in violation of the merger agreement, to use their reasonable best efforts to preserve intact their present business organization, to maintain in effect all of their foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, to keep available the services of their directors, officers and key employees and to maintain (subject to the right of contract parties to exercise applicable rights) satisfactory relationships with their customers, lenders, suppliers and others having material business relationships with them. Without limiting the generality of the foregoing, MSCI has also agreed to certain restrictions on MSCI’s and its subsidiaries’ activities that are subject to exceptions described in the merger agreement, including restrictions on, among other things:

•	subject to certain limited exceptions relating to wholly owned subsidiaries, declaring, setting aside or paying any dividend;

•	amending MSCI’s organizational documents in a manner that would reasonably be expected to adversely affect in any material respect the rights of the holders of MSCI Class A common stock;

•	subject to certain limited exceptions, changing MSCI’s methods of accounting;

•	issuing, delivering or selling any shares of MSCI’s Class B common stock; and

•	agreeing, resolving or committing to do any of the foregoing.

Obligation of the RiskMetrics Board of Directors to Recommend the Merger Agreement and Call a Stockholders’ Meeting

RiskMetrics’ board of directors has agreed to call a meeting of its stockholders for the purpose of obtaining the requisite vote of RiskMetrics’ stockholders necessary to adopt the merger agreement. As discussed under “The Merger—RiskMetrics Reasons for the Merger; Recommendation of the RiskMetrics Board of Directors” beginning on page 71 of this proxy statement/prospectus, RiskMetrics’ board of directors has recommended that RiskMetrics’ stockholders vote “FOR” the adoption of the merger agreement. RiskMetrics’ board of directors, however, can withdraw, modify or qualify its recommendation in a manner adverse to MSCI or recommend an acquisition proposal (as defined below) under specified circumstances as discussed under “—No Solicitation by RiskMetrics” beginning on page 111 of this proxy statement/prospectus. Unless the merger agreement has previously been terminated in accordance with its terms, if RiskMetrics’ board of directors so withdraws, modifies or qualifies its recommendation, the merger agreement must nonetheless be submitted to RiskMetrics’ stockholders for adoption.

No Solicitation by RiskMetrics

Subject to the exceptions described below, RiskMetrics has agreed that neither RiskMetrics nor any of its subsidiaries will, nor will RiskMetrics or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, financing sources, attorneys, accountants, consultants or other agents or advisors (which are collectively referred to in this proxy statement/prospectus as representatives) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any acquisition proposal (as defined below), (ii) enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to RiskMetrics or any of its subsidiaries or afford access to the business, properties, assets, books or records of RiskMetrics or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly facilitate or encourage any effort by any third party that has made, or to the knowledge of RiskMetrics is seeking to make, an acquisition proposal, (iii) fail to make, withdraw or modify in a manner adverse to MSCI, the recommendation of the RiskMetrics board of directors to RiskMetrics’ stockholders with respect to the merger (or take any action or make any statement inconsistent with that recommendation) or recommend an acquisition proposal (any of the actions described in this clause (iv) are referred to in this proxy statement/prospectus as an adverse recommendation change), (v) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of RiskMetrics or any of its subsidiaries or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal.

However, at any time prior to the adoption of the merger agreement by RiskMetrics’ stockholders:

•

RiskMetrics, directly or indirectly, through its representatives or other intermediaries, may (i) engage in negotiations or discussions with any third party and its representatives or financing sources that has made an unsolicited acquisition proposal after the date of the merger agreement that the RiskMetrics board of directors reasonably believes will lead to a superior acquisition proposal by the third party, (ii) furnish to such third party or its representatives or financing sources nonpublic information relating to RiskMetrics or any of its subsidiaries or afford access to the business, properties, assets, books and records of RiskMetrics and its subsidiaries pursuant to a confidentiality agreement (a copy of which is required to be provided for informational purposes only to MSCI) with such third party with terms no less favorable to RiskMetrics than those contained in the confidentiality agreement between RiskMetrics and MSCI, provided that all such information (to the extent not previously provided or made available to MSCI) is provided or made available to MSCI prior to or substantially concurrently with the time it is provided to such third party, and (iii) take any action required by applicable law and any action that any court of competent jurisdiction orders RiskMetrics to take; and

•

RiskMetrics’ board of directors may make an adverse recommendation change (i) following receipt of an acquisition proposal made after the date of the merger agreement that RiskMetrics’ board of directors determines in good faith, after consultation with its outside financial and legal advisors of nationally recognized reputation, constitutes a superior acquisition proposal (as defined below) or (ii) solely in response to an intervening event (as defined below).

Unless the action is required by applicable law or court order, RiskMetrics may only take the actions described in each of the two preceding bullets if RiskMetrics’ board of directors determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that such action is required by its fiduciary duties to RiskMetrics’ stockholders under Delaware law. RiskMetrics’ board of directors cannot take any of the actions described in the first bullet above unless RiskMetrics has provided MSCI with prior written notice advising MSCI that it intends to take such action, and, after taking such action, RiskMetrics continues to advise MSCI on a reasonably current basis of the status and terms of any discussions and negotiations with any third party.

In addition, RiskMetrics’ board of directors may not make an adverse recommendation change in response to a superior acquisition proposal (or terminate the merger agreement to enter into a definitive, written agreement concerning a superior acquisition proposal as described under “—Termination of the Merger Agreement” beginning on page 119 of this proxy statement/prospectus), unless (i) RiskMetrics promptly notifies MSCI, in writing at least three business days before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such superior acquisition proposal is proposed to be completed and the identity of the third party making the superior acquisition proposal, and (ii) MSCI does not make, within three business days after its receipt of that written notification, an offer that is at least as favorable to RiskMetrics’ stockholders as such superior acquisition proposal such that the RiskMetrics board of directors determines that such action is no longer required by its fiduciary duties to RiskMetrics’ stockholders under Delaware law. Any amendment to the financial terms or other material terms of such superior acquisition proposal requires a new written notification from RiskMetrics and commences a new three-business-day period under the preceding sentence. RiskMetrics’ board of directors may not make an adverse recommendation change in response to an intervening event as described above, unless RiskMetrics (i) has provided MSCI with written information describing such intervening event in reasonable detail as soon as reasonably practicable after becoming aware of it, (ii) keeps MSCI reasonably informed of developments with respect to such intervening event and (iii) has provided to MSCI at least three business days prior written notice advising MSCI that RiskMetrics’ board of directors intends to make such an adverse recommendation change with respect to such intervening event and specifying the reasons therefor in reasonable detail and MSCI does not make, within three business days after the receipt of such notice, a proposal that results in RiskMetrics’ board of directors determining that such action is no longer required by its fiduciary duties to RiskMetrics’ stockholders under Delaware law. During any three-business-day period prior to its effecting an adverse recommendation change described above (or terminating the merger agreement to enter into a definitive written agreement concerning a superior acquisition proposal as described under “—Termination of the Merger Agreement” beginning on page 119 of this proxy statement/prospectus), RiskMetrics and its representatives must negotiate in good faith with MSCI and its representatives regarding any revisions to the terms of merger proposed by MSCI.

“Acquisition proposal” means, other than the merger, any bona fide, written offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of RiskMetrics and its subsidiaries or 20% or more of any class of equity or voting securities of RiskMetrics or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of RiskMetrics, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of RiskMetrics or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of RiskMetrics or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving RiskMetrics or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of RiskMetrics.

“Intervening event” means a material event, development or change in circumstances not related to an acquisition proposal that was not known to RiskMetrics’ board of directors on the date of the merger agreement (or if known, the material consequences of which were not known to or understood by RiskMetrics’ board of directors as of the date of the merger agreement), which material event, development or change in circumstances or any material consequences thereof, becomes known to or understood by RiskMetrics’ board of directors prior to the date of the stockholders’ meeting at which RiskMetrics’ stockholders will vote on the adoption of the merger agreement.

“Superior acquisition proposal” means an acquisition proposal for at least a majority of the outstanding shares of RiskMetrics common stock or all or substantially all of the consolidated assets of RiskMetrics and its subsidiaries on terms that the RiskMetrics board of directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all of RiskMetrics’ stockholders than as provided under the merger agreement, which the RiskMetrics board of directors determines is reasonably likely to be consummated without undue regulatory delay relative to the transactions contemplated by the merger agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the RiskMetrics board of directors.

RiskMetrics has agreed to terminate any discussions or negotiations with any third parties conducted prior to the date that it entered into the merger agreement with respect to any acquisition proposal.

MSCI’s Covenant to Vote

MSCI has agreed to vote all shares of RiskMetrics common stock beneficially owned by it or any of its subsidiaries in favor of adoption of the merger agreement at the special meeting.

Reasonable Best Efforts Covenant

MSCI and RiskMetrics have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to complete the merger, including preparing and filing as promptly as practicable all necessary governmental or third-party filings, notices and other documents and obtaining and maintaining all required approvals, consents and authorizations necessary, proper or advisable to complete the merger including under the applicable U.S. and foreign antitrust laws. However, MSCI and RiskMetrics are not required to (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the transactions contemplated by the merger agreement with respect to any of the material businesses, assets or properties of MSCI or RiskMetrics or any of their respective material subsidiaries or (ii) divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of the material businesses, assets or properties of MSCI or RiskMetrics or any of their respective material subsidiaries. A business of MSCI or RiskMetrics or any of their respective subsidiaries generating revenues in calendar year 2009 that are in excess of 5% of the aggregate revenues generated by MSCI and its subsidiaries, taken as a whole, in such calendar year, is considered a “material business” for these purposes. If requested by MSCI, RiskMetrics will use reasonable best efforts to take any action described in clauses (i) and (ii) above that is reasonably necessary to obtain clearances or approvals required to give effect to the merger and the other transactions contemplated by the merger agreement under applicable law, provided that such action is conditioned on the closing of the merger and does not reduce the amount or delay the payment of the merger consideration.

Financing

MSCI Obligations to Obtain Financing

MSCI has agreed to use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to consummate and obtain the financing for the merger on substantially the terms and conditions described in the debt commitment letter (as adjusted by the agreed marketing terms described below, if any), including, among other things, using reasonable best efforts to (i) maintain in effect the debt commitment letter and if entered into prior to closing, the definitive documentation with respect to the financing contemplated by the debt commitment letter (which is referred to in this proxy statement/prospectus as the definitive financing agreements), (ii) negotiate and execute definitive financing agreements on terms and conditions contemplated by the debt commitment letter (as adjusted by the agreed marketing terms described below, if any), (iii) satisfy on a timely basis all conditions applicable to MSCI in the debt commitment letter and definitive financing agreements that are within its control and comply with its obligations under the debt commitment letter and definitive financing agreements, and not take any action that would prevent the availability of the financing for the merger and (iv) seek to enforce its rights under the debt commitment letter and definitive financing agreements in the event of a breach or failure by the financing sources that materially impedes or materially delays the completion of the merger, including seeking specific performance of the parties providing the financing for the merger.

If any portion of the financing contemplated by the debt commitment letter (as adjusted by the agreed marketing terms described below, if any) becomes unavailable or MSCI becomes aware of any event or circumstance that makes any portion of the financing unavailable, MSCI must use its reasonable best efforts to arrange and obtain alternative financing from the same or alternative financial institutions as promptly as practicable in an amount sufficient to complete the merger (including the repayment of the indebtedness of RiskMetrics and its subsidiaries required to be repaid, redeemed or otherwise satisfied in connection with the merger) upon terms and conditions not materially less favorable, in the aggregate, to MSCI than those in the debt commitment letter (as adjusted by the agreed marketing terms described below, if any). MSCI has agreed to give RiskMetrics prompt oral and written notice of, among other things, (i) any material breach by any party to the debt commitment letter and any condition that is not likely to be satisfied, (ii) any termination or waiver, amendment or other modification of the debt commitment letter, (iii) any of the parties to provide financing for the merger no longer intending to provide the financing and (iv) any portion of the financing for the merger is not available to consummate the merger. MSCI has also agreed to keep RiskMetrics informed on a reasonably current basis of the status of its efforts to arrange, obtain and/or consummate the financing for the merger and to provide copies of the principal documents relating to the financing to RiskMetrics on a periodic basis and as reasonably requested by RiskMetrics. If MSCI commences an action to seek specific performance to enforce its rights under the debt commitment letter, the definitive financing agreements or to cause the financing sources to fund the financing, MSCI has agreed to keep RiskMetrics reasonably informed of the status of the action and at RiskMetrics’ reasonable request, make MSCI employees and legal advisors available to discuss the status of and material developments in respect of such action.

MSCI has the right to amend, replace, supplement or otherwise modify, or waive any of its rights under, the debt commitment letter and definitive financing agreements and/or substitute other debt or equity financing for all or any portion of the financing contemplated by the debt commitment letter from the same and/or alternative financing sources or reduce the amount of financing under the debt commitment letter and definitive financing agreements in its reasonable discretion (but not to an amount below the amount that is required to complete the merger) so long as such actions (i) do not expand upon or amend in any way that is adverse to RiskMetrics, the conditions precedent to the financing as set forth in the debt commitment letter or (ii) are not reasonably expected to prevent or materially impede or materially delay the availability of the financing for the merger and/or completion of the merger.

Cooperation of RiskMetrics

RiskMetrics has agreed to provide, and to cause its subsidiaries to provide, and to use its reasonable best efforts to cause each of its and their respective representatives to provide all cooperation reasonably requested by MSCI and its financing sources in connection with the financing, including, among other things:

•

providing information relating to RiskMetrics and its subsidiaries to MSCI and the lenders that are or may become parties to the financing to the extent reasonably requested by MSCI to assist in preparation of customary offering or information documents with respect to the financing for the merger;

•

participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies as are reasonably necessary for the completion of the financing for the merger;

•

assisting in the preparation of documents and materials, including any customary offering documents and bank information memoranda and materials for rating agency presentations, reasonably necessary for the completion of the financing for the merger;

•	cooperating with the marketing efforts for any of the financing for the merger;

•

reasonably executing and delivering customary certificates, legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the financing for the merger as may be reasonably requested by MSCI as necessary and customary in connection with the financing;

•	reasonably assisting MSCI in its preparation of one or more MSCI credit agreements, currency or interest hedging agreements or other agreements;

•

furnishing MSCI and its financing sources with all financial and other information regarding RiskMetrics and its subsidiaries as may be reasonably requested by MSCI to assist in the preparation of customary offering or information documents;

•	using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance;

•	using its reasonable best efforts to permit any cash and marketable securities of RiskMetrics and its subsidiaries to be made available to MSCI at the closing;

•

providing authorization letters to MSCI’s financing sources authorizing the distribution of information to prospective lenders and containing a representation, if true, that the public side versions of such documents, if any, do not include material non-public information about RiskMetrics or its affiliates or securities;

•

using its reasonable best efforts to ensure that MSCI’s financing sources benefit from RiskMetrics’ existing lending relationships and have the benefit of “clear market” provisions in the debt commitment letter relating to RiskMetrics and its subsidiaries;

•	within 45 days after the end of each fiscal quarter, providing RiskMetrics unaudited consolidated financial statements for that quarter;

•	cooperating reasonably with MSCI’s financing sources’ due diligence and with their efforts to obtain guarantees from RiskMetrics and its subsidiaries to obtain and perfect security interests; and

•	terminating the commitments under RiskMetrics’ existing credit facility.

RiskMetrics is not obligated to take any action that would encumber its assets, or result in a breach of its material contracts, prior to the completion of the merger. The merger agreement provides that RiskMetrics and its subsidiaries will not incur any fees or liabilities or other obligations with respect to the financing for the merger prior to the completion of the merger unless reimbursed or indemnified by MSCI to RiskMetrics’ satisfaction.

MSCI has also agreed to reimburse RiskMetrics for all reasonable out-of-pocket costs and to indemnify and hold harmless RiskMetrics, its subsidiaries, and their respective representatives from and against all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the financing for the merger and any information used in connection with the financing.

Agreed Marketing Terms

Under the merger agreement, if MSCI negotiated in good faith with MSSF the terms and conditions of the covenants in the proposed financing agreements to be offered to the market prior to March 29, 2010, but was unable to agree on such terms and conditions of the covenants (including certain specified terms described below) prior to March 29, 2010, MSCI had the right to terminate the merger agreement between March 29, 2010 and April 2, 2010, and upon payment of the termination fee described under “—Termination Fees and Expenses—Termination Fee Payable by MSCI” beginning on page 121 of this proxy statement/prospectus, without any other liability to RiskMetrics (including any breach of its obligations described under “—Financing—MSCI Obligations to Obtain Financing” beginning on page 114 of this proxy statement/prospectus). MSCI’s right to terminate the merger agreement as described in the preceding sentence applied regardless of whether (i) the terms and conditions of the covenants offered to MSCI by MSSF were consistent with those then being offered in the credit markets by other lenders for comparable transactions and comparable credits and (ii) in the case of certain specified terms, the terms that MSSF was unwilling to agree to offer to the market were addressed by the debt commitment letter.

MSCI did not exercise this termination right and, accordingly, MSCI is obligated to use its reasonable best efforts to consummate and obtain the financing as described under “—Financing—MSCI Obligations to Obtain Financing” beginning on page 114 of this proxy statement/prospectus. Under the merger agreement, MSCI’s obligations to obtain the financing have been adjusted to reflect those terms and conditions of the definitive financing agreement covenants that MSCI and MSSF agreed, prior to March 29, 2010, would be offered to the market, which terms and conditions are referred to in this proxy statement/prospectus as the agreed marketing terms. In addition, the merger agreement provides that in using its reasonable best efforts to consummate and obtain the financing for the merger after April 2, 2010, MSCI must accept the agreed marketing terms and other covenants offered by MSCI’s financing sources that are consistent with the terms and conditions for such covenants then being offered in the credit markets by other lenders for comparable transactions and comparable credits.

Notices of Breach of Financing Related Obligations

The merger agreement provides that each of RiskMetrics and MSCI must promptly notify the other if it determines that the other party is in material breach of its financing related obligations described above setting forth in reasonable detail the nature of such breach, and to the extent such breach is, by its nature, curable within 30 days after such written notice (or such shorter period contemplated by the financing to the extent known by the breaching party), such other party will have the opportunity to cure such breach.

Proxy Statement and Registration Statement Covenant

RiskMetrics and MSCI have agreed to prepare and file a proxy statement and a registration statement with the SEC in connection with the merger. RiskMetrics and MSCI will use their reasonable best efforts to cause the registration statement to become effective under the Securities Act of 1933, as amended, which is referred to in this proxy statement/prospectus as the Securities Act, as soon after such filing as practicable, and to keep the registration statement effective as long as is necessary to complete the merger. RiskMetrics will use its reasonable best efforts to cause the proxy statement to be mailed to its stockholders as promptly as practicable after the registration statement is declared effective, and, except to the extent that the RiskMetrics board of directors makes an adverse recommendation change as described under “—No Solicitation by RiskMetrics”

beginning on page 111 of this proxy statement/prospectus, such proxy statement will contain the recommendation of RiskMetrics’ board of directors that RiskMetrics’ stockholders vote in favor of adoption of the merger agreement.

Indemnification and Insurance

The merger agreement provides that, for the later to occur of (i) six years following the completion of the merger and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation with respect to an act or omission referred to below, RiskMetrics (as the surviving corporation in the merger) will (and MSCI will cause RiskMetrics to) indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of RiskMetrics in respect of acts or omissions occurring at or prior to the completion of the merger to the fullest extent permitted by Delaware law or any other applicable law or provided under RiskMetrics’ certificate of incorporation and bylaws in effect on the date of the merger agreement or indemnification agreements with directors of RiskMetrics in effect on the date of the merger agreement.

MSCI and RiskMetrics have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the completion of the merger (and rights for advancement of expenses) currently existing in favor of the current or former directors or officers of RiskMetrics and its subsidiaries as provided in any indemnification or other agreements of RiskMetrics and its subsidiaries as in effect on the date of the merger agreement will be assumed by RiskMetrics (as the surviving corporation in the merger) and will survive the merger and will continue in full force and effect in accordance with their terms. MSCI and RiskMetrics have further agreed that, for a period of six years after the completion of the merger, the certificate of incorporation and bylaws of RiskMetrics (as the surviving corporation in the merger) will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in RiskMetrics’ certificate of incorporation and bylaws as of the date of the merger agreement.

The merger agreement provides that prior to the completion of the merger, RiskMetrics may obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of RiskMetrics’ existing directors’ and officers’ insurance policies and RiskMetrics’ existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the completion of the merger with respect to any claim related to any period of time at or prior to the completion of the merger with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under RiskMetrics’ existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of RiskMetrics or any of its subsidiaries by reason of him or her serving in such capacity, that existed or occurred at or prior to the completion of the merger. However, if the per annum rate of premium for such “tail” policy exceeds 200% of the per annum rate of premium paid by RiskMetrics for its existing coverage, then RiskMetrics may only procure the maximum amount of coverage that is then available for 200% of such annual premium. RiskMetrics must give MSCI a reasonable opportunity to participate in the selection of such tail policy.

If RiskMetrics for any reason fails to obtain such “tail” insurance policies as of the completion of the merger, RiskMetrics (as the surviving corporation in the merger) must, and MSCI must cause RiskMetrics to, continue to maintain in effect, for a period of at least six years from and after the completion of the merger, the directors’ and officers’ insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under RiskMetrics’ existing policies as of the date of the merger agreement, or RiskMetrics must, and MSCI must cause RiskMetrics to, purchase comparable directors’ and officers’ insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in RiskMetrics’ existing policies as of the date of the merger agreement. However, MSCI is not required to expend annually in excess of 200% of the amount per annum RiskMetrics paid in its last full fiscal year; and, to the extent that the annual premiums of such coverage exceed that amount, MSCI is required to obtain the greatest coverage available that is then available for 200% of such annual premium.

Employee Matters

Compensation; Severance. For one year following the completion of the merger, MSCI will provide to employees of RiskMetrics or any of its subsidiaries as of the completion of the merger who continue employment with RiskMetrics (as the surviving corporation in the merger) or any of its affiliates, which employees are referred to in this proxy statement/prospectus as continuing employees, and for so long as they continue such employment during such period, compensation and benefits (other than equity-based compensation) that are in the aggregate substantially comparable to the compensation and benefits provided by RiskMetrics and its subsidiaries to the continuing employees as in effect immediately prior to the completion of the merger. For a period of one year following the completion of the merger, MSCI agrees that any employee of RiskMetrics or any of its subsidiaries who is terminated other than for cause or performance related reasons will be paid severance in amounts and on terms that are no less favorable than the more favorable of (i) severance that is provided to employees of RiskMetrics under severance plans of RiskMetrics in effect immediately prior to the completion of the merger and (ii) severance provided to similarly situated employees of MSCI under MSCI severance plans in effect at the time of such termination of employment.

Employee Benefit Plans. With respect to each employee benefit plan maintained by MSCI or any of its subsidiaries, including RiskMetrics (as the surviving corporation in the merger), in which a continuing employee will become a participant, the continuing employee will receive full credit for purposes of eligibility to participate, vesting thereunder, and calculating the amount of vacation and severance benefits for service with RiskMetrics or any of its subsidiaries, including RiskMetrics (as the surviving corporation in the merger), to the same extent that such service was recognized as of the completion of the merger under a comparable plan of RiskMetrics and its subsidiaries in which the continuing employee participated.

With respect to any medical plan maintained by MSCI or any of its subsidiaries, including RiskMetrics (as the surviving corporation in the merger), in which any continuing employee is eligible to participate after the completion of the merger, MSCI will, or will cause its subsidiaries to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such continuing employees under the welfare plans of RiskMetrics or its subsidiaries prior to the completion of the merger and (ii) provide each continuing employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the completion of the merger in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

With respect to the annual bonus for which any employee of RiskMetrics or any of its subsidiaries is eligible under any of RiskMetrics’ annual incentive plans with respect to the year in which the completion of the merger occurs, MSCI will administer each such plan and make payment of all amounts owed thereunder at the ordinary time bonuses would otherwise be paid under such plan in accordance with the terms of such plan. However, the amount payable to such employee under such plan will be determined in accordance with the terms of such plan and based on the attainment of applicable performance goals as mutually determined in the reasonable, good faith judgment of MSCI and RiskMetrics.

Under the terms of the merger agreement, none of the matters described under this “—Employee Matters” section will (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan, (ii) prohibit MSCI or any of its subsidiaries, including RiskMetrics (as the surviving corporation in the merger), from amending any employee benefit plan, (iii) obligate MSCI, RiskMetrics (as the surviving corporation in the merger), or any of their respective affiliates to retain the employment of any particular employee or (iii) confer any rights or benefits on any person other than the parties to the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the completion of the merger, whether before or after RiskMetrics’ stockholders have adopted the merger agreement, in any of the following ways:

•	by mutual written consent of MSCI and RiskMetrics;

•	by either MSCI or RiskMetrics, if:

•

the merger has not been completed on or before September 1, 2010. The right to terminate the merger agreement under this provision is not available to any party whose failure to comply in any material respect with any provision of the merger agreement has been the direct cause of, or resulted directly in, the failure of the merger to occur on or before September 1, 2010. However, the right to terminate the merger agreement under this provision will nevertheless be available to a party if the failure to comply relates to a breach by such party of its covenants or obligations relating to the financing for the merger (including its obligations described under “—Financing” beginning on page 114 of this proxy statement/prospectus), except to the extent such breach results from a willful and intentional material breach of such covenants or obligations;

•

any applicable law, order, injunction, judgment, decree, ruling or other similar requirement is in effect that makes completion of the merger illegal or otherwise prohibited, or permanently enjoins RiskMetrics or MSCI from completing the merger and any such injunction has become final and non-appealable. The right to terminate the merger agreement under this provision is not available to any party whose failure to comply in any material respect with any provision of the merger agreement has been the direct cause of, or resulted directly in, such action;

•	RiskMetrics’ stockholders fail to adopt the merger agreement at RiskMetrics stockholders’ meeting called for that purpose (or at any adjournment or postponement thereof); or

•

there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of the other party to satisfy the applicable condition to the closing related to accuracy of representations and warranties or performance of covenants, and which breach has not been cured within 30 days following receipt by the other party of notice of such breach or, by its nature, cannot be cured within such period. A party seeking to terminate the merger agreement under this provision must not be in material breach of its obligations under the merger agreement. In addition, a party will not be entitled to terminate the merger agreement under this provision by reason of the other party’s breach of any covenant or agreement relating to the financing for the merger (including its obligations described under “—Financing” beginning on page 114 of this proxy statement/prospectus) or, in the case of MSCI, any inaccuracy in any representation or warranty made by MSCI relating to the financing for the merger, except to the extent such inaccuracy or breach results from a willful and intentional material breach of this Agreement; or

•	by MSCI, if:

•

(i) RiskMetrics’ board of directors makes an adverse recommendation change or (ii) RiskMetrics’ board of directors fails at any time after receipt or public announcement of an acquisition proposal to reaffirm its recommendation to RiskMetrics’ stockholders in favor of adoption of the merger agreement within 10 business days after receipt of any written request to do so from MSCI;

•

a willful and intentional material breach by RiskMetrics of its obligations described under “—No Solicitation by RiskMetrics” beginning on page 111 of this proxy statement/prospectus or its obligations to call and hold a meeting of its stockholders for purposes of adopting the merger agreement has occurred; or

•	on or prior to April 2, 2010, MSCI terminated the merger agreement as described under “—Financing—Agreed Marketing Terms” beginning on page 116 of this proxy/statement prospectus, provided that MSCI paid the termination fee described under “—Termination Fees and Expenses—Termination Fee Payable by MSCI” beginning on page 121 of this proxy statement/prospectus. MSCI did not exercise this termination right on or prior to April 2, 2010 and, accordingly, MSCI’s right to terminate the merger agreement under this provision is no longer available; or

•

by RiskMetrics, if the RiskMetrics board of directors authorizes RiskMetrics, subject to complying with the terms of the merger agreement, including compliance with the notice and other specified conditions described under “—No Solicitation by RiskMetrics” beginning on page 111 of this proxy statement/prospectus, to enter into a definitive, written agreement concerning a superior acquisition proposal, provided that RiskMetrics pays the termination fee and reimburses MSCI for its out-of-pocket fees as described under “—Termination Fees and Expenses” beginning on page 120 of this proxy/statement prospectus.

If the merger agreement is validly terminated, the merger agreement will become void without any liability on the part of any party and its representatives, except that certain designated provisions, including provisions regarding reimbursements of expenses and indemnification in connection with the financing for the merger, the provisions relating to termination fees and expense reimbursement described below and the ability of RiskMetrics or MSCI to pursue monetary damages against the other party, will survive termination. However, none of the parties to the merger agreement will be relieved or released from any liabilities or damages resulting from any willful and intentional material breach of the merger agreement, and the parties acknowledge that such liabilities or damages may include, to the extent proven, the benefit of the bargain lost by a party’s stockholders, which will be deemed to be damages of such party in such event.

Termination Fees and Expenses

Termination Fee Payable by RiskMetrics

RiskMetrics has agreed to pay MSCI a termination fee of $50 million if:

•

MSCI terminates the merger agreement because (i) RiskMetrics’ board of directors makes an adverse recommendation change or (ii) RiskMetrics’ board of directors fails at any time after receipt or public announcement of an acquisition proposal to reaffirm its recommendation to RiskMetrics’ stockholders in favor of adoption of the merger agreement within 10 business days after receipt of any written request to do so from MSCI;

•

MSCI terminates the merger agreement due to a willful and intentional material breach by RiskMetrics of its obligations described under “—No Solicitation by RiskMetrics” beginning on page 111 of this proxy statement/prospectus or its obligations to call and hold a meeting of its stockholders for purposes of adopting the merger agreement;

•	RiskMetrics terminates the merger agreement in order to enter into a superior acquisition proposal; or

•

(i) MSCI or RiskMetrics terminates the merger agreement because either (a) the merger has not been completed by September 1, 2010 (but solely if RiskMetrics’ stockholders’ approval of the merger agreement has not been obtained at least two business days prior to such termination) or (b) RiskMetrics’ stockholders fail to adopt the merger agreement at the RiskMetrics’ stockholders’ meeting called for such purpose, (ii) prior to such termination or stockholders’ meeting, as applicable, an acquisition proposal has been publicly disclosed and (iii) within 18 months following the date of such termination, RiskMetrics enters into a definitive agreement relating to, recommends to RiskMetrics’ stockholders or completes an acquisition proposal (provided that for purposes of this bullet point, each reference to “20%” in the definition of acquisition proposal is deemed to be a reference to “50.1%”).

Termination Fee Payable by MSCI

Unless RiskMetrics’ right to receive the termination fee has terminated as described under “—Specific Performance; Remedies—Termination of RiskMetrics’ Right to Receive the MSCI Termination Fee Under Certain Circumstances”, MSCI has agreed to pay RiskMetrics a termination fee of $100 million if:

•

MSCI or RiskMetrics terminates the merger agreement because the merger has not been completed by September 1, 2010 and as of the date of such termination all conditions to MSCI’s obligations to close have been satisfied or waived, other than (i) the condition relating to the receipt in full of the proceeds of the financing for the merger pursuant to the debt commitment letter, as adjusted by the agreed marketing terms, or the definitive financing documents, as applicable, (ii) the condition relating to the approval for the listing on the New York Stock Exchange of the shares of MSCI Class A common stock to be issued in the merger, subject to official notice of issuance, and (iii) those other conditions that, by their nature, cannot be satisfied until the date on which the merger is completed, but, which conditions would be satisfied if such date were the date of termination; or

•

MSCI had terminated the merger agreement as described under “—Financing—Agreed Marketing Terms” beginning on page 116 of this proxy/statement prospectus prior to April 2, 2010. Because MSCI did not exercise this termination right on or prior to April 2, 2010, this provision is no longer applicable.

MSCI has no obligation to pay the termination fee pursuant to the first bullet above if the failure of the condition relating to the receipt in full of the proceeds of the financing to be satisfied is caused by RiskMetrics’ willful and intentional material breach of its obligations in respect of the financing described under “—Financing—Cooperation of RiskMetrics” beginning on page 115 of this proxy statement/prospectus.

RiskMetrics Reimbursement Obligations

RiskMetrics has also agreed to reimburse MSCI and its affiliates for 100% of their reasonable out-of-pocket fees and expenses (including all ticking fees, structuring fees, interest, expenses and other costs or fees incurred in relation to the debt commitment letter, the definitive financing agreements and the financing for the merger) up to $10 million if:

•	the merger agreement is terminated by MSCI or RiskMetrics because RiskMetrics’ stockholders fail to adopt the merger agreement at the RiskMetrics’ stockholders’ meeting called for such purpose;

•

the merger agreement is terminated by MSCI because (i) RiskMetrics’ board of directors makes an adverse recommendation change or (ii) RiskMetrics’ board of directors at any time after receipt or public announcement of an acquisition proposal fails to reaffirm its recommendation to RiskMetrics’ stockholders in favor of adoption of the merger agreement within 10 business days after receipt of any written request to do so from MSCI;

•

the merger agreement is terminated by MSCI due to a willful and intentional and material breach by RiskMetrics of its obligations described under “—No Solicitation by RiskMetrics” beginning on page 111 of this proxy statement/prospectus or its obligations to call and hold a meeting of its stockholders for purposes of adopting the merger agreement; or

•	RiskMetrics terminates the merger agreement in order to enter into a superior acquisition proposal.

Exclusive Remedy

If either party receives a termination fee in accordance with the provisions of the merger agreement, the payment of the termination fee will be such party’s sole and exclusive remedy against the other party and its subsidiaries, affiliates and representatives (including financing sources) and neither the party paying such termination fee nor any of its subsidiaries, affiliates or representatives (including financing sources) will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

To the extent that the termination fee is not promptly paid by any party when due, the party failing to pay the termination fee is also required to pay any costs and expenses incurred by the other party in connection with legal enforcement action taken against the party failing to pay the termination for such amount, together with interest on the unpaid fee, cost or expense.

Other Expenses

Except as discussed above, the merger agreement provides that each of MSCI and RiskMetrics will pay its own costs and expenses in connection with the transactions contemplated by the merger agreement.

Specific Performance; Remedies

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any federal court located in the State of Delaware or any Delaware state court having jurisdiction over the question. This entitlement is in addition to any other remedy to which the parties are entitled at law or in equity.

Termination of RiskMetrics’ Right to Receive MSCI Termination Fee Under Certain Circumstances

The merger agreement provides that if RiskMetrics or any of its subsidiaries, affiliates and representatives seeks to recover any monetary damages or pursue any other recovery (including specific performance or any other equitable remedy) of any kind in any suit or legal action against MSCI or any of its subsidiaries, affiliates and representatives (including financing sources), RiskMetrics’ right to receive the termination fee from MSCI as described under “—Termination Fees and Expenses—Termination Fee Payable by MSCI” beginning on page 121 of this proxy statement/prospectus will immediately terminate. The preceding sentence does not apply to any suit or legal action by RiskMetrics to enforce the payment of the termination fee that has become due and payable under the merger agreement.

Limitation on Monetary Damages

The merger agreement provides that no party or any of its subsidiaries, affiliates and representatives (including financing sources) will have any liability for any monetary damages (other than MSCI’s termination fee to the extent payable as described under “—Termination Fees and Expenses—Termination Fee Payable by MSCI”), whether before or after termination of the merger agreement, relating to or arising out of such party’s breach of its covenants, agreements, or representations and warranties under the merger agreement or its liabilities and obligations in respect of the transactions contemplated by the merger agreement, or losses suffered directly or indirectly due to the failure to complete the merger, except to the extent resulting from any willful and intentional material breach of the merger agreement by such party (and the parties acknowledge that such liabilities or damages may include, to the extent proven, the benefit of the bargain lost by a party’s stockholders, which will be deemed to be damages of such party in such event).

Actions Against Financing Sources

The parties have agreed to bring any action against MSCI’s financing sources relating to the merger agreement and the transactions contemplated by the merger agreement, including any dispute relating to the debt commitment letters, in the New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof).

Third-Party Beneficiaries

The merger agreement is not intended to and does not confer upon any person other than the parties to the merger agreement any legal or equitable rights or remedies, except:

•

MSCI’s financing sources may enforce the provisions relating to (i) the termination fee being the sole and exclusive remedy, (ii) New York as the exclusive jurisdiction for actions against MSCI’s financing sources, (iii) the termination of RiskMetrics’ right to receive the MSCI termination fee under certain circumstances and (iv) limitations on the entitlement to receive monetary damages; and

•

from and after the completion of the merger, the provisions in the merger agreement relating to indemnification, advancement of expenses and exculpation from liability for directors and officers of RiskMetrics will be enforceable by each intended beneficiary of such provisions and his or her heirs and legal representatives.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before the completion of the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after adoption of the merger agreement by RiskMetrics’ stockholders, the parties may not amend or waive any provision of the merger agreement if such amendment or waiver would require further approval of RiskMetrics’ stockholders under Delaware law unless such approval has first been obtained.

THE VOTING AGREEMENT

The following is a summary of the material terms and conditions of the voting agreement (as amended by amendment no. 1 to the voting agreement). This summary may not contain all the information about the voting agreement that is important to you. This summary is qualified in its entirety by reference to the voting agreement and amendment no. 1 to the voting agreement, which are attached as Annex B to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the voting agreement in its entirety.

Concurrently with the execution of the merger agreement, MSCI entered into the voting agreement with General Atlantic Partners 78, L.P., GapStar, LLC, GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAPCO GmbH & Co. KG, TCV V, L.P., TCV Member Fund, L.P., Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P., Spectrum Investment Managers’ Fund, L.P. and Ethan Berman, the chief executive officer of RiskMetrics, who are collectively referred to in this proxy statement/prospectus as the supporting stockholders. As of the close of business on the record date of April 26, 2010, the supporting stockholders collectively held 34,664,426 shares of RiskMetrics common stock subject to the voting agreement, or approximately 50.2% of the outstanding shares of RiskMetrics common stock on the record date.

Voting of Shares

Under the voting agreement, each supporting stockholder has agreed, prior to the termination of the voting agreement, to take all steps reasonably necessary to cause all of his or its shares of RiskMetrics common stock subject to the voting agreement to be counted as present at any duly called meeting of RiskMetrics’ stockholders for the purpose of establishing a quorum and to vote (or cause to be voted) all of his or its shares:

•	in favor of the adoption of the merger agreement;

•

in favor of any proposal to adjourn or postpone any meeting of RiskMetrics’ stockholders at which the matters described in the preceding bullet are submitted for the consideration and vote of RiskMetrics’ stockholders to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held; and

•

against any (i) acquisition proposal (as defined under “The Merger Agreement—No Solicitation by RiskMetrics” beginning on page 111 of this proxy statement/prospectus), (ii) reorganization, recapitalization, liquidation or winding-up of RiskMetrics or any other extraordinary transaction involving RiskMetrics or (iii) corporate action requiring the approval of RiskMetrics’ stockholders, the consummation of which would frustrate the purposes, or prevent or delay the completion, of the merger.

However, if the RiskMetrics board of directors makes an adverse recommendation change (see “The Merger Agreement—No Solicitation by RiskMetrics” beginning on page 111 of this proxy statement/prospectus), the supporting stockholders will only be required to vote a total of 13,770,525 shares of RiskMetrics common stock, representing approximately 19.9% of the outstanding shares of RiskMetrics common stock as of the record date, in the manner described in the paragraph above. In such case, each supporting stockholder’s remaining shares covered by the voting agreement may be voted in a manner deemed appropriate by such supporting stockholder in its or his sole discretion.

In connection with the settlement, MSCI agreed to reduce the total number of shares of RiskMetrics common stock required to be voted, among other things, in favor of the adoption of the merger agreement and against any acquisition proposal as described above from 22,199,310 to 13,770,525 shares, or from approximately 32.1% to approximately 19.9% of the outstanding shares of RiskMetrics common stock as of the record date of April 26, 2010, if the RiskMetrics board of directors makes an adverse recommendation change in response to an intervening event. In addition, the parties to the voting agreement agreed to amend the voting agreement to provide that the total number of shares required to be voted as described above would similarly be reduced to 13,770,525 shares, or approximately 19.9% of the outstanding shares of RiskMetrics common stock as of the record date, if the RiskMetrics board of directors makes an adverse recommendation change for any other reason permitted by the merger agreement. Prior to this amendment, the voting agreement provided that the number of shares required to be voted as described above would only be reduced if the RiskMetrics board of directors changed its recommendation in response to an intervening event, but not if the RiskMetrics board of directors changed its recommendation for any other reason permitted by the merger agreement (see “The Merger Agreement—No Solicitation by RiskMetrics” beginning on page 111 of this proxy statement/prospectus for a description of the circumstances under which the RiskMetrics board of directors may make an adverse recommendation change). On April 26, 2010, MSCI entered into amendment no. 1 to the voting agreement with the supporting stockholders to effect these amendments, a copy of which is attached at the end of Annex B to this proxy statement/prospectus. For additional information on the settlement, see the “The Merger—Litigation Relating to the Merger” beginning on page 100 of this proxy statement/prospectus.

To the extent that any supporting stockholder acquires beneficial ownership of any shares of RiskMetrics common stock (including upon the exercise of any options to acquire shares of RiskMetrics common stock) during the term of the voting agreement, such shares will become subject to the terms of the voting agreement to the same extent as though such shares were owned by such supporting stockholder as of the date of the voting agreement.

Grant of Proxy

In furtherance of the voting agreement, each supporting stockholder granted an irrevocable proxy to MSCI to vote its or his shares in the manner described under “—Voting of Shares” beginning on page 124 of this proxy statement/prospectus.

Transfer and Other Restrictions

Each supporting stockholder has agreed that until the termination of the voting agreement, without the prior consent of MSCI, it or he will not:

•	grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of his or its shares of RiskMetrics common stock; and

•

subject to limited exceptions relating to pledged shares, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any shares of RiskMetrics common stock during the term of the voting agreement.

Each supporting stockholder has agreed not to seek or solicit any sale, assignment, transfer, encumbrance or other disposition or seek to enter into any contract, option or other arrangement or understanding referred to in the second bullet point above.

No Solicitation

Each supporting stockholder has also agreed not to knowingly (except as permitted under the merger agreement):

•	take any action to solicit or initiate any acquisition proposal; or

•

engage in negotiations with, or disclose any nonpublic information relating to RiskMetrics or any of its subsidiaries or afford access to the properties, books or records of RiskMetrics or any of its subsidiaries to, any person that such supporting stockholder knows is considering making, or has made, an acquisition proposal or has agreed to endorse an acquisition proposal.

Berman Options and Charitable Donation

Pursuant to the voting agreement, to the extent not previously exercised, Ethan Berman is required, within five business days prior to the completion of the merger, to exercise (or cause to be exercised) all exercisable and vested options to acquire shares of RiskMetrics common stock beneficially owned by him as of such time.

On March 16, 2010, Mr. Berman made a donation of 1,400,000 shares of RiskMetrics common stock subject to the voting agreement to a charitable organization. MSCI provided a limited waiver of the restrictions on transfer described above in order to permit the contribution to be made. Under the terms of the limited waiver, the contributed shares are no longer subject to the voting or other restrictions contained in the voting agreement and the donee of those shares is eligible to sell the donated shares subject to any restrictions imposed by applicable securities laws. After giving effect to this donation, the shares of RiskMetrics common stock subject to the voting agreement were reduced by 1,400,000 shares. However, as a condition to receiving the waiver from MSCI, Mr. Berman agreed to exercise in full all of his exercisable and vested options that represent in the aggregate the right to acquire 1,563,000 shares of RiskMetrics common stock prior to the earlier of (i) April 30, 2010, and (ii) no later than two business days prior to the record date of the special meeting. Mr. Berman exercised all of his options on April 22, 2010. MSCI agreed that such exercise of his options satisfied Mr. Berman’s obligations under the voting agreement relating to the exercise of his options as described in the immediately preceding paragraph.

Termination

The voting agreement will terminate on the earliest of:

•	the adoption of the merger agreement by RiskMetrics’ stockholders at the special meeting called for purposes of voting on the merger agreement;

•	provided that the special meeting of RiskMetrics’ stockholders has concluded, the failure of RiskMetrics’ stockholders to approve the merger agreement at that meeting;

•	November 28, 2010; and

•

the termination of the merger agreement in accordance with its terms or any amendment to the merger agreement that reduces the per share merger consideration, that changes the kind or form of, or cash/equity per share allocation of, the consideration to be received (other than by adding cash consideration) or that amends the termination provisions of the merger agreement.

Stockholder Capacity

The voting agreement provides that each supporting stockholder is signing the voting agreement solely in its capacity as the beneficial owner of shares of RiskMetrics common stock and that nothing in the voting agreement limits or affect any actions taken by such individual solely in his or her capacity as an officer or director of RiskMetrics.

DESCRIPTION OF DEBT FINANCING

Overview

In connection with the merger, MSCI has entered into a debt commitment letter with MSSF pursuant to which MSSF has committed to provide senior secured credit facilities in an aggregate amount of $1,375 million, expected to be comprised of (i) $1,275 million under a six-year term loan facility and (ii) $100 million under a five-year revolving credit facility (the revolving credit facility and the term loan facility are collectively referred to in this proxy statement/prospectus as the credit facilities). MSCI and MSSF have also entered into (i) a syndication agent commitment letter with CS and (ii) a documentation agent commitment letter with BofA, collectively referred to in this proxy statement/prospectus as the supplemental commitment letters, pursuant to which (a) each of CS and BofA committed to provide $127.5 of the term loan facility (subject to pro rata reduction if the aggregate commitments in respect of the term loan facility are reduced pursuant to the terms of the debt commitment letter) and $10 million of the revolving credit facility and (b) the commitments of MSSF under the debt commitment letter with respect to the term loan facility and the revolving credit facility were reduced by the amounts provided by CS and BofA with respect to the term loan facility and the revolving credit facility. Under the terms of the debt commitment letter, MSSF will be the sole lead arranger, sole book-runner and administrative agent under the credit facilities. A copy of the debt commitment letter is filed as an exhibit to the Current Report on Form 8-K filed by MSCI on March 1, 2010, which is incorporated by reference in this proxy statement/prospectus, and copies of the supplemental commitment letters are filed as exhibits to the Current Report on Form 8-K filed by MSCI on March 26, 2010, which is incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 155 of this proxy statement/prospectus. You are urged to read the debt commitment letter and the supplemental commitment letters carefully.

Term Loan

Pursuant to the terms of the debt commitment letter, the proceeds of the term loan will be available on the completion of the merger and will be used to (i) repay, in part, the current credit facilities of MSCI and RiskMetrics and (ii) to finance, in part, the cash consideration for the merger and to pay fees and expenses incurred in connection with the merger. The term loan will mature on the sixth anniversary of the completion of the merger.

Revolving Credit Facility

Pursuant to the terms of the debt commitment letter, the proceeds of the revolving credit facility will be available (i) at the completion of the merger to issue letters of credit to replace or provide credit support for any existing letters of credit and (ii) after the completion of the merger to fund the working capital requirements of MSCI and its subsidiaries and for other general corporate purposes. The revolving credit facility will mature on the fifth anniversary of the completion of the merger.

Conditions Precedent

The commitments of MSSF, CS and BofA to provide the credit facilities are subject to several conditions, including the nonoccurrence of a material adverse effect (as such term is defined in the debt commitment letter) with respect to RiskMetrics, the negotiation and execution of definitive documentation, MSCI’s satisfaction of a maximum leverage test, MSCI obtaining certain credit ratings within specified periods, MSCI’s delivery of certain financial statements and a confidential information memorandum to MSSF, CS and BofA and other customary closing conditions more fully set forth in or referred to in the debt commitment letter.

Interest

At the option of MSCI, borrowings under the credit facilities will bear interest at either a base rate or at the London Interbank Offered Rate (referred to in this proxy statement/prospectus as LIBOR), plus, in each case, an applicable margin. The applicable margin will be 2.50% with respect to the base rate, and 3.50% with respect to LIBOR, and, in the case of the revolving credit facility, the applicable margin will be, subject to adjustments, beginning a specified period after the completion of the merger, based on MSCI’s leverage ratio.

Base Rate Option

Interest will be at the base rate plus an applicable margin (which, in the case of the revolving credit facility, will be based on MSCI’s leverage ratio), calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. The base rate will be, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1.00%, (ii) the rate of interest quoted for such day in The Wall Street Journal as the “Prime Rate”, as in effect from time to time and (iii) LIBOR, for an interest period of one month beginning on such day plus 1.00%. However, the base rate may not be less than an expected floor of 2.50% per annum.

LIBOR Option

Interest will be determined based on interest periods to be selected by MSCI of one, two, three or six months (or, if consented to by all lenders under the applicable credit facilities, nine or 12 months) and will be at an annual rate equal to LIBOR for the corresponding deposits of U.S. dollars, plus the applicable margin (which, in the case of the revolving credit facility, will be based on MSCI’s leverage ratio). However, (i) prior to the earlier of (x) completion of a successful syndication of the credit facilities and (y) 30 days after the completion of the merger, the interest period will be one month and (ii) LIBOR will be deemed to be not less than an expected floor of 1.50% per annum. Interest will be paid at the end of each interest period or, in the case of interest periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Guarantors

All obligations under the credit facilities will be fully and unconditionally guaranteed by (i) each of MSCI’s existing subsidiaries that is a guarantor under MSCI’s existing credit agreement dated November 20, 2007, (ii) each of RiskMetrics’ subsidiaries that is a guarantor under its existing credit facility dated January 11, 2007 and (iii) each subsequently acquired or organized direct or indirect subsidiary that is a wholly owned material domestic subsidiary, subject to limited exceptions to be agreed.

Covenants and Events of Default

Pursuant to the terms of the debt commitment letter, the credit facilities will contain a number of mandatory prepayment requirements and affirmative and negative covenants. The negative covenants will include covenants that, subject to certain exceptions, contain:

•	limitations on liens and further negative pledges;

•	limitations on sale-leaseback transactions;

•	limitations on (i) debt and (ii) prepayments, redemptions or repurchases of debt;

•	limitations on mergers, consolidations and acquisitions;

•	limitations on sales, transfers and other dispositions of assets;

•	limitations on loans and other investments;

•	limitations on dividends and other distributions, stock repurchases and redemptions and other restricted payments;

•	limitations on creating new subsidiaries or becoming a general partner in any partnership;

•	limitations on capital expenditures;

•	limitations on restrictions affecting subsidiaries;

•	limitations on transactions with affiliates;

•	limitations on issuances of disqualified capital stock;

•	limitations on changes in (i) the nature of business, (ii) accounting policies or (iii) fiscal periods; and

•	no modification or waiver of material documents in a manner materially adverse to the lenders.

In addition, the credit facilities will include a maximum leverage ratio and minimum interest coverage ratio.

The credit facilities will also contain certain customary events of default, including relating to non-payment, breach of representations, warranties or covenants, cross-default and cross-acceleration, bankruptcy and insolvency events, invalidity or impairment of loan documentation, collateral or subordination provisions, change of control and customary ERISA defaults.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of Certain Persons in the Merger

In considering the recommendation of the RiskMetrics board of directors that stockholders adopt the merger agreement, stockholders should be aware that RiskMetrics’ directors and executive officers have financial interests in the merger, in addition to their interests as stockholders of RiskMetrics entitled to receive the merger consideration (set forth below), that may be different from, or in addition to, the interests of RiskMetrics’ stockholders generally. The RiskMetrics board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and in recommending to the RiskMetrics stockholders that the merger agreement be adopted.

Under the terms of the merger agreement, the directors of RiskMetrics will be replaced at the time of the merger with persons appointed by MSCI. The officers of RiskMetrics will continue as officers or employees of the surviving company following the merger, until such time as they terminate their service with the surviving company or are terminated by MSCI.

As described in more detail below, RiskMetrics’ executive officers are currently eligible under RiskMetrics’ employee benefit plans to receive certain severance and other benefits upon a qualifying termination of their employment following the completion of the merger and one executive officer (Mr. Kjaer, the president of RiskMetrics) will receive certain benefits upon completion of the merger under his existing employment letter agreement. As described below, MSCI has agreed to maintain certain of these benefits following the merger and to provide certain other benefits to such executives.

RiskMetrics Non-Employee Directors

As part of their overall compensation for services on the RiskMetrics board of directors, each of RiskMetrics’ non-employee directors has received annual equity grants in the form of options to purchase RiskMetrics common stock and/or grants of RiskMetrics restricted common stock.

Immediately prior to and in contemplation of the execution of the merger agreement, the RiskMetrics board of directors took action permitted under its stock incentive plans and by the merger agreement to provide for accelerated vesting of options to purchase RiskMetrics common stock and accelerated vesting of shares of RiskMetrics restricted common stock, so that upon resignation by RiskMetrics directors concurrent with the completion of the merger they will be able to exchange the RiskMetrics shares issued as a result of the exercise of their options, and all their shares of restricted common stock (which, following vesting, will no longer be subject to restrictions), for the merger consideration. It is anticipated that all stock options held by non-employee directors will be exercised for RiskMetrics common stock, and together with all such restricted stock held by directors, exchanged for the merger consideration. For the avoidance of doubt, subject to applicable securities laws and customary blackout periods imposed by RiskMetrics, prior to the completion of the merger RiskMetrics non-employee directors may exercise vested stock options and may sell the resulting shares of RiskMetrics common stock.

The following table sets forth the number of shares of RiskMetrics common stock held by RiskMetrics’ non-employee directors as of April 21, 2010.

Non-Employee Director RiskMetrics Common Stock Ownership

Number of Shares of RiskMetrics Common Stock Held as of April 21, 2010(1)
Lovida Coleman	20,500
Phil Duff	10,000
Stephanie Hanbury-Brown	2,917
Rene Kern	15,070
Chris Mitchell	10,000
Frank Noonan	25,500
Lynn Paine	2,167
Tom Renyi	5,000
Stephen Thieke	32,000
Robert Trudeau	8,334

(1)	Non-employee directors did not exercise any stock options or sell any shares of RiskMetrics common stock during the period of February 25, 2010 through April 21, 2010.

The following table sets forth the number of outstanding unvested and vested in-the-money stock options, including the weighted average exercise price for each, to acquire RiskMetrics common stock held by RiskMetrics’ non-employee directors as of April 21, 2010, and the estimated consideration that each of them will receive at the completion of the merger in exchange for the shares issuable upon exercise of the options (assuming all options are exercised prior to the completion of the merger). The actual per share value of the merger consideration payable at the completion of the merger may vary, and the table is based on an assumed total per share value of the merger consideration of $22.84 (i.e., $16.35 per share in cash, plus the value of 0.1802 of a share of MSCI Class A common stock based on the $35.99 closing price of MSCI Class A common stock on April 21, 2010).

Merger Consideration To Be Received Assuming Vesting and Exercise of

All Outstanding RiskMetrics Stock Options

Name	No. of Shares Underlying Unvested In-the-Money Options (#)	Weighted Average Exercise Price of Unvested In-the-Money Options ($)	No. of Shares Underlying Vested In-the-Money Options (#)	Weighted Average Exercise Price of Vested In-the-Money Options ($)	Total Estimated Resulting Merger Consideration(1)
					Cash Consideration ($)	Value of Shares of MSCI Class A Common Stock ($)
Phil Duff	0	N/A	125,000	$6.96	$2,043,750	$810,675
Stephen Thieke	8,333	$15.29	16,667	$15.29	$408,750	$162,135

(1)	Actual value received will be net of exercise price paid in connection with exercise of outstanding stock options.

The following table sets forth the number of RiskMetrics restricted shares held by RiskMetrics’ non-employee directors as of April 21, 2010 that will be subject to accelerated vesting upon the completion of the merger, and the estimated consideration that each of them will receive at that time. The actual per share value of the merger consideration payable at the completion of the merger may vary, and the table is based on an assumed total per share value of the merger consideration of $22.84 (i.e., $16.35 per share in cash, plus the value of 0.1802 of a share of MSCI Class A common stock based on the $35.99 closing price of MSCI Class A common stock on April 21, 2010).

Merger Consideration To Be Received Assuming Vesting of

All Outstanding RiskMetrics Restricted Shares

Name	No. of Accelerated Unvested RiskMetrics Restricted Shares (#)	Total Estimated Resulting Merger Consideration
		Cash Consideration ($)	Value of Shares of MSCI Class A Common Stock ($)
Lovida Coleman	9,166	$149,864	$59,445
Phil Duff	8,333	$136,245	$54,043
Stephanie Hanbury-Brown	6,944	$113,534	$45,035
Rene Kern	8,333	$136,245	$54,043
Chris Mitchell	8,333	$136,245	$54,043
Frank Noonan	9,166	$149,864	$59,445
Lynn Paine	8,333	$136,245	$54,043
Tom Renyi	5,000	$81,750	$32,427
Stephen Thieke	12,333	$201,645	$79,984
Robert Trudeau	8,333	$136,245	$54,043

RiskMetrics Executive Officers

The executive officers of RiskMetrics will continue in such capacity immediately following the merger, unless they voluntarily terminate their employment or are terminated by MSCI, and have certain limited employment protections under the merger agreement as described below.

For a period of one year following the completion of the merger, all employees of RiskMetrics (including the current executive officers of RiskMetrics) who continue to be employed by RiskMetrics (as the surviving company in the merger), or any affiliate of RiskMetrics (as the surviving company in the merger), will continue to receive compensation and benefits (other than equity-based compensation) during such employment period that are, in the aggregate, substantially comparable to the compensation and benefits provided by RiskMetrics prior to the completion of the merger, including receiving under MSCI plans full credit for service with RiskMetrics or any subsidiary of RiskMetrics for purposes of eligibility for participation, vesting and calculating the amount of vacation and severance benefits to the same extent recognized under the comparable RiskMetrics plan. MSCI has agreed to administer RiskMetrics’ annual incentive bonus plans so that following the merger any employee of RiskMetrics (including any executive officer of RiskMetrics) who is eligible to receive an annual bonus under the RiskMetrics’ annual incentive bonus plan for the current year will receive such bonus in accordance with the terms of such plan and based on achieving the applicable performance goals as reasonably determined in good faith by RiskMetrics and MSCI.

In addition, for a period of one year following the completion of the merger, any employee of RiskMetrics (including, generally, any executive officer of RiskMetrics) who continues to be employed by RiskMetrics (as the surviving company in the merger), or any subsidiary of RiskMetrics (as the surviving company in the merger), and is terminated for a reason other than for cause or a performance related reason, will be paid severance in amounts and on terms no less favorable than the more favorable of (i) severance provided by RiskMetrics under severance plans in effect immediately prior to the completion of the merger or (ii) severance provided by MSCI to similarly situated employees of MSCI under severance plans in effect at the time of such employee’s termination. As discussed below, Mr. Kjaer’s employment letter agreement provides for certain severance payments which would be paid to him in lieu of the payments provided under either the current RiskMetrics severance practice or current MSCI severance practice for executive officers (each as described below). In addition, MSCI and Mr. Berman have agreed that Mr. Berman will not be entitled to any severance payments following termination of his employment.

RiskMetrics does not currently maintain a severance plan. RiskMetrics provides severance benefits on a voluntary and discretionary basis (unless severance is required by local law). Historically, when RiskMetrics has elected to provide severance benefits, such benefits were based on the reason for termination, including performance prior to termination and redundancy of duties. RiskMetrics’ current severance practice for executive officers (when RiskMetrics elects to provide a severance package) is to provide the following payments and benefits if the executive officer is terminated due to a performance related reason or due to redundancy of duties: two weeks base salary plus two weeks base salary per year of service (with a maximum of 12 weeks) in the case of terminations for performance related reasons and four weeks base salary plus two weeks base salary per year of service (with a maximum of 12 weeks) in the case of terminations due to redundancy of duties; COBRA coverage for a period not to exceed the period during which such executive officer receives severance payments (COBRA coverage is discretionary following terminations due to performance related reasons); and payment for accrued but unused vacation.

The following table sets forth the amounts of cash severance which would be received by each executive officer under RiskMetrics’ current severance practice if such executive officer is terminated due to a performance related reason or due to redundancy of duties. Each executive officer (other than Mr. Kjaer) is currently eligible for the maximum amount of severance provided under the RiskMetrics severance practice (whether terminated due to a performance related reason or due to redundancy of duties).

Name	Cash severance payment amounts ($)
Ethan Berman(1)	$0
Stephen Harvey	$50,769
Knut Kjaer(2)	$437,260
Jorge Mina	$46,154
David Obstler	$80,769

(1)	MSCI and Mr. Berman have agreed that Mr. Berman will not be entitled to any severance payments following termination of his employment.
(2)	As provided under Mr. Kjaer’s employment letter agreement (discussed below).

MSCI does not currently maintain a severance plan. MSCI provides severance benefits on a voluntary and discretionary basis (unless severance is required by local law). Historically, when MSCI has elected to provide severance benefits, such benefits were based on a variety of factors, including seniority, employee classification (i.e., exempt or non-exempt), performance prior to termination and reason for termination. MSCI has communicated to the executive officers of RiskMetrics that its current severance practice for executive officers (when MSCI elects to provide any severance) is to provide the following payments and benefits if the executive officer is terminated for a reason other than for cause or a performance related reason: three weeks base salary per year of service (with a minimum of 16 weeks); a pro-rated bonus (based on the executive officer’s bonus for the prior year); payment for accrued but unused vacation; COBRA coverage for six months; and outplacement services for a period ranging from three to six months.

The following table sets forth the amounts of cash severance which would be received by each executive officer under MSCI’s current discretionary executive severance practices (which as of April 21, 2010 provides a benefit greater than the current RiskMetrics severance plan) if such executive officer is terminated other than for cause or performance related reasons (for purposes hereof, calculated assuming termination on April 21, 2010).

	Cash severance payment amounts ($)
Name	Base Salary	Pro-Rata Bonus
Ethan Berman(1)	$0	$0
Stephen Harvey	$110,000	$63,863
Knut Kjaer(2)	$409,863
Jorge Mina	$100,000	$57,781
David Obstler	$121,154	$88,192

(1)	MSCI and Mr. Berman have agreed that Mr. Berman will not be entitled to any severance payments following termination of his employment.
(2)	As provided under Mr. Kjaer’s employment letter agreement (discussed below).

As part of their overall compensation for services as an executive officer of RiskMetrics, each of RiskMetrics’ executive officers has received annual equity grants in the form of options to purchase RiskMetrics common stock and/or RiskMetrics restricted common stock.

Each stock option held by such executive officer that is outstanding immediately prior to the completion of the merger will be converted at the completion of the merger into an option to purchase an adjusted number of shares of MSCI Class A common stock, at an adjusted exercise price, based on the value of the total per share merger consideration at February 24, 2010 (consisting of $16.35 in cash and 0.1802 shares of MSCI Class A common stock) divided by the value of a share of MSCI Class A common stock at February 24, 2010. Each restricted share of RiskMetrics common stock held by such executive officer will convert into an adjusted number of restricted shares of MSCI Class A common stock, based on the value of the total per share merger consideration at February 24, 2010 divided by the value of a share of MSCI Class A common stock at February 24, 2010. See “The Merger Agreement—Treatment of RiskMetrics Equity Awards” beginning at page 104 of this proxy statement/prospectus. However, in compliance with applicable tax regulations, in the event the price of MSCI Class A common stock is greater than $29.96 on the last trading date before the completion of the merger, the options will convert into options to purchase MSCI Class A common stock based on (a) the closing price of a share of RiskMetrics common stock on the trading date immediately prior to the completion of the merger divided by (b) the closing price of a share of MSCI Class A common stock on the trading date immediately prior to the completion of the merger. See “The Merger Agreement—Treatment of RiskMetrics Equity Awards” beginning at page 104 of this proxy statement/prospectus. Each option and restricted share will otherwise remain outstanding in accordance with its existing terms, including with respect to vesting and date of expiration, except that in the event of the termination of such executive officer without cause following the merger, such executive officer’s unvested stock options to purchase MSCI Class A common stock will become fully vested and exercisable and such executive’s restricted shares of MSCI Class A common stock will become fully vested.

Ethan Berman

Mr. Berman has received, from time to time, grants of options to purchase RiskMetrics common stock, all of which are currently vested and exercisable. Mr. Berman agreed pursuant to the voting agreement, that to the extent he has not previously exercised all such options, he will exercise all remaining options held by him immediately prior to the completion of the merger. The shares of RiskMetrics common stock resulting from such exercise will be exchanged by Mr. Berman for the merger consideration.

On March 16, 2010, Mr. Berman made a donation of 1,400,000 shares of RiskMetrics common stock subject to the voting agreement to a charitable organization. MSCI provided a limited waiver of the restrictions on transfer contained in the voting agreement in order to permit the contribution to be made. Under the terms of the limited waiver, the contributed shares are no longer subject to the voting or other restrictions contained in the voting agreement and the donee of those shares is eligible to sell the donated shares subject to any restrictions imposed by applicable securities laws. After giving effect to this donation, the shares of RiskMetrics common stock subject to the voting agreement were reduced by 1,400,000 shares. However, as a condition to receiving the waiver from MSCI, Mr. Berman agreed to exercise in full all of his exercisable and vested stock options that represent in the aggregate the right to acquire 1,563,000 shares of RiskMetrics common stock prior to the earlier of (i) April 30, 2010 and (ii) no later than two business days prior to the record date of the special meeting. Mr. Berman exercised all of his options on April 22, 2010. In addition, the exercise of such options by Mr. Berman was subject to antitrust clearance, which was received on March 29, 2010. RiskMetrics paid the required $45,000 antitrust filing fee on behalf of Mr. Berman. See also “The Voting Agreement” beginning on page 124 of this proxy statement/prospectus.

Mr. Berman is entitled to the other employment protections (except cash severance) being provided by MSCI to all other RiskMetrics employees (including executive officers), as described above.

Mr. Berman has also entered into a non-competition and non-solicitation agreement with MSCI concurrently with the merger agreement, that will become effective at the completion of the merger. Under the agreement, Mr. Berman agreed that, during the period from the completion of the merger until December 31, 2011, he will not, among other things:

•	own, assist or have any interest in any entity or business in competition with any business engaged in or planned to be engaged in by RiskMetrics as of the completion of the merger;

•

(i) hire or solicit any employee or independent contractor providing at least 50% of the services of a full time employee of RiskMetrics or, if known after due inquiry, MSCI, or (ii) attempt to hire or solicit any such person to work or provide services to Mr. Berman or any other person or entity; and

•

solicit, entice away or divert any client, customer or account of RiskMetrics, or if known after due inquiry, MSCI’s risk analytics business, in either case, for which RiskMetrics or MSCI’s risk analytics business is then doing or has done work in the immediately preceding twelve months, but solely to the extent that such solicitation, enticement or diversion relates to a business engaged in or planned to be engaged in by RiskMetrics as of the completion of the merger.

Knut N. Kjaer

RiskMetrics has previously entered into an employment letter agreement with Knut N. Kjaer to serve as president of RiskMetrics. This employment letter agreement has not been amended in contemplation of the merger and has not been amended since he joined RiskMetrics in 2009. Mr. Kjaer’s employment letter agreement was publicly filed with the Securities and Exchange Commission on August 4, 2009. The employment letter agreement calls for certain benefits to be provided to Mr. Kjaer in connection with a change of control transaction such as that contemplated by the merger agreement. Pursuant to the employment letter agreement, at the completion of the merger, (x) 200,000 of Mr. Kjaer’s options to purchase RiskMetrics common stock that are outstanding immediately prior to the completion of the merger will become fully vested and fully exercisable. The remaining 200,000 unvested stock options and restricted shares of RiskMetrics common stock held by Mr. Kjaer will convert into an adjusted number of unvested stock options to purchase MSCI Class A common stock and restricted shares of MSCI Class A common stock as described above (and will remain subject to the same terms including with respect to vesting and date of expiration). In the event of the subsequent termination of Mr. Kjaer’s employment without cause following the merger, Mr. Kjaer’s unvested MSCI Class A common stock options and restricted shares of MSCI Class A common stock will be subject to accelerated vesting on the same basis as all other employees of MSCI.

Pursuant to the terms of his employment letter agreement, following the completion of the merger, if Mr. Kjaer is terminated prior to April 30, 2011, Mr. Kjaer’s pro rated $400,000 annual base salary which would have been due to him from the date of his termination through April 30, 2011 shall be paid to Mr. Kjaer, in a lump sum payment, within thirty days of his termination. This payment would be in lieu of, not in addition to, the payments provided under MSCI’s discretionary severance practice for executive officers described above.

Mr. Kjaer is also entitled to the other employee protections being provided by MSCI to all other RiskMetrics employees (including executive officers), as described above.

RiskMetrics Common Stock Ownership

The following table sets forth the number of shares of RiskMetrics common stock held by RiskMetrics’ executive officers as of February 24, 2010, the number of shares acquired through exercise of options to acquire RiskMetrics common stock from February 25, 2010 through April 21, 2010, the value of shares of RiskMetrics common stock sold from February 25, 2010 through April 21, 2010 and the value of shares of RiskMetrics common stock held as of April 21, 2010.

Executive Officer RiskMetrics Common Stock Ownership

	Number of Shares of RiskMetrics Common Stock Held as of February 24, 2010 (#)	Number of Shares of RiskMetrics Common Stock Acquired Through Option Exercises From February 25, 2010 through April 21, 2010 (#)	Value of Shares of RiskMetrics Common Stock Sold From February 25, 2010 through April 21, 2010 ($)(1)		Value of Shares of RiskMetrics Common Stock Held as of April 21, 2010 ($)(2)
Ethan Berman	5,958,260	0	N/A	(3)	$103,107,841
Stephen Harvey	0	29,172	$633,665		$0
Knut Kjaer	0	0	N/A		$0
Jorge Mina	0	232,659	$5,131,085		$0
David Obstler	66	25,000	$529,760		$1,493

(1)	Shares valued based on the closing price of a share of RiskMetrics common stock on date of sale.
(2)	Shares valued based on the closing price of a share of RiskMetrics common stock on April 21, 2010.
(3)	Does not reflect Mr. Berman’s donation of 1,400,000 shares of RiskMetrics common stock to a charitable organization on March 16, 2010 which were valued at $31,080,000.

RiskMetrics Option and Restricted Stock Treatment

The following table sets forth the number of outstanding vested in-the-money stock options to acquire RiskMetrics common stock, including the weighted average exercise price of such options, held by RiskMetrics’ executive officers as of April 21, and the estimated consideration that each of them will receive at the completion of the merger assuming exercise thereof. The actual per share value of the merger consideration payable at the completion of the merger may vary, and the table is based on an assumed total per share value of the merger consideration of $22.84 (i.e., $16.35 per share in cash, plus the value of 0.1802 of a share of MSCI Class A common stock based on the $35.99 closing price of MSCI Class A common stock on April 21, 2010).

Merger Consideration To Be Received Assuming Exercise of

Vested In-the-Money Options

Name	No. of Shares Underlying Vested In-the-Money Options (#)	Weighted Average Exercise Price of Vested In-the-Money Options ($)	Total Estimated Resulting Merger Consideration(1)
			Cash Consideration ($)	Value of Shares of MSCI Class A Common Stock ($)
Ethan Berman	1,563,000	$2.12	$25,555,050	$10,136,677
Stephen Harvey	76,640	$11.50	$1,253,064	$497,041
Knut Kjaer	0	N/A	$0	$0
Jorge Mina	42,688	$15.48	$697,949	$276,849
David Obstler	475,625	$6.25	$7,776,469	$3,084,617

(1)	Actual value received will be net of exercise price paid in connection with exercise of outstanding stock options.

The following table sets forth for each RiskMetrics executive officer as of April 21, 2010, the number of shares of RiskMetrics common stock underlying vested and unvested options (assuming no exercise of the vested options) that will convert into options to purchase MSCI Class A common stock at the completion of the merger and the number of shares of MSCI Class A common stock that will be issuable upon exercise of such vested and unvested options to purchase MSCI Class A common stock (assuming options are converted using an option exchange ratio of 0.6285, based on the closing prices of RiskMetrics common stock and of MSCI Class A common stock on April 21, 2010), including in each case, the weighted average exercise price.

Conversion Of Options To Purchase RiskMetrics Common Stock Into

Options To Purchase MSCI Class A Common Stock

	No. of Shares of RiskMetrics Common Stock Underlying Options that Will Convert into Options to Purchase MSCI Class A Common Stock (#)(2)		Weighted Average Exercise Price of RiskMetrics Options ($)	No. of Shares of MSCI Class A Common Stock Underlying Options to Purchase MSCI Class A Common Stock (#)(3)		Weighted Average Exercise Price of MSCI Options ($)(3)
Name	Vested	Unvested		Vested	Unvested
Stephen Harvey	76,640	39,061	$12.48	48,168	24,549	$19.86
Knut Kjaer(1)	0	400,000	$17.43	125,700	125,700	$27.74
Jorge Mina	42,688	39,061	$14.96	26,829	24,549	$23.81
David Obstler	475,625	46,874	$6.97	298,930	29,460	$11.09

(1)	As discussed above, under the terms of Mr. Kjaer’s employment agreement letter, 200,000 of Mr. Kjaer’s options to purchase RiskMetrics common stock are subject to accelerated vesting upon the closing of the merger.
(2)	Assumes an option exchange ratio of 0.6285, based on the closing price of a share of RiskMetrics common stock on April 21, 2010 ($22.62) divided by (b) the closing price of a share of MSCI Class A common stock on April 21, 2010 ($35.99).

The following table sets forth for each RiskMetrics executive officer as of April 21, 2010, the number of shares of RiskMetrics restricted common stock that will convert into MSCI Class A restricted common stock at the completion of the merger and the number of shares of MSCI Class A restricted common stock that will be issuable upon conversion at the completion of the merger.

Conversion Of RiskMetrics Restricted Common Stock Into

MSCI Class A Restricted Common Stock

Name	No. of Unvested Shares of RiskMetrics Restricted Common Stock that Will Convert into Unvested MSCI Class A Restricted Common Stock (#)	No. of Unvested Shares of MSCI Class A Restricted Common Stock that Will be Issuable Upon Conversion (#)
Stephen Harvey	10,000	7,260
Knut Kjaer	15,000	10,890
Jorge Mina	10,000	7,260
David Obstler	20,000	14,520

The following table sets forth for such RiskMetrics executive officers as of April 21, 2010, the value of the MSCI Class A common stock resulting from the acceleration of the unvested in-the-money options to acquire MSCI Class A common stock upon a termination without cause (assuming exercise of such options immediately thereafter) and the value of MSCI Class A common stock resulting from acceleration of unvested restricted MSCI Class A common stock upon a termination without cause, in each case, assuming such termination takes place immediately following the completion of the merger, and assuming a value of $35.99 for the MSCI Class A common stock based on the closing price of MSCI Class A common stock on April 21, 2010.

Value Resulting From Acceleration of Equity Award Vesting Upon Termination Without Cause

Name	Intrinsic Value Resulting From Acceleration of Unvested In-the- Money Options and Exercise (the value of the MSCI Class A common stock at the time of acceleration minus the exercise price) ($)(1)	Value of MSCI Class A Common Stock Resulting From Acceleration of Vesting of Restricted MSCI Class A Common Stock ($)
Stephen Harvey	$395,975	$261,287
Knut Kjaer	$1,037,025	$391,931
Jorge Mina	$299,007	$261,287
David Obstler	$733,554	$522,575

(1)	Based on weighted average exercise price of all outstanding stock options (as converted).

Indemnification and Insurance

The indemnification, advancement of expenses and insurance requirements set forth in the merger agreement relating to the RiskMetrics executive officers and directors are described under “The Merger Agreement—Indemnification and Insurance” beginning on page 117 of this proxy statement/prospectus.

RiskMetrics has entered into indemnification agreements with each of its directors, pursuant to which RiskMetrics has agreed to indemnify each director against all expenses and liabilities incurred or paid by the director (i) if he or she was or is a party or is threatened to be made a party to any pending or threatened claim, action or proceeding (other than an action by or in the right of the company) by reason of his service as a director of RiskMetrics and (ii) to the extent permitted by applicable law if the director is a party or is threatened to be made a party to any pending or threatened claim, action, or proceeding by or in the right of the company to procure a judgment in RiskMetrics’ favor by reason of the director’s service as a director of RiskMetrics. However, no indemnification is available if (i) the director failed to act in good faith and in a manner the director reasonably believed to be in or opposed to the best interests of RiskMetrics, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful or (ii) in connection with an action by or in the right of the company, it has been adjudicated finally by a court of competent jurisdiction that the director is liable to RiskMetrics, including as a result of the director receiving an improper personal benefit, unless the court determines that, despite the adjudication of liability, the director is fairly and reasonably entitled to indemnification. The indemnification agreements also require RiskMetrics to advance expenses to each director incurred in connection with any action or proceeding (including an action by or in the right of the company).

DESCRIPTION OF MSCI CAPITAL STOCK

The following description of the terms of MSCI’s capital stock is a summary only and is qualified by reference to the relevant provisions of Delaware law and the MSCI amended and restated certificate of incorporation and amended and restated bylaws, which are referred to in this proxy statement/prospectus as the MSCI charter and the MSCI bylaws, respectively. Copies of the MSCI charter and the MSCI bylaws are incorporated by reference and will be sent to holders of shares of RiskMetrics common stock free of charge upon written or telephonic request. See “Where You Can Find More Information” beginning on page 155 of this proxy statement/prospectus.

Authorized Capital Stock

Under the MSCI charter, MSCI’s authorized capital stock consists of 850,000,000 shares of stock, of which (i) five hundred million (500,000,000) shares are designated as Class A common stock, par value $0.01 per share, (ii) two hundred fifty million (250,000,000) shares are designated as Class B common stock, par value $0.01 per share, and (iii) one hundred million (100,000,000) shares are designated as preferred stock, par value $0.01 per share. Each of the Class A common stock and Class B common stock constitutes a series of common stock under the General Corporation Law of the State of Delaware. A description of the material terms and provisions of the MSCI charter affecting the relative rights of the MSCI Class A common stock, the MSCI Class B common stock and any preferred stock is set forth below.

Description of Common Stock

Common Stock Outstanding. As of April 26, 2010, there were 105,019,494 shares of MSCI Class A common stock issued and outstanding and no shares of MSCI Class B common stock issued and outstanding. The outstanding shares of MSCI Class A common stock are, and the shares of MSCI Class A common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.

Voting Rights. Except as provided by statute or resolution of MSCI’s board of directors in connection with the issuance of preferred stock in accordance with the MSCI charter, holders of the MSCI common stock have the sole right and power to vote on all matters on which a vote of stockholders is to be taken. The holders of MSCI Class A common stock and MSCI Class B common stock generally have identical rights, except that holders of MSCI Class A common stock are entitled to one vote per share while holders of MSCI Class B common stock are generally entitled to five votes per share on matters to be voted on by stockholders, with certain exceptions as provided by the MSCI Charter and as described in more detail under “Comparison of Stockholder Rights—Voting Rights” beginning on page 142 of this proxy statement/prospectus. For example, for purposes of approving a merger or consolidation, a sale of all or substantially all of our assets or a dissolution, each share of both MSCI Class A common stock and MSCI Class B common stock will have one vote only. Generally, the holders of a majority of the voting power of all classes of voting stock, in person or by proxy, will constitute a quorum at a meeting of stockholders. Except when amending or altering any provision of the MSCI charter or the MSCI bylaws, matters to be voted on by stockholders must be approved by a majority of all votes cast on the matter by the holders of MSCI Class A common stock and MSCI Class B common stock voting as a single class at a meeting at which a quorum is present, subject to any voting rights granted to holders of any outstanding shares of preferred stock.

Dividend Rights. Holders of MSCI Class A common stock and MSCI Class B common stock are entitled to receive such dividends as may be declared from time to time by MSCI’s board of directors out of funds legally available therefor, subject to any preferential dividend rights granted to the holders of any outstanding MSCI preferred stock. Dividends must be paid equally on MSCI Class A common stock and MSCI Class B common stock. In addition, it is expected that the definitive financing agreements to be entered into in connection with financing for the merger will contain restrictions on the payment of dividends. See “Description of the Debt Financing” beginning on page 127 of this proxy statement/prospectus.

Rights upon Liquidation. Holders of MSCI Class A common stock and MSCI Class B common stock are entitled to share pro rata, upon any liquidation, dissolution or winding up of MSCI, in all remaining assets available for distribution to stockholders after payment of or provision for MSCI’s liabilities and the liquidation preference of any outstanding MSCI preferred stock. Shares of MSCI Class B common stock will rank pari passu with shares of MSCI Class A common stock in the event of a liquidation, dissolution or winding up of the affairs of MSCI, whether voluntary or involuntary.

Preemptive Rights. Holders of MSCI Class A common stock and MSCI Class B common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Description of Preferred Stock

Preferred Stock Outstanding. As of the date of this proxy statement/prospectus, no shares of MSCI preferred stock were issued and outstanding.

Blank Check Preferred Stock. Under the MSCI charter, the MSCI board of directors has the authority, without stockholder approval, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend dates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Acting under this authority, the MSCI board of directors could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of MSCI common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of MSCI by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of MSCI’s management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of MSCI without any further action by the stockholders of MSCI. MSCI has no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

Transfer Agent and Registrar

BNY Mellon Shareowner Services is the transfer agent and registrar for MSCI common stock.

Stock Exchange Listing

It is a condition to the merger that the shares of MSCI Class A common stock issuable in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance. If the merger is completed, RiskMetrics common stock will cease to be listed on any stock exchange and will be deregistered under the Exchange Act.

COMPARISON OF STOCKHOLDER RIGHTS

MSCI and RiskMetrics are both incorporated under Delaware law. Any differences, therefore, in the rights of MSCI stockholders and RiskMetrics’ stockholders arise primarily from differences in their respective certificates of incorporation and bylaws.

The following discussion is a summary of the current rights of MSCI stockholders and the current rights of RiskMetrics’ stockholders. Although it is impracticable to compare all of the aspects in which MSCI’s and RiskMetrics’ governing instruments differ with respect to stockholder rights, the following discussion summarizes certain material differences between them.

This summary is not intended to be complete, and it is qualified in its entirety by reference to Delaware law, the MSCI charter and the MSCI bylaws and RiskMetrics’ second amended and restated certificate of incorporation and second amended and restated by-laws, which are referred to in this proxy statement/prospectus as the RiskMetrics charter and the RiskMetrics bylaws, respectively. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. MSCI and RiskMetrics urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of Delaware law and the other documents to which MSCI and RiskMetrics refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of an MSCI stockholder and the rights of a RiskMetrics stockholder. MSCI and RiskMetrics have filed with the SEC their respective governing documents referenced in this comparison of stockholder rights and will send copies of these documents to you, without charge, upon your written or telephonic request. See “Where You Can Find More Information” beginning on page 155 of this proxy statement/prospectus.

	RiskMetrics Stockholder Rights	MSCI Stockholder Rights
Authorized Capital Stock	The authorized capital stock of RiskMetrics consists of (i) 200,000,000 shares of common stock, $0.01 par value, and (ii) 50,000,000 shares of preferred stock, $0.01 par value.	MSCI’s authorized capital stock consists of (i) 500,000,000 shares of Class A common stock, $0.01 par value, (ii) 250,000,000 shares of Class B common stock, $0.01 par value, and (iii) 100,000,000 shares of preferred stock, $0.01 par value.

	Under the RiskMetrics charter, RiskMetrics’ board of directors has the authority to issue the classes and amount of stock described above, with such rights, preferences and priorities as the RiskMetrics board of directors designates. However, the preferred stock may not be used for anti-takeover purposes and may not have super-majority voting rights.	The board of directors is authorized to issue preferred stock in series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions on such shares. See “Description of MSCI Capital Stock—Description of Preferred Stock” beginning on page 140 of this proxy statement/prospectus.

	As of April 26, 2010, there were (i) 69,104,540 shares of RiskMetrics common stock and (ii) no shares of RiskMetrics preferred stock outstanding.	As of April 26, 2010, there were (i) 105,019,494 shares of MSCI Class A common stock, (ii) no shares of MSCI Class B common stock and (iii) no shares of MSCI preferred stock outstanding.

	RiskMetrics Stockholder Rights	MSCI Stockholder Rights
Voting Rights	Each holder of RiskMetrics common stock is entitled to one vote per share of RiskMetrics common stock.

Each holder of MSCI Class A common stock is entitled to one vote per share of MSCI Class A common stock and each holder of MSCI Class B common stock is entitled to five votes per share of MSCI Class B common stock. However, each share of Class B common stock only has one vote for purposes of approving: (i) the consummation of any merger, consolidation or other business combination of MSCI, or the issuance, sale, transfer or assignment of MSCI securities representing a majority of the voting power of MSCI’s then-outstanding common stock to any person, in a single transaction or series of related transactions; (ii) the sale, lease, exchange or other disposition of all or substantially all of the assets of MSCI and its subsidiaries on a consolidated basis, directly or indirectly, in one or more transactions, to any person; or (iii) the voluntary liquidation, dissolution or winding up of MSCI.

The Class A common stock and Class B common stock generally vote together as a single class, except when amending or altering any provisions of the MSCI charter so as to adversely affect the rights of one class.

Quorum	The RiskMetrics bylaws provide that the presence in person or by proxy of the holders of a majority of the outstanding shares of stock entitled to vote at such meeting will constitute a quorum for the transaction of any business at such meeting.	The MSCI bylaws provide that the holders of a majority of the voting power of the outstanding MSCI shares entitled to vote generally in the election of directors, represented in person or by proxy, constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the voting power of the shares of such class or series will constitute a quorum for the transaction of such business.

Stockholder Action Without a Meeting	Delaware law provides that, except as otherwise stated in the certificate of incorporation, stockholders may act by written consent without a meeting.
	The RiskMetrics charter does not prohibit action by written consent; therefore, RiskMetrics stockholders may act by written consent.	Any action required or permitted to be taken by the stockholders of MSCI must be effected at a duly called annual or special meeting of stockholders of MSCI and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

	RiskMetrics Stockholder Rights	MSCI Stockholder Rights
Special Meetings of Stockholders	Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person or persons authorized to do so in the corporation’s certificate of incorporation or bylaws.
	Under the RiskMetrics charter and the RiskMetrics bylaws, special meetings of stockholders may be called only by the chairman of the board of directors, by the lead independent director (if one has been designated by the board of directors), by the board of directors pursuant to a resolution approved by a majority of the then authorized number of RiskMetrics directors or by stockholders holding an aggregate of 10% of RiskMetrics’ outstanding voting stock.	Under the MSCI bylaws, subject to rights of holders of any series of preferred stock, special meetings of the stockholders may be called only by the secretary of the corporation at the direction of the board of directors, pursuant to a resolution adopted by the MSCI board of directors.

Notice of Special Meetings of the Stockholders	Under the RiskMetrics bylaws, notice of a special meeting of the stockholders, stating the purpose or purposes for which the meeting is called, must be given to each stockholder entitled to vote at such meeting not less than ten nor more than 60 days before the date of the meeting.	Under the MSCI bylaws, notice of a special meeting of the stockholders, stating the purpose or purposes for which such special meeting is called, must be given to each stockholder entitled to vote at such meeting not less than ten days nor more than 60 days before the date of the meeting. Under the MSCI bylaws, business conducted at a special meeting of stockholders is limited to the business specified in the meeting notice.

Stockholder Nominations of Persons for Election as Directors

The RiskMetrics bylaws generally permit stockholders to nominate persons for election as directors if the stockholder intending to make such nomination gives timely notice thereof in writing in proper form.

The MSCI bylaws generally permit stockholders to nominate persons for election as directors if the stockholder intending to make such nomination gives timely notice thereof in writing in proper form.

	To be timely, a stockholder’s notice of an intention to nominate a director must be received at RiskMetrics’ principal offices, subject to certain exceptions, no less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.	To be timely, a stockholders’ notice of an intention to nominate a director must be received by MSCI’s corporate secretary, subject to certain exceptions, no less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the case of a special meeting called for the purpose of electing one or more directors, to be timely, a stockholders’ notice of an intention to nominate a director must be received by MSCI’s corporate secretary, subject to certain exceptions, no less than 90 nor more than 120 days prior to such special meeting or the 10th day following the day on which MSCI first publicly announces the date of the special meeting.

RiskMetrics Stockholder Rights	MSCI Stockholder Rights
To be in proper form, the notice must set forth (i) for each person the stockholder proposes to nominate, all information relating to such person that would be required to be disclosed in a proxy filing, (ii) a representation that the stockholder is entitled to vote, and intends to appear in person or by proxy, at the meeting, (iii) a description of all arrangements or understandings between the stockholder and each such nominee and (iv) such other information as would be required to be included in a proxy filing. RiskMetrics may require any proposed nominee to furnish such other information as may reasonably be required by the RiskMetrics board of directors to determine the eligibility of such proposed nominee to serve as a director of RiskMetrics.	To be in proper form, the notice must set forth (i) for each person the stockholder proposes to nominate, all information relating to such person that would be required to be disclosed in a proxy filing, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder and beneficial owner, (2) the class and number of MSCI shares that are owned beneficially and of record by such stockholder and beneficial owner and (3) a representation as to whether such stockholder or beneficial owner intends to solicit proxies from stockholders in support of such nomination. MSCI may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of MSCI and the impact such service would have on the ability of MSCI to satisfy applicable rules and regulations.

In addition, under RiskMetrics’ bylaws, RiskMetrics will include in its proxy materials for a meeting of stockholders at which directors are to be elected, the name of one individual as a director candidate nominated by a stockholder (or group of stockholders) that has beneficially owned at least 4% or more of RiskMetrics’ outstanding common stock continuously for at least two years as of both the date the written notice of the nomination is submitted and the record date for the meeting at which directors are to be elected, together with a brief statement prepared by such stockholder (or group of stockholders). The nominating stockholder (or group of stockholders) must (i) provide a written notice within the time period, and containing the information, with respect to such nomination described in the two paragraphs immediately above and (ii) execute an undertaking to assume all liability stemming from any legal or regulatory violation airing out of such stockholder’s (or	The MSCI bylaws do not contain a comparable provision.

	RiskMetrics Stockholder Rights	MSCI Stockholder Rights
group of stockholders’) communication with RiskMetrics’ stockholders. Any stockholder (or group of stockholders) whose nominee does not receive at least 25% of the votes cast in the related election of directors will be prohibited from nominating in accordance with this paragraph any other director candidate for four years from the date of the annual meeting at which such related election takes place.

Stockholder Proposals (other than Nominations of Persons for Election as Directors)

The RiskMetrics bylaws generally allow for business (other than nominations of persons for election as directors) to be properly brought before a RiskMetrics annual meeting by a stockholder if the stockholder gives timely notice thereof in writing in proper form.

The MSCI bylaws generally allow for business (other than nominations of persons for election as directors) to be properly brought before an MSCI annual meeting by a stockholder if the stockholder gives timely notice thereof in writing in proper form.

To be timely, a stockholder’s notice of such other business must be received at RiskMetrics’ principal offices, subject to certain exceptions, no less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.

To be timely, a stockholders’ notice of such other business must be received by MSCI’s corporate secretary, subject to certain exceptions, no less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.

To be in proper form, the notice must set forth (i) a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and (ii) the name and address of the stockholder proposing the business as it appears on RiskMetrics’ books, and the number of shares of RiskMetrics’ stock that are beneficially owned by such stockholder. The proposing stockholder must also comply with all applicable requirements of state law and the Exchange Act.

To be in proper form, the notice must set forth (i) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the bylaws of MSCI, the text of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder and beneficial owner, (2) the class and number of MSCI shares that are owned beneficially and of record by such stockholder and beneficial owner and (3) a representation as to whether such stockholder or beneficial owner intends to solicit proxies from stockholders in support of such proposal.

	RiskMetrics Stockholder Rights	MSCI Stockholder Rights
The foregoing provisions will be deemed satisfied if a stockholder has notified MSCI of the stockholder’s intention to present a proposal at an annual meeting in compliance with the applicable rules and regulations of the Exchange Act and the stockholder’s proposal has been included in MSCI’s relevant proxy statement for the meeting.

Size of Board of Directors	RiskMetrics’ board of directors currently has eleven members.	MSCI’s board of directors currently has eight members.

	Under the RiskMetrics charter and the RiskMetrics bylaws, the RiskMetrics board of directors must consist of not less than six and not more than twelve members.	Under the MSCI charter and the MSCI bylaws, the board of directors must consist of not less than three and not more than fifteen members.

Election of Directors

Under Delaware law, unless the corporation’s certificate of incorporation or bylaws provides otherwise, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (i.e., a director is elected to office by virtue of having received the most votes in his or her election).

Under Delaware law, a director remains on the board of directors until his or her successor is elected and qualified or his earlier resignation or removal. Accordingly, if the corporation has adopted a majority voting standard (as is the case for both RiskMetrics and MSCI) and if a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director” notwithstanding his or her failure to receive the required number of votes, unless the director resigns or is removed. Under Delaware law, a nominee who was not already serving as a director that fails to receive a majority of votes cast at the annual meeting does not serve on the board of directors as a “holdover director.”

The RiskMetrics bylaws require that each director be elected by a majority of votes cast with respect to such director in an uncontested election. A “majority of votes cast” means that the number of votes cast “for” a nominee must exceed the number of votes cast “withheld” against that nominee.

The MSCI bylaws require that each director be elected by a majority of the votes cast with respect to such director in an uncontested election. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote “for” or “against” the director’s election).

In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), each director will be elected by a plurality of the votes cast in such contested election.

In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), each director will be elected by a plurality of the votes cast in such a contested election.

To address the director holdover issue, under the RiskMetrics bylaws, each director, prior to the annual meeting, will submit an irrevocable resignation that becomes effective if (i) he or she fails to be elected

To address the director holdover issue, under the MSCI bylaws, each director, prior to the annual meeting, will submit an irrevocable resignation as director that becomes effective if (i) he or she fails to be elected through a

	RiskMetrics Stockholder Rights	MSCI Stockholder Rights

through a majority vote in an uncontested election and (ii) the RiskMetrics board of directors accepts the resignation. If a director is not elected in an uncontested election, RiskMetrics’ nominating and corporate governance committee (or, in certain circumstances, an “ad hoc” board committee) would consider the tendered resignation and make a recommendation to the RiskMetrics board of directors about whether to accept or reject the resignation, or whether to take other action. The RiskMetrics board of directors will act (with the unsuccessful incumbent directors not participating) on the recommendation of the nominating and corporate governance committee (or other committee) within 90 days from the date the election results are certified and then publicly disclose its decision and the rationale behind it (if such resignation is rejected). If all directors are unsuccessful incumbents, the incumbent board of directors will nominate a new slate of directors and, within 180 days after the certification of the election results, hold a special meeting for the purpose of electing a board of directors.

majority vote in an uncontested election and (ii) the MSCI board of directors accepts the resignation. If a director is not elected in an uncontested election, MSCI’s nominating and corporate governance committee (or another board committee) would consider the tendered resignation and make a recommendation to the MSCI board of directors whether to accept or reject the resignation, or whether to take other action. The MSCI board of directors will act on the recommendation of the nominating and corporate governance committee (or other committee) within 90 days from the date the election results are certified and then publicly disclose its decision and the rationale behind it (if such resignation is rejected).

If a director’s offer to tender his or her resignation is accepted by the RiskMetrics board of directors, RiskMetrics’ nominating and corporate governance committee will recommend a candidate to the board of directors to fill the office formerly held by the unsuccessful candidate.

If a director’s offer to tender his or her resignation is accepted by the MSCI board of directors, or if a nominee for director is not elected and the nominee is not an incumbent director, then the board of directors may fill the resulting vacancy as described in “—Filling of Vacancies on the Board of Directors” below or may decrease the size of the board of directors.

Removal of Directors	Where a corporation does not have a classified board of directors, as is the case for both MSCI and RiskMetrics, Delaware law provides that unless the corporation’s certificate of incorporation provides otherwise, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the votes then entitled to vote on the election of directors.
	Removal is governed by the default provisions of the Delaware law.	The MSCI charter and Delaware law provides that any director may be removed from office at any time, with or without cause.

Filling of Vacancies on the Board of Directors	The RiskMetrics bylaws provide that in the case of a director vacancy for any reason, or if any new directorship is created by an increase in the number of directors, the affirmative vote of a majority of the directors	The MSCI charter and the MSCI bylaws provide that in the case of a director vacancy for any reason, or if any new directorship is created by an increase in the number of directors, the resulting vacancy may be filled

	RiskMetrics Stockholder Rights	MSCI Stockholder Rights
	then in office, even if less than a quorum, or a sole remaining director, may choose the successor to fill such vacancy.	only by the affirmative vote of a majority of the remaining directors, though less than a quorum.

Cumulative Voting	Under Delaware law, a company that desires to use cumulative voting in the election of directors must include a cumulative voting provision in its certificate of incorporation.
	Under the RiskMetrics charter, RiskMetrics’ stockholders do not have the right to cumulate their vote for the election of directors.	Because the MSCI charter does not include any provision in this regard, MSCI stockholders do not have the right to cumulate their vote for the election of directors.

Amendments to Certificate of Incorporation	Delaware law generally provides that amendments to the certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote.

	The RiskMetrics charter does not alter the default provisions of Delaware law.	The MSCI charter does not alter the default provisions of Delaware law, except that (i) the affirmative vote of holders of at least 80% of MSCI’s then outstanding shares of capital stock entitled to vote generally in the election of directors is required to (A) amend the provision of the MSCI charter governing amendments to the provisions of the MSCI bylaws and (B) amend the charter provision providing for a super majority vote to amend the bylaws, (ii) no amendment or repeal of the provisions of the MSCI charter relating to director or officer indemnification or liability may adversely affect any right or protection existing under such provisions in respect of any act or omission occurring prior to such amendment or repeal, (iii) no preferred stock designation may be amended after the issuance of any share of the series of preferred stock created thereby, except in accordance with the terms of such preferred stock designation and (iv) no amendment may be made to that would adversely affect the rights, preferences, qualifications, limitations or restrictions of the MSCI Class A common stock or MSCI Class B common stock as compared to the other class of common stock without the approval of the holders of a majority of the voting power of the outstanding shares of the affected class of common stock.

	RiskMetrics Stockholder Rights	MSCI Stockholder Rights
Amendments to Bylaws	Under Delaware law, the stockholders of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, each have the power, separately, to adopt, amend and repeal the bylaws of a corporation.
	The RiskMetrics charter and the RiskMetrics bylaws provide that the stockholders of RiskMetrics may adopt, amend or repeal the RiskMetrics bylaws. The RiskMetrics bylaws provide that a stockholder proposing a bylaw amendment must comply with the requirements described above under “—Stockholder Proposals (other than Nominations of Persons for Election as Directors)”.	The MSCI charter and the MSCI bylaws provide that MSCI’s stockholders may adopt, amend or repeal the MSCI bylaws by the affirmative vote of holders of at least 80% of MSCI’s then outstanding shares of capital stock entitled to vote generally in the election of directors.

	The board of directors may also adopt, amend or repeal the RiskMetrics bylaws, except as specifically provided for in a given bylaw. In addition, without the approval of RiskMetrics’ stockholders, the RiskMetrics board of directors may not amend, repeal or otherwise modify (i) the “proxy access” provision of the RiskMetrics bylaws permitting a stockholder (or group of stockholders) who meets specified requirements to include the name of a board nominee (and supporting statement) in RiskMetrics’ proxy materials, (ii) the majority voting standard for director elections set forth in the RiskMetrics bylaws, (iii) the requirement of the RiskMetrics bylaws that each director submit a contingent resignation in advance of each annual stockholders’ meeting as described under “—Election of Directors” above and (iv) any future bylaw provision that is proposed by a stockholder and adopted.	The MSCI charter and the MSCI bylaws provide that the board of directors may adopt, amend or repeal the MSCI bylaws by majority vote.

Directors’ and Officers’ Liability and Indemnification	The RiskMetrics charter provides that directors of RiskMetrics will not be personally liable to RiskMetrics or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability (i) for any breach of the director’s duty of loyalty to RiskMetrics or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware	The MSCI charter provides that directors of MSCI will not be held personally liable to MSCI or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to MSCI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (which creates liability for unlawful payment of dividends and unlawful stock purchases or

RiskMetrics Stockholder Rights	MSCI Stockholder Rights
(which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.	redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of directors of RiskMetrics will be eliminated or limited to the fullest extent permitted by Delaware law, as amended.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of directors of MSCI will be eliminated or limited to the fullest extent permitted by Delaware law, as amended.

Under the RiskMetrics charter, RiskMetrics will (i) indemnify its current or former directors, officers, employees or agents (or any other person who is or was serving in such capacity at the request of RiskMetrics) to the fullest extent permitted by applicable law and (ii) advance expenses upon receipt, to the extent required by law, of an undertaking to repay such amounts if it is ultimately determined that the indemnified person is not entitled to indemnification. RiskMetrics will only be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person if the proceeding (or part thereof) was authorized by the RiskMetrics board of directors.

Under the MSCI charter and MSCI bylaws, MSCI (i) will indemnify the current or former directors and officers of MSCI or any subsidiary of MSCI to the fullest extent permitted by Delaware law and any other laws in effect, (ii) will advance expenses upon receipt (unless the MSCI board of directors waives the requirement to the extent permitted by applicable law) of an undertaking to repay such amounts if it is ultimately determined that the indemnified person is not entitled to indemnification and (iii) may, by action of the MSCI board of directors, indemnify, and advance expenses to, employees and agents (other than a director or officer) of MSCI or any subsidiary of MSCI and to other persons serving as a director, officer, partner, member, employee or agent of another entity at the request of MSCI to the fullest extent as though such persons were an officer or director of MSCI. MSCI will only be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person if the proceeding (or part thereof) was authorized by the MSCI board of directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the MSCI charter or otherwise by MSCI.

No amendment or repeal of the provisions of the RiskMetrics charter relating to director and officer liability and indemnification may adversely affect any right or protection existing under such provisions in respect of any act or omission occurring prior to such amendment or repeal.	No amendment or repeal of the provisions of the MSCI charter and MSCI bylaws relating to director and officer liability and indemnification may adversely affect any right or protection existing under such provisions in respect of any act or omission occurring prior to such amendment or repeal.

	RiskMetrics Stockholder Rights	MSCI Stockholder Rights
Preemptive Rights	Under Delaware law, stockholders of a corporation do not have preemptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the certificate of incorporation.
	Under the RiskMetrics charter, no holder of RiskMetrics shares has preemptive rights.	Because the MSCI charter does not include any provision in this regard, holders of MSCI shares do not have preemptive rights.

Dividends	Delaware law generally provides that, subject to certain restrictions, the board of directors of every corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, in case there will be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

	The RiskMetrics charter provide that dividends may be paid on the stock as and when declared by the RiskMetrics board of directors.	The MSCI bylaws provide that the MSCI board of directors may from time to time declare, and MSCI may pay, dividends on its outstanding shares.

However, no dividend or distribution may be declared or paid on any share of MSCI Class A common stock or MSCI Class B common stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of the other class common stock. Notwithstanding the foregoing, if dividends are declared that are payable in shares of MSCI Class A common stock or MSCI Class B common stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of MSCI Class A common stock or MSCI Class B common stock, dividends will be declared that are payable at the same rate on both classes of common stock and the dividends payable in shares of MSCI Class A common stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of MSCI Class A common stock will be payable to holders of MSCI Class A Common Stock and the dividends payable in shares of MSCI Class B common stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of MSCI Class B common stock will be payable to holders of MSCI Class B common stock.

Repurchase of Shares	Delaware law provides that a corporation may generally redeem or repurchase shares of its stock unless the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.
	Because the RiskMetrics charter and the RiskMetrics bylaws do not include any provision in this regard, Delaware law applies without modification.	Because the MSCI charter and the MSCI bylaws do not include any provision in this regard, Delaware law applies without modification.

	RiskMetrics Stockholder Rights	MSCI Stockholder Rights

Anti-Takeover Provisions	Delaware law provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, thereby becoming an “interested stockholder”, that person may not engage in certain transactions, including mergers, with the corporation for a period of three years unless one of the following exceptions applies: (i) the board of directors approved the acquisition of stock or the transaction prior to the time that the person became an interested stockholder; (ii) the person became an interested stockholder and 85% owner of the voting stock of the corporation in the transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect not to be governed by this provision of Delaware law by express statement in its certificate of incorporation or in a bylaw adopted by stockholders.
	RiskMetrics has expressly elected in the RiskMetrics charter not to be governed by this provision of Delaware law.	MSCI has not elected out of this provision in the MSCI charter and, accordingly, MSCI is governed by this provision of Delaware law.

Stockholder Vote on Fundamental Issues or Extraordinary Corporate Transactions	Under Delaware law, a sale or other disposition of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the affirmative vote of the corporation’s board of directors and, with limited exceptions, the affirmative vote of a majority of the aggregate voting power of the outstanding stock entitled to vote on the transaction.
	Because the RiskMetrics charter and the RiskMetrics bylaws do not include any provision in this regard, Delaware law applies without modification.	Because the MSCI charter and the MSCI bylaws do not include any provision in this regard, Delaware law applies without modification.

Stockholder Rights Plan	RiskMetrics currently has no stockholder rights plan. RiskMetrics’ board of directors has adopted a Policy on Poison Pills as part of its Governance Principles and Board Guidelines, available on RiskMetrics’ Internet Web site, http://www.riskmetrics.com/, under the tab “Our Company,” then under the tab “Principles and Board Guidelines” under the heading “About Us.” Under this policy, the RiskMetrics board of directors will seek and obtain stockholder approval before adopting a stockholder rights plan or poison pill.	MSCI currently has no stockholder rights plan. While MSCI has no present intention to adopt a stockholder rights plan, the MSCI board of directors, pursuant to its authority to issue preferred stock, could do so without stockholder approval at any future time. See “Description of MSCI Capital Stock—Description of Preferred Stock—Blank Check Preferred Stock” beginning on page 140 of this proxy statement/prospectus.

LEGAL MATTERS

The validity of the MSCI Class A common stock to be issued to RiskMetrics’ stockholders pursuant to the merger will be passed upon by Davis Polk & Wardwell, LLP.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from MSCI’s Annual Report on Form 10-K for the year-ended November 30, 2009 and the effectiveness of MSCI’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule, incorporated in this proxy statement/prospectus by reference from RiskMetrics’ Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of RiskMetrics’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no annual meeting of RiskMetrics stockholders in 2010. If the merger is not completed, RiskMetrics will hold a 2010 annual meeting of stockholders at a date and time to be determined in the future. In the event that RiskMetrics holds a 2010 annual meeting of stockholders, stockholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act for inclusion in RiskMetrics’ proxy statement and accompanying proxy card for RiskMetrics’ 2010 annual meeting of stockholders must have been delivered to, or mailed to and received at, the principal office of RiskMetrics by December 31, 2009, and meet the requirements of Rule 14a-8.

In addition, if RiskMetrics holds a 2010 annual meeting of stockholders and a stockholder intends to raise a matter at that meeting, and has not sought inclusion of the matter in the annual meeting proxy statement and accompanying proxy card pursuant to Rule 14a-8, the stockholder must comply with the advance notice provisions in RiskMetrics’ second amended and restated by-laws. These provisions require that written notice of business that a stockholder proposes to bring before an annual meeting of stockholders must have been delivered to, or mailed to and received at, the principal office of RiskMetrics no less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. RiskMetrics held its 2009 annual meeting of stockholders on June 16, 2009; therefore, for the RiskMetrics 2010 annual meeting of stockholders, such notice must have been received no earlier than February 16, 2010 and no later than March 18, 2010. No such notices were received during that time period. If there is a 2010 annual meeting of stockholders and notice is received after March 18, the persons named in the proxy card may exercise discretionary voting authority with respect to the matter if raised at the RiskMetrics 2010 annual meting of stockholders, without RiskMetrics including any discussion of it in the proxy statement.

A stockholder desiring to nominate an individual for election as a director at the RiskMetrics 2010 annual meeting of stockholders (if it is held) must comply with the advance notice provisions in RiskMetrics’ second amended and restated by-laws. The by-laws require that written notice of an intention to nominate a director candidate be delivered to, or mailed to and received at, the principal office of RiskMetrics no less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the RiskMetrics 2010 annual meeting of stockholders, notice of intent to nominate a director candidate at the meeting must have been received no earlier than February 16, 2010 and no later than March 18, 2010. No such notices were received during that time period. Each such notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each such nominee; and (iv) such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder. RiskMetrics may require any proposed nominee to furnish such other information as may reasonably be required by the board of directors of RiskMetrics to determine the eligibility of such proposed nominee to serve as a director of RiskMetrics. For additional information concerning the general procedures by which stockholders may nominate one or more persons for election as directors, see “Governance of the Company—Policy Regarding Shareholder Nominations for Director” on page 12 of the RiskMetrics Proxy Statement on Schedule 14A filed on April 29, 2009.

The above deadlines may change in the event that the RiskMetrics 2010 annual meeting of stockholders, if held, is held on a date that differs substantially from the date of the 2009 annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

MSCI has filed a registration statement on Form S-4 to register with the SEC the shares of MSCI Class A common stock to be issued to RiskMetrics’ stockholders in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of MSCI in addition to being a proxy statement of RiskMetrics for the special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about MSCI and its Class A common stock. The rules and regulations of the SEC allow MSCI and RiskMetrics to omit certain information included in the registration statement from this proxy statement/prospectus.

MSCI and RiskMetrics file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800 SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet web site that has reports, proxy statements and other information about MSCI and RiskMetrics. The address of that site is http://www.sec.gov. The reports and other information filed by MSCI and RiskMetrics with the SEC are also available at their respective Internet web sites, which are http://www.mscibarra.com and http://www.riskmetrics.com. Information on these Internet web sites is not part of this proxy statement/prospectus.

The SEC allows MSCI and RiskMetrics to “incorporate by reference” information into this proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that MSCI and RiskMetrics have, respectively, previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the completion of the merger (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about MSCI and RiskMetrics and their respective financial performance.

MSCI SEC Filings (File No. 001-33812)	Period
Annual Report on Form 10-K	Fiscal year ended November 30, 2009
Quarterly Report on Form 10-Q	Fiscal quarter ended February 28, 2010
Proxy Statement on Schedule 14A	Filed on February 23, 2010
Current Reports on Form 8-K	Filed on December 17, 2009, March 1, 2010, March 26, 2010 and April 9, 2010.

Any description of MSCI Class A common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description

RiskMetrics’ SEC Filings (File No. 001-33928)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2009
Proxy Statement on Schedule 14A	Filed on April 29, 2009
Current Reports on Form 8-K	Filed on March 2, 2010 and April 20, 2010.

Any description of RiskMetrics’ common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description

MSCI has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to MSCI, as well as all pro forma financial information, and RiskMetrics has supplied all such information relating to RiskMetrics.

Documents incorporated by reference are available from MSCI or RiskMetrics, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this proxy statement/prospectus. Stockholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

MSCI Inc.

Attn: Investor Relations

88 Pine Street, 2nd Floor

New York, NY 10005

United States

Telephone: 1-866-447-7874

investor.relations@mscibarra.com

RiskMetrics Group, Inc.

One Chase Manhattan Plaza, 44th Floor

New York, NY 10005

Attention: Investor Relations

Telephone: 1-866-884-3450

If you would like to request documents, please do so by May 20, 2010 in order to receive them before the special meeting.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus to vote on the merger agreement. Neither MSCI nor RiskMetrics has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

This proxy statement/prospectus is dated April 27, 2010. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to stockholders nor the issuance of MSCI Class A common stock in the merger shall create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

February 28, 2010

among

RISKMETRICS GROUP, INC.,

MSCI INC.

and

CROSSWAY INC.

TABLE OF CONTENTS1

[1]	The Table of Contents is not a part of this Agreement.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 28, 2010 among RiskMetrics Group, Inc., a Delaware corporation (the “Company”), MSCI Inc., a Delaware corporation (“Parent”), and Crossway Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have approved and deemed advisable the transactions contemplated by this Agreement, pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as an inducement and condition to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a voting and irrevocable proxy agreement with Parent simultaneously with the execution of this Agreement (the “Voting Agreement”), whereby, among other things, such stockholders have agreed to vote all of their shares representing, in the aggregate, approximately 54.4% of the shares of the Company outstanding as of the date hereof, in favor of the approval and adoption of this Agreement and have granted an irrevocable proxy to Parent for that purpose; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated by this Agreement and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Client” means any Person to which the Company or any of its Subsidiaries provides Governance Services.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986.

“Commitment Party” means the parties to the Commitment Letter (other than Parent or any of its Subsidiaries).

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide, written offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2009 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2009.

“Company Credit Facility” means, collectively, that certain First Lien Credit Agreement, dated as of January 11, 2007, among RiskMetrics Group Holdings, LLC, the Company, Bank of America, N.A. and those other lender parties thereto, and those certain security agreements entered into in connection therewith.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Laws or any agreement with any Person relating to human health and safety, the environment or to any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material.

“Environmental Permits” means all permits, licenses, franchises, certificates, consents, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and relating to the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FINRA” means Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles in the United States.

“Governance Services” means (i) the provision of proxy voting advisory services, proxy voting analysis services, proxy voting recommendations, financial research and analysis reports and environmental, social and governance research products and services or (ii) the execution of proxy votes for any Person (on a discretionary or non-discretionary basis) pursuant to a written agreement.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, (v) all data, databases and data collections; (vi) computer software (whether in source code or object code form); (vii) moral rights, design rights, industrial property rights, publicity rights and privacy rights, (viii) any similar intellectual property or proprietary rights and (ix) any and all registrations and applications for registration of any of the foregoing.

“Intervening Event” means a material event, development or change in circumstances not related to a Company Acquisition Proposal that was not known to the Board of Directors of the Company on the date hereof (or if known, the material consequences of which are not known to or understood by the Board of Directors of the Company as of the date hereof), which material event, development or change in circumstances or any material consequences thereof, becomes known to or understood by the Board of Directors of the Company prior to the Company Stockholder Meeting.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Advisory Agreement” means any agreement under which the Company or any of its Subsidiaries provide Governance Services to any Client.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge” means, with respect to the Company or Parent, the actual knowledge, after reasonable inquiry, of the officers of the Company and its Subsidiaries set forth on Schedule 1.01 of the Company Disclosure Schedule or the officers of Parent and its Subsidiaries set forth on Schedule 1.01 of the Parent Disclosure Schedule, as the case may be.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, other than, in the case of any of the foregoing, any such effect to the extent resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any other market in which such Person or its Subsidiary operates not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, (B) changes required by GAAP or changes required by the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries operate, (C) changes (including changes of Applicable Law) or conditions generally affecting the industry in which such Person and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, (D) any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any acts of war, sabotage or terrorism or natural disasters involving the United States of America occurring prior to, on or after the date of this Agreement not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, (E) the entry into or announcement of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby (including any impact on customers or employees), (F) any failure by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence, circumstance or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (G) a change in the trading prices or volume of such Person’s common stock (it being understood that this clause (G) shall not prevent a party from asserting that any fact, change, event, occurrence, circumstance or effect that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect) or (H) any action taken (or omitted to be taken) as required by this Agreement or at the written request of the other parties to this Agreement or (ii) such Person’s ability to consummate the transactions contemplated by this Agreement.

“Material Contract” means, with respect to the Company or any of its Subsidiaries, any of the following contracts or agreements to which the Company or any of its Subsidiaries is a party to or bound by:

(i) any Company Scheduled Contract;

(ii) any lease of personal property providing for annual rentals of $100,000 or more;

(iii) any partnership, joint venture or other similar agreement or arrangement or requiring the Company or any of its Subsidiaries to share any revenues with any other Person;

(iv) any material distribution, marketing or reselling agreement that provides for the distribution or sale of any of the Company’s products by a third party;

(v) any contract, agreement, arrangement or understanding containing (A) any “most favored nations” terms and conditions (including, without limitation, with respect to pricing), (B) any material right of first refusal or material right of first offer or similar material right or (C) any provision or covenant relating to exclusivity obligations or restrictions or otherwise limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (1) sell any products or services of or to any other Person or in any geographic region, (2) engage in any line of business or (3) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries); or

(vi) any material lease (including sublease) of real property.

“NFA” means the National Futures Association or any successor entity thereto.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Option Exchange Ratio” shall mean the quotient of (a) the value of the Merger Consideration based on the closing price of a share of Parent Stock on the New York Stock Exchange on February 24, 2010 divided by (b) the closing price of a share of Parent Stock on the New York Stock Exchange on February 24, 2010.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by either the Company or any of its Subsidiaries including, without limitation, all registrations and applications for registrations for any Intellectual Property Rights which have been registered or applied for, or are otherwise recorded in the name of, the Company or any of its Subsidiaries.

“Parent Balance Sheet” means the consolidated statement of financial condition of Parent as of November 30, 2009 and the footnotes therein set forth in the Parent 10-K.

“Parent Balance Sheet Date” means November 30, 2009.

“Parent Credit Facility” means, collectively, that certain Credit Agreement, dated as of November 20, 2007, among Parent, Morgan Stanley Senior Funding, Inc., Bank of America, N.A. and the other lenders party thereto, and those certain security agreements entered into in connection therewith.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Stock” means the Class A common stock, $0.01 par value, of Parent.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended November 30, 2009.

“Permitted Liens” means, with respect to the Company or Parent, (i) Liens disclosed on the Company Balance Sheet or Parent Balance Sheet, as applicable, (ii) statutory, common or civil law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet or Parent Balance Sheet, as applicable, (iii) statutory Liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet or Parent Balance Sheet, as applicable, (iv) Liens arising under sales contracts and equipment leases with third parties entered into in the ordinary course of business, (v) Liens created by or contemplated under the Company Credit Facility or the Parent Credit Facility, as applicable, and (vi) Liens which do not materially detract from the value or materially interfere with any present or intended use of any property or assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, association, joint venture, trust, Governmental Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, investment bankers, Financing Parties (in the case of Parent), attorneys, accountants, consultants or other agents or advisors.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than, in the case of the Company, Parent or any of its Affiliates and, in the case of Parent, the Company or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjusted Option	2.04
Adverse Company Recommendation Change	6.03
Agreed Marketing Terms	8.02
Agreement	Preamble
Australian Subsidiary	4.13
Certificates	2.03
Closing	2.01
Commitment Letter	5.07
Company	Preamble
Company Board Recommendation	4.02
Company Restricted Share	2.04
Company Scheduled Contract	4.22
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Stock Option	2.04
Company Subsidiary Securities	4.06
Company Termination Fee	11.04
Confidentiality Agreement	6.03
Continuing Employees	7.06
D&O Insurance	7.05
Definitive Financing Agreements	8.02
Dissenters’ Shares	2.05
Effective Time	2.01
e-mail	11.01
Employee Plans	4.18
Exchange Agent	2.03
Financing	5.07
Financing Action	8.02

Term	Section
Financing Covenant Negotiation End Date	8.02
Financing Parties	8.02
Foreign Antitrust Laws	4.03
Indemnified Person	7.05
International Plan	4.18
Mailing Date	2.03
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Multiemployer Plan	4.18
Negative Consent Notice	8.05
Notice	8.05
Parent	Preamble
Parent SEC Documents	5.08
Parent Securities	5.05
Parent Stock Option	5.05
Parent Subsidiary Securities	5.06
Parent Termination Fee	11.04
Per Share Cash Consideration	2.02
Per Share Stock Consideration	2.02
Proxy Statement	4.09
Registration Statement	4.09
Related Person	11.04
Required Amounts	5.07
Specified Term	8.02
Superior Proposal	6.03
Surviving Corporation	2.01
Tax	4.17
Taxing Authority	4.17
Tax Return	4.17
Tax Sharing Agreement	4.17
Termination Fee	11.04
Uncertificated Shares	2.03
U.S. Subsidiary	4.13
Voting Agreement	Recitals

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all material amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. EDT in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than five Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed upon by the parties hereto and specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in Section 2.02(b), 2.02(d), 2.05 or 2.07, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) 0.1802 shares of Parent Stock (together with the cash in lieu of fractional shares of Parent Stock as specified below, the “Per Share Stock Consideration”) and (ii) an amount in cash equal to $16.35, without interest (the “Per Share Cash Consideration”). The Per Share Stock Consideration and the Per Share Cash Consideration are referred to collectively herein as the “Merger Consideration”. As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f), in each case to be issued or paid in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and preferences as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of shares pursuant to Section 2.02(d)).

(d) Each share of Company Stock held by any Subsidiary of either the Company or the Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Subject to Section 2.03(f), Parent shall deposit, or cause to be deposited with the Exchange Agent, as needed, for the benefit of the holders of the Certificates and the Uncertificated Shares, for exchange in accordance with this Article 2, (A) certificates representing the shares of Parent Stock that constitute the stock portion of the Merger Consideration and (B) an amount of cash necessary to satisfy the cash portion of the Merger Consideration. Promptly after the Effective Time (but not later than five Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Stock as of the Effective Time a letter of transmittal (which will be in customary form and reviewed by the Company prior to delivery thereof) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title to the Certificates or Uncertificated Shares shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in effecting the surrender of Certificates or Uncertificated Shares in exchange for the Merger Consideration.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is otherwise required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f). No interest shall be paid or accrued on the Merger Consideration payable upon the surrender or transfer of such Certificate or Uncertificated Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate or Uncertificated Shares. After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) and 2.03(f) that remains unclaimed by the holders of shares of Company Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.03(f), in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.03. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities. Parent shall deposit or cause the Surviving Corporation to deposit with the Exchange Agent (A) the amount of cash, if any, to be paid to holders of fractional shares pursuant to Section 2.07 as promptly as practicable after the determination of such amount pursuant to Section 2.07 and (B) the amount of any dividend or other distributions with a record date after the Effective Time and with a payment date on or prior to the date of surrender or transfer no later than the applicable payment date, which amounts shall be held for the sole benefit of the holders of the shares of Company Stock and for the sole purpose of making the payments contemplated by clause (i) of this Section 2.03(f).

(g) Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.03 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(h) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by a holder of Company Stock in connection with the Merger with respect to such Company Stock, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder. Parent or the Surviving Corporation shall pay all charges and expenses of the Exchange Agent in connection with the exchange of shares for the Merger Consideration.

Section 2.04. Stock Options and Restricted Shares. (a) The terms of each outstanding option to purchase shares of Company Stock under any employee stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Company Stock Option, shares of Parent Stock in an amount and at an exercise price, each as determined in the following sentence. Each Adjusted Option shall represent the right to acquire (i) a number of shares of Parent Stock (rounded down to the nearest whole share) determined by multiplying (A) the number of shares of Company Stock subject to such Company Stock Option by (B) the Option Exchange Ratio (ii) at an exercise price per share of Parent Stock (rounded up to the nearest whole cent)

equal to (A) the per share exercise price for the shares of Company Stock purchasable pursuant to such Company Stock Option divided by (B) the Option Exchange Ratio; provided that (1) in all cases, the exercise price of, and number of shares subject to, each Adjusted Option shall be determined as necessary to comply with Section 409A of the Code, and (2) for any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.

(b) As of the Effective Time, each then-outstanding restricted share (“Company Restricted Share”), which represents shares of Company Stock, subject to vesting and forfeiture will be adjusted so that its holder will be entitled to receive a number of restricted shares of Parent Stock (i) equal to the product of (A) the number of shares of Company Stock subject to such Company Restricted Share, as applicable, immediately prior to the Effective Time multiplied by (B) the Option Exchange Ratio and (ii) then down, as applicable, to the nearest whole shares (with 0.50 being rounded upward), subject to the same vesting and forfeiture provisions as the Company Restricted Share.

(c) Prior to the Effective Time, the Company shall take such actions, if any, as are reasonably necessary to give effect to the transactions contemplated by this Section 2.04.

(d) Parent shall take such actions as are necessary for the assumption of the Company Stock Option and Company Restricted Share pursuant to this Section 2.04, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.04. Within two Business Days after the Effective Time, Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Parent Stock subject to the Company Stock Option and Company Restricted Share and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Company Stock Option and Company Restricted Share (and to maintain the current status of the prospectus contained therein) for so long as such Company Stock Option and Company Restricted Share remains outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Parent shall use reasonable best efforts to administer the Company Option Plan assumed pursuant to this Section 2.04 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the Company Option Plan complied with such rule prior to the Merger.

Section 2.05. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.02(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of Delaware Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall only have such rights as are provided by Section 262 of Delaware Law; provided that if such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent (a) prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice, instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relate to such demand, and (b) Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands and the exercise of appraisal rights under the applicable provisions of Delaware Law. Except with the prior written consent of Parent, or to the extent required by Applicable Law, the Company shall not take any action with respect to such demands (including making any payment with respect to, or offering to settle or settling or approving any withdrawal of, any such demands.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock or shares of Parent Stock shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period), the Merger Consideration and, if applicable, the Per Share Stock Consideration and its determination shall be appropriately adjusted.

Section 2.07. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying (i) the average of the closing prices for a share of Parent Stock on the New York Stock Exchange for the 20 trading days ending on the third trading day immediately preceding the Effective Time by (ii) the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

Section 2.08. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may reasonably require, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate and any dividends or other distributions and cash in lieu of fractional shares, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended to be identical to the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except (a) for Article FIRST, which shall read “The name of the corporation is RiskMetrics Group, Inc.”, (b) that the provisions of the certificate of incorporation of Merger Subsidiary relating to the incorporator of Merger Subsidiary shall be omitted and (c) as otherwise required by Section 7.05(b) and as so amended shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.05(b).

Section 3.02. Bylaws. At the Effective Time, the bylaws of the Company shall be amended to be identical to the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.05(b).

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company SEC Document filed after December 31, 2009 and before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date hereof.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership, including applicable European Commission antitrust laws (“Foreign Antitrust Laws”), (iv) compliance with any applicable requirements of the Investment Advisers Act, the 1933 Act, the 1934 Act, and any other applicable state or federal securities, takeover and “blue sky” laws, (v) compliance with any applicable requirements of the New York Stock Exchange and (vi) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. Except as set forth in Section 4.04 of the Company Disclosure Schedule and as contemplated in Section 8.05, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Stock, $0.01 par value, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of February 25, 2010, (i) 63,426,593 shares of Company Stock were issued and outstanding, (ii) 12,435,143 shares of Company Stock were subject to outstanding Company Stock Options at a weighted-average exercise price of $8.65 per share (of which Company Stock Options to purchase an aggregate of 9,524,512 shares of Company Stock were exercisable), (iii) 221,817 Company Restricted Shares were issued and outstanding and (iv) no shares of preferred stock were issued or outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. A complete and correct list of each outstanding Company Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Stock subject thereto has been made available to Parent.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since February 25, 2010 resulting from the exercise of Company Stock Options outstanding on such date and the vesting of Company Restricted Shares outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(c) Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) the Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, the Company 10-K identifies, as of its filing date, all material Subsidiaries of the Company and their respective jurisdictions of organization.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien, other than Permitted Liens, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except as set forth in Section 4.06(b) of the Company Disclosure Schedule and except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 30, 2008 (collectively, together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.

(f) Since January 30, 2008, the Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Since January 30, 2008, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(i) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents. The information supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Stock issuable as part of the Merger Consideration will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement of the Company to be filed as part of the Registration Statement with the SEC and to be sent to the Company stockholders in connection with the Merger (the “Proxy Statement”), or any amendment or supplement thereto, shall not, on the date the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement or the Registration Statement or any amendment or supplement thereto based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Except as set forth in Section 4.10 of the Company Disclosure Schedule, since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence or development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company, or any redemption, repurchase or other acquisition by the Company or any Subsidiary of any Company Securities or any Company Subsidiary Securities (other than in connection with the forfeiture or exercise of equity based awards, options and restricted stock in the Company or any Subsidiary in either case, in accordance with existing agreements or terms);

(c) any amendment of any material term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) any creation, incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(e) any cancellation of any inbound licenses, inbound sublicenses, franchises, permits or inbound agreements to which the Company or any of its Subsidiaries is a party, or any written notification to the Company or any of its Subsidiaries that any party to any such arrangements intends to cancel or not renew such arrangements beyond their expiration date as in effect on the date hereof, which cancellation or notification has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(g) any material change in any method of accounting or accounting practice by the Company or any Subsidiary, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(h) (i) with respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual total compensation exceeds $150,000, (A) any grant of any new or any increase of any severance or termination pay to (or any amendment to any existing severance pay or termination arrangement) or (B) any entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement), (ii) any increase in benefits payable under any existing severance or termination pay policies, except as provided for in such policies, (iii) any establishment, adoption or amendment (except as required by Applicable Law) to any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) any increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its

Subsidiaries whose annual total compensation exceeds $150,000, except for increases in the ordinary course of business consistent with past practice; or

(i) any material Tax election made or changed, any material annual tax accounting period changed, any material method of tax accounting adopted or changed, any material amended Tax Returns or claims for Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any material right to claim a Tax refund, offset or other reduction in Tax liability surrendered.

Section 4.11. No Undisclosed Material Liabilities. Except as set forth in Section 4.11 of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, to the Company’s knowledge, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and since January 1, 2006 has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.13. Investment Advisers Act. (a) Institutional Shareholder Services Inc. (“U.S. Subsidiary”) is properly registered as an “investment adviser” pursuant to the Investment Advisers Act, and such registration is, and has been from the time such registration was required, effective and in good standing. The Company and each of its Subsidiaries is, in all material respects, in compliance with its obligations under the Investment Advisers Act. There are no prior, pending, expected or otherwise known violations of, or other actions or omissions constituting a lack of compliance with, the Investment Advisers Act committed by the Company or any of its Subsidiaries or Person “associated” (as such term is used in Section 202(a)(17) of the Investment Advisers Act) with (or supervised by) the Company or any of its Subsidiaries that, individually or in the aggregate, would be reasonably likely to have an adverse effect in any material respect on the business or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, other than U.S. Subsidiary and RiskMetrics (Australia) Pty Ltd. (“Australian Subsidiary”), is an “investment adviser” required to register as such under the Investment Advisers Act or any other Applicable Law and is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(b) Other than the provision of Governance Services to the Clients, neither the Company nor any of its Subsidiaries provides any services that may be deemed “investment advice” pursuant to the Investment Advisers Act to any investment vehicle, company, fund, account or other Person. Each Investment Advisory Agreement complies with the Investment Advisers Act and all other Applicable Law, except where failure to comply, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company.

(c) Neither the Company, any of its Subsidiaries, nor, to the Company’s knowledge, any other Person that is “associated” (as such term is used in Section 202(a)(17) of the Investment Advisers Act) with the Company or any of its Subsidiaries (i) is subject to disqualification pursuant to Sections 203(e) or 203(f) of the Investment

Advisers Act from serving as an investment adviser or as an associated person to an investment adviser, (ii) is subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act from serving as a solicitor for an investment adviser, (iii) is the subject of a rebuttable presumption pursuant to Rule 206(4)-4(b) under the Investment Advisers Act or (iv) has, in the past 10 years been subject to a material fine or censure by a Governmental Authority on account of allegations of misconduct relating to the financial services or investment banking industries or of fraud. There is no proceeding or investigation pending or, to the knowledge of the Company, threatened that would reasonably be expected to become the basis for any such disqualification, fine or censure.

(d) Neither the Company nor any of its Subsidiaries is required to be, or is, (i) registered as a commodity pool operator, a broker-dealer, a commodity trading advisor (or in a similar capacity) with any Governmental Authority, (ii) a member of the NFA or (iii) a member of FINRA. Each principal, director, officer and employee (in his or her capacity as such) of the Company and each of its Subsidiaries who is required to be registered as an investment adviser, an investment adviser representative, a broker-dealer or a registered representative (or in a similar capacity) with any Governmental Authority is duly registered as such and such registration is in full force and effect.

(e) The Company has made available or delivered to Parent a copy of the Form ADV Part I, as amended to date, as filed with the SEC, and the Form ADV Part II, as amended to date, of U.S. Subsidiary. As of the date of its filing or amendment (or, in the case of a Form ADV Part II, each date on which it was distributed), each Form ADV Part I and each Form ADV Part II was accurate and correct in all material respects and complied with Applicable Law in all material respects. No disclosure statement containing information comparable to a Form ADV is required to be filed under Applicable Law with any Governmental Authority with respect to Australian Subsidiary.

(f) Copies of all material inspection reports or other similar documents furnished to the Company or any of its Subsidiaries by any Governmental Entity and any material responses thereto (in each case, since January 1, 2008) have been made available to Parent.

(g) Except as set forth in Section 4.13(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any material exemptive, no-action or similar relief from any Governmental Authority.

(h) U.S. Subsidiary has adopted (and has maintained at all times required by Applicable Law) (i) a written policy regarding insider trading, (ii) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act and (iii) all such other policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act, and has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7. All such policies and procedures (including codes of ethics) comply in all material respects with Applicable Law, including Sections 204A and 206 of the Investment Advisers Act and there have been no material violations or allegations of material violations of such policies or procedures (including codes of ethics). The policies of U.S. Subsidiary with respect to avoiding conflicts of interest, to the extent they are required to be disclosed pursuant to Applicable Law, are as set forth in its most recent Form ADV.

(i) Neither the Company, any of its Subsidiaries nor any of their respective directors, trustees, officers, agents, representatives or employees (in their capacity as directors, trustees, officers, agents, representatives or employees) have (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, or (ii) made any payment for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration, in each case, individually or in the aggregate, as would be reasonably likely to have an adverse effect in any material respect on the business or operations of the Company or any of its Subsidiaries.

Section 4.14. Litigation. Except as set forth in Section 4.14 of the Company Disclosure Schedule, There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries, or to the knowledge of the Company, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person, in each case, for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.15. Properties. (a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet, or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, subject to no Liens other than Permitted Liens.

(b) Neither the Company nor any of its Subsidiaries has any fee ownership in any real property.

Section 4.16. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) The Company and its Subsidiaries are the sole owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Liens other than Permitted Liens. The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted. There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or, to the knowledge of the Company, Licensed Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has granted any current or contingent exclusive license or other exclusive right to any Intellectual Property Right to any other Person.

(b) The Company and its Subsidiaries have taken actions commensurate with industry standards to maintain and protect all registrations and applications for registration included in the Owned Intellectual Property Rights, including the payment of all applicable fees, filing of applicable statements of use, timely response to office actions, and disclosure of any required information. Documentation evidencing the complete chain of title with respect to each registration or application for registration included in the Owned Intellectual Property Rights has been properly recorded with each applicable Governmental Authority.

(c) To the knowledge of the Company, none of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries relating to any Intellectual Property Rights or any of the Company’s or its Subsidiaries’ rights therein. None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all such Owned Intellectual Property Rights are valid and enforceable.

(d) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Owned Intellectual Property Rights and Licensed Intellectual Property Rights that are material to the business or operation of the Company or any of its Subsidiaries and the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof and no such Intellectual Property Rights have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by confidentiality obligations. Each employee, consultant and contractor engaged in research or product or software development for the Company or any of its Subsidiaries has executed a written agreement assigning or is otherwise required to assign to the Company or its applicable Subsidiary all right title and interest in and to any works of authorship or other Intellectual Property Rights developed, created or reduced to practice during the course of their engagement with the Company or such Subsidiary.

(e) Except as set forth in Section 4.16(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted to any other Person any current or contingent right to any source code included in the Owned Intellectual Property Rights. None of the software that is owned or distributed by the Company or any of its Subsidiaries contains any software code that is licensed by the Company as licensor under any terms or conditions that require that any software be (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) redistributable at no charge.

(f) It is the practice of the Company and its Subsidiaries to scan with commercially available virus scan software all software used in the business of the Company and its Subsidiaries that are capable of being scanned for viruses. To the knowledge of the Company, none of the software included in the Owned Intellectual Property Rights or that is distributed by the Company or any of its Subsidiaries or that is used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted contains any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. To the knowledge of the Company, none of the software included in the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights and that is used in the business of the Company and its Subsidiaries as currently conducted contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any person.

(g) The IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.17. Taxes. (a) Except as set forth on Section 4.17 to the Company Disclosure Schedules, all material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (including any extensions), and all such material Tax Returns are true and complete in all material respects. The Company and each of its Subsidiaries has paid or has withheld and remitted to the appropriate Taxing Authority all material Taxes that have become due and payable. Where payment is not yet due or is being contested in good faith, the Company has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(b) (i) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2004 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; (ii) neither the Company nor any of its Subsidiaries has granted an extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect; and (iii) there is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

(c) There are no Liens for material Taxes (other than statutory liens for Taxes not yet due and payable or Taxes being contested in good faith, for which adequate accruals or reserves have been established on the Company Balance Sheet) upon any of the assets of the Company or any of its Subsidiaries.

(d) (i) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax Sharing Agreement (other than such an agreement or arrangement exclusively between or among the Company and its

Subsidiaries) or any other agreement described in clause (iii) of the definition of Tax; and (ii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(e) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(f) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(h) None of the Subsidiaries of the Company owns any Company Stock.

For the avoidance of doubt, the representations and warranties made in this Section 4.17 and Sections 4.07, 4.08, 4.10, 4.11 and 4.18 with respect to Taxes are the only representations and warranties made by the Company and its Subsidiaries with respect to matters relating to Taxes under this Agreement.

(i) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any Tax of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreement” means any existing agreement or arrangement (whether or not written) that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

Section 4.18. Employee Benefit Plans. Except as set forth in Section 4.18 of the Company Disclosure Schedule:

(a) Section 4.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other material forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.” Each Employee Plan for the benefit of employees outside the United States or maintained outside the United States is an “International Plan”. Section 4.18(a) of the Company Disclosure Schedule separately lists each International Plan.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter would be likely to be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA, the Code and any applicable foreign laws, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(f) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2009.

(h) All contributions due under each Employee Plan have been paid when due or properly accrued on the Company’s financial statements.

(i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

Section 4.19. Labor. (a) The Company and its Subsidiaries have materially complied with all Applicable Law relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. Since January 1, 2009, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any work stoppage or labor strike against the Company or any of its Subsidiaries by employees.

(b) No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees other than as has been disclosed by the Company to Parent. Except as set forth in Section 4.19(b) of the Company Disclosure Schedule and except as would not reasonably be expected to result in a material liability to the Company, there are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any foreign equivalent and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any foreign equivalent or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

Section 4.20. Employees. The Company has made available to Parent a true and complete list as of February 26, 2010 of the names, titles and annual salaries of all employees of the Company and its Subsidiaries.

Section 4.21. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and since January 1, 2006 have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any Subsidiary (or any of their respective predecessors) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, to the knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation.

(b) Except as set forth in Section 4.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, operates or leases any real property or facility in the State of New Jersey or the State of Connecticut.

Section 4.22. Material Contracts. (a) Other than any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the 1933 Act) filed or incorporated by reference as an exhibit to the Company SEC Documents, Section 4.22(a) of the Company Disclosure Schedule lists each contract or agreement to which the Company or any of its Subsidiaries is a party to or bound by:

(i) requiring aggregate annual payments to be made by the Company or any of its Subsidiaries in excess of $200,000; and

(ii) that is a vendor contract or agreement with a term continuing beyond February 28, 2011.

Each contract or agreement described in numbers (i) or (ii) above or filed or incorporated by reference as an exhibit to the Company SEC Documents is referred to herein as a “Company Scheduled Contract”.

(b) Except as set forth in Section 4.22(b) of the Company Disclosure Schedule and except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect on the Company, (i) each of the Company Scheduled Contracts is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Scheduled Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Scheduled Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Company Scheduled Contract.

Section 4.23. Finders’ Fees. Except for Evercore Group L.L.C., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24. Opinion of Financial Advisor. The Company has received the opinion of Evercore Group L.L.C., financial advisor to the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

Section 4.25. Antitakeover Statutes. The Company has opted out of Section 203 of Delaware Law with the effect that the restrictions set forth therein are inapplicable to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby or thereby. To the knowledge of the Company, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as disclosed in any Parent SEC Document filed after November 30, 2009 and before the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has heretofore made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as in effect on the date hereof. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or activities incidental thereto.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for the adoption of this Agreement by the sole stockholder of Merger Subsidiary (which approval Parent shall cause the sole stockholder of Merger Subsidiary to effect on the date hereof immediately following execution of this Agreement), have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. No vote of the holders of any of Parent’s capital stock is necessary in connection with the consummation of the Merger (including pursuant to the requirements of the New York Stock Exchange). This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of Foreign Antitrust Laws, (iv) compliance with any applicable requirements of the Investment Advisers Act, the 1933 Act, the 1934 Act and any other state or federal securities, takeover and “blue sky” laws, (v) compliance with any applicable requirements of the New York Stock Exchange and (vi) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05. Capitalization. (a) The authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Stock, $0.01 par value, (ii) 250,000,000 shares of Class B common stock, $0.01 par value and (iii) 100,000,000 shares of preferred stock, $0.01 par value. As of February 26, 2010, (A) 105,677,226 shares of Parent Stock were issued and 104,995,791 shares of Parent Stock were outstanding, (B) 1,912,258 shares of Parent Stock were subject to options to purchase shares of Parent Stock under employee stock options or compensation plans or arrangements of Parent (a “Parent Stock Option”) at a weighted-average exercise price of $18.00 per share (of which Parent Stock Options to purchase an aggregate of 942,044 shares of Parent Stock were exercisable, (C) 2,099,220 shares of Parent Stock were subject to awards made in the form of restricted common stock or rights to receive unrestricted common stock, (D) no shares of Class B common stock were issued or outstanding and (E) no shares of preferred stock were issued or outstanding. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. A complete and correct list of each outstanding Parent Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of shares of Parent Stock subject thereto has been made available to the Company.

(b) As of February 26, 2010, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. As of February 26, 2010, except as set forth in this Section 5.05, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). As of February 26, 2010, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities. As of February 26, 2010, neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Parent Securities.

(c) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.06. Subsidiaries. (a) Each Subsidiary of Parent has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The Parent 10-K identifies, as of its filing date, all material Subsidiaries of Parent and their respective jurisdictions of organization.

(b) As of February 26, 2010, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien, other than Permitted Liens, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). As of February 26, 2010, there are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any of its Subsidiaries, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”). As of February 26, 2010, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.

Section 5.07. Financing. Parent has delivered to the Company a true and complete fully executed copy of the commitment letter, dated as of February 28, 2010, between Parent and Morgan Stanley Senior Funding, Inc., including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement, and excerpts of those portions of each fee letter and engagement letter associated therewith that contain any conditions to funding or “flex” provisions or other provisions (excluding provisions related solely to fees and economic terms (other than covenants) agreed to by the parties) regarding the terms and conditions of the financing to be provided thereby (such commitment letter, including all exhibits, schedules, annexes and amendments thereto and each such fee letter and engagement letter, collectively, the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof Morgan Stanley Senior Funding, Inc. has agreed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the knowledge of Parent, Morgan Stanley Senior Funding, Inc. (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law). Other than as expressly set forth in the Commitment Letter, there are (i) no conditions precedent or contingencies related to the funding of the full net proceeds of the Financing (including pursuant to any “flex” provisions in connection therewith) and (ii) no agreements, side letters, arrangements or understandings that would, or would reasonably be expected to, (A) impair the validity of the Commitment Letter, (B) reduce the aggregate amount of the Financing, (C) delay or prevent the Closing or (D) modify the terms of the Financing in any manner adverse to Parent or the Company. Subject to the terms and conditions of the Commitment Letter, and assuming the accuracy in all material respects of the Company’s representations and warranties contained in Article 4 and assuming compliance by the Company in all material respects with its covenants contained in Section 6.01 and 8.02, the net proceeds of the Financing, together with other financial resources of Parent and Merger Subsidiary including cash on hand and marketable securities of Parent, the Company and their respective Subsidiaries on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s and Merger Subsidiary’s obligations under this Agreement, including the payment of all amounts required to be paid pursuant to Article 2, and the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied in connection with the Merger (including, without limitation, the Company Credit Facility) and of all fees and expenses reasonably expected to be incurred in connection with consummating the Merger and the Financing (collectively, the “Required Amounts”). As of the date of this Agreement, (a) no event has occurred that would constitute a breach or default (or an event that with notice or lapse of time or both would constitute a default), in each case, on the part of Parent or Merger Subsidiary or, to the knowledge of Parent, Morgan Stanley Senior Funding, Inc., under the Commitment Letter and (b) subject to the satisfaction of the conditions contained in Sections 9.01 and 9.02 and the Company’s compliance with its obligations under this Agreement, Parent does not have any reason to believe that any of the conditions precedent to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Parent’s and Merger Subsidiary’s obligations under this Agreement and the payment of any Required Amounts will not be available to Parent on the Closing Date (provided that neither Parent nor Merger Subsidiary makes any representation regarding the satisfaction of conditions to the extent relating to the Company and its Subsidiaries). Parent has fully paid all commitment fees or other fees required pursuant to the Commitment Letter to be paid prior to the date of this Agreement.

Section 5.08. SEC Filings and the Sarbanes-Oxley Act. (a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since November 20, 2007 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not, and each Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the 1934 Act.

(f) Since November 20, 2007, Parent and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(g) There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Parent. Parent has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Since November 20, 2007, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(i) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the New York Stock Exchange, and the statements contained in any such certifications are complete and correct.

Section 5.09. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.10. Disclosure Documents. The information supplied by Parent for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders the Company and at the time of the Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.10 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement or the Registration Statement or any amendment or supplement thereto based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.11. Absence of Certain Changes. (a) Since the Parent Balance Sheet Date, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) From the Parent Balance Sheet Date until the date hereof, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 7.01.

Section 5.12. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than: (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date; and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.13. Compliance with Laws and Court Orders. Parent and each of its Subsidiaries is and since January 1, 2006 has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.14. Investment Advisers Act. Neither Parent nor any of its Subsidiaries is required to register as an “investment adviser” pursuant to the Investment Advisers Act.

Section 5.15. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries, or to the knowledge of Parent, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person, in each case, for whom Parent or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.16. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (including any extensions), and all such material Tax Returns are true and complete in all material respects. Parent and each of its Subsidiaries has paid or has withheld and remitted to the appropriate Taxing Authority all material Taxes that have become due and payable. Where payment is not yet due or is being contested in good faith, Parent has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.

(b) (i) The income and franchise Tax Returns of Parent and its Subsidiaries through the Tax year ended November 30, 1998 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; and (ii) there is no claim, audit, action, suit, proceeding or investigation now pending or, to Parent’s knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any material Tax or Tax asset.

(c) There are no Liens for material Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes being contested in good faith, for which adequate accruals or reserves have been established on the Parent Balance Sheet) upon any of the assets of Parent or any of its Subsidiaries.

(d) Except as set forth in Section 5.16(d) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax Sharing Agreement (other than such an agreement or arrangement between or among Parent and its Subsidiaries) or any other agreement described in clause (iii) of the definition of Tax.

(e) To the knowledge of Parent, neither Parent nor any of its Subsidiaries has been a party to any “listed transaction” with the meaning of Treasury Regulation Section 1.6011-4.

(f) During the five-year period ending on the date hereof, neither Parent nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

For the avoidance of doubt, the representations and warranties made in this Section 5.16 and Sections 5.08, 5.09, 5.10, 5.11 and 5.12 with respect to Taxes are the only representations and warranties made by Parent and its Subsidiaries with respect to matters relating to Taxes under this Agreement.

Section 5.17. Finders’ Fees. Except for Morgan Stanley & Co. Incorporated and UBS Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.18. Opinion of Financial Advisor. Parent has received the opinions of Morgan Stanley & Co. Incorporated and UBS Securities LLC, financial advisors to Parent, to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth in such opinions, the Merger Consideration is fair to Parent from a financial point of view.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as contemplated by this Agreement, as set forth in the Company Disclosure Schedule or as required by Applicable Law, or unless Parent shall otherwise consent in writing, conduct its business in the ordinary course consistent with past practice and, to the extent consistent with and not in violation of any other provisions of this Section 6.01, use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) subject to the right of contract parties to exercise applicable rights, maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, set forth in Section 6.01 of the Company Disclosure Schedule or to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid by a direct or indirect wholly-owned Subsidiary of the Company to the Company or to any of the Company’s other direct or indirect wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities (other than in the case of this clause (iii), repurchases, redemptions or acquisitions by the Company or any wholly owned Subsidiary of the Company of Company Subsidiary Securities of any other wholly owned Subsidiary of the Company);

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company, (C) Company Stock Options granted in the ordinary course of business consistent with past practice to new hires and (D) stock-based compensation to directors of the Company who elect to receive compensation in the form of stock rather than cash pursuant to existing director compensation plans and arrangements in the ordinary course of business consistent with past practice (provided that the aggregate number of shares of Company Stock covered by clauses (C) and (D) above shall not exceed 100,000) or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, in excess of $7,000,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in each case, other than licenses of Licensed Intellectual Property Rights, inventory, supplies, equipment and other similar items in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;

(f) sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than the sale of equipment, products and services and the licensing of Owned Intellectual Property Rights in the ordinary course of business consistent with past practice;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company and (ii) advances of travel and other out-of-pocket expenses to directors, officers and employees in the ordinary course of business consistent with past practices;

(h) except as permitted by clause (g) above, make any investment (including upon the maturity of any existing investment), whether by purchase of securities, contributions to capital or any property transfer with an original maturity of more than thirty days;

(i) create, incur or assume any indebtedness for borrowed money or guarantees thereof;

(j) (i) enter into any contract, agreement, arrangement or understanding that would constitute a Material Contract if it had been entered into as of the date hereof or (ii) amend, modify in any material respect or terminate any Material Contract or any contract, agreement or understanding referred to in clause (i) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder; provided that the foregoing shall not prevent or preclude the Company or any of its Subsidiaries from (x) negotiating and/or renewing in the ordinary course of business consistent with past practice any Material Contracts which expire upon their terms or (y) entering into any client or customer contracts or agreements in the ordinary course of business consistent with past practice, regardless of whether or not any such contract or agreement would constitute a Material Contract if it had been entered into as of the date hereof; provided, however, that the foregoing proviso shall not apply to any contract or agreement of the type described in Section 4.22(a)(ii) or in clause (iii) or (v) of the definition of a “Material Contract”;

(k) enter into any material new line of business;

(l) (i) with respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual total compensation exceeds $150,000, and except to the extent required by Applicable Law, (A) grant any new or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, except for increases in the ordinary course of business consistent with past practice for any employee who earns less than $150,000;

(m) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(n) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or claim in writing against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

(o) agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholder Meeting. Promptly after the effectiveness of the Registration Statement under the 1933 Act unless this Agreement shall previously have been terminated in accordance with its terms, the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called, and shall use its reasonable best efforts to cause the Company Stockholder Meeting to be held as soon as reasonably practicable thereafter, for the purpose of voting on the approval and adoption of this Agreement. Subject to Section 6.03, the Company, acting through the Board of Directors of the Company, shall (a) recommend approval and adoption of this Agreement by the Company’s stockholders, (b) use its reasonable best efforts to obtain the Company Stockholder Approval, (c) not effect an Adverse Company Recommendation Change and (d) otherwise comply with all Applicable Law relating to such meeting. Without limiting the generality of the foregoing, unless this Agreement shall have previously been terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting whether or not an Adverse Company Recommendation Change shall have occurred; provided, however, that the Company shall not be obligated with respect to the foregoing clauses (a) through (c) in the event that an Adverse Company Recommendation Change shall have occurred.

Section 6.03. No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Company Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by any Third Party that has made, or to the knowledge of the Company is seeking to make, a Company Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend a Company Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Company Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Company Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to the approval and adoption of this Agreement by the Company’s stockholders:

(i) the Company, directly or indirectly through its Representatives or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives or financing sources that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Company Acquisition Proposal that the Board of Directors of the Company reasonably believes will lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to such Third Party, in each case pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the confidentiality agreement dated July 28, 2009 between the Company and Parent (the “Confidentiality Agreement”); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take; and

(ii) the Board of Directors of the Company may make an Adverse Company Recommendation Change (A) following receipt of a Company Acquisition Proposal made after the date hereof that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation (it being agreed that, for all purposes of this Agreement, Evercore Group L.L.C. qualifies as such an advisor) constitutes a Superior Proposal or (B) solely in response to an Intervening Event;

in each case referred to in the foregoing clauses (i)(A), (i)(B) and (ii) only if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such action is required by its fiduciary duties to the stockholders of the Company under Delaware Law; provided that the Board of Directors of the Company shall not make an Adverse Company Recommendation Change in response to a Superior Proposal permitted by clause (ii) above (or terminate this Agreement pursuant to Section 10.01(d)(ii)), unless (x) the Company promptly notifies Parent, in writing at least three Business Days before taking that action, of its intention to do so and attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Superior Proposal, and (y) Parent does not make, within three Business Days after its receipt of that written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal such that the Board of Directors of the Company determines that such action is no longer required by its fiduciary duties to the stockholders of the Company under Delaware Law (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new three Business Day period under this proviso); provided, further, that the Board of Directors of the Company may not make an Adverse Company Recommendation Change in response to an Intervening Event permitted by clause (ii) above unless the Company (x) has provided Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it, (y) keeps Parent reasonably informed of developments with respect to such Intervening Event and (z) has provided to Parent at least three Business Days prior written notice advising Parent that the Board of Directors of the Company intends to make such an Adverse Company Recommendation Change with respect to such Intervening Event and specifying the reasons therefor in reasonable detail and Parent does not make, within three Business Days after the receipt of such notice, a proposal that results in the Board of Directors of the Company determining that such action is no longer required by its fiduciary duties to the stockholders of the Company under Delaware Law. During the three Business Day period prior to its effecting an Adverse Company Recommendation Change pursuant to this clause (ii) above (or terminating this Agreement pursuant to Section 10.01(d)(ii)), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

In addition, nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) or Rule 14D-9 under the 1934 Act with regard to a Company Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03; provided that any such action taken or statement made that relates to a Company Acquisition Proposal shall be deemed to be an Adverse Company Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or in connection with such action. Notwithstanding anything to the contrary herein, U.S. Subsidiary, through any of its or any of its Subsidiaries’ operating divisions engaged in advising clients in respect of share voting matters in the ordinary course of business, shall be permitted in the ordinary course of business to make any recommendation to its clients with respect to the Merger and/or any Company Acquisition Proposal and any such recommendation shall not be deemed to be an Adverse Company Recommendation Change or be imputed to the Board of Directors.

(c) Required Notices. The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b)(i) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent on a reasonably current basis of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any notification to the Company (or any of its Representatives) that a Third Party is considering making a Company Acquisition Proposal or of any request received by the Company (or any of its Representatives) for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or that has notified the Company (or any of its Representatives) that it is, or to the knowledge of the Company is, considering making, a Company Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Company Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and details of any such Company Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any material terms or conditions of any Company Acquisition Proposal. Any material amendment to any Company Acquisition Proposal will be deemed to be a new Company Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Company Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Company Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) (if and to the extent permitted by such confidentiality agreement with each such Third Party), unless the Company has previously received a certification from any such Third Party that such confidential information has been returned or destroyed.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a Company Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Company Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all of the Company’s stockholders than as provided hereunder, which the Board of Directors of the Company determines is reasonably likely to be consummated without undue regulatory delay relative to the transactions contemplated by this Agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

Section 6.04. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) upon prior written request to the Company, give Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access to the offices, properties, books and records of the Company, (b) furnish Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

Section 6.05. Tax Matters. (a) From the date hereof until the Effective Time, except as set forth in Section 6.05 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Company or any of its Subsidiaries in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. From the date hereof until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to except as contemplated by this Agreement, as set forth in the Parent Disclosure Schedule or as required by Applicable Law, or unless the Company shall otherwise consent in writing, conduct its business in the ordinary course consistent with past practice and, to the extent consistent with and not in violation of any other provisions of this Section 7.01, use its reasonable best efforts to (i) preserve intact its business organizations and relationships with Third Parties, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations which, if abandoned, would reasonably be expected to have a Material Adverse Effect on Parent, (iii) keep available the services of its present officers and employees and (iv) subject to the right of contract parties to exercise applicable rights, maintain relationships with its customers, lenders, suppliers and others having material business relationships with it in a manner which would not reasonably be expected to have a Material Adverse Effect on Parent. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, nor shall it permit any of its Subsidiaries to:

(a) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid by a direct or indirect wholly-owned Subsidiary of Parent to Parent or to any of Parent’s other direct or indirect wholly-owned Subsidiaries;

(b) amend Parent’s certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) in a manner that would reasonably be expected to adversely affect in any material respect the rights of the holders of Parent Stock;

(c) change Parent’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any shares of Class B common stock, $0.01 par value, of Parent; and

(e) agree, resolve or commit to do any of the foregoing.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Approval by Sole Stockholder of Merger Subsidiary. Immediately following the execution of this Agreement by the parties, Parent shall cause the sole stockholder of Merger Subsidiary to approve and adopt this Agreement, in accordance with Delaware Law, by written consent.

Section 7.04. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of the approval and adoption of this Agreement at the Company Stockholder Meeting.

Section 7.05. Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) From the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation with respect to an act or omission referred to below, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to indemnify and hold harmless, and provide advancement of expenses (provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Applicable Law) to, the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof or indemnification agreements with directors of the Company in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Section 7.05(b) of the Company Disclosure Schedule sets forth a true and complete list of all indemnification or other agreements referred to in the immediately preceding sentence in effect on the date hereof. Further, for six years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation (or in such documents of any successor to the business of the Surviving Corporation) shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in the Company’s certificate of incorporation and bylaws as of the date of this Agreement.

(c) Prior to the Effective Time, the Company may obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto; provided, further, that if the aggregate annual premiums for such “tail” policy exceeds 200% of the per annum rate of premium paid by the Company for its existing policies, then the Company shall procure the maximum coverage that will then be available at an equivalent annual premium equal to 200% of such rate. If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount has been made available to Parent; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05. The rights of this Section 7.05 are intended to be for the benefit of the Third Parties referenced in this Section 7.05 and their respective heirs and legal representatives.

(e) The rights of each Indemnified Person under this Section 7.05 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 7.05. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.06. Stock Exchange Listing. Parent shall cause the shares of Parent Stock to be issued as part of the Merger Consideration to be listed on the New York Stock Exchange, subject to official notice of issuance.

Section 7.07. Employee Matters. (a) For a period of one year following the Effective Time, Parent shall provide to all employees of the Company or any of its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation or any of its Affiliates (“Continuing Employees”) and for so long as they continue such employment during such period compensation and benefits (other than equity-based compensation) that are in the aggregate substantially comparable to the compensation and benefits provided by the Company and its Subsidiaries to the Continuing Employees as in effect immediately prior to the Effective Time. For a period of one year following the Effective Time, Parent agrees that any employee of the Company or any of its Subsidiaries who is terminated other than for Cause or performance related reasons will be paid severance in amounts and on terms that are no less favorable than the more favorable of (i) severance that is provided to employees of the Company under severance plans of the Company in effect immediately prior to the Effective Time and (ii) severance provided to similarly situated employees of Parent under Parent severance plans in effect at the time of such termination of employment. Parent agrees that the Company may amend its stock incentive plans such that the Adjusted Options and Company Restricted Shares will be subject to accelerated vesting if the holder of any such Adjusted Option or Company Restricted Share is terminated without cause following the Effective Time (or in the case of Adjusted Options or Company Restricted Shares held by directors of the Company, resigns concurrent with the Effective Time and exchanges such securities (and/or shares issuable upon exercise thereof) for the Merger Consideration). Following the Effective Time, Parent and the Company agree to cooperate and consult as to the composition of the work force and the assignment of job functions and positions to employees of each of Parent and the Company.

(b) With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee becomes a participant, such Continuing Employee shall receive full credit for purposes of eligibility to participate, vesting thereunder, and calculating the amount of vacation and severance benefits for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) to the same extent that such service was recognized as of the Effective Time under a comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated.

(c) With respect to any medical plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee is eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company or its

Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(d) With respect to the annual bonus for which any employee of the Company or any of its Subsidiaries is eligible under any of the Company’s annual incentive plans with respect to the year in which the Effective Time occurs, Parent shall administer each such plan and make payment of all amounts owed thereunder at the ordinary time bonuses would otherwise be paid under such plan in accordance with the terms of such plan; provided that the amount payable to such employee under such plan shall be determined in accordance with the terms of such plan and based on the attainment of applicable performance goals as mutually determined in the reasonable, good faith judgment of Parent and the Company.

(e) Nothing in this Section 7.07 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending any employee benefit plan, (iii) obligate Parent, the Company, the Surviving Corporation or any of their respective Affiliates to retain the employment of any particular employee or (iv) confer any rights or benefits on any person other than the parties to this Agreement.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby with respect to any of the material businesses, assets or properties of Parent or the Company or any of their respective material Subsidiaries and (B) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of the material businesses, assets or properties of Parent or the Company or any of their respective material Subsidiaries (it being understood that any business of Parent or the Company or any of their respective Subsidiaries generating revenues in calendar year 2009 that is in excess of 5% of the aggregate revenues generated by Parent and its Subsidiaries, taken as a whole, in such calendar year, shall be considered to be a “material business” for these purposes); provided, further, that if so requested by Parent, the Company shall use reasonable best efforts to take any action identified in foregoing clauses (A) and (B) reasonably necessary to obtain clearances or approvals required to give effect to the Merger and the other transactions contemplated by this Agreement under Applicable Law, provided that such action is conditioned on the Closing and does not reduce the amount or delay the payment of the Merger Consideration. Parent and the Company shall promptly consult with the other with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other Person or any other information supplied by such party with any Governmental Authority or any other Person or any other information supplied by such party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, shall use their reasonable best efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Foreign Antitrust Laws, including (i) cooperating with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keeping the other party reasonably informed, including by providing the other party with a copy, of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permitting the other party to review in advance any written communication planned to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other U.S. or foreign Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party or its representatives the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.01(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel regarding Foreign Antitrust Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel. Each of the Company and Parent shall use their reasonable best efforts to cause their respective outside counsel regarding Antitrust Law to comply with this Section 8.01(b). Notwithstanding anything to the contrary in this Section 8.01(b), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.

(c) In furtherance and not in limitation of the foregoing, each party hereto agrees to make appropriate filings under any antitrust Applicable Law and Foreign Antitrust Laws, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such Foreign Antitrust Laws, and to use their respective reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or to obtain consents, approvals or authorizations under Foreign Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act.

Section 8.02. Financing. (a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to consummate and obtain the Financing on substantially the terms and conditions described in the Commitment Letter, as adjusted by the Agreed Marketing Terms, if any, including reasonable best efforts to (i) maintain in effect the Commitment Letter and, if entered into prior to the Closing, the definitive documentation with respect to the Financing contemplated by the Commitment Letter (including “flex” provisions contained therein) (the “Definitive Financing Agreements”), (ii) negotiate and execute Definitive Financing Agreements on terms and conditions contemplated by the Commitment Letter (including any “flex” provisions in connection therewith), as adjusted by the Agreed Marketing Terms, if any, and, upon execution thereof, deliver a copy thereof to the Company, (iii) satisfy on a timely basis all conditions applicable to Parent and its Subsidiaries in the Commitment Letter and Definitive Financing Agreements that are within its control and comply with its obligations thereunder, and not take any action that would prevent the availability of the Financing, (iv) seek to enforce its rights under the Commitment Letter and Definitive Financing Agreements in the event of a breach or failure to fund by the financing sources that materially impedes or materially delays Closing, including by seeking specific performance against, the parties thereto (including the Commitment Party under the Commitment Letter). In the event that all conditions to the Financing have been satisfied, or upon funding will be satisfied, Parent shall use its reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund on the Closing Date (including by seeking specific performance to cause such lenders and other Persons to fund such Financing) the portion of the Financing required to consummate the Merger and the transactions contemplated by this Agreement. Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter or Definitive Financing Agreements, and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or Definitive Financing Agreements that amends the Financing and/or substitution of all or any portion of the Financing shall not (A) expand upon or amend in any way that is adverse to the Company the conditions precedent to the Financing as set forth in the Commitment Letter or (B) be reasonably expected to prevent or materially impede or materially delay the availability of the Financing and/or the consummation of the Merger and the transactions contemplated by this Agreement. Parent shall be permitted to reduce the amount of Financing under the Commitment Letter or Definitive Financing Agreements in its reasonable discretion, provided, that Parent shall not reduce the Financing to an amount committed below the amount that is required, together with the financial resources of Parent and Merger Subsidiary, including cash on hand and marketable securities of Parent, the Company and their respective Subsidiaries, to consummate the Merger and the other transactions contemplated by this Agreement (including the payment of any Required Amounts), and provided, further, that such reduction shall not (A) expand upon or amend in any way that is adverse to the Company the conditions precedent to the Financing as set forth in the Commitment Letter or (B) be reasonably expected to prevent or materially impede or materially delay the availability of such reduced Financing and/or the consummation of the Merger and the transactions contemplated by this Agreement. If any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions (including any “flex” provisions in connection therewith) contemplated in the Commitment Letter, as adjusted by the Agreed Marketing Terms, if any, and such portion is reasonably required to consummate the Merger and the other transactions contemplated by this Agreement (including the payment of any Required Amounts), Parent shall use its reasonable best efforts to arrange and obtain as promptly as practicable following the occurrence of such event alternative financing from the same and/or alternative financing sources in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement (including the payment of any Required Amounts), upon terms and conditions (including any “flex” provisions) not materially less favorable, in the aggregate, to Parent than those in the Commitment Letter, as adjusted by the Agreed Marketing Terms, if any, and, if obtained, will provide the Company with a copy of the documentation with respect to such alternative financing. Parent shall give the Company prompt oral and written notice (but in any event not later than 48 hours) after Parent becoming aware (i) of the occurrence of any material breach by any party to the Commitment Letter or Definitive Financing Agreements or of any condition not likely to be satisfied, (ii) of any termination or waiver, amendment or other modification of the Commitment Letter, (iii) that any of the Financing Parties no longer intends to provide the Financing or (iv) that any portion of the Financing is not available to consummate the Merger. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange, obtain and/or consummate the Financing and shall provide copies of the principal documents related to the Financing (excluding fee letters and engagement letters, except to the extent that such documents contain any conditions to funding or “flex” provisions (excluding provisions related solely to fees and economic terms (other than covenants) agreed to by the parties)) on a periodic basis of no less frequently than once a month and as may otherwise be reasonably requested by the Company. In the event that Parent commences an action to seek specific performance to enforce its rights under the Commitment Letter or the Definitive Financing Agreements and/or cause the financing sources to fund the Financing (any such action, a “Financing Action”), Parent shall (x) keep the Company reasonably informed of the status of the Financing Action and (y) at the reasonable request of the Company, make Parent’s employees and legal advisors reasonably available to discuss the status of, and material developments with respect to, the Financing Action (subject in all cases to preserving all legal privileges). For the avoidance of doubt, the syndication of the Financing to the extent permitted by the Commitment Letter shall not be deemed to violate Parent’s obligations under this Agreement.

(b) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting, to, use its reasonable best efforts to provide all cooperation reasonably requested by Parent and/or the Financing Parties in connection with the Financing, including (i) providing information relating to the Company and its Subsidiaries to Parent and the lenders and other financial institutions and investors that are or may become parties to the Financing (including the parties to the Commitment Letter and the Definitive Financing Agreements) (the “Financing Parties”) (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent, the Company and their respective Subsidiaries customary for such financing or reasonably necessary for the completion of the Financing by the Financing Parties) to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter (as adjusted by the Agreed Marketing Terms, if any) or the Definitive Financing Agreements, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, in each case as are reasonably necessary for the completion of the Financing by the Financing Parties, (iii) assisting in the preparation of documents and materials, including (A) any customary offering documents and bank information memoranda (including public and private versions thereof) for the Financing, and (B) materials for rating agency presentations, in each case as are reasonably necessary for the completion of the Financing by the Financing Parties, (iv) cooperating with the marketing efforts for the Financing (including consenting to the use of the Company’s and its Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries as reasonably determined by the Company), (v) provide reasonable assistance in the preparation of and executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from their advisors), customary certificates (including a certificate of the principal financial officer of the Company or any Subsidiary with respect to solvency immediately before giving effect to the Merger in substantially the same form as delivered by Parent with appropriate conforming changes), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing, (vi) provide reasonable assistance in connection with Parent’s preparation of and entering into one or more credit agreements, currency or interest hedging agreements, or other agreements; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (vii) as promptly as practicable, furnishing Parent and the Financing Parties with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and/or the Financing Parties to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, as adjusted by the Agreed Marketing Terms, if any, or the Definitive Financing Agreements, (viii) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including participation in due diligence sessions, (ix) using its reasonable best efforts to permit any cash and marketable securities of the Company and its Subsidiaries to be made available to Parent and/or Merger Subsidiary at the Closing, (x) providing authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders and containing, if true, a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or securities, (xi) using its reasonable best efforts to ensure that the Financing Parties benefit materially from the existing lending and banking relationships of the Company and its Subsidiaries and that the Financing Parties have the benefit of “clear market” provisions in the Commitment Letter relating to the Company and its Subsidiaries, (xii) as soon as available and in any event within 45 days after the end of each fiscal quarter subsequent to the fiscal year 2009, providing unaudited consolidated balance sheets and related statements of operations and cash flows of the Company for such fiscal quarter, for the period elapsed from the beginning of the most recently completed fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year, for which the independent public accountants of the Company shall have performed a SAS 100 review, (xiii) cooperating reasonably with Parent’s financing sources’ due diligence and with their efforts to obtain guarantees from the Company and its Subsidiaries and obtain and perfect security interests in the assets of the Company and its Subsidiaries intended to constitute collateral securing such financing, with such cooperation occurring prior to or simultaneously with the Closing, but the execution of any guarantees or security arrangements not taking effect until the Closing, in each case, to the extent customary and reasonable, and (xiv) terminating the commitments under the Company Credit Facility and facilitating full repayment by Parent of the loans and other amounts thereunder effective upon the Effective Time; provided that in no event shall the Company or any of its Subsidiaries be required to take any actions that would encumber any of its assets prior to the consummation of the Merger or that would result in a breach of any of its Material Contracts prior to the consummation of the Merger; and provided, further, until the Effective Time occurs, neither the Company nor any of its Subsidiaries shall (A) be required to pay any commitment or other similar fee relating to the Financing, (B) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) or (C) be required to incur any other liability in connection with the Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) unless reimbursed or indemnified by Parent to the reasonable satisfaction of the Company; provided, further, that (I) all non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 8.02 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Subsidiary shall be permitted to disclose such information in accordance with the Commitment Letter and (II) the Company shall be permitted a reasonable period to comment on those portions of the confidential information memorandum circulated to potential financing sources that contain or are based upon any such non-public or other confidential information.

(c) Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ and accountants’ fees) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company, its Subsidiaries and their respective Representatives contemplated by this Section 8.02 (other than in connection with the provision of the financial statements contemplated by clause (xii) of Section 8.02(b) unless such financial statements are subject to a surcharge or additional fee based upon the timing of such request by Parent), (ii) acknowledges and agrees that the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any Person prior to the Effective Time under, the Financing and (iii) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except (A) with respect to any information provided by the Company or any of its Subsidiaries in writing for inclusion in customary offering documents and (B) for any of the foregoing to the extent the same is the result of willful misconduct or bad faith of the Company, any such Subsidiary or their respective Representatives.

(d) In the event that the Commitment Letter or Definitive Financing Agreements are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 8.02(a), or if Parent substitutes other debt or equity financing for all or a portion of the Financing in accordance with Section 8.02(a), each of Parent and the Company shall comply with its covenants in Section 8.02(a), (b), (c), (e) and (g) with respect to the Commitment Letter or Definitive Financing Agreements, as applicable, as so amended, replaced, supplemented or otherwise modified and with respect to such other debt or equity financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Financing, and the provisions in Sections 9.02, 10.01(d)(i), 11.04(c) and 11.08 relating to the Commitment Letter, the Definitive Financing Agreements and/or the Financing shall be deemed to refer to the Commitment Letter, the Financing Definitive Agreements and/or the Financing as so amended, replaced, supplemented or otherwise modified and to such other financing, as applicable.

(e) Notwithstanding any provision in this Agreement to the contrary, if Parent has negotiated in good faith with the Commitment Party the terms and conditions of the covenants in the proposed Definitive Financing

Agreements but is unable to agree on the terms and conditions of such covenants to be offered to the market (including if the Commitment Party is unwilling to agree to offer to the market any Specified Term (whether or not the Commitment Letter contains a provision addressing the subject matter of such Specified Term) and regardless of whether the terms and conditions of the covenants offered by the Commitment Party is consistent with terms and conditions for such covenants then being offered in the credit markets by other lenders for comparable transactions and comparable credits) by March 29, 2010, then (x) Parent shall have the right to terminate this Agreement upon giving written notice to the Company of such failure at any time on or after March 29, 2010 and prior to April 2, 2010 (the “Financing Covenant Negotiation End Date”) and (y) upon payment of the Parent Termination Fee in accordance with Section 11.04(b)(i)(B), the Company shall have no right, and hereby irrevocably waives any such right, to make or assert any claim, against any Person (including Parent and the Related Persons) based on Parent’s inability or failure to reach agreement with the Commitment Party under this Agreement prior to the Financing Covenant Negotiation End Date, including that Parent has breached any obligation or covenant contained in this Agreement, including this Section 8.02; provided that following the Financing Covenant Negotiation End Date, this Section 8.02(e) (other than this proviso) shall be of no further force and effect and Parent shall thereafter be obligated to use its reasonable best efforts to consummate and obtain the Financing as provided in this Section 8.02 (it being understood that Parent shall in any event be obligated to accept the Agreed Marketing Terms and other covenants offered by the Financing Parties that are consistent with the terms and conditions for such covenants then being offered in the credit markets by other lenders for comparable transactions and comparable credits).

(f) For purposes of this Agreement, (x) “Agreed Marketing Terms” means those terms and conditions as to the covenants that Parent and the Commitment Party have agreed to be offered to the market in accordance with Section 8.02(e) prior to March 29, 2010 and (y) a “Specified Term” shall mean each of the following:

(i) that the Definitive Financing Agreements will provide for an annual acquisitions basket acceptable to Parent;

(ii) that the interest rate margins with respect to any term loan facility included in the Financing will reduce upon certain leverage levels being met;

(iii) that the interest rate margins with respect to the Financing will default to the highest applicable margins specified in the Definitive Financing Agreements upon the occurrence of any event of default thereunder only if the “required lenders” thereunder so elect;

(iv) that Parent and its Subsidiaries would be permitted to engage in loan buybacks or similar programs on terms acceptable to Parent;

(v) that any incremental term facility provided for in the Definitive Financing Agreements would not be subject to an “MFN” pricing provision;

(vi) the cushions and ratio levels proposed by Parent that would apply to any financial covenants included in the Definitive Financing Agreements; and

(vii) the amount of indebtedness of Parent and its Subsidiaries proposed by Parent that would be permitted to be outstanding immediately after giving effect to the Merger.

(g) Each of the Company and Parent shall promptly notify the other if it determines that the other party is in material breach of its obligations under this Section 8.02 setting forth in reasonable detail the nature of such breach, and to the extent such breach is, by its nature, curable within 30 days after such written notice (or such shorter period contemplated by the Financing to the extent known by the breaching party), such other party shall have the opportunity to cure such breach.

Section 8.03. Proxy Statement; Registration Statement. (a) As promptly as practicable after the date hereof, the Company and Parent shall prepare and file the Proxy Statement and the Registration Statement (in which the Proxy Statement will be included) with the SEC. The Company and Parent shall use their reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Unless the Company Board has effected an Adverse Company Recommendation Change, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement becomes effective. Each of the Company and Parent shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and the Registration Statement and advise one another of any oral comments received from the SEC. Each party shall be given an opportunity to participate in any discussions or meetings with the SEC. Each of the Company and Parent shall use its reasonable best efforts to ensure that the Registration Statement and the Proxy Statement comply in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, respectively.

(b) The Company and Parent shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder. Each of the Company and Parent will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement or the Registration Statement shall be filed without the approval of both the Company and Parent, which approval shall not be unreasonably withheld, conditioned or delayed. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law or the SEC or its staff, disseminated to the stockholders of the Company and Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the remedies available hereunder to any party.

Section 8.04. Public Announcements. The initial press release announcing the execution of this Agreement and the transactions contemplated hereby shall be a joint press release agreed to by Parent and the Company. Thereafter, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation and, solely in the case of the Company, without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that if disclosure is required by Applicable Law or any such listing agreement, Parent and the Company shall, to the extent reasonably possible, provide the other parties with prompt notice of such requirement prior to making any disclosure so that such other parties may seek an appropriate protective order and confidential treatment; provided, further, that the restrictions set forth in this Section 8.04 shall not apply to any release, announcement or disclosure made or proposed to be made following an Adverse Company Recommendation Change; provided, further, that, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (and subject to the foregoing provisos), neither party shall disclose, disseminate or file, including with the SEC or the New York Stock Exchange, the Company Disclosure Schedule or the Parent Disclosure Schedule without the consent of the other party (not to be unreasonably withheld, conditioned or delayed).

Section 8.05. Client Consents. (a) If consent or other action is required by Applicable Law or by the Investment Advisory Agreement of any Client for the Investment Advisory Agreement with such Client to continue after Closing, as promptly as practicable following the date of this Agreement, the Company shall, or shall cause the appropriate Subsidiary to, send a notice (“Notice”) complying with Applicable Law and the terms of such Client’s Investment Advisory Agreement informing such Client of the transactions contemplated by this Agreement and requesting such consent in writing and shall use its reasonable best efforts to obtain such consent, and the Company shall, and shall cause its Subsidiaries to, thereafter use their respective reasonable best efforts to obtain such consent.

(b) The Company, Parent and Merger Subsidiary agree that any consent required for any Investment Advisory Agreement with a Client to continue after the Closing shall be deemed given for all purposes under this Agreement (A) upon receipt of a written consent requested in the Notice prior to the Closing Date or (B) if no such written consent is received, if 45 days shall have passed since the sending of written notice (“Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the Notice sent to such Client as long as the Company provides an additional notice to such Client at least 15 days prior to the expiration of such 45 day period) requesting written consent as aforesaid and informing such Client: (I) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such Client’s Investment Advisory Agreement; (II) of the Company’s (or the applicable Subsidiary’s) intention to continue to provide the advisory services pursuant to the existing Investment Advisory Agreement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (III) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 45 days after the sending of the Negative Consent Notice without termination; provided that if the parties reasonably determine that written consent is required under Applicable Law or the respective Investment Advisory Agreement, such consent shall be deemed given only upon receipt of the written consent requested in the Notice prior to the Closing Date; provided, further, that, in any case, no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Client notifies the Company or the applicable Subsidiary in writing that such Client has not so consented or has terminated, or given notice of termination of its Investment Advisory Agreement, and in each case such notice has not been revoked.

(c) Parent shall be provided a reasonable opportunity to review and comment on all consent materials to be used by the Company or any Subsidiary prior to distribution. The Company shall promptly upon their receipt make available to Parent copies of any and all substantive correspondence between it and Clients or representatives or counsel of such Clients relating to the consent solicitation provided for in this Section 8.05.

(d) The Company agrees that the information that is contained in any Notice or Negative Consent Notice to be furnished to any Client (other than information that is or will be provided in writing by or on behalf of Parent or its Affiliates specifically for inclusion in such Notice or Negative Consent Notice) will be true, correct and complete in all material respects. Parent agrees that the information provided by it or its Affiliates (or on their behalves) in writing for inclusion in any Notice or Negative Consent Notice will be true, correct and complete in all material respects.

(e) In connection with obtaining the Client consents required by this Section 8.05, at all times prior to the Closing, the Company shall keep Parent informed of the status of obtaining such client and other consents and, upon Parent’s request, make available to Parent copies of all such executed client or other consents. In addition, prior to entering into a new Investment Advisory Agreement with any Client, the Company shall, or shall instruct the applicable Subsidiaries to, inform each potential Client or counterparty to such agreement of the transactions contemplated by this Agreement in a manner reasonably acceptable to Parent and use its reasonable best efforts to include in the applicable contract a provision disclosing the transactions contemplated by this Agreement and the consent of the potential Client or counterparty thereto (to the extent permitted by Applicable Law).

Section 8.06. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.07. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02(a) or Section 9.03(a) not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the conditions set forth in Section 9.02(a) or Section 9.03(a) not to be satisfied not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.07 shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.08. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.09. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the New York Stock Exchange to enable the de-listing by the Surviving Corporation of the Company Stock from the New York Stock Exchange and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver by each party (to the extent permitted by Applicable Law) of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) (i) no Applicable Law shall prohibit the consummation of the Merger and (ii) there shall not have been instituted or pending any action or proceeding by any Governmental Authority, challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger;

(c) (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and (ii) any applicable waiting period (or extensions thereof) or approvals under each Foreign Antitrust Law relating to the transactions contemplated by this Agreement and the Transaction Agreement shall have expired, been terminated or been obtained;

(d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e) the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

(f) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger (other than those referred to Section 9.01(c)) shall have been taken, made or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.05, 4.06, 4.23, 4.24 and 4.25 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (B) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (B), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) there shall not have been instituted or pending any action or proceeding by any Governmental Authority in connection with the transactions contemplated by the Agreement, (i) seeking to obtain material damages, (ii) seeking to restrain or prohibit Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the Company’s capital stock, including the right to vote any shares of Company Stock acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s stockholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate any material businesses, assets or properties of Parent or the Company or any of their respective material Subsidiaries or (iv) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or, following the Effective Time, the Surviving Corporation) or Parent;

(c) there shall not have been any action taken, or any Applicable Law enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the Merger and any applicable provisions of any Foreign Antitrust Law, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

(d) the proceeds of the Financing shall be available in full to Parent and Merger Subsidiary pursuant to the Commitment Letter, as adjusted by the Agreed Marketing Terms, if any (or if the Financing Definitive Agreements have been entered into, pursuant to the Financing Definitive Agreements); and

(e) since the date of this Agreement, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of the following further conditions:

(a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (A) the representations and warranties of Parent contained in Sections 5.01, 5.02, 5.05, 5.06, 5.17 and 5.18 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (B) the other representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (B), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

(c) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect with respect to clauses (a) and (b) above.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before September 1, 2010; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement has been the direct cause of, or resulted directly in, the failure of the Merger to be consummated by such time (except to the extent such failure to comply relates to any breach of any of its covenants or obligations in Section 8.02 or any of its other covenants or obligations that relates to the Financing (regardless of whether such covenant and obligation refer specifically to the Financing), in which case such party shall have the right to terminate this Agreement pursuant to this Section 10.01(b)(i) notwithstanding such failure to comply, except to the extent such breach results from a willful and intentional material breach of such covenants or obligations);

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) permanently enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement has been the direct cause of, or resulted directly in, such action; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) an Adverse Company Recommendation Change shall have occurred, or at any time after receipt or public announcement of a Company Acquisition Proposal, the Company’s Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within ten Business Days) after receipt of any written request to do so from Parent;

(ii) there shall have been a breach by the Company of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 9.02(a) and which breach has not been cured within 30 days following receipt of notice thereof to the Company or, by its nature, cannot be cured within such period; provided that, at the time of delivery of such notice, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) by reason of any breach of any covenant or obligation of the Company in Section 8.02 or any other covenant or obligation that relates to the Financing (regardless of whether such covenant and obligation refer specifically to the Financing), except to the extent such breach results from a willful and intentional material breach of this Agreement; or

(iii) there shall have been a willful and intentional material breach of Section 6.02 or Section 6.03; or

(iv) on or prior to the Financing Covenant Negotiation End Date, Parent terminates this Agreement in accordance with Section 8.02(e); provided that Parent shall have paid any amounts due pursuant to Section 11.04(b)(i)(B) in accordance with the terms, and at the times, specified therein; or

(d) by the Company, if:

(i) there shall have been a breach by Parent or Merger Subsidiary of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Subsidiary, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 9.03 and which breach has not been cured within 30 days following receipt of notice thereof to Parent or, by its nature, cannot be cured within such period; provided that, at the time of delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(i) by reason of (A) any inaccuracy in any representation or warranty contained in Section 5.07 or any other representation or warranty in this Agreement relating to the Financing (regardless of whether such representations and warranties refer specifically to the Financing) or (B) any breach of any covenant or obligation of Parent or Merger Subsidiary in Section 8.02 or any other covenant or obligation that relates to the Financing (regardless of whether such covenant and obligation refer specifically to the Financing), except to the extent such inaccuracy or breach results from a willful and intentional material breach of this Agreement; or

(ii) the Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, including the first proviso following clause (ii) of Section 6.03(b), to enter into a definitive, written agreement concerning a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Sections 11.04(b)(i)(A) and 11.04(c) in accordance with the terms, and at the times, specified therein.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, except as set forth in Section 11.04(e), no such termination shall relieve any party hereto of any liability or damages to the other party hereto (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) resulting from any willful and intentional material breach of this Agreement. The provisions of this Section 10.02 and Sections 8.02(c), 8.02(e), 11.01, 11.04, 11.06, 11.07, 11.08, 11.09, 11.12, 11.13(b) and 11.13(c) and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

MSCI Inc.

Wall Street Plaza, 88 Pine Street

New York, New York 10005

Attention: Frederick W. Bogdan

Facsimile No.: (212) 804-2906

E-mail: frederick.bogdan@mscibarra.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: John A. Bick

Facsimile No.: (212) 450-3800

E-mail: john.bick@davispolk.com

if to the Company, to:

RiskMetrics Group, Inc.

One Chase Manhattan Plaza, 44th Floor

New York, New York 10005

Attention: Ethan Berman

Facsimile No.: (212) 981-7401

E-mail: ethan.berman@riskmetrics.com

with copies to:

RiskMetrics Group, Inc.

2099 Gaither Road, Suite 501

Rockville, Maryland 20850

Attention: Steven Friedman

Facsimile No.: (301) 556-0591

E-mail: steven.friedman@riskmetrics.com

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Howard T. Spilko

Facsimile No.: (212) 715-8030

E-mail: hspilko@kramerlevin.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. Survival. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Article 2 and Sections 7.05, 7.07, 8.05 and 11.06.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) In recognition of the efforts, expenses and other opportunities foregone by each of the Company and Parent while structuring and pursuing the transactions contemplated by this Agreement:

(A) The Company agrees to pay a fee (the “Company Termination Fee”) to Parent in the amount of $50 million:

(1) if Parent terminates this Agreement pursuant to Section 10.01(c)(i) or 10.01(c)(iii);

(2) if the Company terminates this Agreement pursuant to Section 10.01(d)(ii); or

(3) if (x) the Company or Parent terminates this Agreement pursuant to Section 10.01(b)(i) (but solely if the Company Stockholder Approval shall not have been obtained at least two Business Days prior to such termination) or Section 10.01(b)(iii), (y) prior to such termination (in the case of termination pursuant to Section 10.01(b)(i)) or the Company Stockholder Meeting (in the case of termination pursuant to Section 10.01(b)(iii)), a Company Acquisition Proposal shall have been publicly disclosed and (z) within 18 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders a Company Acquisition Proposal or a Company Acquisition Proposal shall have been consummated (provided that for purposes of this clause (3), each reference to “20%” in the definition of Company Acquisition Proposal shall be deemed to be a reference to “50.1%”).

The payment of the Company Termination Fee shall be made by wire transfer of immediately available funds by the Company to Parent within two Business Days following the termination of this Agreement in the case of clause (1) above, immediately before and as a condition to such termination in the case of clause (2) above and within two Business Days of the event giving rise to the payment of the Company Termination Fee in the case of clause (3) above.

(B) Parent agrees to pay a fee (the “Parent Termination Fee” and, together with the Company Termination Fee, the “Termination Fees”) to the Company in the amount of $100 million if this Agreement is terminated:

(1) by the Company or Parent pursuant to Section 10.01(b)(i) and all of the conditions to Closing set forth in Sections 9.01 (other than the condition set forth in Section 9.01(e)) and 9.02 (other than (A) the condition set forth in Section 9.02(d) and (B) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (B), which conditions would be satisfied if the Closing Date were the date of such termination) have been satisfied or waived on or prior to the date of such termination; provided that no Parent Termination Fee shall be payable by Parent pursuant to this clause (1) if the failure of the condition set forth in Section 9.02(d) to be satisfied is caused by the Company’s willful and intentional material breach of Section 8.02(b) or the Company’s right to receive the Parent Termination Fee terminates in accordance with Section 11.13(b); or

(2) if Parent terminates this Agreement pursuant to Section 10.01(c)(iv).

The payment of the Parent Termination Fee shall be made by wire transfer of immediately available funds by Parent to the Company within two Business Days following the termination of this Agreement in the case of a termination by the Company and concurrently with such termination in the case of a termination by Parent.

(ii) For the avoidance of doubt, any payment to be made by any party under this Section 11.04(b) shall be payable only once to such other party with respect to this Section 11.04(b) and not in duplication even though such payment may be payable under one or more provisions hereof.

(c) Reimbursement. Upon termination of this Agreement (A) by Parent or the Company pursuant to Section 10.01(b)(iii), (B) by Parent pursuant to Section 10.01(c)(i) or 10.01(c)(iii) or (C) by the Company pursuant to Section 10.01(d)(ii), the Company shall reimburse Parent and its Affiliates for 100% of their reasonable out-of-pocket fees and expenses (including (x) all ticking fees, structuring fees, interest, expenses and other costs or fees incurred in relation to the Commitment Letter, the Financing Definitive Agreements and the Financing, (y) fees, expenses and disbursements of counsel, accountants, investment bankers, financing sources (including counsel thereof), experts and consultants to Parent, its Affiliates and their Representatives and (z) any expenses reimbursed or reimbursable by Parent pursuant to clause (i) of Section 8.02(c)) up to $10 million in the aggregate actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby. Any reimbursement pursuant to this clause (c) shall be made by wire transfer of immediately available funds by the Company to Parent no later than two Business Days after submission by Parent of reasonable documentation thereof to the Company.

(d) Other Costs and Expenses. Each party hereto acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not have entered into this Agreement. Accordingly, if a party fails promptly to pay any amount due to the other party pursuant to Section 11.04, it shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against such party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e) Exclusive Remedy. Each party agrees that notwithstanding anything in this Agreement to the contrary (including Section 10.02), in the event that any Termination Fee is paid to a party in accordance with this Section 11.04, the payment of such Termination Fee (or any settlement thereof) shall be the sole and exclusive remedy of such party and its Related Persons against the other party and its Related Persons for, and in no event will the party being paid any Termination Fee or any of its Related Persons seek to recover any other monetary damages or seek any other remedy based on a claim in law or equity with respect to, (i) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment of any Termination Fee in accordance with this Section 11.04, neither the party paying such fee nor any Related Person of such party shall have any further liability or obligation to the other party or any of its Related Persons relating to or arising out of this Agreement or the transactions contemplated hereby (except that each party shall remain obligated under the Confidentiality Agreement, Section 11.04(c) and Section 11.04(d)). For purposes of this Section 11.04(e), “Related Person” means, with respect to a party, any former, current or future, direct or indirect, stockholder, director, officer, manager, employee, agent, Representative, Affiliate or assignee of such party, or any former, current or future director, officer, manager, employee, agent, Representative, Affiliate or assignee of any of the foregoing.

Section 11.05. Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.

(b) The parties hereto agree that in no event shall any information contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Sections 7.05 and 11.08, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Sections 7.05, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except that the Financing Parties shall be express third party beneficiaries of Sections 11.04(e), 11.08, 11.13(b) and 11.13(c).

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any assignment in violation of the foregoing shall be null and void.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the Definitive Financing Agreements or the performance thereof, in any forum other than the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof). Each of the Company, Parent and Merger Subsidiary agrees that process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each of the Company, Parent and Merger Subsidiary agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 11.11. Entire Agreement. This Agreement, the Confidentiality Agreement and the Voting Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance; Remedies. (a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, except as limited by Section 11.04(e), that the parties shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, or to enforce specifically the performance of the terms and provisions hereof or to enforce compliance with, the covenants and obligations of Parent and Merger Subsidiary under this Agreement, in any federal court located in the State of Delaware or any Delaware state court having jurisdiction over the question, in addition to any other remedy to which they are entitled at law or in equity.

(b) The parties hereto agree that in the event that the Company or any of its Related Persons (i) seeks to recover any monetary damages or (ii) seeks to pursue any other recovery, judgment, damages or remedy (including specific performance or any other equitable remedy) of any kind in any suit, action, cause of action or claim of any kind or description against Parent or any of its Related Persons based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby, the Company’s right to receive the Parent Termination Fee pursuant to Section 11.04(b)(i)(B) shall immediately and automatically terminate and Section 11.04(b)(i)(B) shall thereupon be null and void; provided that this sentence shall not apply to any suit, action or proceeding brought by the Company after such time that the Parent Termination Fee has become payable pursuant to Section 11.04(b)(i)(B) solely to enforce the payment of the Parent Termination Fee in accordance with Section 11.04(b)(i)(B) and any associated costs and expenses (together with interest) in accordance with Section 11.04(d).

(c) In addition, notwithstanding anything to the contrary contained in this Agreement, regardless of whether or not this Agreement is terminated, no party or any of its Related Persons shall have any liability for any monetary damages (other than in accordance with the terms of Section 11.04(b)(i)(B)) for (i) any breach by such party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement, (ii) any liabilities or obligations under this Agreement or (iii) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, except to the extent resulting from any willful and intentional material breach of this Agreement by such party (in which case the parties acknowledge and agree that such damages and losses shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party).

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

RISKMETRICS GROUP, INC.

By:	/S/ ETHAN BERMAN
	Name:	Ethan Berman
	Title:	Chief Executive Officer

MSCI INC.

By:	/S/ HENRY FERNANDEZ
	Name:	Henry Fernandez
	Title:	Chief Executive Officer

CROSSWAY INC.

By:	/S/ GARY RETELNY
	Name:	Gary Retelny
	Title:	President

Annex B

EXECUTION COPY

VOTING AND IRREVOCABLE PROXY AGREEMENT

AGREEMENT (this “Agreement”), dated as of February 28, 2010 among MSCI Inc., a Delaware corporation (“Parent”), and each of the individuals or entities listed on Schedule 1.01 hereto (each, a “Stockholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, RiskMetrics Group, Inc., a Delaware corporation (the “Company”), and Crossway Inc., a Delaware corporation (“Merger Subsidiary”), are entering into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which Merger Subsidiary will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is a beneficial owner of the shares of common stock, par value $0.01 per share, of the Company (the Company’s shares of common stock are hereinafter referred to as the “Shares”) set forth opposite its or his name under the heading “Existing Shares” on Schedule 1.01 (all such shares, except as noted on Schedule 1.01, such Stockholder’s “Existing Shares”); and

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

GRANT OF PROXY; VOTING AGREEMENT

Section 1.01. Voting Agreement. Until the termination of this Agreement in accordance with Section 5.04:

(a) Each Stockholder hereby agrees that at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Shares, however called, or in connection with any written consent of the holders of Shares, such Stockholder shall vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to (x) such Stockholder’s Existing Shares and (y) all Shares of which such Stockholder acquires beneficial ownership during the term of this Agreement (such Shares referred to in the foregoing clauses (x) and (y) (but only to the extent that such Stockholder has the unilateral right (or shared right, as contemplated by Section 2.04 and disclosed on Schedule 1.01) to vote such Shares), such Stockholder’s “Covered Shares”) to the fullest extent that such Covered Shares are entitled to be voted at the time of any vote or action by written consent:

(i) in favor of the approval and adoption of the Merger Agreement;

(ii) without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone any meeting of the stockholders of the Company at which the matters described in the preceding clause (i) are submitted for the consideration and vote of the stockholders of the Company to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held; and

(iii) against any (A) Company Acquisition Proposal, (B) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company or (C) corporate action requiring the approval of the Company’s stockholders the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement.

(b) Each Stockholder agrees to take all steps reasonably necessary such that all of its or his Covered Shares are counted as present for purposes of any quorum requirement at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof).

(c) Notwithstanding Section 1.01(a), in the event of an Adverse Company Recommendation Change in response to an Intervening Event, the obligation of each Stockholder to vote its or his Covered Shares in the manner set forth in Section 1.01(a) shall be modified such that:

(i) such Stockholder shall vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to a number of its or his Covered Shares (excluding Covered Shares subject to options, warrants, rights or convertible securities) equal to the number of Shares set forth opposite such Stockholder’s name under the heading “Locked-Up Covered Shares” on Schedule 1.01 in the manner set forth in Section 1.01(a); and

(ii) such Stockholder shall vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to all of its or his remaining Covered Shares in a manner deemed appropriate by such Stockholder in its or his sole discretion.

Except as set forth in this Section 1.01(c) and subject to Section 5.07, for so long as this Agreement is in effect the obligations of each Stockholder contained in this Article 1 shall not be affected by any Adverse Company Recommendation Change.

(d) Notwithstanding the foregoing, Stockholder shall remain free to vote (or execute consents or proxies with respect to) the Covered Shares with respect to any matter not covered by this Section 1.01 in any manner such Stockholder deems appropriate, provided that such vote (or execution of consents or proxies with respect thereto) would not reasonably be expected to adversely affect, or prevent or delay the consummation of, the Merger.

For purposes of this Agreement, “beneficial ownership” of any security by any Person means “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the 1934 Act, including all securities as to which such Person has the right to acquire, without regard to the 60-day period set forth in such rule. The terms “beneficially owned” and “beneficial owner” shall have correlative meanings.

Section 1.02. Irrevocable Proxy. (a) Each Stockholder hereby revokes (or causes to be revoked) any and all previous voting proxies granted with respect to the voting of any of its or his Covered Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner expressly provided in Section 1.01 above. The proxy granted by each Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall automatically be revoked upon termination of this Agreement in accordance with Section 5.04. Without limiting the foregoing, for clarity, the voting proxy granted pursuant hereto shall not be deemed to be revoked by any power of attorney or voting proxy that may be granted by the undersigned to any other Person after the date hereof, unless any such subsequent power of attorney specifically refers to this power of attorney by the date of execution of this power of attorney by the undersigned.

(b) Each Stockholder executing this Agreement in the State of New York should note the New York statutory disclosures included in Annex A hereto and have a notary public complete the “acknowledgement of principal” following Annex A hereto. Each Stockholder represents and warrants to Parent that unless such Stockholder has had a notary public complete the “acknowledgement of principal” following Annex A hereto, such Stockholder has not executed this Agreement in the State of New York.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder represents and warrants to Parent that:

Section 2.01. Organization. Such Stockholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 2.02. Authorization. If such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers of such Stockholder and have been duly authorized by all necessary action. If such Stockholder is an individual, he has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes a valid and binding Agreement of such Stockholder (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 2.03. Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement do not and will not (i) if such Stockholder is not an individual, violate the certificate of formation, agreement of limited partnership, certificate of incorporation or similar organizational documents of such Stockholder, (ii) violate any Applicable Law to which such Stockholder is subject, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder and (iv) result in the imposition of any Lien on any Covered Shares.

Section 2.04. Ownership of Shares. As of the date hereof, such Stockholder is the beneficial owner of such Stockholder’s Existing Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of any such Existing Shares) other than those created by this Agreement and except as set forth on Schedule 1.01. Except as set forth on Schedule 1.01, none of such Stockholder’s Existing Shares is, and at no time during the term of this Agreement will such Stockholder’s Existing Shares and the Shares that such Stockholder acquires beneficial ownership of during the term of this Agreement be, subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. Such Stockholder has, and at all times during the term of this Agreement will have, with respect to such Stockholder’s Covered Shares, except as set forth on Schedule 1.01, either (i) the sole power, directly or indirectly, to vote such Covered Shares or (ii) the shared power, directly or indirectly, to vote such Covered Shares together with (but only with) one or more other Stockholders, and as such has, and at all times during the term of this Agreement will have, the complete and exclusive power, individually or together with one or more other Stockholders, to, directly or indirectly, issue (or cause the issuance of) instructions with respect to the matters set forth in Article 1 and agree to all matters set forth in this Agreement.

Section 2.05. Total Shares. As of the date hereof, except as set forth on Schedule 1.01, such Stockholder’s Existing Shares constitute all of the Shares beneficially owned by such Stockholder.

Section 2.06. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or, to the knowledge of such Stockholder, on behalf of such Stockholder.

Section 2.07. Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his or its own choosing. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement. Each Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each Stockholder:

Section 3.01. Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4

COVENANTS OF EACH STOCKHOLDER

Each Stockholder hereby covenants and agrees that:

Section 4.01. No Proxies for or Encumbrances on Covered Shares. Except pursuant to the terms of this Agreement or the Merger Agreement, such Stockholder shall not, without the prior written consent of Parent, directly or indirectly (except, if such Stockholder is an individual, as a result of the death of such Stockholder), (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares or (b) except as set forth on Schedule 1.01, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Covered Shares during the term of this Agreement. Such Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding.

Section 4.02. Other Offers. Except as permitted by Section 6.03(b) of the Merger Agreement, such Stockholder shall not knowingly (i) take any action to solicit or initiate any Company Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that such Stockholder knows is considering making, or has made, a Company Acquisition Proposal or has agreed to endorse a Company Acquisition Proposal.

Section 4.03. Berman Options. To the extent not previously exercised, Ethan Berman hereby agrees, within five business days prior to the Effective Time, to exercise (or cause to be exercised) all exercisable and vested options to acquire Shares beneficially owned by him as of such time pursuant to the terms of such options.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent, to:

MSCI Inc.

Wall Street Plaza, 88 Pine Street

New York, New York 10005

Attention: Frederick W. Bogdan

Facsimile No.: (212) 804-2906

E-mail: frederick.bogdan@mscibarra.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: John A. Bick

Facsimile No.: (212) 450-3800

E-mail: john.bick@davispolk.com

if to a Stockholder, to such Stockholder and its counsel at their respective addresses, facsimile numbers or e-mail addresses set forth on the applicable signature page hereof,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 5.02. Other Definitional and Interpretative Provisions. (a) Notwithstanding anything to the contrary in this Agreement, the obligations, representations, warranties and covenants of any party hereto are several (with respect to itself) and not joint and several, and in no event shall any party hereto have any liability for the obligations, representations, warranties or covenants of any other party hereto. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(b) In this Agreement, the Stockholder of any Covered Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Parent, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

Section 5.03. Further Assurances. Parent and each Stockholder, to the extent reasonably requested by Parent, will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to actions, all actions necessary to comply with its obligations under this Agreement.

Section 5.04. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate and be of no further force or effect whatsoever as of the earliest of (a) the adoption of the Merger Agreement at the Company Stockholder Meeting, (b) provided that the Company Stockholder Meeting will have concluded, the failure of the stockholders of the Company to approve the Merger Agreement at the Company Stockholder Meeting, (c) the date which is nine months after the date hereof and (d) the termination of the Merger Agreement in accordance with its terms or any amendment to the Merger Agreement that reduces the per share Merger Consideration, that changes the kind or form of, or cash/equity per share allocation of, the consideration to be received (other than by adding cash consideration) or that amends the termination provisions thereof.

Section 5.05. Documentation and Information. Each Stockholder (a) consents to and authorizes the publication and disclosure by Parent of such Stockholder’s identity and holding of Covered Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by Applicable Law in any press release, any Current Report on Form 8-K, any Statement on Schedule 13D, the Joint Proxy Statement, the Registration Statement, any other disclosure document in connection with the Merger Agreement and any filings with or notices to Governmental Authorities in connection with the Merger Agreement and (b) agrees promptly to give to Parent any information it may reasonably request for the preparation of any such documents. Parent (i) consents to and authorizes the publication and disclosure by any Stockholder of Parent’s identity, the nature of Parent’s and such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that such Stockholder reasonably determines is required to be disclosed by Applicable Law in any Statement on Schedule 13D or 13G (or amendments thereto) and any other filings with or notices to Governmental Authorities and (ii) agrees promptly to give to such Stockholder any information it may reasonably request for the preparation of any such documents. Each party hereto agrees to promptly notify the other parties of any required corrections with respect to any information supplied by such party specifically for use in any such document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 5.06. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.07. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as a director or officer. The Stockholder signs solely in its capacity as the beneficial owner of Covered Shares and nothing in this Agreement shall limit or affect any actions taken by such individual solely in his or her capacity as an officer or director of the Company, including any vote that such individual may make as a director of the Company with respect to any matter presented to the Board of Directors of the Company. Parent agrees that no such action taken in such individual’s capacity as an officer of the Company or as a member of the Board of Directors of the Company will be deemed a violation of this Agreement. This Section 5.07 shall survive any termination of this Agreement.

Section 5.08. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 5.09. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

Section 5.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.11. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.12. Specific Performance; Jurisdiction. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.01 shall be deemed effective service of process on such party.

Section 5.13. No Ownership Interest. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to such Stockholder, and Parent shall have no authority to exercise any power or authority to direct such Stockholder in the voting of any of the Covered Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

Section 5.14. Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained herein shall not survive the termination of this Agreement.

Section 5.15. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 5.16. Forum with respect to Financing Parties. Notwithstanding the foregoing, each Stockholder hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Parties in any way relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof). The Financing Parties are express third party beneficiaries of this Section 5.16 and Section 2.07.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MSCI INC.

By:	/S/ HENRY FERNANDEZ
	Name:	Henry Fernandez
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO VOTING AGREEMENT]

GENERAL ATLANTIC PARTNERS 78, L.P. By: General Atlantic LLC, its general partner

By:	/S/ MATTHEW NIMETZ
	Name:	Matthew Nimetz
	Title:	Managing Director

GAPSTAR, LLC

By:	/S/ MATTHEW NIMETZ
	Name:	Matthew Nimetz
	Title:	Vice President

GAP COINVESTMENTS III, LLC

By:	/S/ MATTHEW NIMETZ
	Name:	Matthew Nimetz
	Title:	A Managing Member

GAP COINVESTMENTS IV, LLC

By:	/S/ MATTHEW NIMETZ
	Name:	Matthew Nimetz
	Title:	A Managing Member

GAPCO GMBH & CO. KG By: GAPCO Management GmbH, its general partner

By:	/S/ MATTHEW NIMETZ
	Name:	Matthew Nimetz
	Title:	Managing Director

Address for notices:

c/o General Atlantic Service Company, LLC

3 Pickwick Plaza

Greenwich, CT 06830

Attention: David A. Rosenstein

Facsimile No.: (917) 206-1944

E-mail: drosenstein@generalatlantic.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Matthew W.H. Abbott

Facsimile No.: (212) 757-3990

E-mail: mabbott@paulweiss.com

[SIGNATURE PAGE TO VOTING AGREEMENT]

TCV V, L.P. a Delaware Limited Partnership

By:	Technology Crossover Management V, L.L.C.,
Its:	General Partner

By:	/S/ CARLA NEWELL
	Name:	Carla Newell
	Title:	Attorney in Fact

TCV Member Fund, L.P. a Cayman Islands exempted limited partnership, acting by its general partner Technology Crossover Management V, L.L.C., a Delaware limited liability company

By:	/S/ CARLA NEWELL
	Name:	Carla Newell
	Title:	Attorney in Fact

Address for notice:

Technology Crossover Ventures

528 Ramona Street

Palo Alto, CA 94301

Attention: Carla Newell / Ric Fenton

Phone: (650) 614-8210

Fax:     (650) 614-8222

E-mail: cnewell@tcv.com

[SIGNATURE PAGE TO VOTING AGREEMENT]

Spectrum Equity Investors IV, L.P.
By:	Spectrum Equity Associates IV, L.P.
Its General Partner

By:	/S/ RANDY HENDERSON
Randy Henderson
Its General Partner

Spectrum Equity Investors Parallel IV, L.P.
By:	Spectrum Equity Associates IV, L.P.
Its General Partner

By:	/S/ RANDY HENDERSON
Randy Henderson
Its General Partner

Spectrum IV Investment Managers’ Fund, L.P.

By:	/S/ RANDY HENDERSON
Randy Henderson
Its General Partner

Address for notices:

Chris Mitchell

Spectrum Equity Investors

One International Place, 29th Floor

Boston, MA 02110

617.464.4600 x3245

Chris@spectrumequity.com

[SIGNATURE PAGE TO VOTING AGREEMENT]

By:	/S/ ETHAN BERMAN
Ethan Berman

Address for notices:
RiskMetrics Group, Inc.
One Chase Manhattan Plaza, 44th Floor
New York, New York 10005
Attention: Ethan Berman
Facsimile No.: (212) 981-7401
E-mail: ethan.berman@riskmetrics.com

[SIGNATURE PAGE TO VOTING AGREEMENT]

Schedule 1.01

Stockholder Name	Class of Stock	Existing Shares	Locked-Up Covered Shares
General Atlantic Partners 78, L.P.(1)	Common Stock, $0.01 par value	11,316,972	7,280,811

GapStar, LLC(1) (2)	Common Stock, $0.01 par value	153,329	98,645

GAP Coinvestments III, LLC(1)	Common Stock, $0.01 par value	617,174	397,061

GAP Coinvestments IV, LLC(1)	Common Stock, $0.01 par value	166,132	106,882

GAPCO GmbH & Co. KG(1)	Common Stock, $0.01 par value	12,725	8,187

TCV V, L.P.(3)	Common Stock, $0.01 par value	6,305,370	4,056,581

TCV Member Fund, L.P.(3)	Common Stock, $0.01 par value	119,432	76,837

Spectrum Equity Investors IV, L.P.(4)	Common Stock, $0.01 par value	10,643,750	6,847,692

Spectrum Equity Investors Parallel IV, L.P.(4)	Common Stock, $0.01 par value	62,832	40,423

Spectrum Investment Managers’ Fund, L.P.(4)	Common Stock, $0.01 par value	126,750	81,545

Ethan Berman(5)	Common Stock, $0.01 par value	4,981,160	3,204,646

	Total	34,505,626	22,199,310

(1)

General Atlantic Partners 78, L.P., GapStar, LLC, GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC and GAPCO GmbH & Co. KG are a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. Accordingly, each such Stockholder may be deemed to beneficially own, have shared power to direct the vote and shared power to direct the disposition of the 12,266,332 Shares beneficially owned by all such Stockholders.

(2)

GapStar, LLC has granted a pledge and security interest on the 617,174 Shares set forth opposite its name in the table above to a financial institution to secure certain obligations to such institution. If the financial institution or its successor forecloses on such pledge, GapStar, LLC will cease to have the unilateral right (or shared right, as contemplated by Section 2.04) to vote such Shares.

(3)	TCV V, L.P. and TCV Member Fund, L.P. may be deemed a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

(4)

Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum Investment Managers’ Fund, L.P. are a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. Accordingly, each such Stockholder may be deemed to beneficially own, have shared power to direct the vote and shared power to direct the disposition of the 10,833,332 Shares beneficially owned by all such Stockholders.

(5)

Does not include Shares covered by stock options or Shares in trusts as to which Mr. Berman is a trustee (provided that, for the avoidance of doubt, if Mr. Berman’s exercises any such stock options during the term of this Agreement, Mr. Berman’s “Covered Shares” would include the Shares issued to Mr. Berman in connection with such exercise).

ANNEX A

STATUTORY DISCLOSURES AND ACKNOWLEDGEMENTS FOR INDIVIDUALS

EXECUTING POWERS OF ATTORNEY IN THE STATE OF NEW YORK

The statutory disclosures entitled “CAUTION TO THE PRINCIPAL” and “IMPORTANT INFORMATION FOR THE AGENT” are included below solely for the purpose of ensuring compliance with Section 5-1501B of the New York General Obligations Law governing the execution of a power of attorney by an individual, if applicable, and, except for ensuring the validity of this power of attorney, shall not form part of, or in any way affect the interpretation of, this Power of Attorney or the Registration Statement. For the sake of clarity, notwithstanding anything to the contrary herein, this Power of Attorney DOES NOT grant the attorneys-in-fact authority to spend the principal’s money or sell or dispose of the principal’s property during the principal’s lifetime.

CAUTION TO THE PRINCIPAL: Your Power of Attorney is an important document. As the “principal,” you give the person whom you choose (your “agent”) authority to spend your money and sell or dispose of your property during your lifetime without telling you. You do not lose your authority to act even though you have given your agent similar authority.

When your agent exercises this authority, he or she must act according to any instructions you have provided or, where there are no specific instructions, in your best interest. “Important Information for the Agent” at the end of this document describes your agent’s responsibilities.

Your agent can act on your behalf only after signing the Power of Attorney before a notary public.

You can request information from your agent at any time. If you are revoking a prior Power of Attorney by executing this Power of Attorney, you should provide written notice of the revocation to your prior agent(s) and to the financial institutions where your accounts are located.

You can revoke or terminate your Power of Attorney at any time for any reason as long as you are of sound mind. If you are no longer of sound mind, a court can remove an agent for acting improperly.

Your agent cannot make health care decisions for you. You may execute a “Health Care Proxy” to do this.

The law governing Powers of Attorney is contained in the New York General Obligations Law, Article 5, Title 15. This law is available at a law library, or online through the New York State Senate or Assembly websites, www.senate.state.ny.us or www.assembly.state.ny.us.

If there is anything about this document that you do not understand, you should ask a lawyer of your own choosing to explain it to you.

IMPORTANT INFORMATION FOR THE AGENT:

When you accept the authority granted under this Power of Attorney, a special legal relationship is created between you and the principal. This relationship imposes on you legal responsibilities that continue until you resign or the Power of Attorney is terminated or revoked. You must:

(1) act according to any instructions from the principal, or, where there are no instructions, in the principal’s best interest;

(2) avoid conflicts that would impair your ability to act in the principal’s best interest;

(3) keep the principal’s property separate and distinct from any assets you own or control, unless otherwise permitted by law;

(4) keep a record or all receipts, payments, and transactions conducted for the principal; and

(5) disclose your identity as an agent whenever you act for the principal by writing or printing the principal’s name and signing your own name as “agent” in either of the following manner: (Principal’s Name) by (Your Signature) as Agent, or (your signature) as Agent for (Principal’s Name).

You may not use the principal’s assets to benefit yourself or give major gifts to yourself or anyone else unless the principal has specifically granted you that authority in this Power of Attorney or in a Statutory Major Gifts Rider attached to this Power of Attorney. If you have that authority, you must act according to any instructions of the principal or, where there are no such instructions, in the principal’s best interest. You may resign by giving written notice to the principal and to any co-agent, successor agent, monitor if one has been named in this document, or the principal’s guardian if one has been appointed. If there is anything about this document or your responsibilities that you do not understand, you should seek legal advice.

Liability of agent:

The meaning of the authority given to you is defined in New York’s General Obligations Law, Article 5, Title 15. If it is found that you have violated the law or acted outside the authority granted to you in the Power of Attorney, you may be liable under the law for your violation.

ACKNOWLEDGMENT OF PRINCIPAL:

STATE OF NEW YORK                    COUNTY OF NEW YORK                    ss.:

On the 28th day of February in the year 2010 before me, the undersigned, a Notary Public in and for said State, personally appeared Ethan Berman, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/S/ RICHARD H. GILDEN
(Signature of Notary Public)

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXECUTION COPY

AMENDMENT NO. 1

TO VOTING AND IRREVOCABLE PROXY AGREEMENT

This AMENDMENT NO. 1 TO VOTING AND IRREVOCABLE PROXY AGREEMENT (this “Amendment”), dated as of April 26, 2010, is entered into among MSCI Inc., a Delaware corporation (“Parent”), and the other parties hereto.

W I T N E S S E T H :

WHEREAS, Parent and the other parties hereto are the parties to that certain Voting and Irrevocable Proxy Agreement dated as of February 28, 2010 (the “Voting Agreement”);

WHEREAS, in connection with the settlement of certain putative shareholder class action litigation challenging the Merger, the parties hereto desire to amend certain provisions of the Voting Agreement; and

WHEREAS, in accordance with Section 5.04 of the Voting Agreement, the parties hereto wish to effect the amendments to the Voting Agreement provided hereunder.

NOW, THEREFORE, the Voting Agreement is amended as follows:

1. Definitions; References. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Voting Agreement, and each reference in the Voting Agreement to “this Agreement”, “hereof”, “herein”, “hereunder” or “hereby” and each other similar reference shall be deemed to refer to the Voting Agreement as amended hereby. Each reference to the “the date hereof”, “the date of this Agreement” and each other similar reference contained in the Voting Agreement shall refer to February 28, 2010.

2. Section 1.01(c). Section 1.01(c) of the Voting Agreement is hereby amended by deleting the words “in response to an Intervening Event” appearing after the words “Adverse Company Recommendation Change” in the first sentence of Section 1.01(c) of the Voting Agreement.

3. Schedule 1.01. Schedule 1.01 to the Voting Agreement is hereby amended by amending and restating the column “Locked-Up Covered Shares” in its entirety with the column “Locked-Up Covered Shares” on Annex A hereto.

4. Effectiveness. All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, the terms of the Voting Agreement in effect immediately prior to the entry into of this Amendment remain in full force and effect.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute a single instrument.

6. Governing Law; Jurisdiction. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware. Any suit, action or proceeding arising under this Amendment shall be resolved in accordance with the terms set forth in Section 5.12 of the Voting Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

MSCI INC.

By:	/S/ GARY RETELNY
	Name:	Gary Retelny
	Title:	Chief Administrative Officer, Managing Director and Corporate Secretary

[Signature Page to Amendment No. 1 to Voting Agreement]

GENERAL ATLANTIC PARTNERS 78, L.P.
By: General Atlantic LLC, its general partner
By:	/S/ THOMAS J. MURPHY
Name: Thomas J. Murphy
Title: Managing Director

GAPSTAR, LLC
By:	/S/ THOMAS J. MURPHY
Name: Thomas J. Murphy
Title: Managing Director

GAP COINVESTMENTS III, LLC
By:	/S/ THOMAS J. MURPHY
Name: Thomas J. Murphy
Title: Managing Director

GAP COINVESTMENTS IV, LLC
By:	/S/ THOMAS J. MURPHY
Name: Thomas J. Murphy
Title: Managing Director

GAPCO GMBH & CO. KG By: GAPCO Management GmbH, its general partner
By:	/S/ THOMAS J. MURPHY
Name: Thomas J. Murphy
Title: Managing Director

[Signature Page to Amendment No. 1 to Voting Agreement]

TCV V, L.P. a Delaware Limited Partnership By: Technology Crossover Management V, L.L.C., Its: General Partner
By:	/S/ F. FENTON
Name: F. Fenton
Title: Attorney in Fact

TCV Member Fund, L.P. a Cayman Islands exempted limited partnership, acting by its general partner Technology Crossover Management V, L.L.C., a Delaware limited liability company
By:	/S/ F. FENTON
Name: F. Fenton
Title: Attorney in Fact

[Signature Page to Amendment No. 1 to Voting Agreement]

Spectrum Equity Investors IV, L.P.
By:	Spectrum Equity Associates IV, L.P.
Its General Partner

By:	/S/ RANDY HENDERSON
Randy Henderson
Its General Partner

Spectrum Equity Investors Parallel IV, L.P.
By:	Spectrum Equity Associates IV, L.P.
Its General Partner

By:	/S/ RANDY HENDERSON
Randy Henderson
Its General Partner

Spectrum IV Investment Managers’ Fund, L.P.

By:	/S/ RANDY HENDERSON
Randy Henderson
Its General Partner

[Signature Page to Amendment No. 1 to Voting Agreement]

By:	/S/ ETHAN BERMAN
Ethan Berman

[Signature Page to Amendment No. 1 to Voting Agreement]

Annex A

Stockholder Name	Locked-Up Covered Shares
General Atlantic Partners 78, L.P.	4,516,384
GapStar, LLC	61,191
GAP Coinvestments III, LLC	246,302
GAP Coinvestments IV, LLC	66,300
GAPCO GmbH & Co. KG	5,078
TCV V, L.P.	2,516,351
TCV Member Fund, L.P.	47,663
Spectrum Equity Investors IV, L.P.	4,247,714
Spectrum Equity Investors Parallel IV, L.P.	25,075
Spectrum Investment Managers’ Fund, L.P.	50,583
Ethan Berman	1,987,884

13,770,525

Acceptance of Authority Granted by Individuals Executing Powers of Attorney in New York

The undersigned entity does hereby accept its appointment as attorney-in-fact by each of the individuals who executed the within instrument in the State of New York.

MSCI INC.

By:	/S/ HENRY FERNANDEZ	Date:	February 28, 2010
Name: Title:	Henry Fernandez Chief Executive Officer

ACKNOWLEDGMENT OF AGENT:

STATE OF NEW YORK                    COUNTY OF NEW YORK                    ss.:

On the 28th day of February in the year 2010 before me, the undersigned, a Notary Public in and for said State, personally appeared Henry Fernandez, Chief Executive Officer of MSCI Inc., personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/S/ JEAN M. DOHERTY
(Signature of Notary Public)

[SIGNATURE PAGE TO VOTING AGREEMENT]

Annex C

February 28, 2010

The Board of Directors of

RiskMetrics Group, Inc.

One Chase Manhattan Plaza, 44th Floor

New York, NY 10005

Members of the Board of Directors:

We understand that RiskMetrics Group, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with MSCI Inc., a Delaware corporation (“MSCI”) and Crossway Inc., a Delaware corporation (“Merger Sub”) that is a wholly owned subsidiary of MSCI (the “Transaction”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company and each outstanding share of common stock, $0.01 par value, of the Company (the “Company Stock”), other than shares as to which appraisal rights are properly exercised, shares owned directly or indirectly by the Company, MSCI, or any of their direct or indirect wholly-owned subsidiaries and Company Restricted Shares (as defined in the Merger Agreement), will be converted into the right to receive $16.35 in cash and 0.1802 of a share of Class A common stock, $0.01 par value, of MSCI (the “MSCI Class A Stock”) (collectively, the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement.

The Board of Directors of the Company (the “Board of Directors”) has asked us whether, in our opinion as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Stock entitled to receive such Merger Consideration.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and to MSCI that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company and MSCI prepared and furnished to us by the respective managements of the Company and MSCI;

(iii)	reviewed certain non-public projected financial and operating data relating to the Company prepared and furnished to us by the management of the Company (the “Company Projections”) and certain non-public projected financial and operating data relating to MSCI for 2010 prepared and furnished to us by the management of MSCI (the “MSCI Projections”), in each case which were approved by the management of the Company for use in connection with our opinion and analyses;

(iv)	reviewed the amount and timing of the integration costs and cost savings estimated by the managements of the Company and MSCI to result from the Transaction (collectively, the “Synergies”), which were approved by the management of the Company for use in connection with our opinion and analysis;

(v)	discussed the past and current operations and current financial condition of the Company and the Company Projections with the management of the Company (including their views on the risks and uncertainties of achieving the Company Projections);

Letter to Board of Directors of RiskMetrics Group, Inc.

February 28, 2010

(vi)	discussed the past and current operations and current financial condition of MSCI, the MSCI Projections and the Synergies with the managements of the Company and MSCI;

(vii)	reviewed certain non-public projected financial and operating data relating to the Company under alternative business assumptions relative to those underlying the Company Projections, which assumptions were reviewed and approved by the management of the Company for use in connection with our opinion and analyses, and which assumptions the management of the Company informed us reasonably reflect Company management’s views on the risks and uncertainties of achieving the Company Projections;

(viii)	reviewed the reported prices and the historical trading activity of the Company Stock and the MSCI Class A Stock;

(ix)	compared implied share price premiums relating to the Transaction with those of certain other transactions that we deemed relevant;

(x)	compared the financial performance of the Company and MSCI and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(xi)	compared the financial performance of the Company and the implied valuation multiples relating to the Transaction with those of certain other transactions that we deemed relevant;

(xii)	performed illustrative discounted cash flow analyses relating to the Company;

(xiii)	performed illustrative analyses of the present value of the implied future prices of the Company Stock;

(xiv)	reviewed certain relative contributions of the Company and MSCI to the combined company on a pro forma basis;

(xv)	reviewed a draft of the Merger Agreement, dated February 27, 2010, which we have assumed is in substantially final form and from which we assume the final form will not vary in any respect material to our analysis; and

(xvi)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the Company Projections, the MSCI Projections and the Synergies, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of the Company and MSCI as to the future financial performance of the Company and MSCI reflected therein, and such Synergies. We express no view as to the Company Projections, the MSCI Projections or the Synergies or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver, modification or delay thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or MSCI or the

Letter to Board of Directors of RiskMetrics Group, Inc.

February 28, 2010

consummation of the Transaction or reduce the benefits to the holders of the Company Stock of the Transaction in any respect material to our opinion.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or MSCI, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company or MSCI under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Stock, from a financial point of view, as of the date hereof, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed Transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company or MSCI, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or MSCI, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the Transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of shares of Company Stock should vote or act in respect of the Transaction. We express no opinion herein as to the price at which shares of Company Stock or MSCI Class A Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services upon the rendering of this opinion. We also will be entitled to receive a success fee if the Transaction is consummated. The Company also has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the Company or MSCI pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company or MSCI or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, MSCI and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this

Letter to Board of Directors of RiskMetrics Group, Inc.

February 28, 2010

opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Transaction; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of shares of Company Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/S/ JONATHAN A. KNEE
Jonathan A. Knee Senior Managing Director

Annex D

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of

Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 26, 2010.

Vote by Internet

•  Log on to the Internet and go to

    www.envisionreports.com/RISK

•  Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the United     States, Canada & Puerto Rico any time on a touch tone     telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.

1. To adopt the Agreement and Plan of Merger, dated as of February 28, 2010, as it may be amended from time to time, among MSCI Inc., Crossway Inc. and RiskMetrics Group, Inc.	For ☐	Against ☐	Abstain ☐
2. To approve the adjournment of the Special Meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the Special Meeting.	For ☐	Against ☐	Abstain ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

KL2 2644873.2

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — RiskMetrics Group, Inc.

Notice of 2010 Special Meeting of Stockholders Proxy Solicited by Board of Directors for Special Meeting — May 27, 2010

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders to be held on May 27, 2010 and the proxy statement/prospectus, and appoints Ethan Berman and Steven Friedman, or any of them, each with the power of substitution, who are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of RiskMetrics Group, Inc. to be held on May 27, 2010 at 10:00 a.m., local time, at One Chase Manhattan Plaza, 44th Floor, New York, New York 10005 or at any postponement or adjournment thereof.

This proxy card, when properly signed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted “FOR” Proposals 1 and 2. (Items to be voted appear on reverse side.)

THE RISKMETRICS GROUP, INC. BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

(Items to be voted appear on reverse side.)

B Non-Voting Items

Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2-Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.